Form 10-K, Exhibit 13
period 1993-12-31
HOME SHOPPING NETWORK INC
filed 1994-03-29
CIK 791024

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

GENERAL

Home Shopping Network, Inc. (the "Company") is a holding company, the subsidiaries of which conduct the day-to-day operations of the Company's various business activities. The Company's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of the Company.

As discussed in Note A to the Consolidated Financial Statements, included herein, on July 13, 1993, the Company elected to change its year end from August 31 to December 31. This change was made effective January 1, 1993.

The following discussion presents the material changes in the consolidated results of operations of the Company which have occurred between the year ended December 31, 1993, and the fiscal year ended August 31, 1992, along with material changes between the four months ended December 31, 1992 and 1991 and the fiscal years ended August 31, 1992 and 1991. Reference should also be made to the Consolidated Financial Statements and Summary Financial Data included herein.

As discussed in Note I to the Consolidated Financial Statements, included herein, on July 31, 1992 and December 28, 1992, the Company distributed the capital stock of its former wholly-owned subsidiaries, Precision Systems, Inc. ("PSi") and Silver King Communications, Inc. ("SKC"), respectively, as stock dividends to the Company's stockholders. As noted below, these distributions affect the comparison of revenues and expenses for the year ended December 31, 1993 versus the fiscal year ended August 31, 1992 and for the four months ended December 31, 1992 versus the four months ended December 31, 1991. In addition, the distribution of SKC affects the comparison of financial position, liquidity and capital resources at December 31, 1993 versus August 31, 1992.

All tables and discussion included herein calculate the percentage changes using actual dollar amounts, versus rounded dollar amounts.

YEAR ENDED DECEMBER 31, 1993 VS. FISCAL YEAR ENDED AUGUST 31, 1992

NET SALES

HSC's retail sales programs are transmitted twenty-four hours a day, seven days a week, via satellite to cable television systems, affiliated broadcast television stations and satellite dish receivers. HSC produces three separate retail sales programs, HSN 1, HSN 2, and HSN Spree. HSN 1 is carried by cable television systems throughout the country and is the original HSC programming network. HSN 2 is carried by independent broadcast television stations. HSN 2 is also carried by cable television systems which primarily retransmit the broadcast television signal of one of the broadcast television stations carrying HSN 2. HSN Spree is carried primarily on a part-time basis by both cable television systems and broadcast television stations.

For the year ended December 31, 1993, net sales decreased $51.2 million, or 4.6%, to $1.047 billion from $1.098 billion for the fiscal year ended August 31, 1992. Net sales of HSC decreased $43.8 million, or 4.3%, for the year ended December 31, 1993, reflecting a 22.7% decrease in the number of packages shipped while the average price per unit sold increased 29.4% compared to the fiscal year ended August 31, 1992. On a consolidated basis, $20.4 million of the net sales decrease was due to the distribution by the Company of the capital stock of PSi and SKC. These declines were somewhat offset by an increase in sales attributable to the Company's mail order subsidiary, HSN Mail Order, Inc. ("Mail Order") of $3.5 million and a $6.9 million increase in sales through the Company's retail outlets for the year ended December 31, 1993. After consideration of the distributions of SKC and PSi, net sales for the year ended December 31, 1993, declined 2.9% compared to the fiscal year ended August 31, 1992. The decline in sales for the year ended December 31, 1993, primarily occurred during the first quarter of the year. Management believes that this decline was attributable to the same factors that resulted in lower sales in the latter part of 1992, including the weak economy and a possible decline in viewership due to programming competition. The Company also made certain format and policy changes beginning in September 1992 which also may have contributed to this decline. These changes included, among other things, the visual display of shipping and handling charges on the television screen, greater program segmentation, higher priced merchandise in categories which typically carry a higher return percentage, changes in merchandise offerings, and other show format changes.

During April 1993, the Company held a week long "Big Top" sales event, primarily to liquidate certain merchandise. See "Cost of Sales." While additional sales volume was generated during this event, sales levels were lower in the second quarter of 1993 than in 1992 and this trend continued through the beginning of the third quarter of 1993. In the latter part of the third quarter through the end of 1993, however, sales levels increased, and these sales increases have continued in the early part of 1994. A significant reason for the sales increase during this period was the addition of new cable subscribers beginning in September 1993 as a result of the "must carry" provisions of the cable re-regulation law, as further discussed below. Although sales increased in the latter part of 1993 and early 1994, they are compared to a period which reflected a sales decrease. Nonetheless, management believes that recent sales levels have been positively affected by improvements initiated during 1993 in the merchandising management and sales philosophy of HSC. Although there can be no assurance that this trend will continue, management is maintaining its efforts to stimulate sales through ongoing programs which include increased availability of the "FlexPay" program to customers, as further discussed in Note A3 to the Consolidated Financial Statements included herein, changes in show host training and scheduling, enhanced use of promotional selling events, and the introduction of a private label credit card in early 1994.

For the year ended December 31, 1993, the merchandise return percentage increased to 22.4% from 20.3%, compared to the fiscal year ended August 31, 1992. In addition, the higher rate of returns has continued into the early part of 1994. The primary reason for the higher return percentage was increased sales in higher priced jewelry and electronics merchandise categories which typically experience higher rates of return than other merchandise categories. Management is currently evaluating the product mix in an attempt to reduce the merchandise return rate. However, a change in product mix, if and when implemented, could also have an effect on sales volume.

The Company believes that future levels of net sales of HSC will be dependent, in large part, on increases in program carriage, market penetration and further improvements in merchandising management. Program carriage is defined as the number of cable systems and broadcast television stations that carry HSC programming. Market penetration represents the level of active purchasers within a market.

Cable television systems and affiliated broadcast television stations broadcast HSC programming under affiliation agreements with varying original terms. The Company seeks to increase the number of cable television systems and broadcast television stations that televise HSC programming while evaluating the expected profitability of each contract. During the twelve months ended December 31, 1993, cable television households capable of receiving HSC programming increased by approximately 6.3 million, or 22.9%, to approximately 33.8 million unduplicated cable households. This growth was achieved primarily through increased cable system carriage of signals transmitted by the Company's broadcast affiliates due to the implementation of the "must carry" provisions of the cable re-regulation law beginning in September 1993. As a result, the number of homes classified as cable television households increased and the number of broadcast households declined. Because HSC programming is now on a cable channel line-up, these former broadcast households can now more easily access the HSC programming. During the same period, broadcast television households, in areas unduplicated by HSC cable television households, decreased by approximately 3.7 million, or 12.5%, to 25.9 million households. This decrease was primarily attributable to the shift in classification of 5.8 million households from broadcast to cable. This decrease was offset by an increase of 1.7 million broadcast television households due to changes in the composition of HSC's affiliated broadcast television station group and an increase of .4 million households in the updated Nielsen household counts in the areas in which HSC broadcasts. Broadcast affiliation agreements generally call for fixed hourly payments to stations for broadcasting HSC's programming and, with proper notice, with the exception of SKC, are generally cancelable or provide for adjustments in the hourly rate paid, at HSC's or the affiliated station's option. In addition, as of December 31, 1993, HSC's programming was available to approximately 3.1 million households with satellite dish receivers.

Approximately 6.3 million cable subscribers, or approximately 18.8% of the total number of unduplicated cable households receiving HSC programming, are subject to termination or renewal during 1994. The Company is pursuing both renewals and additional cable television system contracts, but channel availability, competition, cost of carriage and cable re-regulation are some of the factors affecting cable television system contracts. Although management cannot determine the percentage of expiring contracts that will be renewed or the number of households that will be added through new contracts, management is optimistic that a majority of the contracts will be renewed.

During the year ended December 31, 1993, the Company continued several incentive programs designed to increase the total number of cable subscribers able to receive HSC programming and to increase penetration in both cable and broadcast television markets. Overall, as a result of these incentive programs and the "must carry" provisions of the cable re-regulation law, as discussed below, program carriage levels increased during 1993, however, market penetration levels weakened somewhat. Management believes that one reason for the weakened market penetration is that market penetration typically lags behind increases in program carriage. As most of the increase in program carriage levels occurred during the latter part of 1993, management expects some improvement in market penetration in 1994.

Programs to increase carriage included the placement of advertising with cable operators. Management believes that providing advertising revenue or other forms of incentive compensation to cable operators is a factor in securing program carriage. The purchases of cable advertising time resulted in an increase in marketing payments for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. Programs to increase market penetration included buyer incentives which provide Club Members with discounts on merchandise purchased from HSC. For example, the Company targets existing Club Members through the "Bargaineer" magazine which, among other features, offers discounts on HSC purchases and provides a schedule of HSC's retail sales television programs.

On October 5, 1992, Congress enacted a cable re-regulation law which, among other things, contains "must carry" provisions which mandate that cable companies within a broadcast television station's reach, retransmit its signal. The new law was challenged in the courts, and the United States Supreme Court has heard arguments but has not yet ruled on the constitutionality of the law. On July 2, 1993, the Federal Communications Commission voted to extend "must carry" rules to broadcast television stations with shop-at-home formats. "Must carry" requirements went into effect on October 6, 1993, and the Company has experienced a growth in carriage as previously discussed. If "must carry" is ruled unconstitutional, a portion of this growth in cable carriage may be reversed.

The Company is considering a variety of strategies to further increase carriage of HSC programming and is evaluating the impact of the "must carry" provisions on its broadcast relationships. The cable re-regulation act and its interpretation, which is still forthcoming, will have a broad impact upon the Company and its ability to contract new program carriage. The Company is aggressively pursuing new contracts for program carriage in the event "must carry" is ruled unconstitutional. The Company is engaged in discussions with programming and cable entities to explore other new business opportunities. The pursuit of these potential business opportunities may include the creation of new business entities, development and distribution of broadcast and cable television programming, changes in the Company's broadcast relationships and/or expansion in the carriage of the Company's programming by operators of cable television systems. There can be no assurances that the Company will be able to reach agreements with the necessary parties to pursue these business opportunities.

As in the past, the Company intends to continue to explore ways to develop and enhance its business. Accordingly, it will continue to discuss various business opportunities with media, cable programming, broadcast television, cable television, retail and entertainment entities.

COST OF SALES

For the year ended December 31, 1993, cost of sales increased $12.7 million, or 1.8%, to $704.0 million from $691.3 million for the fiscal year ended August 31, 1992. As a percentage of net sales, cost of sales increased to 67.3% from 63.0% for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. Cost of sales of HSC increased $21.0 million for the year ended December 31, 1993. The increases in consolidated and HSC's cost of sales and cost of sales percentage relate primarily to the liquidation of certain inventory at less than cost, due to a change in management's merchandising philosophy as further discussed below. In addition, consolidated cost of sales was affected by a decrease of $15.4 million as a result of the distribution by the Company of the capital stock of SKC and PSi, as previously discussed. The remaining change in cost of sales for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992, is primarily attributable to Mail Order and the Company's retail outlets, which had an increase in cost of sales of $2.4 million and $5.0 million, respectively.

In connection with the change in management's merchandising philosophy, the Company made an additional provision of $20.1 million to HSC's inventory reserve in February 1993. During April 1993, the Company held a week long "Big Top" sales event, primarily featuring products sold on a liquidation basis, which provided additional sales volume. Due to the promotional nature of this event, the cost of sales percentage for products featured during this event was higher than typically experienced. The liquidation of this merchandise continued during the second and third quarters resulting in higher than usual cost of sales percentages during these periods.

The above mentioned liquidation and an increase in the inventory reserve during 1993 adversely affected cost of sales. As a result of changes instituted by new management and ownership, with the aid of outside retail consultants, along with the growth in cable households as previously discussed, the Company realized improvements in sales and gross profits in the latter part of 1993 and the beginning of 1994.

OPERATING EXPENSES

For the year ended December 31, 1993, operating expenses increased $25.2 million, or 7.8%, to $349.5 million from $324.3 million for the fiscal year ended August 31, 1992. As a percentage of net sales, these expenses increased to 33.4% from 29.5% compared to the fiscal year ended August 31, 1992.

The following table highlights the operating expense section from the Company's Consolidated Statements of Operations, including the dollar and percentage changes for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992:

    ------------------------------------------------------------------------------------------
                                                             OPERATING EXPENSES
                                                                YEARS ENDED
                                              ------------------------------------------------
                                              DECEMBER 31,   AUGUST 31,       $           %
                                                  1993          1992        CHANGE     CHANGE
    ------------------------------------------------------------------------------------------
                                                          (In millions, except %)
    Selling and marketing...................     $138.1        $135.8       $ 2.3         1.7 %
    Engineering and programming.............       93.7          54.5        39.2        71.9
    General and administrative..............       93.5          87.1         6.4         7.4
    Depreciation and amortization...........       24.2          46.9       (22.7 )     (48.4 )
                                              ------------   ----------     ------
                                                 $349.5        $324.3       $25.2
                                              ------------   ----------     ------
                                              ------------   ----------     ------

"Must carry" legislation, as discussed in "Net Sales," is expected to result in increases in certain operating expenses related to cable and broadcast carriage in dollars, however, as a percentage of sales, the effect is not currently determinable.

SELLING AND MARKETING

For the year ended December 31, 1993, selling and marketing expenses increased $2.3 million, or 1.7%, to $138.1 million from $135.8 million for the fiscal year ended August 31, 1992. As a percentage of net sales, these expenses increased to 13.2% from 12.4% compared to the fiscal year ended August 31, 1992.

The major components of selling and marketing expenses are detailed below, including the dollar and percentage changes for the year ended December 31, 1993 compared to the fiscal year ended August 31, 1992:

    -----------------------------------------------------------------------------------------
                                                   CERTAIN SELLING AND MARKETING EXPENSES
                                                                YEARS ENDED
                                               ----------------------------------------------
                                               DECEMBER 31,   AUGUST 31,      $          %
                                                   1993          1992       CHANGE    CHANGE
    -----------------------------------------------------------------------------------------
                                                          (In millions, except %)
    Telephone, operator and customer
      service................................     $ 48.5        $ 47.0       $1.5        3.2 %
    Commissions to cable system operators....       33.9          34.4        (.5)      (1.4 )
    Marketing payments for cable
      advertising............................       30.7          26.8        3.9       14.5

Telephone, operator and customer service expenses are typically related to sales and order volume. However, for the year ended December 31, 1993 compared to the fiscal year ended August 31, 1992, these expenses were higher primarily due to telephone credits totaling $2.1 million received from the Company's long distance carrier and lower salary costs in the fiscal year ended August 31, 1992. These expenses are expected to fluctuate in relation to sales and order volume in future periods.

For the year ended December 31, 1993, commissions to cable system operators decreased as a result of lower sales volume, compared to the fiscal year ended August 31, 1992, and are expected generally to fluctuate in relation to sales in future periods.

Marketing payments for cable advertising increased for the year ended December 31, 1993, due to previous contractual commitments for cable advertising purchases in conjunction with the Company's attempt to increase market penetration. However, as discussed in "Net Sales," market penetration weakened somewhat during 1993. The Company is seeking other alternatives to cable advertising to increase market penetration in the future.

In addition, selling and marketing expenses for the year ended December 31, 1993 decreased as a result of the curtailment of the inhouse production portion of the Company's infomercial operations which had selling and marketing expenses of $2.1 million for the fiscal year ended August 31, 1992.

The remaining net decrease in selling and marketing expenses is attributable to the Company's other subsidiary operations. Management believes that total selling and marketing expenses in future periods will be at higher levels as the Company maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration and develop new electronic retailing opportunities. In addition, these expenses will increase as program carriage increases, as discussed in "Net Sales."

ENGINEERING AND PROGRAMMING

For the year ended December 31, 1993, engineering and programming expenses increased $39.2 million, or 71.9%, to $93.7 million from $54.5 million for the fiscal year ended August 31, 1992. As a percentage of net sales, these expenses increased to 9.0% from 5.0% compared to the fiscal year ended August 31, 1992.

The increase was primarily attributable to the expense of $41.1 million incurred under the affiliation agreement with SKC during the year ended December 31, 1993. After the SKC stock distribution, as previously discussed, SKC continues to broadcast HSC's retail sales programs under affiliation agreements. HSC pays an affiliation fee to SKC, as previously discussed, based on hourly rates and, upon reaching certain sales levels, commissions on net sales. Accordingly, broadcast costs will continue to be at these higher levels in 1994. Moreover, as the Company develops new programming and telemarketing opportunities and attempts to expand its broadcast television reach for existing programming, these expenses are expected to increase in future periods.

GENERAL AND ADMINISTRATIVE

For the year ended December 31, 1993, general and administrative expenses increased $6.4 million, or 7.4%, to $93.5 million from $87.1 million for the fiscal year ended August 31, 1992. As a percentage of net sales, these expenses increased to 8.9% from 7.9% compared to the fiscal year ended August 31, 1992.

For the year ended December 31, 1993, legal, accounting, consulting and stockholder relations expenses increased $12.5 million primarily in connection with recent litigation, the acquisition, in February 1993, of a controlling interest in the Company by a wholly-owned subsidiary of Liberty Media Corporation, and the merger proposal by QVC, Inc. Additional expenses of $12.7 million, in connection with the Company's executive stock award program, stock appreciation rights granted in 1993, increased salary expense, repairs and maintenance and administrative expenses, were incurred in the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. Management expects general and administrative expenses to decrease in 1994.

The above increases were partially offset by decreases in certain general and administrative expenses primarily attributable to the distribution of the capital stock of SKC and PSi, as previously discussed, which reduced general and administrative expenses by $15.1 million for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. In addition, equipment rental expense decreased $3.6 million for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992, relating to new operating leases for computer equipment with more favorable terms.

DEPRECIATION AND AMORTIZATION

For the year ended December 31, 1993, depreciation and amortization decreased $22.7 million, or 48.4%, to $24.2 million from $46.9 million for the fiscal year ended August 31, 1992. The decrease was primarily attributable to the distribution of the capital stock of SKC and PSi, as previously discussed, which resulted in a reduction of depreciation and amortization of $23.4 million for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. Depreciation and amortization is expected to be somewhat higher in 1994.

OTHER INCOME (EXPENSE)

For the year ended December 31, 1993, net other expense decreased $5.1 million to $12.6 million from $17.7 million for the fiscal year ended August 31, 1992.

Interest income increased $12.8 million for the year ended December 31, 1993, relating to a note receivable as a result of the distribution of the capital stock of SKC, as discussed in Note B to the Consolidated Financial Statements included herein. Interest income relating to this note receivable will decrease slightly in 1994. This increase was offset by a $3.5 million decrease in interest earned on available cash due to lower cash balances and interest rates.

Interest expense decreased $11.4 million for the year ended December 31, 1993, primarily relating to the redemption and refinancing of the Company's 11 3/4% Senior Notes (the "Senior Notes"), as discussed in "Financial Position, Liquidity and Capital Resources." As a result of the redemptions and refinancings, interest expense is expected to remain at this lower level in 1994, and in subsequent years, subject to interest rate fluctuations.

The above mentioned decreases in net other expense are partially offset by litigation settlements totalling $13.0 million during 1993 and an increase in miscellaneous expense for the quarter ended March 31, 1993, primarily due to nonrecurring costs which include $2.6 million of inventory contributed to charity as a result of the change in management's merchandising philosophy regarding the types of merchandise sold on HSC.

INCOME TAXES

The Company's effective tax rate was a benefit of (20.6)% for the year ended December 31, 1993, and an expense of 42.0% for the fiscal year ended August 31, 1992. The Company's effective tax rate for these periods differed from the statutory rate due primarily to the amortization of goodwill and other acquired intangible assets relating to acquisitions from prior years, state income taxes and the provision for interest on adjustments proposed by the Internal Revenue Service ("IRS"), as discussed in Note E to the Consolidated Financial Statements included herein. The Company's effective tax rate is expected to vary from the statutory rate in 1994, primarily for the above mentioned reasons.

EXTRAORDINARY ITEM -- LOSS ON EARLY EXTINGUISHMENT OF LONG-TERM OBLIGATIONS

As discussed in "Financial Position, Liquidity and Capital Resources," and Note D to the Consolidated Financial Statements included herein, the Company refinanced and retired $100.0 million and $43.3 million of the outstanding balance of the Senior Notes on February 19, 1993, and April 15, 1993, respectively. In addition, the Company also retired the remaining $16.9 million principal balance of its 5 1/2% Convertible Subordinated Debentures (the "Debentures") on May 11, 1993. The Company also purchased and retired $4.0 million and $.1 million of Senior Notes and Debentures, respectively, during the fiscal year ended August 31, 1992. These transactions resulted in an extraordinary item -- loss on early extinguishment of long-term obligations, net of taxes for the year ended December 31, 1993, and the fiscal year ended August 31, 1992.

NET EARNINGS (LOSS)

The Company had a net loss of $(22.8) million, or $(.26) per share, for the year ended December 31, 1993, compared to net earnings of $37.3 million, or $.42 per share, for the fiscal year ended August 31, 1992. The loss for the year ended December 31, 1993, was primarily attributable to the following factors: decrease in net sales of $51.2 million compared to the fiscal year ended August 31, 1992; the liquidation of a portion of the Company's inventory at less than cost, the increase in the inventory reserve, as discussed in "Cost of Sales" and the litigation settlements, as discussed in "Other Income (Expense)" and Note H to the Consolidated Financial Statements included herein. For the year ended December 31, 1993, the results include an extraordinary loss of $(7.2) million, or $(.08) per share, compared to an extraordinary loss of $(.1) million, with no per share effect, for the fiscal year ended August 31, 1992.

FOUR MONTHS ENDED DECEMBER 31, 1992 (AUDITED) VS. FOUR MONTHS
ENDED DECEMBER 31, 1991 (UNAUDITED)

NET SALES

For the four months ended December 31, 1992, net sales decreased $29.4 million, or 7.6%, to $357.2 million from $386.6 million for the four months ended December 31, 1991. Net sales of HSC decreased $26.2 million, or 7.4%, for the four months ended December 31, 1992. This decline reflected a decrease in the number of packages shipped while the average price per unit sold increased slightly compared to the four months ended December 31, 1991. Management believes this decline in sales was attributable to the weak economy, uncertainty in buyers' confidence levels caused by the November 1992 elections and a possible decline in viewership due to programming competition. The Company also made certain format and policy changes in the beginning of the four month period in 1992, which also may have contributed to this decline. These changes included, among other factors, the visual display of shipping and handling charges on the television screen, greater program segmentation, higher priced merchandise in categories which typically carry a higher return percentage, changes in merchandise offerings, and other format changes. In an effort to stimulate merchandise sales during the four months, the Company instituted HSC customer incentive programs, which included increased sales discounts and reduced shipping and handling charges. These programs which may have stimulated sales for the period, nevertheless resulted in a net sales and gross profit decrease of approximately $8.3 million. These programs were subsequently curtailed. In addition, net sales decreased $5.9 million due to the distribution by the Company of the capital stock of PSi. The above net sales decreases were offset in part by increases in sales relating to the Company's other subsidiary operations.

Merchandise returns for the four months ended December 31, 1992, remained relatively constant as a percentage of sales decreasing to 20.0% from 20.3% compared to the four months ended December 31, 1991.

COST OF SALES

For the four months ended December 31, 1992, cost of sales decreased $12.0 million, or 4.9%, to $232.5 million from $244.5 million for the four months ended December 31, 1991. As a percentage of net sales, cost of sales increased to 65.1% from 63.2% compared to the same period last year. Cost of sales of HSC decreased $6.4 million. In addition, consolidated cost of sales was affected by a decrease of $4.9 million for the four months ended December 31, 1992, as a result of the distribution by the Company of the capital stock of PSi. The balance of the change in cost of sales compared to the same period last year relates to the Company's other subsidiary operations. The increase in cost of sales percentage and the corresponding decrease in gross profit as a percentage of net sales is primarily attributable to an increase in cost of sales percentage of HSC which was related to the institution of incentive programs, offering increased sales discounts and reduced shipping and handling charges, which had a negative impact on gross profit and net sales of HSC, as discussed in "Net Sales."

OPERATING EXPENSES

For the four months ended December 31, 1992, operating expenses decreased $2.0 million, or 1.8%, to $107.1 million from $109.1 million for the four months ended December 31, 1991. As a percentage of net sales, these expenses increased to 30.0% from 28.2% compared to the four months ended December 31, 1991.

The following table highlights the operating expense section from the Company's Consolidated Statements of Operations, including the dollar and percentage changes for the four months ended December 31, 1992, compared to the four months ended December 31, 1991:

    -------------------------------------------------------------------------------------------
                                                                OPERATING EXPENSES
                                                          FOUR MONTHS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                                 1991          $           %
                                                     1992      UNAUDITED     CHANGE     CHANGE
    -------------------------------------------------------------------------------------------
                                                              (In millions, except %)
    Selling and marketing.........................  $ 45.3      $  45.0      $  .3         0.6%
    Engineering and programming...................    18.1         17.8         .3         2.0
    General and administrative....................    29.3         31.3       (2.0 )      (6.3)
    Depreciation and amortization.................    14.4         15.0        (.6 )      (4.2)
                                                    ------     ---------     ------
                                                    $107.1      $ 109.1      $(2.0 )
                                                    ------     ---------     ------
                                                    ------     ---------     ------

SELLING AND MARKETING

For the four months ended December 31, 1992, selling and marketing expenses increased $.3 million, or 0.6%, to $45.3 million from $45.0 million for the four months ended December 31, 1991. As a percentage of net sales, these expenses increased to 12.7% from 11.6% compared to the four months ended December 31, 1991.

The major components of selling and marketing expenses are detailed below including the dollar and percentage changes for the four months ended December 31, 1992, compared to the four months ended December 31, 1991:

    -------------------------------------------------------------------------------------------
                                                       CERTAIN SELLING AND MARKETING EXPENSES
                                                           FOUR MONTHS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                                 1991          $           %
                                                     1992      UNAUDITED     CHANGE     CHANGE
    -------------------------------------------------------------------------------------------
                                                              (In millions, except %)
    Telephone, operator and customer service.......  $16.2       $14.2        $2.0        14.1%
    Commissions to cable system operators..........   11.2        12.1         (.9)       (7.4)
    Marketing payments for cable advertising.......    9.0         8.9          .1         1.1

Telephone, operator and customer service expenses are typically related to sales and order volume. However, for the four months ended December 31, 1992, compared to the same period last year, these expenses were higher due to a rate reduction and a volume discount credit totaling $2.1 million received from the Company's long distance carrier in the four months ended December 31, 1991 and increased rates during the four months ended December 31, 1992.

Commissions to cable system operators decreased as a result of lower sales volume.

Marketing payments for cable advertising increased slightly for the four months ended December 31, 1992.

The remaining changes in selling and marketing expenses for the four months ended December 31, 1992, primarily relate to the in-house production portion of its infomercial operations which had selling and marketing expenses of $.8 million for the four months ended December 31, 1991, and which were discontinued in May 1992. The remaining change relates primarily to other subsidiary operations.

ENGINEERING AND PROGRAMMING

For the four months ended December 31, 1992, engineering and programming expenses increased $.3 million, or 2.0%, to $18.1 million from $17.8 million for the four months ended December 31, 1991. As a percentage of net sales, these expenses increased to 5.1% from 4.6% compared to the four months ended December 31, 1991.

GENERAL AND ADMINISTRATIVE

For the four months ended December 31, 1992, general and administrative expenses decreased $2.0 million, or 6.3%, to $29.3 million from $31.3 million for the four months ended December 31, 1991. As a percentage of net sales, these expenses increased to 8.2% from 8.1% compared to the four months ended December 31, 1991.

Equipment rent expense decreased $.9 million compared to the same period in 1991 relating to new operating leases for computer equipment with more favorable terms. Additional savings of $.9 million were realized as a result of the curtailment of subsidiary operations in the infomercial and 800/900 telemarketing businesses in May 1992.

DEPRECIATION AND AMORTIZATION

For the four months ended December 31, 1992, depreciation and amortization decreased $.6 million, or 4.2%, to $14.4 million from $15.0 million for the four months ended December 31, 1991. The decrease was primarily attributable to a decrease in depreciation expense of $.6 million due to the distribution by the Company of the capital stock of PSi.

OTHER INCOME (EXPENSE)

For the four months ended December 31, 1992, net other expense increased $.2 million to $6.1 million from $5.9 million for the four months ended December 31, 1991. The increase was primarily attributable to an increase in charitable contributions of $.1 million relating to disaster relief efforts. In addition, miscellaneous expenses, primarily related to other subsidiary operations, increased approximately $.6 million. These expense increases were offset by a decrease in interest expense of approximately $.9 million related to the redemption of $37.5 million of Senior Notes on October 15, 1992, as discussed in "Financial Position, Liquidity and Capital Resources."

INCOME TAXES

The Company's effective tax rate was 55.1% for the four months ended December 31, 1992, and 42.0% for the four months ended December 31, 1991. The Company's effective tax rate for the four months ended December 31, 1992, differed from the statutory rate due primarily to the distribution of the capital stock of SKC, as discussed in Note I to the Consolidated Financial Statements included herein, the amortization of goodwill and other acquired intangible assets relating to acquisitions from prior years, state income taxes and the provision for interest on adjustments proposed by the IRS, as discussed in Note E to the Consolidated Financial Statements included herein.

NET EARNINGS

The Company had net earnings of $5.1 million, or $.06 per share, for the four months ended December 31, 1992, compared to net earnings of $15.7 million, or $.18 per share, for the four months ended December 31, 1991. The decrease in net earnings was primarily attributable to a decrease in net sales of $29.4 million compared to the four months ended December 31, 1991, as discussed in "Net Sales."

FISCAL YEAR ENDED AUGUST 31, 1992 VS. FISCAL YEAR ENDED AUGUST 31, 1991

NET SALES

For the year ended August 31, 1992, net sales increased $19.2 million, or 1.8%, to $1.098 billion from $1.079 billion in fiscal 1991. Net sales of HSC increased $24.8 million for the year ended August 31, 1992 primarily due to an increase in the average price per unit sold while the number of packages shipped remained relatively constant compared to fiscal 1991. In addition, sales of the Company's former subsidiary, PSi, increased $2.6 million to $13.0 million for the year ended August 31, 1992 primarily relating to a contract for the purchase of its proprietary voice processing platform.

The above net sales increases were reduced by a decrease in sales by Mail Order of $8.7 million for the year ended August 31, 1992. This decrease in sales volume relates to the discontinuance of two catalogs during the fourth quarter of fiscal 1991. See "Depreciation and Amortization." The balance of the change in sales compared to fiscal 1991 relates to the Company's other subsidiary operations. Merchandise returns for the year ended August 31,

1992, increased as a percentage of sales to 20.3% from 19.6% compared to fiscal 1991. This increase primarily relates to a change in product mix to categories which typically have a higher merchandise return percentage and a higher gross profit percentage, as discussed below.

COST OF SALES

For the year ended August 31, 1992, cost of sales increased $2.2 million, or 0.3%, to $691.3 million from $689.1 million for fiscal 1991. As a percentage of net sales, cost of sales in fiscal 1992 decreased to 63.0% from 63.9% compared to fiscal 1991. This decrease in cost of sales percentage and the corresponding increase in gross profit as a percentage of net sales was primarily attributable to an increase in sales by HSC of products in categories which typically carry a higher gross profit. The volume of merchandise liquidated through wholesale channels and the Company's retail outlets increased $2.1 million, or 12.8%, in fiscal 1992 but cost of sales for liquidated merchandise decreased $3.6 million to $38.8 million compared to $42.4 million in fiscal 1991 resulting in higher margins. In addition, cost of sales for PSi increased $4.1 million in fiscal 1992 resulting in a decrease in gross margin of $1.5 million. The above changes in cost of sales amounts were offset by a decrease in cost of sales of Mail Order of $6.7 million and a corresponding decrease in gross margin of $2.0 million in fiscal 1992 compared to fiscal 1991 which relates to the discontinuance of two catalogs during the fourth quarter of fiscal 1991 as previously discussed. The remaining increase was attributable to the Company's other subsidiaries.

OPERATING EXPENSES

For the year ended August 31, 1992, operating expenses decreased $.5 million, or 0.2%, to $324.3 million from $324.8 million for fiscal 1991. As a percentage of net sales, these expenses decreased to 29.5% from 30.1% compared to fiscal 1991.

The following table highlights the operating expense section from the Company's Consolidated Statements of Operations, including the dollar and percentage changes for the year ended August 31, 1992, compared to the year ended August 31, 1991:

    -------------------------------------------------------------------------------------------
                                                                 OPERATING EXPENSES
                                                               YEARS ENDED AUGUST 31,
                                                      -----------------------------------------
                                                                               $           %
                                                       1992        1991      CHANGE     CHANGE
    -------------------------------------------------------------------------------------------
                                                               (In millions, except %)
    Selling and marketing...........................  $135.8      $132.0     $ 3.8         2.9%
    Engineering and programming.....................    54.5        50.5       4.0         7.8
    General and administrative......................    87.1        91.1      (4.0 )      (4.4)
    Depreciation and amortization...................    46.9        51.2      (4.3 )      (8.5)
                                                      ------      ------     ------
                                                      $324.3      $324.8     $( .5 )
                                                      ------      ------     ------
                                                      ------      ------     ------

SELLING AND MARKETING

For the year ended August 31, 1992, selling and marketing expenses increased $3.8 million, or 2.9%, to $135.8 million from $132.0 million for fiscal 1991. As a percentage of net sales, these expenses increased to 12.4% from 12.2% compared to fiscal 1991.

The major components of selling and marketing expenses are detailed below including the dollar and percentage changes for the year ended August 31, 1992 compared to the year ended August 31, 1991:

    -------------------------------------------------------------------------------------------
                                                                    CERTAIN SELLING
                                                                AND MARKETING EXPENSES
                                                                YEARS ENDED AUGUST 31,
                                                        ---------------------------------------
                                                                               $           %
                                                        1992       1991      CHANGE     CHANGE
    -------------------------------------------------------------------------------------------
                                                                 (In millions, except %)
    Telephone, operator and customer service..........  $47.0      $46.4      $ .6         1.3%
    Commissions to cable system operators.............   34.4       32.8       1.6         4.9
    Marketing payments for cable advertising..........   26.8       23.6       3.2        13.6

Telephone, operator and customer service expenses are typically related to sales and order volume. For the year ended August 31, 1992 compared to fiscal 1991, these expenses increased at a rate lower than the sales increase primarily because customer call volume increases were offset by telephone rate reductions from the Company's long distance carrier and lower salary costs in fiscal 1992. These cost comparisons were relatively unaffected by the telephone credits received from the Company's long distance carrier of $2.1 million and $2.2 million in fiscal 1992 and fiscal 1991, respectively.

Commissions to cable system operators increased at a lower rate than in fiscal 1991.

Marketing payments for cable advertising increased at a higher rate than sales for the year ended August 31, 1992, primarily due to cable contracts negotiated over the previous three years in a highly competitive environment. However, these payments increased at a lower rate than in fiscal 1991.

The remaining changes in selling and marketing expenses for the year ended August 31, 1992, primarily related to the Company's infomercial operations which commenced during the fourth quarter of fiscal 1991. In the third quarter of fiscal 1992, the Company substantially curtailed the in-house production portion of its infomercial operations which had selling and marketing expenses of $2.1 million for the year ended August 31, 1992. Additional decreases in selling and marketing of $2.4 million resulted from more focused efforts in direct mail and print media advertising including reduced costs relating to certain subsidiary companies.

ENGINEERING AND PROGRAMMING

For the year ended August 31, 1992, engineering and programming expenses increased $4.0 million, or 7.8%, to $54.5 million from $50.5 million for fiscal 1991. As a percentage of net sales, these expenses increased to 5.0% from 4.7% compared to fiscal 1991.

The primary cause for this increase was additional satellite and operating costs relating to the Company's 24-hour infomercial channel, and the costs associated with the curtailment of the in-house production of infomercials. These costs totaled $3.1 million for the year ended August 31, 1992. By the end of calendar year 1992, the lease for the infomercial transponder expired and all broadcasting of infomercials ceased. In addition, engineering and programming expenses increased $2.7 million, compared to fiscal 1991, as a result of increased costs to support technological upgrades and develop new telemarketing opportunities. These increases were partially offset by decreases related to payments to broadcast television stations under affiliation agreements of $1.8 million for the year ended August 31, 1992 compared to fiscal 1991.

GENERAL AND ADMINISTRATIVE

For the year ended August 31, 1992, general and administrative expenses decreased $4.0 million, or 4.4%, to $87.1 million from $91.1 million for fiscal 1991. As a percentage of net sales, these expenses decreased to 7.9% from 8.4% compared to fiscal 1991.

For the year ended August 31, 1992, legal fees decreased $1.8 million compared to fiscal 1991. Additional legal fees were incurred in fiscal 1991 in connection with litigation that was settled in that year. Mail Order general and administrative expenses decreased $2.4 million, compared to fiscal 1991, as a result of the discontinuance of two catalogs in the fourth quarter of fiscal 1991. A further reduction of $1.5 million related to the disposition of the

Company's remaining pharmacy operations, $.8 million of which resulted from its sale in the first quarter of fiscal 1991.

The above decreases were partially offset by increases in equipment rent expense of $.8 million for the year ended August 31, 1992. Additional expenses were incurred by subsidiary operations in the infomercial and 800/900 telemarketing businesses which totaled $1.3 million for the year ended August 31, 1992. These subsidiary operations were substantially curtailed during the third quarter of fiscal 1992. The remaining difference in general and administrative expenses relates primarily to the Company's other subsidiary operations.

DEPRECIATION AND AMORTIZATION

For the year ended August 31, 1992, depreciation and amortization decreased $4.3 million, or 8.5%, to $46.9 million from $51.2 million for fiscal 1991. The decrease was primarily attributable to the discontinuance of two catalogs by Mail Order in the fourth quarter of fiscal 1991. This resulted in decreased mailing list amortization of $9.3 million for the year ended August 31, 1992. This decrease was partially offset by increased depreciation expense of $3.5 million for the year ended August 31, 1992, compared to fiscal 1991, primarily due to capital asset additions.

OTHER INCOME (EXPENSE)

For the year ended August 31, 1992, net other expense decreased $40.7 million to $17.7 million for the year ended August 31, 1992 from $58.4 million for fiscal 1991. The decrease was primarily attributable to litigation settlements amounting to $33.0 million recorded in the second quarter of fiscal 1991. Additionally, in the fourth quarter of fiscal 1991, the Company established a reserve of $6.2 million representing the entire amount lent to Skypix Corporation and Northwest Starscan Limited Partnership. These are more fully discussed in Notes H and A5, to the Consolidated Financial Statements included herein.

INCOME TAXES

The Company's effective tax rate was 42.0% for the year ended August 31, 1992, compared to 256.9% for fiscal 1991. For both fiscal years, the Company's effective tax rate was higher than the statutory rate due primarily to the amortization of goodwill and other acquired intangible assets relating to acquisitions from prior years. In addition, during fiscal 1991 the Company increased its income tax provision by $10.4 million to account for the potential impact of certain adjustments proposed by the IRS as discussed in Note E to the Consolidated Financial Statements included herein.

EXTRAORDINARY ITEM -- EXTINGUISHMENT OF LONG-TERM OBLIGATIONS

During the years ended August 31, 1992 and 1991, the Company purchased and retired long-term obligations prior to scheduled maturity and recognized extraordinary gains and losses as detailed in Note D to the Consolidated Financial Statements included herein.

NET EARNINGS (LOSS)

The Company had net earnings of $37.3 million, or $.42 per share, for the year ended August 31, 1992, compared to a net loss of $(8.9) million, or $(.10) per share, for fiscal 1991. The loss for the year ended August 31, 1991 was the result of the factors discussed above, primarily: the litigation settlements; additions to the income tax reserve; provision to reserve all amounts lent to Skypix Corporation and Northwest Starscan Limited Partnership; and increased amortization of mailing lists relating to the discontinuance of two Mail Order catalogs. For the year ended August 31, 1992, the results included an extraordinary after-tax loss of $(.1) million, with no per share effect, while the results for the year ended August 31, 1991 included an extraordinary after-tax gain of $.7 million, or $.01 per share from the purchase and retirement of long-term obligations prior to scheduled maturity.

SEASONALITY

The Company believes that seasonality does impact its business but not to the same extent it impacts the retail industry in general.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

The following table highlights various balances and ratios from the Consolidated Financial Statements included herein:

    -----------------------------------------------------------------------------------------
                                               DECEMBER 31,      AUGUST 31,     DECEMBER 31,
                                                  1992              1992            1993
    -----------------------------------------------------------------------------------------
    Working capital (millions)...............     $   8.1           $  38.5         $   47.0
    Current ratio............................      1.04:1            1.28:1           1.30:1
    Inventories, net (millions)..............     $ 110.9           $ 119.1         $  113.7
    Annual inventory turnover................        6.12              5.56             6.06

The decrease in working capital from December 31, 1992, to December 31, 1993, primarily relates to the net loss, adjusted for non-cash items, of $31.0 million which was offset by a net reduction of $78.3 million in long-term obligations, capital expenditures and increases in intangible assets of $17.5 million. The decrease in working capital from August 31, 1992 to December 31, 1993, primarily relates to the net loss adjusted for non-cash items of $52.6 million which was offset by a net reduction of $91.6 million of long-term obligations, capital expenditures and increases in intangible assets of $27.9 million and $5.2 million in cash contributed to SKC as part of the distribution. In the twelve and sixteen month periods mentioned above, decreases were partially offset by proceeds of $31.9 million and $33.7 million, respectively, from the issuance of common stock upon the exercise of employee and cable operator stock options.

Inventories decreased to $110.9 million at December 31, 1993, from $119.1 million at December 31, 1992, and from $113.7 million at August 31, 1992. The inventory balance is net of a reserve of $25.2 million at December 31, 1993, which represents an increase from $13.1 million and $13.3 million at December 31, 1992 and August 31, 1992, respectively. This increase relates primarily to the change in management's sales and merchandising philosophy as discussed in "Cost of Sales." The increase in the gross inventory balance at December 31, 1993, over December 31, 1992 was not considered significant, and generally lower levels are expected in the early part of 1994.

Capital expenditures for the year ended December 31, 1993, were approximately $17.6 million. These expenditures were primarily for additional telecommunications equipment, technological upgrades and development of telemarketing opportunities. The Company estimates capital expenditures will range between $10.0 and $15.0 million in 1994.

The Company provided the remaining $2.8 million of the $10.0 million investment in The National Registry Inc. during 1993.

The Company's working capital needs and capital expenditure requirements for the year ended December 31, 1993, were met from funds provided by operations. Surplus funds were invested in short-term investments.

In accordance with the terms of the indenture governing the Senior Notes, the Company redeemed, as a mandatory sinking fund payment, $37.5 million principal amount of Senior Notes on October 15, 1992. This payment was satisfied by a cash redemption at 100 percent of the principal amount, plus accrued interest to the redemption date. Management used available cash from internally generated funds of $27.5 million and borrowed $10.0 million, at a 4.75% interest rate, from available unsecured bank credit facilities to satisfy this requirement. This $10.0 million borrowing was repaid on December 16, 1992.

On December 18, 1992, the Company entered into a $60.0 million unsecured senior term loan facility, $25.0 million of which matures on each of June 15, 1994, and June 15, 1995, and $10.0 million of which matures on December 15, 1995. On the same date, the Company also entered into a $40.0 million unsecured senior revolving credit facility having a three year term. This three year facility amended and restated in its entirety the Company's previous $50.0 million senior unsecured revolving credit facility. On February 4, 1993, the Company entered into a $50.0 million senior unsecured term loan facility, $25.0 million of which matures on each of January 31, 1997, and January 31, 1998. Both term loans and the revolver carry an interest rate on borrowings tied to the London Interbank Offered Rate ("LIBOR"), the Federal Funds Rate, or the Prime Rate, plus an applicable margin, at the Company's option.

As discussed in Note D to the Consolidated Financial Statements included herein, during 1993, the Company redeemed and refinanced the remaining balances of Senior Notes and Debentures through use of available working capital and $140.0 million of the above mentioned bank financing agreements. These early retirements of the Senior Notes and Debentures reduced interest expense in 1993 compared to the fiscal year ended August 31, 1992, by reducing the interest rate on the outstanding balances mentioned above.

In addition to the $150.0 million bank financing described above, as of February 28, 1994, the Company had $25.0 million of bank credit lines which back letters of credit and which are used exclusively to facilitate inventory importation. Presentation of letters of credit by vendors results in an immediate charge to the Company's account with no interest charges incurred. Outstanding letters of credit amounted to $14.3 million at February 28, 1994, leaving $10.7 million available.

Although the Company had an operating loss for the year ended December 31, 1993 compared to an operating profit for the fiscal year ended August 31, 1992, the Company believes that its recurring working capital needs and capital expenditure requirements will continue to be met primarily through internally generated funds. In addition, the Company's portion of litigation settlements, for which $13.0 million has been accrued, is expected to be paid in 1994 from internally generated funds. The Company also intends to use available cash or bank facilities to meet the $25.0 million senior term loan principal payment due on June 15, 1994. At February 28, 1994, the Company had available $40.0 million of unsecured bank facilities, as discussed above.

For the year ended December 31, 1993, the Company did not pay any cash dividends. However, on December 28, 1992, the Company distributed the capital stock of SKC to the Company's stockholders, in the form of a pro rata stock dividend. The distribution also included Telemation, Inc., formerly a wholly-owned subsidiary of the Company that operates video production and post-production facilities, the capital stock of which was contributed to SKC prior to the distribution. On the distribution date, intercompany indebtedness in the amount of $135.2 million owed by SKC to the Company was converted into a secured long-term senior loan, bearing interest at 9.5%. The transaction resulted in a stock dividend with a book value of $10.0 million. Prior to the distribution, SKC accounted for less than 1% of the Company's consolidated net sales and approximately 30% of consolidated total assets. However, after the distribution, the Company's consolidated total assets decreased less than 4.5%. This distribution did not materially affect the liquidity position of the Company.

At February 28, 1994, approximately 1.2 million options to purchase the Company's common stock were outstanding and exercisable at prices ranging between $3.25 and $14.75. The exercise of such stock options, would result in a cash inflow of $7.2 million to the Company.

                                                                     INDEPENDENT
                                                                       AUDITORS'
                                                                         REPORTS

                                    HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

The Board of Directors
Home Shopping Network, Inc.

We have audited the accompanying consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1993 and the four months ended December 31, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Shopping Network, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the year ended December 31, 1993 and the four months ended December 31, 1992 in conformity with generally accepted accounting principles.

February 15, 1994
St. Petersburg, Florida

The Board of Directors
Home Shopping Network, Inc.

We have audited the accompanying consolidated balance sheet of Home Shopping Network, Inc. and subsidiaries (the "Company") as of August 31, 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended August 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1992 and the results of its operations and its cash flows for each of the two years in the period ended August 31, 1992 in conformity with generally accepted accounting principles.

As discussed in Note H to the consolidated financial statements, the Company is a defendant in a lawsuit styled Allweiss v. HSN, et.al. and has been asked to provide documents in connection with investigations of matters relating to the Company by the Securities and Exchange Commission and a federal grand jury. The ultimate outcome of these matters cannot presently be determined. Accordingly, no provision for any loss, if any, that may result upon resolution of these matters has been made in the accompanying consolidated financial statements.

Tampa, Florida
October 15, 1992
  (February 15, 1994 as to
  Note H to the consolidated
  financial statements)

Consolidated
Balance
Sheets

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

- ------------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31,
                                                                      --------------------------        August 31,
ASSETS                                                                   1993             1992             1992
- ------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
CURRENT ASSETS
Cash and cash equivalents..........................................   $   35,566        $ 19,421         $ 53,548
Accounts receivable (net of an allowance for doubtful accounts of
  $1,627, $1,798 and $2,233, respectively).........................       27,849          13,140           11,444
Note and interest receivable from related party....................        5,707           4,211               --
Inventories, net...................................................      110,930         119,053          113,651
Deferred income taxes..............................................       29,279          15,605           16,149
Other, net.........................................................        8,070           6,895            7,094
                                                                      ----------        --------        ----------
        Total current assets.......................................      217,401         178,325          201,886
PROPERTY, PLANT AND EQUIPMENT, AT COST
Computer and broadcast equipment...................................      107,439          98,403          151,359
Buildings and leasehold improvements...............................       71,283          70,012           89,686
Furniture and other equipment......................................       48,091          43,866           45,529
                                                                      ----------        --------        ----------
                                                                         226,813         212,281          286,574
        Less accumulated depreciation and amortization.............      105,777          85,924          137,481
                                                                      ----------        --------        ----------
                                                                         121,036         126,357          149,093
Land...............................................................       17,708          16,417           19,650
Construction in progress...........................................        2,626           3,219           18,678
                                                                      ----------        --------        ----------
                                                                         141,370         145,993          187,421
OTHER ASSETS
Note receivable from related party (net of current maturity).......      126,597         130,961               --
Long-term investments..............................................       10,000           7,225           10,845
Intangible assets, net.............................................        2,658           8,022          100,969
Other assets and notes receivable..................................        3,117           7,387           18,549
                                                                      ----------        --------        ----------
                                                                         142,372         153,595          130,363
                                                                      ----------        --------        ----------
                                                                      $  501,143        $477,913         $519,670
                                                                      ----------        --------        ----------
                                                                      ----------        --------        ----------
- ------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Current maturities of long-term obligations........................   $   25,345        $  3,564         $ 27,979
Accounts payable...................................................       88,858          62,175           48,725
Income taxes payable...............................................       15,586          22,252           20,115
Accrued liabilities:
  Litigation settlements...........................................       16,000              --               --
  Sales returns....................................................       13,632          12,338           11,416
  Sales taxes......................................................        9,481           9,137            8,959
  Interest.........................................................        1,210           4,219            8,405
  Other............................................................       39,236          26,147           29,283
                                                                      ----------        --------        ----------
        Total current liabilities..................................      209,348         139,832          154,882
LONG-TERM OBLIGATIONS (net of current maturities)..................       86,927         159,190          172,856
DEFERRED INCOME TAXES..............................................        8,314           8,742           21,603
COMMITMENTS AND CONTINGENCIES......................................           --              --               --
STOCKHOLDERS' EQUITY
Preferred stock -- $.01 par value; authorized 500,000 shares, no
  shares issued and outstanding....................................           --              --               --
Common stock -- $.01 par value; authorized 150,000,000 shares, issued 76,172,890 and 67,148,326 at December 31, 1993 and 1992,
  respectively, and 66,740,955 at August 31, 1992..................          762             671              667
Class B -- convertible common stock -- $.01 par value; authorized, issued and outstanding, 20,559,456 shares at December 31, 1993 and 24,159,456 shares at both December 31, 1992, and August 31,
  1992.............................................................          206             242              242
Additional paid-in capital.........................................      160,371         115,846          112,254
Retained earnings..................................................       52,783          75,564           80,424
Treasury stock -- 3,105,700 common shares, at cost.................      (14,027)        (14,027)         (14,027)
Unearned compensation..............................................       (3,541)         (8,147)          (9,231)
                                                                      ----------        --------        ----------
                                                                         196,554         170,149          170,329
                                                                      ----------        --------        ----------
                                                                      $  501,143        $477,913         $519,670
                                                                      ----------        --------        ----------
                                                                      ----------        --------        ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                                    Consolidated
                                                                      Statements
                                                                   of Operations

                                    HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

- --------------------------------------------------------------------------------------------------------
                                                                  FOUR MONTHS
                                                YEAR ENDED           ENDED        YEARS ENDED AUGUST 31,
                                               DECEMBER 31,       DECEMBER 31,    -----------------------
                                                   1993               1992           1992         1991
- ---------------------------------------------------------------------------------------------------------
                                                           (In thousands, except per share data)
NET SALES........................................  $ 1,046,580      $357,166     $1,097,787   $1,078,547
Cost of sales....................................      704,040       232,530        691,328      689,149
                                                   ------------   ------------   ----------   ----------
         Gross profit............................      342,540       124,636        406,459      389,398
                                                   ------------   ------------   ----------   ----------
Operating expenses:
  Selling and marketing..........................      138,092        45,248        135,794      131,960
  Engineering and programming....................       93,686        18,144         54,501       50,564
  General and administrative.....................       93,539        29,309         87,068       91,064
  Depreciation and amortization..................       24,172        14,366         46,894       51,240
                                                   ------------   ------------   ----------   ----------
                                                       349,489       107,067        324,257      324,828
                                                   ------------   ------------   ----------   ----------
         Operating profit (loss).................       (6,949 )      17,569         82,202       64,570
Other income (expense):
  Interest income................................       13,655         1,142          4,384        4,750
  Interest expense...............................      (10,863 )      (6,651)       (22,299)     (23,176)
  Miscellaneous..................................       (2,410 )        (614)           205       (7,028)
  Litigation settlements.........................      (13,000 )          --             --      (33,000)
                                                   ------------   ------------   ----------   ----------
                                                       (12,618 )      (6,123)       (17,710)     (58,454)
                                                   ------------   ------------   ----------   ----------
Earnings (loss) before income taxes and
  extraordinary item.............................      (19,567 )      11,446         64,492        6,116
Income tax expense (benefit).....................       (4,028 )       6,306         27,087       15,715
                                                   ------------   ------------   ----------   ----------
Earnings (loss) before extraordinary item........      (15,539 )       5,140         37,405       (9,599)
Extraordinary item -- gain (loss) on early
  extinguishment of long-term obligations (net of
  tax expense (benefit) of $(4,395), $-0-, $(82)
  and $451, respectively)........................       (7,242 )          --           (112)         654
                                                   ------------   ------------   ----------   ----------
NET EARNINGS (LOSS)..............................  $   (22,781 )    $  5,140     $   37,293   $   (8,945)
                                                   ------------   ------------   ----------   ----------
                                                   ------------   ------------   ----------   ----------
Earnings (loss) per common share:
  Earnings (loss) before extraordinary item......  $      (.18 )    $    .06     $      .42   $     (.11)
  Extraordinary item, net........................         (.08 )          --             --          .01
                                                   ------------   ------------   ----------   ----------
  Net earnings (loss)............................  $      (.26 )    $    .06     $      .42   $     (.10)
                                                   ------------   ------------   ----------   ----------
                                                   ------------   ------------   ----------   ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements
of Stockholders' Equity

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

- ---------------------------------------------------------------------------------------------------------------------------
                                                     CLASS B
                                                   CONVERTIBLE      ADDITIONAL                             UNEARNED
                                         COMMON       COMMON         PAID-IN      RETAINED    TREASURY     COMPEN-
                                         STOCK         STOCK         CAPITAL      EARNINGS      STOCK       SATION    TOTAL
- ---------------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands)
BALANCE AT AUGUST 31, 1990.............  $ 661     $ 242            $  91,841     $  88,655   $  (3,918)   $    --    $ 177,481
Issuance of common stock upon exercise
  of stock options.....................     --        --                  256            --          --         --          256
Issuance of common stock upon
  conversion of debentures.............     --        --                    5            --          --         --            5
Issuance of common stock in connection
  with employee stock bonus plan.......     --        --                   11            --          --         --           11
Unearned compensation related to
  executive stock award program........     --        --               15,299            --          --    (15,299 )         --
Income tax benefit related to stock
  options exercised....................     --        --                  294            --          --         --          294
Expense related to executive stock
  award program........................     --        --                   --            --          --      2,846        2,846
Purchases of treasury stock, at cost...     --        --                   --            --     (10,109)        --      (10,109)
Net loss for the year ended August 31,
  1991.................................     --        --                   --        (8,945)         --         --       (8,945)
                                         -----     -----            ---------     ---------   ---------    -------    ---------
BALANCE AT AUGUST 31, 1991.............    661       242              107,706        79,710     (14,027)   (12,453 )    161,839
Issuance of common stock upon exercise
  of stock options.....................      6        --                3,555            --          --         --        3,561
Issuance of common stock upon
  conversion of debentures.............     --        --                  146            --          --         --          146
Issuance of common stock in connection
  with employee stock bonus plan.......     --        --                    9            --          --         --            9
Unearned compensation related to
  executive stock award program........     --        --                  232            --          --       (232 )         --
Income tax benefit related to executive
  stock award program and stock options
  exercised............................     --        --                  606            --          --         --          606
Expense related to executive stock
  award program........................     --        --                   --            --          --      3,454        3,454
Dividend issued in the form of common
  stock of a wholly-owned subsidiary...     --        --                   --       (36,579)         --         --      (36,579)
Net earnings for the year ended August
  31, 1992.............................     --        --                   --        37,293          --         --       37,293
                                        ------     -----           ----------     ---------   ---------   --------    ---------
BALANCE AT AUGUST 31, 1992.............    667       242              112,254        80,424     (14,027)    (9,231 )    170,329
Issuance of common stock upon exercise
  of stock options.....................      4        --                1,854            --          --         --        1,858
Income tax benefit related to executive
  stock award program, stock options
  exercised and stock dividends........     --        --                1,738            --          --         --        1,738
Expense related to executive stock
  award program........................     --        --                   --            --          --      1,084        1,084
Dividend issued in the form of common
  stock of a wholly-owned subsidiary...     --        --                   --       (10,000)         --         --      (10,000)
Net earnings for the four months ended
  December 31, 1992....................     --        --                   --         5,140          --         --        5,140
                                        ------     -----           ----------     ---------   ---------   --------    ---------
BALANCE AT DECEMBER 31, 1992...........    671       242              115,846        75,564     (14,027)    (8,147 )    170,149
Issuance of common stock upon exercise
  of stock options.....................     55        --               31,796            --          --         --       31,851
Issuance of common stock upon
  conversion of debentures.............     --        --                   15            --          --         --           15
Unearned compensation related to
  executive stock award program........     --        --                1,009            --          --     (1,009 )         --
Income tax benefit related to executive
  stock award program and stock options
  exercised............................     --        --               11,705            --          --         --       11,705
Expense related to executive stock
  award program........................     --        --                   --            --          --      5,615        5,615
Conversion of Class B common stock to
  common stock.........................     36       (36)                  --            --          --         --           --
Net loss for the year ended December
  31, 1993.............................     --        --                   --       (22,781)         --         --      (22,781)
                                        ------     -----           ----------     ---------   ---------   --------    ---------
BALANCE AT DECEMBER 31, 1993...........   $762      $206             $160,371       $52,783    $(14,027)   $(3,541 )   $196,554
                                        ------     -----           ----------     ---------   ---------   --------    ---------
                                        ------     -----           ----------     ---------   ---------   --------    ---------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                                    Consolidated
                                                                   Statements of
                                                                      Cash Flows

                                    HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

- ------------------------------------------------------------------------------------------------------------------
                                                                        FOUR MONTHS
                                                         YEAR ENDED        ENDED           YEARS ENDED AUGUST 31,
                                                        DECEMBER 31,    DECEMBER 31,     -------------------------
                                                            1993           1992            1992             1991
- ------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Cash flows from operating activities:
  Net earnings (loss).................................   $  (22,781)       $   5,140       $ 37,293         $ (8,945)
  Adjustments to reconcile net earnings (loss) to net
    cash provided by operating activities:
    Depreciation and amortization.....................       24,172           14,366         46,894           51,240
    Provision for losses on accounts and note
      receivable......................................         (171)            (436)            34            6,893
    (Gain) loss on sale of assets.....................         (277)              56            124              411
    Non-cash interest income..........................           --               --           (968)              --
    Loss (gain) on retirement of long-term
      obligations.....................................       11,637               --            194           (1,105)
    Inventory reserve.................................       12,179             (257)         5,171            2,210
    Deferred income taxes.............................      (14,102)            (479)        11,902          (18,771)
    Common stock issued for services provided.........        8,449            1,084          3,463            2,857
    Liquidation of joint venture operation............          722               --             --               --
    Equity in losses of unconsolidated affiliates.....          589               31             99               --
    Change in current assets and liabilities:
      Increase in accounts receivable.................      (15,753)          (2,569)       (11,529)          (2,756)
      Increase in interest receivable from related
        party.........................................       (1,039)              --             --               --
      (Increase) decrease in inventories..............       (4,056)          (5,179)        (5,467)          24,476
      (Increase) decrease in other current assets.....       (1,175)            (351)         1,840           (5,819)
      Increase (decrease) in accounts payable.........       26,683           13,450        (17,362)          (7,622)
      Increase (decrease) in accrued liabilities and
        income taxes payable..........................       29,923           (2,037)       (26,583)          48,707
                                                        ------------     -------------     --------         --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES.....       55,000           22,819         45,105           91,776
                                                        ------------     -------------     --------         --------
Cash flows from investing activities:
  Capital expenditures................................      (15,491)          (9,939)       (35,973)         (52,936)
  Proceeds from sale of assets........................          548               93            410              497
  Increase in intangible assets.......................       (2,057)            (433)        (1,830)          (6,439)
  Increase in long-term investments...................       (2,775)          (1,515)        (5,710)              --
  (Increase) decrease in notes receivable and other...          683           (4,439)        (3,432)          (4,507)
  Proceeds from long-term notes receivable............        4,892              454          2,231              653
                                                        ------------     -------------     --------         --------
        NET CASH USED IN INVESTING ACTIVITIES.........      (14,200)         (15,779)       (44,304)         (62,732)
                                                        ------------     -------------     --------         --------
Cash flows from financing activities:
  Principal payments on and redemptions of long-term
    obligations.......................................     (206,506)         (47,776)        (7,432)         (16,230)
  Proceeds from unsecured credit facilities...........      150,000           10,000             --               --
  Proceeds from issuance of common stock..............       31,851            1,858          3,561              256
  Cash portion of dividend............................           --           (5,249)        (4,971)              --
  Purchases of treasury stock.........................           --               --             --          (10,109)
                                                        ------------     -------------     --------         --------
        NET CASH USED IN FINANCING ACTIVITIES.........      (24,655)         (41,167)        (8,842)         (26,083)
                                                        ------------     -------------     --------         --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................       16,145          (34,127)        (8,041)           2,961
Cash and cash equivalents at beginning of period......       19,421           53,548         61,589           58,628
                                                        ------------     -------------     --------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............   $   35,566        $  19,421       $ 53,548         $ 61,589
                                                        ------------     -------------     --------         --------
                                                        ------------     -------------     --------         --------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to
Consolidated
Financial
Statements

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Home Shopping Network, Inc. (the "Company" or "HSN") is a holding company, the subsidiaries of which conduct the day-to-day operations of the Company's various business activities. The Company's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of the Company.

On July 13, 1993, the Company elected to change its annual reporting period from a year ending August 31 to a year ending December 31, effective January 1, 1993. The change in year end was made following the acquisition of voting control of the Company by a wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty"), which reports its financial position and results of operations using a December 31 year end.

The following is a summary of the significant accounting policies of the Company consistently applied in the preparation of the accompanying consolidated financial statements.

1.  CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the consolidated financial statements for the fiscal years ended August 31, 1992 and 1991 have been reclassified to conform to the 1993 presentation.

2.  CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of commercial paper, auction preferred shares, repurchase agreements and certificates of deposit with original maturities of less than 91 days.

3.  ACCOUNTS RECEIVABLE

In October 1992, HSN implemented a sales program with a deferred payment arrangement, "FlexPay," which allows customers to charge their purchases to third party credit cards in installments, generally over three consecutive months. FlexPay receivables totalled $15,547,000 and $4,673,000 at December 31, 1993 and 1992, respectively.

4.  INVENTORIES, NET

Inventories, consisting of products held for sale, are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of replacement cost or net realizable value, giving consideration to obsolescence and other factors. Inventories are presented net of a reserve of $25,246,000, $13,067,000 and $13,324,000 at December 31, 1993,
December 31, 1992 and August 31, 1992, respectively.

5.  OTHER CURRENT ASSETS, NET

The Company lent $6,200,000 to Skypix Corporation and Northwest Starscan Limited Partnership during the fiscal year ended August 31, 1991. The promissory note evidencing the loan was due August 31, 1992, and was in default, prompting legal action by the Company in fiscal 1992. The provision to reserve the note was included in miscellaneous expense in the fiscal year ended August 31, 1991 Consolidated Statement of Operations.

6.  PROPERTY, PLANT AND EQUIPMENT, AND DEPRECIATION

Property, plant and equipment, including significant improvements, are stated at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

Depreciation is provided on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives as follows:

- -------------------------------------------------------------------------------------------------
                                                                                 ORIGINAL PERIOD
ASSET CATEGORY                                                                   OF DEPRECIATION
- -------------------------------------------------------------------------------------------------
Computer and broadcast equipment...............................................     6 to 13 Years
Buildings......................................................................    30 to 40 Years
Leasehold improvements.........................................................     4 to 13 Years
Furniture and other equipment..................................................     3 to 10 Years

Depreciation expense was $21,911,000 for the year ended December 31, 1993. Depreciation expense for the four months ended December 31, 1992, and the fiscal years ended August 31, 1992 and 1991, was $9,706,000, $32,653,000 and
$29,133,000, respectively.

For income tax purposes, certain assets are depreciated using allowable accelerated methods which result in different depreciation amounts than would be calculated for financial statement purposes.

7. INTANGIBLE ASSETS AND AMORTIZATION

Intangible assets include the historical costs associated with the acquisition of the following assets which are amortized using the straight-line method over their estimated lives:

- ----------------------------------------------------------------------------------------------------
                                                         DECEMBER 31,                       ORIGINAL
                                                  -------------------    AUGUST 31,        PERIOD OF
ASSET CATEGORY                                       1993        1992          1992     AMORTIZATION
- ----------------------------------------------------------------------------------------------------
                                                                    (In thousands)
Mailing lists...................................  $ 9,938     $ 7,883    $  21,225      2 to 4 Years
Goodwill........................................    3,900       3,900       13,630          30 Years
Satellite transponder rights....................    3,508       3,508        3,508      5 to 7 Years
Other...........................................    1,789       1,787        4,089     2 to 10 Years
Long-term obligations' issue costs..............       --       9,895        9,895    10 to 15 Years
Identified intangibles acquired.................       --          --       68,427          10 Years
Federal Communications Commission ("FCC")
  licenses......................................       --          --       65,794          30 Years
                                                  -------     -------   -----------
                                                   19,135      26,973      186,568
Accumulated Amortization........................   16,477      18,951       85,599
                                                  -------     -------   -----------
                                                  $ 2,658     $ 8,022    $ 100,969
                                                  -------     -------   -----------
                                                  -------     -------   -----------

All identified intangibles and FCC licenses were assets of Silver King Communications, Inc. ("SKC"), formerly a wholly-owned subsidiary of the Company. The capital stock of SKC was distributed to the Company's shareholders in December 1992. See Note I.

In 1993, in connection with the refinancing and retirement of the Company's
11 3/4% Senior Notes ("Senior Notes") and 5 1/2% Convertible Subordinated Debentures ("Debentures"), the long-term obligations' issue costs were included in the calculation of the extraordinary loss on early extinguishment of long-term obligations. See Note D.

Amortization expense was $2,261,000 for the year ended December 31, 1993. Amortization expense for the four months ended December 31, 1992, and the fiscal years ended August 31, 1992 and 1991, was $4,660,000, $14,241,000 and
$22,107,000, respectively.

8. NET SALES

Revenues include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. The Company's sales policy allows merchandise to be returned at the customers' discretion, generally up to 30 days. An allowance for returned merchandise is provided based upon past experience.

9.  INCOME TAXES

In the consolidated financial statements as of and prior to December 31, 1992, deferred income taxes have been provided using the deferred method for those items of revenue and expense which were recognized for financial reporting purposes in different periods than for income tax purposes.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("Statement 109"). The cumulative effect of this change in method of accounting for income taxes was immaterial and was included as a reduction of income tax expense in the Consolidated Statement of Operations for the year ended December 31, 1993. The valuation allowance on the date of adoption of Statement 109 was $744,000. Prior years' consolidated financial statements were not restated to apply the provisions of Statement 109. The current year effect of the accounting change was immaterial.

10.  EARNINGS (LOSS) PER SHARE

Weighted average common shares outstanding were 91,192,000 for the year ended December 31, 1993. Weighted average shares for the four months ended December 31, 1992, and the fiscal years ended August 31, 1992 and 1991, were 91,115,000, 90,255,000 and 87,452,000, respectively. The weighted average shares outstanding have been increased by the dilutive effect of certain stock options and convertible debt for the four months ended December 31, 1992 and the year ended August 31, 1992. For the years ended December 31, 1993 and August 31, 1991, the loss per common share is calculated by dividing the net loss by the weighted average number of all shares of common stock outstanding. The stock options and convertible debt are not considered in these calculations due to their antidilutive effect.

The number of common shares outstanding at December 31, 1993 and 1992, and August 31, 1992, net of 3,105,700 common shares held in treasury, was 73,067,190, 64,042,626 and 63,635,255, respectively.

NOTE B - NOTE RECEIVABLE FROM RELATED PARTY

On December 28, 1992, intercompany indebtedness in an amount of $135,172,000 owed by SKC was converted into a secured long-term senior loan between SKC and a wholly-owned subsidiary of the Company pursuant to a loan agreement (the "Loan Agreement"), evidenced by a promissory note (the "Note"), bearing interest on the unpaid principal amount at a rate of 9.5% per annum. The terms of the Note are governed by the Loan Agreement and the liability evidenced thereby is secured by substantially all of SKC's assets. The Note is payable in equal monthly installments of principal and interest over fifteen years. The Note provides that the principal amount and the payment schedule of the loan may be adjusted to increase or decrease payments over the remaining term of the loan to reflect certain liabilities pursuant to a Tax Sharing Agreement, which was entered into in connection with the distribution of the capital stock of SKC, as discussed in Note I. The Loan Agreement contains certain restrictive covenants and default provisions. So long as any indebtedness is outstanding under the Loan Agreement, each SKC station is required to maintain an affiliation agreement with HSC to carry the Company's programming, as discussed in Note G. Interest income earned on the Note was $12,765,000 for the year ended December 31, 1993.

NOTE C - LONG-TERM INVESTMENTS

Long-term investments accounted for under the cost method at December 31, 1993 and 1992 and August 31, 1992 consisted of 100,000 shares of Series A Preferred Stock, $.01 par value, of The National Registry Inc. ("NRI"), a public company involved in developing technology and advanced applications for identity verification systems. NRI is a related party. The total purchase price of the NRI shares was $10,000,000. See Note L. The Series A Preferred Stock is non-voting, convertible to 6,000,000 shares of NRI common stock upon the occurrence of certain events, and contains certain liquidation preferences. At August 31, 1992, long-term investments also included $5,135,000 of non-voting common and preferred stock in three privately held broadcast television companies which televise the Company's programs on a full-time basis. These shares were transferred to SKC in connection with the distribution of the capital stock of SKC during 1992, as discussed in Note I.

NOTE D - LONG-TERM OBLIGATIONS AND CREDIT FACILITIES

- ----------------------------------------------------------------------------------------------------
                                                                    DECEMBER 31,
                                                                ---------------------    AUGUST 31,
                                                                  1993         1992         1992
- ----------------------------------------------------------------------------------------------------
                                                                           (In thousands)
Unsecured Senior Term Loan ("Senior Term Loan"), with
  $25,000,000 due on both June 15, 1994 and 1995, and
  $10,000,000 due December 15, 1995. The interest rate, which was 5.4375%, is tied to the London Interbank Offered Rate
  ("LIBOR") plus an applicable margin adjustment..............  $ 60,000     $     --     $     --
Unsecured Senior Term Loan ("Senior Term Loan"), with
  $25,000,000 due on both January 31, 1997 and 1998. The
  interest rate, which was 5.5%, is tied to LIBOR plus an
  applicable margin adjustment................................    50,000           --           --
Unsecured $40,000,000 Revolving Credit Facility ("Revolving
  Credit Facility"), dated December 18, 1992, which expires
  December 18, 1995. Amounts borrowed can be used for any
  general corporate purposes, and the interest rate is tied to
  LIBOR, Federal Funds Rate or the Prime Rate, plus an
  applicable margin, at the Company's option..................        --           --            --
Unsecured 11 3/4% Senior Notes due October 15, 1996, with
  interest payable semi-annually with mandatory sinking fund payments sufficient to retire the principal amount of
  $37,500,000 annually, commencing October 15, 1992. The
  balance of Senior Notes was redeemed by the Company in 1993,
  as discussed below..........................................        --      143,252       180,752
Unsecured 5 1/2% Convertible Subordinated Debentures due April
  22, 2002, with interest payable annually with mandatory
  sinking fund payments sufficient to retire the principal
  amount of $10,000,000 annually, commencing April 22, 1995.
  The balance of Debentures was redeemed by the Company in
  1993, as discussed below....................................        --       16,915        16,915
Industrial development revenue bonds financed through a third party with payments ranging from $313,000 to $316,000 per
  year including interest at 8%, due semi-annually in May and
  November through 1999.......................................     1,455        1,640        1,810
Capitalized lease obligations and other long-term
  obligations.................................................       817          947        1,358
                                                                --------     --------   ------------
     Total long-term obligations..............................   112,272      162,754      200,835
       Less current portion...................................    25,345        3,564       27,979
                                                                --------     --------   ------------
                                                                $ 86,927     $159,190     $172,856
                                                                --------     --------   ------------
                                                                --------     --------   ------------

  Aggregate contractual maturities of long-term obligations are as follows:

          -------------------------------------------------------------------------------
          YEARS ENDING DECEMBER 31,
          -------------------------------------------------------------------------------
                                                                           (In thousands)
          1994...........................................................     $ 25,345
          1995...........................................................       35,252
          1996...........................................................          244
          1997...........................................................       25,871
          1998...........................................................       25,270
          Thereafter.....................................................          290
                                                                           --------------
                                                                              $112,272
                                                                           --------------
                                                                           --------------

During the year ended December 31, 1993, $15,000 of Debentures were converted into 2,293 shares of common stock. During the year ended August 31, 1992 and 1991, $150,000 and $5,000 of Debentures were converted into 21,276 and 709 shares of common stock, respectively.

The Company recognized extraordinary gains (losses) on the early extinguishment of its long-term obligations as follows:

- ----------------------------------------------------------------------------------------------------
                                                                                 YEARS ENDED AUGUST
                                                                 YEAR ENDED             31,
                                                                DECEMBER 31,    --------------------
                                                                    1993         1992         1991
- ----------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Total extinguished...........................................     $160,152      $4,050       $17,141
                                                               --------------   ------       -------
                                                               --------------   ------       -------
Pre-tax gain (loss) net of discounts.........................     $(11,637)     $ (194)      $ 1,105
Income tax expense (benefit).................................       (4,395)        (82)          451
                                                               --------------   ------       -------
Extraordinary gain (loss)....................................     $ (7,242)     $ (112)      $   654
                                                               --------------   ------       -------
                                                               --------------   ------       -------

There was no early extinguishment of long-term obligations during the four months ended December 31, 1992.

The Company also has an additional $25,000,000 of unsecured bank credit lines, which back letters of credit, used exclusively to facilitate inventory importation. Presentation of these letters of credit by vendors results in an immediate charge to the Company's account with no interest charges incurred. At December 31, 1993, outstanding letters of credit amounted to $8,921,000 leaving $16,079,000 of these bank credit lines available.

In December 1992 and February 1993, the Company entered into a $60,000,000 Senior Term Loan, a $50,000,000 Senior Term Loan and a $40,000,000 Revolving Credit Facility. Under these Senior Term Loans and Revolving Credit Facility, the interest rate on borrowings is tied to LIBOR, the Federal Funds Rate, or the Prime Rate, plus an applicable margin, at the Company's option.

Restrictions contained in the Senior Term Loans and Revolving Credit Facility include, but are not limited to, limitations on the encumbrance and disposition of assets and the maintenance of various financial covenants and ratios.

In 1993, the Company entered into interest rate exchange agreements with certain financial institutions to limit its exposure from interest rate volatility. These agreements have notional principal amounts totalling $115,000,000, of which $25,000,000, $35,000,000 and $30,000,000 of the Senior Term Loans, have interest rate caps if LIBOR exceeds 6% until June 1994, 6% until June 1995 and 7% until October 1995, respectively. The interest rate exchange agreement relating to the Revolving Credit Facility has a notional principal amount of $25,000,000 capped if LIBOR exceeds 6% until April 1994. The three month LIBOR rate at December 31, 1993 was 3.3125%.

In February and April 1993, the Company drew $140,000,000 under the above mentioned bank financing agreements. These proceeds, together with available working capital, were used to retire $143,252,000 principal amount of the Senior Notes at 104%, plus accrued interest to the redemption date. During August and September 1993, the Company repaid $30,000,000 of the outstanding balance on the Revolving Credit Facility.

On May 11, 1993, the Company retired the remaining $16,900,000 principal balance of the Debentures at 101.83% of the principal amount, plus accrued interest to the redemption date using available working capital.

NOTE E - INCOME TAXES

A reconciliation of total income tax expense (benefit) to the amounts computed by applying the statutory federal income tax rate to earnings (loss) before income tax expense (benefit) and extraordinary item is shown as follows:

- -------------------------------------------------------------------------------------------------------------
                                                                       FOUR MONTHS          YEARS ENDED
                                                        YEAR ENDED        ENDED              AUGUST 31,
                                                       DECEMBER 31,    DECEMBER 31,     ---------------------
                                                           1993           1992          1992           1991
- -------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Income tax expense (benefit) at the federal statutory
  rate of 35% for 1993 and 34% for all other periods
  (effect of rate change in 1993 to 35% was
  $(196))............................................    $ (6,848)      $  3,892       $21,927        $ 2,079
Amortization and write-off of goodwill and other
  acquired intangibles and interest on adjustments
  proposed by the Internal Revenue Service ("IRS")...       1,582            503         2,923          2,751
State income taxes, net of effect of federal tax
  benefit............................................          71            275         1,728            378
Executive compensation in excess of $1 million.......         688             --            --             --
Distribution of SKC capital stock....................          --          1,500            --             --
Provision recorded for adjustments proposed by the
  IRS................................................          --             --            --         10,382
Other, net...........................................         479            136           509            125
                                                       ------------   ------------     -------        -------
                                                         $ (4,028)      $  6,306       $27,087        $15,715
                                                       ------------   ------------     -------        -------
                                                       ------------   ------------     -------        -------

The Company's effective tax expense (benefit) rate was (20.6)% for the year ended December 31, 1993; 55.1% for the four months ended December 31, 1992; and 42.0% and 256.9% for the years ended August 31, 1992 and 1991, respectively.

The components of income tax expense (benefit) attributable to operations are as follows:

- -------------------------------------------------------------------------------------------------------------
                                                                     FOUR MONTHS            YEARS ENDED
                                                       YEAR ENDED       ENDED               AUGUST 31,
                                                      DECEMBER 31,   DECEMBER 31,     -----------------------
                                                          1993           1992          1992            1991
- -------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
INCOME TAXES CURRENTLY PAYABLE:
Federal.............................................    $  8,753       $  6,392       $14,065        $ 32,723
State...............................................         870            594         1,727           2,057
                                                      ------------   ------------     -------        --------
                                                           9,623          6,986        15,792          34,780
                                                      ------------   ------------     -------        --------
DEFERRED INCOME TAXES:
Depreciation for tax in excess of (less than)
  financial statements..............................          55         (1,221)       (1,538)          1,587
Sales returns and allowances........................        (471)          (314)          264            (341)
Amortization of acquired intangible assets..........          47            322         1,048             950
Provision for accrued liabilities...................      (1,363)           218          (472)         (1,897)
Inventory costing...................................      (4,057)           (22)          427          (1,071)
Litigation settlements..............................      (4,550)            --        11,399         (11,399)
Deferred compensation...............................        (907)           310          (561)           (968)
State income taxes..................................        (618)           (45)          588            (979)
Installment sales...................................          (5)           (35)          (47)            144
Amortization of long-term obligation
  issue costs.......................................        (718)           236            20             617
Capitalized costs of mailing lists..................          38            (70)         (161)         (1,851)
Sales tax accrual...................................          24            (77)           (1)            151
Provision for uncollectible amounts.................        (351)           (17)          (18)         (3,936)
Deferred start up costs.............................          --              9             5             181
Charitable contribution carryover...................        (910)            --            --              --
Valuation allowance.................................         135             --            --              --
Other, net..........................................          --             26           342            (253)
                                                      ------------   ------------     -------        --------
                                                         (13,651)          (680)       11,295         (19,065)
                                                      ------------   ------------     -------        --------
                                                        $ (4,028)      $  6,306       $27,087        $ 15,715
                                                      ------------   ------------     -------        --------
                                                      ------------   ------------     -------        --------

Additionally, the Company recorded an extraordinary item, gain (loss) on early extinguishment of long-term obligations, net of the income tax effect. See Note D.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

- -----------------------------------------------------------------------------------------------
                                                                                  DECEMBER 31,
                                                                                      1993
- -----------------------------------------------------------------------------------------------
                                                                                       (In
                                                                                   thousands)
Deferred tax assets:
  Inventory costing.............................................................     $ 7,248
  Provision for accrued liabilities.............................................       4,731
  Sales returns and allowances..................................................       4,669
  Litigation settlements........................................................       4,550
  Provision for uncollectible amounts...........................................       3,193
  Deferred compensation.........................................................       2,100
  Sales tax reserve.............................................................       1,549
  Charitable contribution carryover.............................................         910
  Other.........................................................................         329
                                                                                  -------------
     Net deferred tax assets....................................................     $29,279
                                                                                  -------------
                                                                                  -------------
Deferred tax liabilities (assets):
  State income taxes............................................................     $  (958)
  Investment in unconsolidated subsidiaries.....................................        (238)
  Installment sale..............................................................        (182)
  Other.........................................................................        (685)
                                                                                  -------------
                                                                                      (2,063)
  Less valuation allowance......................................................         879
                                                                                  -------------
                                                                                      (1,184)
  Depreciation for tax in excess of financial statements........................       6,933
  Amortization of acquired intangible assets....................................       1,622
  Capitalized costs of mailing lists............................................         535
  Other.........................................................................         408
                                                                                  -------------
     Net deferred tax liabilities...............................................     $ 8,314
                                                                                  -------------
                                                                                  -------------

The Company had taxable income and pre-tax book income (loss) for the periods presented as follows:
- --------------------------------------------------------------------------------

                                                              FOUR MONTHS      YEARS ENDED AUGUST
                                              YEAR ENDED         ENDED                 31,
                                             DECEMBER 31,     DECEMBER 31,     -------------------
                                                 1993             1992          1992        1991
- --------------------------------------------------------------------------------------------------
                                                                (In thousands)
Taxable income.............................    $  8,207         $ 17,591       $34,740     $60,249
Pre-tax book income (loss).................     (31,204)          11,446        64,298       7,221

The primary differences between taxable income and pre-tax book income (loss) are detailed above. In addition to these reconciling items, the Company recognized income tax deductions relating to the issuance of common stock pursuant to the executive stock award program and the exercise of stock options ("Common Stock Deductions"), the income tax benefit of which was recorded as an increase to additional paid-in capital. During the year ended December 31, 1993, the Company incurred Common Stock Deductions of $31,697,000. Common Stock Deductions for the four months ended December 31, 1992, and the fiscal years ended August 31, 1992 and 1991, were $4,718,000, $1,696,000 and $820,000, respectively.

Except for the effects of the reversal of net deductible temporary differences and the effects of future Common Stock Deductions, the Company is not currently aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years. There can be no assurances that there will be no significant differences in the future between taxable income and pre-tax book income if circumstances change (for example, changes in tax laws or the Company's financial condition or performance).

Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income or a net operating loss that would be carried back to prior taxable years. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

During fiscal 1991, the IRS completed its examination of the Company's federal income tax returns for fiscal years 1987 and 1986. The IRS proposed various adjustments, the most significant of which include the Company's amortization of acquired FCC broadcast licenses and other broadcasting related intangible assets.

During 1993, the IRS completed its examination of the Company's federal income tax returns for fiscal years 1989 and 1988, proposing adjustments amounting to $10,886,000, not including interest thereon. The IRS did not propose any significant adjustments other than those relating to the issues currently under protest for fiscal years 1987 and 1986, including the Company's amortization of acquired FCC broadcast licenses and other broadcasting related intangible assets and the deduction of royalty payments to a related party. The IRS asserted that such royalty payments were not reasonable and were not made on the basis of arm's length dealings.

Management believes that the Company has valid positions relating to its exposure and intends to vigorously defend its interests. The Company has protested all proposed adjustments to the Appellate Division of the IRS. Management of the Company believes that the ultimate resolution of these matters will not have a material effect on the results of operations of the Company, although the Company's cash position may be adversely affected.

During fiscal 1991, the Company increased its income tax provision by $10,382,000 to reflect management's estimate of the potential liability relating to the proposed IRS adjustments for all fiscal years through 1991. Subsequently, the Company has accrued additional amounts to reflect management's estimate of the Company's potential liability which relate to all proposed adjustments, including the acquired intangibles, through December 31, 1993. The IRS' position, if upheld to the full extent of the proposed adjustments, would exceed the Company's accrual and, thus, would impact future results of operations of the Company by $18,233,000.

On February 9, 1994, the IRS announced a comprehensive settlement initiative covering most of the intangibles issues currently being contested by taxpayers. The offer will not be made to all affected taxpayers and taxpayers to whom the offer is extended will not be required to accept the offer.

The intangibles issues currently being protested by the Company are subject to this settlement initiative. At this time, it is not certain whether the IRS will make a settlement offer to the Company, nor whether the Company would accept such an offer if made. If such an offer is made and accepted by the Company, management believes the resulting assessment would not exceed the accrual for such proposed adjustments.

NOTE F - DEFINED CONTRIBUTION RETIREMENT PLAN

The Company offers a plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all full-time employees. Matching employer contributions are set at the discretion of the Board of Directors. The Company's contributions for the year ended December 31, 1993, were $667,000. Contributions for the four months ended December 31, 1992 and the fiscal years ended August 31, 1992 and 1991, were $300,000, $618,200 and $279,300, respectively.

In October 1990, the Board of Directors authorized the adoption of the Employee Stock Ownership Plan ("ESOP") which provides for contributions of shares of common stock to the ESOP in amounts as authorized by the Board of Directors. To date, no common stock has been contributed to the ESOP.

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company leases warehouse space, computer and broadcast equipment, and equipment used in connection with its operations under various operating leases.

Future minimum payments under noncancellable operating leases are as follows:

          ------------------------------------------------------------------------------
                            YEARS ENDING DECEMBER 31,
          ------------------------------------------------------------------------------
                                                                        (In thousands)
          1994.........................................................      $12,919
          1995.........................................................       11,051
          1996.........................................................       10,712
          1997.........................................................       10,646
          1998.........................................................        6,214
          Thereafter...................................................       32,064
                                                                         ---------------
                                                                             $83,606
                                                                         ---------------
                                                                         ---------------

Rent and lease expenses charged to operations were $15,185,000 for the year ended December 31, 1993. Rent and lease expense for the four months ended December 31, 1992, and the fiscal years ended August 31, 1992 and 1991, were $6,611,000, $20,278,000 and $18,603,000, respectively.

During March 1986, the Company entered into a five-year employment agreement, as amended, with the former Chairman of the Board, which was automatically renewed in 1991 for a three-year term. The employment agreement provided for a minimum base salary, which as of December 31, 1992, was set at $500,000, and the use of a Company car. On August 11, 1993, upon resignation as Chairman of the Board and as a Director of the Company, prior to the scheduled termination of employment under the agreement, the former Chairman commenced a five-year consultancy and non-competition arrangement with the Company during which period he will be paid his minimum base annual salary of $500,000 per year.

In 1990, the Company entered into a four-year consulting and noncompetition agreement with a former President, effective upon his resignation on December 31, 1990, which calls for payments of $300,000 per year.

During February 1993, the Company entered into a four-year employment agreement with the Company's President and Chief Executive Officer, which is automatically renewable for successive one year terms unless either party provides 180 days written notice. The employment agreement provides for an annual base salary of not less than $500,000, inclusion in any bonus program established for executives of the Company, and inclusion in any benefit programs provided to employees of the Company. Termination of the agreement by the Company other than for cause will result in payment of the annual base salary amount that would have been payable had employment continued until the expiration of the employment term plus any annual bonus for the year of termination. The employment agreement also provides for annual paid vacation, reimbursement for relocation expenses and a minimum sales price for the officer's prior residence and Stock Appreciation Rights ("SARs") as further discussed in Note K. In addition, termination of employment following a change in control of the Company may result in entitlement to all unpaid compensation through the term of the contract.

In connection with capital improvements, the Company had commitments for capital expenditures of $4,500,000 at December 31, 1993.

On December 28, 1992, HSC entered into affiliation agreements with SKC which provide for SKC's stations to broadcast HSC programming on a full-time basis. The agreements have an original term of five years, and are renewable for two successive five year terms; however, as long as any indebtedness is outstanding under the Loan Agreement between SKC and HSN, SKC is required to maintain affiliation agreements with HSC. See Note B. The affiliation agreements are cancellable with eighteen months written notice prior to the end of any scheduled term. HSC pays an affiliation fee to SKC based on hourly rates and, upon reaching certain sales levels, commissions on net sales. Affiliation payments made to SKC for the year ended December 31, 1993, were $41,135,000.

The Company entered into license and maintenance agreements with its former wholly-owned subsidiary, Precision Systems, Inc. ("PSi") beginning in 1993. Under the agreements HSN paid PSi $3,545,000 for maintenance services in 1993 and a one-time license fee of $2,000,000. The maintenance agreement, which was amended in 1994, has a term through December 31, 1994, but can be renewed at HSN's option for additional one, three or five year periods. The Company has also provided a $5,000,000 unsecured line of credit to PSi. The line of credit bears interest at the rate of prime plus 1%, and is due three years from the distribution date, July 31, 1992, or one year from the date of the first draw, whichever is earlier. No draws were made under this agreement through December 1993. Restrictions in the line of credit include, but are not limited to, payment of dividends on, or the redemption of, capital stock of PSi and the incurrence of senior debt.

The Company has entered into an agreement for telephone services with MCI Telecommunications Corporation ("MCI") for a term of three years ending in November 1996. The agreement calls for monthly and quarterly minimum payments of $800,000 and $3,150,000, respectively, to be entitled to discounted rates. If the Company terminates the agreement for reasons other than cause, payment of 50% of the aggregate of the minimum amounts for the remainder of the unexpired term will be due 30 days after the termination. The Company made payments of $18,418,000 to MCI for phone services during the year ended December 31, 1993 and would have exceeded the above mentioned minimums.

The Company uses the same policies in making the above commitments as it does for on-balance sheet instruments. The Company controls its risk through approvals, limits, covenants and monitoring procedures.

NOTE H - LITIGATION

On April 1, 1993, Mr. Allen P. Allweiss, a former executive vice president and general counsel of the Company, filed a lawsuit styled Allweiss v. HSN, et.al., in the Circuit Court of the Sixth Judicial Circuit of the State of Florida for Pinellas County (Case No. 93-1176CI13), against the Company, Roy M. Speer, Francis Santangelo, Liberty, Gerald F. Hogan and John M. Draper complaining about, among other things, his February 24, 1993 termination from the Company (the "Allweiss Suit"). The Allweiss Suit as amended alleges violation of the Florida retaliatory discharge statute, civil theft, conversion, breach of contract, and conspiracy related to his termination from the Company and his rights under the Company's 1986 Stock Option Plan for employees and the Company's 1990 Executive Stock Award Program. Mr. Allweiss also alleges that he was injured by reason of a pattern of criminal activities. Mr. Allweiss seeks unspecified damages, including treble damages. The Company has filed a counterclaim against Mr. Allweiss alleging breach of fiduciary duty, legal malpractice, and breach of a confidentiality agreement. Discovery began in late 1993. No evaluation of the likelihood of an unfavorable outcome can be made at this time. No range of potential loss or recovery has been included in the consolidated financial statements. The Company believes that it has meritorious defenses and intends to continue vigorously defending this action and pursuing its counterclaim.

On December 27, 1990, a customer of HSC filed an amended class action complaint against the Company styled Mauger v. Home Shopping Network, Inc., in the Court of Common Pleas, Philadelphia County, Pennsylvania. Plaintiff alleged violation of the Pennsylvania Unfair Trade Practices and Consumer Protection Law in relation to the Company's pricing practices with respect to diamond and imitation diamond jewelry. Plaintiff seeks certification of the class, compensatory damages or $100 per class member, treble damages, attorney's fees, costs, interest and other relief. Plaintiff claims that the diamond ring she purchased from HSC was not of the same value stated in an appraisal provided to the customer.

On June 22, 1991, another customer of HSC filed a class action complaint against the Company, styled Powell v. Home Shopping Network, Inc., making similar allegations concerning jewelry purchased from HSC and seeking similar relief.

On April 19, 1993, the Mauger and Powell cases were consolidated in the Court of Common Pleas of Bucks County, Pennsylvania (Case No. 91-6152-20-1). On May 4, 1993, the Court entered an order granting the plaintiffs' motion for class certification and declared the plaintiffs to be class representatives and the class to be "all Pennsylvania residents who purchased any jewelry containing diamonds or imitation diamonds from Home Shopping Network, Inc.'s subsidiary Home Shopping Club, Inc. between December 27, 1984 and May 20, 1991." On July 23, 1993 the court denied the Company's motion for interlocutory appeal of the May 4, 1993 order. The Company believes that it has meritorious defenses and intends to continue vigorously defending this action.

The Company has been informed that the Securities and Exchange Commission has entered a formal order of investigation involving matters relating to, among other things, certain of the Company's SEC filings and other public disclosures. The Company has furnished documents in connection with this investigation and is cooperating in the investigation while maintaining its legal privileges, including the attorney/client privilege. This is a nonpublic investigation and the scope of the investigation is confidential. The Company has been advised that this inquiry should not be construed as an indication by the Commission or its staff that any violations of law have occurred, nor should it be considered a reflection upon any person, entity or security.

The Company has been informed that a federal grand jury impaneled in the Middle District of Florida is investigating matters relating to the Company. The Company has furnished documents in connection with this investigation and has taken action to protect its legal privileges in these proceedings, including the attorney/client privilege. Information related to the scope of matters occurring before the grand jury is confidential. The Company has been advised by the federal government that the Company is not a target, at this time, of the grand jury investigation.

On December 30, 1993, the parties to the following lawsuits (the "Florida Federal Securities Actions"), which assert claims relating to, among other things, the adequacy of HSN disclosures in certain public filings in 1992 and 1993, reached an agreement in principle to settle these cases:

          Michael Goldstein v. Roy M. Speer and Home Shopping Network, Inc., United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-602-CIV-T-23B

          Milton Partners, L.P. v. Roy M. Speer and Home Shopping Network, Inc., United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-608-CIV-T-15C

          International Gemmological Institute, Inc., et al. v. Home Shopping Network, Inc., Roy M. Speer, Franklin J. Chu, John J. McNamara, Michael V. Roberts, and Edward Vaughn, United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-610-CIV-T-21B

          Arnold Jerome Sussman, et al. v. Home Shopping Network, Inc., Roy M. Speer and RMS Limited Partnership, United States District Court for the Middle District of Florida, Tampa Division, Civil Action No.
     93-613-CIV-T-17B

          Irving Kas, on behalf of himself and all others similarly situated v. Home Shopping Network, Inc., Roy M. Speer, individually and as a General Partner of RMS Limited Partnership, Les R. Wandler, Franklin J. Chu, Fernando DiFilippo, Lowell Paxson, and RMS Limited Partnership, United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-621-CIV-T-15A

          Benjamin Kirsch v. Roy M. Speer and Home Shopping Network, Inc., United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-623-CIV-T-23A

          Jonathan Greenwald v. Roy M. Speer and Home Shopping Network, Inc., United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-624-CIV-T-17B

          Sherwin Newborn, on behalf of himself and all others similarly situated v. Home Shopping Network, Inc., Roy M. Speer and RMS Limited Partnership, United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-681-CIV-T-17A

          Mike and Natalie Magula v. Home Shopping Network, Inc., Roy M. Speer, individually and as a General Partner of RMS Limited Partnership, Les R. Wandler, Franklin J. Chu, Fernando DiFilippo, Lowell Paxson, and RMS Limited Partnership, United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 93-679-CIV-T-21C

Pursuant to the terms of the settlement of the Florida Federal Securities Actions, the Company will make a net contribution of $8,600,000 toward a total settlement fund of $9,600,000. Any attorneys' fees awarded by the Court to the plaintiffs' attorneys will be paid out of the $9,600,000 settlement fund. The settlement of the Florida Federal Securities Actions is conditioned on, among other things, Court approval after notice to the shareholders and a hearing on the fairness of the settlement.

On December 31, 1993, an agreement in principle was reached to settle the following lawsuits in which the Company, Liberty and others are parties:

          In re Home Shopping Network, Inc. Shareholders Litigation, Court of Chancery of the State of Delaware in and for the County of New Castle, Civil Action No. 12868 (consolidated)

          Bartnik, et al. v. Home Shopping Network, Inc., et al., United States District Court for the District of Delaware, C.A. No.
     93-336/347/406/480-MMS-Consolidated

The actions concern, among other things, breaches of fiduciary duty relating to the change in control, tender offers and merger proposal relating to the Company. The Company does not anticipate having to contribute to the settlement fund or pay any of the plaintiffs' attorneys' fees or expenses. The settlement of these actions is conditioned on, among other things, Court approval after notice to the shareholders and a hearing on the fairness of the settlement.

On January 19, 1994, the plaintiffs dismissed without prejudice the lawsuit entitled Mizell, et al. v. Speer, et al., C.A. No. 93-000494-CI-020, which at the time was pending in the Circuit Court for Pinellas County, Florida.

On or about February 8, 1994, the Company, with the approval of the special litigation committee of its Board of Directors, signed an agreement in principle to settle the lawsuit entitled 7547 Corp., et al. v. Roy M. Speer, et al., Case Nos. 92-1966-CIV-T-15A and 92-2045-CIV-T-99C (consolidated), currently pending in the United States District Court for the Middle District of Florida. Pursuant to the terms of the settlement, Roy M. Speer, the Company's former Chairman of the Board and Chief Executive Officer, has agreed to pay the Company $2,000,000 and to pay the Company an additional $1,000,000 to partially fund the $9,600,000 settlement in the Florida Federal Securities Actions. The Company has agreed to pay Western Hemisphere, Inc. ("Western"), the successor to Pioneer Data Processing, Inc. ("Pioneer"), $4,500,000 in exchange for releases and cancellation or acquisition of a 1985 license agreement involving the Company and Pioneer. The Company also has agreed to pay such attorneys' fees as may be awarded by the Court to the plaintiffs' counsel. This settlement is conditioned on, among other things, Court approval after notice to the shareholders and a hearing on the fairness of the settlement.

The Company has accrued $13,000,000, at December 31, 1993, to cover anticipated costs and expenses related to the above matters as well as the costs and expenses associated with the settlement of an unrelated claim.

The Company and certain of its officers and directors were defendants in certain class actions suits filed in connection with the issuance of statements regarding its common stock. On October 15, 1991, the Court approved the settlement of $18,000,000 to be paid by the Company.

On September 15, 1991, the court approved the settlement of $15,000,000 to be paid by the Company in connection with two separate purported class action suits that had been filed against the Company in the Court of Chancery of the State of Delaware. The complaints concerned actions taken by the Company in connection with a suit pending against Drexel Burnham Lambert, Incorporated regarding the Company's Debentures.

During fiscal 1992, the balance of all amounts accrued in fiscal 1991 totaling $33,000,000 relating to the two settlements mentioned above was paid.

The Company is engaged in various other lawsuits either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these various lawsuits should not have a material impact on the Company's financial condition or results of operations.

NOTE I - STOCKHOLDERS' EQUITY

The holders of both classes of the Company's common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution or winding up of the Company, the holders of both classes of common stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities. Shares of Class B common stock are convertible at the option of the holder into shares of common stock of the Company on a share-for-share basis. Upon conversion of the Class B common stock, the Class B shares so converted are retired and not subject to reissue.

In October 1993, RMS Limited Partnership, a Nevada limited partnership ("RMS"), converted 3,600,000 shares of Class B common stock into shares of common stock, on a share-for-share basis. After the conversion, there were 20,559,456 shares of Class B common stock outstanding. Because there are less than 22,800,000 shares of Class B common stock outstanding after this conversion, the holders of the Class B common stock will now vote together with the holders of common stock on all matters submitted to stockholders. The Class B common stock shareholders are entitled to cast ten votes per share on all matters, except that they have no vote in the election of 25% of the Board of Directors to be elected by the common stock shareholders. Subsequent to December 31, 1993, RMS converted 559,456 additional shares of Class B common stock to shares of common stock.

On December 28, 1992, the Company distributed the capital stock of SKC to the Company's stockholders of record on December 24, 1992, in the form of a pro rata stock dividend. The distribution also included Telemation, Inc., formerly a wholly-owned subsidiary of HSN that operates video production and post-production facilities, the capital stock of which was contributed to SKC prior to the distribution. The stockholders' of HSN received one share of SKC common stock for each ten shares of HSN common stock held at the close of business on December 24, 1992. In connection with this distribution, intercompany indebtedness in the amount of $135,172,000 was converted into a secured long-term Senior Loan, as discussed in Note B, and remaining intercompany indebtedness in the amount of $93,120,000 was forgiven resulting in SKC having a net book value at the date of distribution of $10,000,000. The distribution reduced stockholders' equity at December 31, 1992, by $10,000,000, consisting of net operating assets of $4,751,000 and cash and cash equivalents of $5,249,000. Property, plant and equipment with a net book value of $41,516,000 and identified intangible assets and FCC licenses, as discussed in Note A7, with a net book value of $88,720,000 were the major assets held by SKC at the time of the stock distribution. SKC's assets and capabilities were an integral part of HSC's operations and were used almost exclusively for HSC programming. Accordingly, at the time of the distribution, HSC and SKC entered into affiliation agreements, as discussed in Note G providing, among other things, parameters for SKC's carriage of HSC programming, HSC's payment to SKC for such carriage and renewal or extension of the affiliation agreements. Payments made by HSC under the affiliation agreements provide SKC sufficient cash flow to fund the payments of principal and interest on the Note evidencing the secured long-term Senior Loan, as discussed in Note B.

The distribution of the capital stock of SKC was a taxable transaction. The Company recognized a gain for income tax purposes in an amount equal to the difference between the fair market value of the SKC capital stock distributed and the Company's basis in such SKC capital stock. This gain resulted in additional income tax expense of $1,500,000 which was recorded during the four months ended December 31, 1992. This gain will be affected by the final settlement of the IRS examination, as discussed in Note E.

In accordance with a Tax Sharing Agreement, entered into in connection with the distribution of SKC, HSN is responsible for paying all taxes related to SKC's operations for periods through December 28, 1992. Accordingly, any liability associated with the IRS examination through that date, as discussed in Note E, will be the responsibility of HSN and not SKC.

On July 31, 1992, the Company distributed the capital stock of PSi to the Company's stockholders of record on July 30, 1992, in the form of a tax-free, pro rata stock dividend. The stockholders of HSN received one share of PSi common stock for each ten shares of HSN common stock held at the close of business on July 30, 1992. The distribution reduced stockholders' equity in the year ended August 31, 1992, by $36,579,000, consisting of net operating assets of $31,579,000 and cash of $5,000,000.

The Company's Board of Directors has authorized the repurchase of up to $20,000,000 of its common stock. To date, the Company has purchased 3,105,700 shares at a total cost of $14,027,000. The Company, subject to market conditions and cash availability, may continue to repurchase its shares within the limits adopted by the Board.

NOTE J - CHANGE IN CONTROL

On February 11, 1993, Liberty acquired 20,000,000 shares of the Company's Class B common stock, from RMS in exchange for $58,000,000 in cash and 8,000,000 shares (adjusted for a 2 for 1 stock dividend), of Liberty Class A common stock, par value $1.00 per share (the "Liberty Class A Common Stock"). In addition, on the acquisition date, RMS granted an irrevocable assignable option (the "Option") to Liberty to purchase from RMS

2,000,000 shares ("Subject Shares") of Class B common stock of SKC for $2,000,000 plus interest from February 11, 1993. The Option may be exercised, in whole but not in part, within 2 years and may be extended upon certain conditions requiring government approvals. Upon exercise of the Option and purchase of the Subject Shares, Liberty or any assignee under the Option would effectively control SKC by virtue of the voting power of the Subject Shares.

The 20,000,000 shares of Class B common stock purchased by Liberty, in addition to the 616,300 shares of HSN common stock acquired by Liberty prior to February 11, 1993, represented approximately 23.3% of the beneficial ownership interest in the Company's equity at February 28, 1993. In addition, because the Class B common stock is generally entitled to ten votes per share, the aggregate of all such shares represented approximately 65.6% of the beneficial ownership interest in the voting rights of the Company. These percentage amounts do not reflect the common stock purchased in the tender offer or the conversion of the Class B common stock discussed below.

On April 23, 1993, Liberty commenced a tender offer to purchase up to 15,000,000 shares of HSN common stock at $7.00 per share. During the period of the tender offer, which expired on May 20, 1993, 23,266,306 shares of HSN common stock were tendered. Consistent with its rights under the federal securities laws, Liberty elected to purchase an additional 1,296,602 of these shares. This acquisition of 16,296,602 shares of HSN common stock increased Liberty's beneficial ownership interest in HSN's equity to approximately 41.5% and in its voting rights to approximately 70.8% at May 21, 1993.

In connection with Liberty's acquisition, RMS agreed to convert its remaining 4,159,456 shares of Class B common stock into shares of common stock, 3,600,000 of which were converted prior to December 31, 1993, the remainder of which were converted to common stock subsequent to year end. After taking into account the conversions prior to December 31, 1993, Liberty's beneficial ownership and voting rights were approximately 39.4% and 77.8%, respectively, at December 31, 1993.

NOTE K - STOCK OPTIONS AND AWARDS

The Company has granted options to purchase common stock under option plans as follows:

The 1986 Cable Operators Stock Option Plan, as amended, provided for the issuance of options to purchase common stock at the fair market value at date of grant in exchange for entering into affiliation agreements to carry the Company's programming for up to seven years. During 1992, all options under the 1986 plan expired.

The 1987 Cable Operators Stock Option Plan, as amended, provides for the issuance of options to purchase common stock at or above the fair market value at the date of grant in exchange for entering into affiliation agreements to carry the Company's programming for up to seven years. The options vest and expire over various periods with all options expiring by June 1, 1994.

The 1986 Stock Option Plan for Employees, as amended, provides for the grant of options to purchase common stock at the fair market value at date of grant. The options vest and become exercisable annually and equally over five years beginning one year from the date of grant, and expire five years from the date they vest and become exercisable.

The 1986 Stock Option Plan for Outside Directors, as amended, provides for the grant of options to purchase common stock at fair market value as of the date of grant. The options vest and become exercisable equally over two years beginning on the date of grant. All options expire five years from the date they vest and become exercisable. During 1992, the Board of Directors and shareholders approved certain amendments to the plan. The amendments provide for additional option grants after five years of service and, in addition, the number of shares of common stock subject to option under the plan was increased to 1,630,000 shares.

A summary of changes in outstanding options, under the stock option plans are as follows:

- --------------------------------------------------------------------------------------------------------
                                                                     STOCK OPTION PLANS
                                                    ----------------------------------------------------
                                                      CABLE                      OUTSIDE
                                                    OPERATORS     EMPLOYEES     DIRECTORS       TOTAL
- --------------------------------------------------------------------------------------------------------
                                                    (In thousands, except exercise price)
Authorized -- September 1, 1986...................     15,000          2,400           630        18,030
Authorized -- Year ended August 31, 1987..........     12,500          7,600            --        20,100
Authorized -- Year ended August 31, 1992..........         --             --         1,000         1,000
                                                    ----------   -----------   -----------   -----------
          Total authorized........................     27,500         10,000         1,630        39,130
                                                    ----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------
Outstanding -- August 31, 1990....................      7,236          2,922           450        10,608
  Granted.........................................         --          1,155           180         1,335
  Exercised.......................................         --            (46)           --           (46)
  Canceled........................................     (2,234 )         (737)         (120)       (3,091)
                                                    ----------   -----------   -----------   -----------
Outstanding -- August 31, 1991....................      5,002          3,294           510         8,806
  Granted.........................................         --            540           180           720
  Exercised.......................................       (234 )         (286)          (60)         (580)
  Canceled........................................       (432 )         (543)           --          (975)
                                                    ----------   -----------   -----------   -----------
Outstanding -- August 31, 1992....................      4,336          3,005           630         7,971
  Granted.........................................         --            145            --           145
  Exercised.......................................        (11 )          (66)         (330)         (407)
  Canceled........................................         --           (150)           --          (150)
                                                    ----------   -----------   -----------   -----------
Outstanding -- December 31, 1992..................      4,325          2,934           300         7,559
  Granted.........................................         49          1,063           180         1,292
  Exercised.......................................     (3,305 )       (1,781)         (216)       (5,302)
  Canceled........................................       (524 )         (115)          (54)         (693)
                                                    ----------   -----------   -----------   -----------
Outstanding -- December 31, 1993..................        545          2,101           210         2,856
                                                    ----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------
Options exercisable...............................        545            691            60         1,296
                                                    ----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------
Exercise price....................................  $5.56-6.49   $3.25-14.63   $5.45-14.75
                                                    ----------   -----------   -----------
                                                    ----------   -----------   -----------

As of December 31, 1993, the Company had 29,533,000 shares of common stock available for grant under the above option plans. During the year ended December 31, 1993, 5,302,000 shares of common stock were issued in connection with the exercise of these stock options for which the Company received $31,197,000 in cash.

During 1993 the Company issued 120,000 shares of common stock in connection with the exercise of stock options for outside consultants not included in the above chart, for which the Company received $654,000 in cash. In addition, at December 31, 1993, stock options for 120,000 shares were outstanding and exercisable by two former outside consultants.

All of the exercise prices were adjusted as of July 31, 1992 and December 28, 1992, for options outstanding at such dates, to reflect the distributions of PSi and SKC, respectively, to the stockholders of the Company as more fully discussed in Note I.

In October 1990, the Company adopted the 1990 Executive Stock Award Program (the "Program") pursuant to which 2,990,000 shares of common stock were granted to certain key employees and consultants. The Program was funded exclusively by the contribution of shares of common stock owned by the former Chairman of the Board and a former President of the Company. The Company will not issue any additional shares of stock in connection with the Program. The rights of such individuals in shares granted under the Program vest over a five year period and are distributed in five equal annual installments commencing one year from the grant date. Participants in the program are entitled to receive dividends, if declared, on their unvested shares and certain officers are entitled to voting rights with respect to their unvested shares. Forfeitures are reissued at the discretion of the Compensation/Benefits Committee of the Board of Directors.

In fiscal 1991, in consideration of past performance and contributions to the Company, and a non-compete and confidentiality agreement, the former Chairman of the Board and a former President of the Company transferred 2,200,000 shares of common stock, owned by them individually, to a former officer and director of the Company, who resigned in September 1990. No shares of common stock were issued by the Company to the former officer and director. A portion of the shares was transferred to an escrow account which will be distributed to the former officer and director pursuant to an escrow agreement which was subsequently amended.

In connection with both of these programs funded by the former Chairman of the Board and a former President of the Company, the Company recorded $15,299,000 of unearned compensation in fiscal 1991 and a corresponding amount to additional paid-in capital based on the price of the shares at the grant dates. The amount amortized and expensed relating to the compensation earned was $5,615,000 for the year ended December 31, 1993, $1,084,000 for the four months ended December 31, 1992, and $3,454,000 and $2,846,000 for the years ended August 31, 1992 and
1991, respectively.

In 1993, the President and Chief Executive Officer of HSN received SARs with respect to 984,876 shares of the Company's common stock at an exercise price of $8.25 per share. The SARs vest over a four year period and are exercisable until February 23, 2003. The SARs will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of the Company, all unvested SARs will vest immediately prior to the change in control and shall remain exercisable for a one year period. SARs not exercised will expire to the extent not exercised. The SARs may be exercised for cash or, so long as the Company is a public company, for shares of the Company's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The SARs also will vest in the event of death or disability. Compensation expense recognized by the Company for the SARs during the year ended December 31, 1993 was $2,800,000.

NOTE L - RELATED PARTY TRANSACTIONS

The Company received a variety of products and services from entities related through common ownership and management with the former Chairman of the Company's Board of Directors and his immediate family members. These transactions are considered related party transactions until the resignation of the former Chairman of the Company's Board of Directors in August 1993. Subsequent to his resignation, these transactions are no longer considered related party, but are included for disclosure purposes. Transactions with these entities are summarized as follows:

1. Computer software license agreement: In 1985, the Company entered into a license agreement for computer software with Western, which provided for continuing monthly payments of 1% of HSC's gross profit, as defined.

2. Property: The Company leased three properties from a partnership controlled by the former Chairman and a former President of the Company. Payments were $26,000 per month, plus sales tax. In July and September of 1991, the Company purchased these properties for a total of $2,300,000.

3. Commissions on inventory: Certain inventory in the form of returned merchandise, rejects and small lot saleable inventory were disposed of through Western for a 15% commission. Sales by the related party were less than 1% of total sales. The Company also provided certain equipment and space located at or in close proximity to each of the Company's four fulfillment centers, free of charge. The Company terminated this arrangement in 1993.

The following summarizes these transactions:

- --------------------------------------------------------------------------------------------------
                                                                    FOUR MONTHS     YEARS ENDED
                                                    YEAR ENDED         ENDED        AUGUST 31,
                                                   DECEMBER 31,    DECEMBER 31,   ----------------
                                                       1993            1992       1992       1991
- --------------------------------------------------------------------------------------------------
                                                                   (In thousands)
Computer software license agreement..............      $297         $ 1,176      $3,502     $3,286
Commissions on inventory.........................       561             456       1,469      1,615
Property:
  Lease payments.................................        --              --          --        311
  Purchase price.................................        --              --         250      2,050

As of December 31, 1993, in connection with a litigation settlement as discussed in Note H, the Company has a $4,500,000 liability recorded to Western. This amount relates to cancellation of the computer software license agreement, the arrangement pursuant to which Western provided certain liquidation and related services, as noted above, and all other existing agreements and arrangements excluding certain assignment, secrecy and non-compete agreements. In connection with this and other litigation settlements, the former Chairman of the Company's Board of Directors has agreed to pay HSN $3,000,000, which is recorded in accounts receivable, as of December 31, 1993.

Prior to the SKC distribution, the Company was a non-voting common stockholder in a corporation which owns a television station that carries HSN programming. A former member of the Company's Board of Directors is a significant owner of this same corporation. During fiscal 1989, the Company funded construction of the television station through a 12.8% interest-bearing note, to be amortized over seven years beginning in April 1991, with monthly payments of $69,000. The amount due under this note was $3,294,000 at August 31, 1992. In connection with the distribution of the capital stock of SKC, the note and the Company's investment in the corporation were transferred to SKC prior to December 31, 1992. See Note I. Also, the Company paid $1,549,000, $504,300, $1,553,000 and
$1,596,000 under an affiliation agreement with the television station for the year ended December 31, 1993, the four months ended December 31, 1992 and the fiscal years ended August 31, 1992 and 1991, respectively.

During 1991, the Company engaged two firms in consulting capacities which had one officer each that was on the Company's Board of Directors until February 1993. Fees paid pursuant to these engagements totaled $126,000 for the year ended December 31, 1993, $34,000 for the four months ended December 31, 1992, and $100,000 for each of the years ended August 31, 1992 and 1991.

On April 28, 1992, the Company purchased 100,000 shares of Series A Preferred Stock of NRI. Pursuant to the purchase of these shares, HSN provided office space to NRI which was valued at $200,000 for the year ended December 31, 1993. The Chairman and Chief Executive Officer of NRI was appointed to the Board of Directors of the Company on April 30, 1992. HSN and NRI also share two other common board members. See Note C.

The Company has entered into an agreement with PSi that provides for the Company to extend a $5,000,000 line of credit, as discussed in Note G. The Company purchased certain equipment and paid license and system maintenance fees related to this equipment of $1,316,000 and $3,545,000, respectively, for the year ended December 31, 1993 and $1,521,300 and $2,250,000, respectively, for the four months ended December 31, 1992. The former Chairman of HSN owns a controlling position in PSi's outstanding stock as of December 31, 1993. Until August 1993 HSN and PSI also shared a common board member, and officer. Subsequent to August 11, 1993, PSi is no longer considered a related party due to the resignation of certain members of PSi's Board of Directors, and the resignation of the former Chairman of the Company.

HSC has entered into certain affiliation agreements with cable operators which are wholly or partially owned by either Liberty or Tele-Communications, Inc. Certain officers of these companies served, or continue to serve, on the Company's Board of Directors. Payments made under the affiliation agreements were $4,053,000 for the year ended December 31, 1993.

In addition, the general partner of certain cable systems which carry the Company's programming, was appointed to HSN's Board of Directors in July 1993. Liberty also has an ownership interest in these cable systems. A total of $247,000 was paid for the year ended December 31, 1993 for such cable agreements.

NOTE M - CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental disclosure of cash flow information:

- --------------------------------------------------------------------------------------------------
                                                                FOUR MONTHS    YEARS ENDED AUGUST
                                                  YEAR ENDED       ENDED               31,
                                                 DECEMBER 31,   DECEMBER 31,   -------------------
                                                     1993           1992        1992        1991
- --------------------------------------------------------------------------------------------------
                                                                  (In thousands)
Cash paid during the period for:
  Interest.....................................    $ 13,872       $ 10,837     $22,995     $24,709
  Income taxes.................................         515          4,648      14,854      20,330

Supplemental information of non-cash investing and financing activities:

- - On December 28, 1992, the Company distributed the common stock of SKC to the Company's stockholders, in the form of a taxable pro rata stock dividend. See
  Note I.

- - On July 31, 1992, the Company distributed the common stock of PSi to the Company's stockholders in the form of a tax-free, pro rata stock dividend. See
  Note I.

- - As more fully discussed in Note K, the Company recorded the constructive receipt of common stock valued at $15,299,000 from the former Chairman of the Board and a former President of the Company to be used in conjunction with various stock award plans.

- - Additional shares of common stock were issued upon the conversion of Debentures, as more fully discussed in Note D.

NOTE N - QUARTERLY RESULTS (UNAUDITED)

- -------------------------------------------------------------------------------------------------------------
                                                  QUARTER          QUARTER        QUARTER         QUARTER
                                                   ENDED            ENDED          ENDED           ENDED
                                                MARCH 31,(A)     JUNE 30,(A)   SEPTEMBER 30,    DECEMBER 31,
- -------------------------------------------------------------------------------------------------------------
                                                            (In thousands, except per share data)
YEAR ENDED DECEMBER 31, 1993
  Net sales...................................  $239,421         $ 250,264     $ 260,462        $296,433
  Gross profit................................    61,540(c)         87,541        90,122         103,337
  Earnings (loss) before extraordinary item...   (16,980)            2,001         1,115          (1,675)(d)
  Net earnings (loss).........................   (23,823)            1,602         1,115          (1,675)
  Earnings (loss) per common share:
    Before extraordinary item.................      (.19)              .02           .01            (.02)
    Net earnings (loss).......................      (.27)              .02           .01            (.02)
YEAR ENDED DECEMBER 31, 1992(A)
  Net sales...................................  $275,442         $ 257,499     $ 261,662        $273,768
  Gross profit................................   102,723            94,913        97,323          94,034
  Earnings before extraordinary item..........     8,999             6,518         6,969           4,297
  Net earnings................................     9,000             6,471         6,969           4,297
  Earnings per common share:
    Before extraordinary item.................       .10               .07           .08             .05
    Net earnings..............................       .10               .07           .08             .05

- --------------------------------------------------------------------------------------------------------------------
                                                                                                             QUARTER
                                                                                                MONTH         ENDED
                                                QUARTER          QUARTER       QUARTER          ENDED       AUGUST
                                                 ENDED            ENDED         ENDED          JUNE 30,       31,
                                              NOVEMBER 30,     FEBRUARY 28,    MAY 31,         1993(B)       1992
- --------------------------------------------------------------------------------------------------------------------
                                                           (In thousands, except per share data)
PERIODS SUBSEQUENT TO AUGUST 31, 1992
  Net sales................................     $265,796         $ 244,044     $ 260,157         $76,854          --
  Gross profit.............................       94,829            60,529(c)     93,052          25,307          --
  Earnings before extraordinary item.......        5,828           (20,040)        6,158          (1,785 )        --
  Net earnings (loss)......................        5,828           (26,883)        5,759          (1,785 )        --
  Earnings (loss) per common share:
    Before extraordinary item..............          .07              (.23)          .07            (.02 )        --
    Net earnings (loss)....................          .07              (.31)          .07            (.02 )        --
YEAR ENDED AUGUST 31, 1992
  Net sales................................     $291,756         $ 275,460     $ 269,315              --    $261,256
  Gross profit.............................      107,849           101,134       101,119              --      96,357
  Earnings before extraordinary item.......       13,095             7,881         9,013              --       7,416
  Net earnings.............................       13,095             7,816         8,966              --       7,416
  Earnings per common share:
    Before extraordinary item..............          .15               .09           .10              --         .08
    Net earnings...........................          .15               .09           .10              --         .08

(a) The quarters in the year ended December 31, 1992 and the quarters ended March 31, 1993 and June 30, 1993 are shown for comparative purposes only.
(b) The month ended June 30, 1993 is shown in connection with the transition for the change in year end from August 31 to December 31, as discussed in Note A.
(c) During February 1993, the Company established an inventory reserve of $22,700,000. Of this reserve, $20,100,000 affected gross profit and $2,600,000 was charged to miscellaneous expense.
(d) In the fourth quarter of 1993, the Company charged $13,000,000 to other income (expense) for the settlement of various lawsuits. See Note H.

The difference between earnings (loss) before extraordinary item and net earnings (loss) in each quarter represents gains (losses) from early extinguishment of long-term obligations. See Note D.

The Company believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

NOTE O - FINANCIAL INSTRUMENTS

As discussed in Note G, the Company is obligated to provide PSi with a $5,000,000 unsecured line of credit. If the Company funds this line of credit and PSi fails to perform according to the terms of the contract, the Company is exposed to certain losses.

The additional disclosure below of the estimated fair value of financial instruments was made in accordance with the requirements of Statements of Financial Accounting Standards No. 107. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

- ----------------------------------------------------------------------------------------------------
                                                           DECEMBER 31, 1993       DECEMBER 31, 1992
                                                       ---------------------   ---------------------
                                                        CARRYING        FAIR     CARRYING       FAIR
                                                          AMOUNT       VALUE      AMOUNT       VALUE
- ----------------------------------------------------------------------------------------------------
                                                                      (In thousands)
Cash and cash equivalents............................  $  35,566   $  35,566   $  19,421   $  19,421
Note and interest receivable from related party......    132,304     132,304     135,172     135,172
Other assets and notes receivable....................      3,117       3,117       7,387       7,387
Long-term investment.................................     10,000      18,000       7,225      24,000
Long-term obligations................................   (112,272)   (112,272)   (162,754)   (168,778)

The carrying value of cash and cash equivalents, note and interest receivable from related party, and other assets and notes receivable are a reasonable estimate of their fair value. The estimate of the fair value of the long-term investment was based on quoted market prices of NRI's common stock. The Company owns a large percentage of the outstanding equity in NRI. The dilutive effect on the quoted market rate has not been factored into the fair market value of the investment, and as such, the fair market value may not equal liquidation value.

The fair value of the Company's long-term obligations at December 31, 1993 approximates the carrying value, as interest rates for similar issues of debt, have not changed substantially during 1993. At December 31, 1992, the fair value is estimated based on the actual amount paid to retire the debt during the refinancing and retirement of the debt as discussed in Note D.

- --------------------------------------------------------------------------------
SUMMARY FINANCIAL DATA
(In thousands, except per share data)
- --------------------------------------------------------------------------------

                                             FOUR MONTHS
   SUMMARY CONSOLIDATED       YEAR ENDED        ENDED                      YEARS ENDED AUGUST 31,
  STATEMENTS OF OPERATIONS   DECEMBER 31,    DECEMBER 31,  ------------------------------------------------------
            DATA                 1993            1992         1992          1991           1990          1989
- -----------------------------------------------------------------------------------------------------------------
Net sales..................   $1,046,580       $357,166    $1,097,787    $1,078,547     $1,008,272   $774,342
Gross profit...............      342,540(4)     124,636       406,459       389,398        374,908    293,433
Operating profit (loss)....       (6,949)        17,569        82,202        64,570(2)      74,720      9,199(1)
Earnings (loss) before
  extraordinary item.......      (15,539)(5)      5,140        37,405        (9,599)(2)     32,464    (22,075)(1)
Net earnings (loss)........      (22,781)         5,140        37,293        (8,945)(2)     38,754    (14,939)(1)
Earnings (loss) per common
  share:
Earnings (loss) before
  extraordinary item.......         (.18)           .06           .42          (.11)(2)        .35       (.25)(1)
Net earnings (loss)........         (.26)           .06           .42          (.10)(2)        .42       (.17)(1)
Weighted average common
  shares outstanding.......       91,192         91,115        90,255        87,452         95,736     89,483

- -----------------------------------------------------------------------------------------------------------------
                                                 DECEMBER 31,                         AUGUST 31,
SUMMARY CONSOLIDATED                        ---------------------     -------------------------------------------
  BALANCE SHEET DATA                           1993        1992         1992       1991        1990        1989
- -----------------------------------------------------------------------------------------------------------------
Working capital..........................  $  8,053     $ 38,493     $ 47,004    $ 52,868    $ 98,006    $115,545
Total assets.............................   501,143      477,913      519,670     565,036     556,236     533,929
Unsecured Senior Term Loans..............    85,000(3)        --           --          --          --          --
11% Senior Notes due October 15, 1996....        --      140,000(3)   153,252(3)  184,752     190,678     223,300
5% Convertible Subordinated Debentures
  due April 22, 2002.....................        --       16,915       16,915      17,115      28,335      54,745
Other long-term obligations..............     1,927        2,276        2,689       3,175       6,096       6,760
Stockholders' equity.....................   196,554      170,149      170,329     161,839     177,481     139,885

(1) During the fourth quarter of fiscal 1989, the Company recorded $28,000,000 in pre-tax non-recurring special charges.

(2) During fiscal 1991, the Company recorded $44,500,000 in pre-tax non-recurring special charges as discussed in Notes A-5 and H. Additionally, the Company increased its income tax provision $10,382,000 relating to certain adjustments proposed by the Internal Revenue Service as discussed in Note E.

(3) At December 31, 1993 and 1992, $25,000,000 and $3,200,000, respectively, and
    $27,500,000 at August 31, 1992, was classified as current reflecting management's ability and intent to satisfy a portion of the debt from funds provided from operations. See Note D.

(4) The gross profit declined from 37.0%, for the fiscal year ended August 31, 1992, to 32.7%, for the year ended December 31, 1993. This was primarily due to the liquidation of inventory at less than cost.

(5) In the fourth quarter of 1993, the Company charged $13,000,000 to other income (expense) for the settlement of various lawsuits. See Note H.

- --------------------------------------------------------------------------------
PRICE RANGE OF COMMON STOCK
- --------------------------------------------------------------------------------

The following table sets forth, for the quarterly periods indicated, the high and low sales prices of the Company's common stock on the New York Stock Exchange (Symbol: HSN).

    -----------------------------------------------------------------------------------------------------
                                                                                         HIGH       LOW
    -----------------------------------------------------------------------------------------------------
    YEAR ENDED DECEMBER 31, 1993
      Quarter ended November 30.......................................................  $ 6.38     $ 4.25
      Quarter ended February 28.......................................................    9.00       4.88
      Quarter ended May 31............................................................    8.63       4.13
      Month ended June 30.............................................................   12.88       7.50
      Quarter ended September 30......................................................   14.75      10.63
      Quarter ended December 31.......................................................   15.38      10.50
    YEAR ENDED AUGUST 31, 1992
      Quarter ended November 30.......................................................    7.13       5.00
      Quarter ended February 28.......................................................    8.88       4.88
      Quarter ended May 31............................................................    8.63       5.25
      Quarter ended August 31.........................................................    6.38       5.13
    YEAR ENDED AUGUST 31, 1991
      Quarter ended November 30.......................................................    5.75       3.00
      Quarter ended February 28.......................................................    5.25       3.38
      Quarter ended May 31............................................................    7.63       4.50
      Quarter ended August 31.........................................................    6.50       4.25

The closing price per share as of February 28, 1994 was $13.25 and there were 8,836 stockholders of record as of that date.

BOARD OF
DIRECTORS:

Gerald F. Hogan
President and Chief Executive Officer
Home Shopping Network, Inc.

Robert R. Bennett, Chairman
Senior Vice President,
Treasurer and Secretary
Liberty Media Corporation
Englewood, Colorado

John M. Draper
Senior Vice President and General Counsel
Liberty Media Corporation
Englewood, Colorado

Leo J. Hindery, Jr.
Managing General Partner
InterMedia Partners
San Francisco, California

J. Anthony Forstmann
Chairman of the Board
The National Registry Inc.
St. Petersburg, Florida

George C. McNamee
Chairman
First Albany Companies, Inc.
Albany, New York

OFFICERS:

Gerald F. Hogan
President and Chief Executive Officer

Honore A. LeBrun, III
Executive Vice President
Affiliate Sales and Marketing

J. Michael Reardon
Executive Vice President
Operations

Stella L. Tavilla
Executive Vice President
Management Information Systems

Peter M. Kern
Senior Vice President
Strategic Development and Corporate Finance

Kevin J. McKeon
Senior Vice President
Accounting and Finance
and Treasurer

Edward M. Vaughn, Jr.
Senior Vice President
Human Resources

Michael W.D. McMullen
President
HSN International Division

Robert F. Buccos
Vice President
Budgeting and Strategic Planning

Todd Cralley
Vice President
Broadcast Affiliates

M. Wade Downs
Vice President
Corporate Research and Analysis

Peter J. Hardy
Vice President
New Business Development

Judith K. Jourdan
Vice President
Application Services

David W. Swanson
Vice President
Technical Services

Brian J. Feldman
Controller

HOME SHOPPING CLUB, INC.
L. Douglas Bailey
President

HOME SHOPPING CLUB OUTLETS, INC.
J. Michael Reardon
President

HSN CREDIT CORPORATION
P. A. Bauer
President

HSN FULFILLMENT, INC.
Ronald J. DiDonato
President

HSN INSURANCE, INC.
Suzanne B. Morrow
President

HSN MAIL ORDER, INC.
John W. Pence
President

CORPORATE
INFORMATION:

CORPORATE HEADQUARTERS
2501 - 118th Avenue North
St. Petersburg, Florida 33716-1900

The Company's main telephone number is (813)572-8585.

STOCK EXCHANGE
Home Shopping Network, Inc. is listed on the New York Stock Exchange. The ticker symbol is HSN.

TRANSFER AGENT/
REGISTRAR
Bank of New York
101 Barclay Street
New York, New York 10286

INDEPENDENT AUDITORS
KPMG Peat Marwick