Form 10-K, Exhibit 13
HOME SHOPPING NETWORK INC
filed 1995-03-30
CIK 791024

                                                                      EXHIBIT 13

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

GENERAL

Home Shopping Network, Inc. (the "Company") is a holding company, the subsidiaries of which conduct the day-to-day operations of the Company's various business activities. The Company's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of the Company.
  As discussed in Note A to the Consolidated Financial Statements, included herein, on July 13, 1993, the Company elected to change its year end from August 31 to December 31. This change was made effective January 1, 1993.
  The following discussion presents the material changes in the consolidated results of operations of the Company which have occurred between the years ended December 31, 1994 and 1993, along with material changes between the year ended December 31, 1993 and the fiscal year ended August 31, 1992, and the four months ended December 31, 1992 versus the four months ended December 31, 1991. Reference should also be made to the Consolidated Financial Statements and Summary Financial Data included herein.
  All tables and discussion included herein calculate the percentage changes using actual dollar amounts, versus rounded dollar amounts.

YEAR ENDED DECEMBER 31, 1994 vs.
YEAR ENDED DECEMBER 31, 1993

NET SALES
For the year ended December 31, 1994, net sales for the Company increased $79.9 million, or 7.6%, to $1.127 billion from $1.047 billion for the year ended December 31, 1993. Net sales of HSC increased $65.2 million, or 6.8%, for the year ended December 31, 1994, reflecting a 19.5% increase in the number of packages shipped and a 10.2% decrease in the average price per unit sold compared to the year ended December 31, 1993. Promotional price discounts, used to enhance HSC merchandise sales, increased to 2.7% of HSC sales for the year ended December 31, 1994, from 1.8% in 1993. In addition, sales by the Company's new infomercial joint venture, HSN Direct Joint Venture ("HSND"), which commenced operations during the third quarter of 1994, totaled $13.5 million and sales by the Company's retail outlets increased $6.7 million for the year ended December 31, 1994 compared to the prior year.
  The increases for the year ended December 31, 1994 were primarily offset by a decline in sales of $6.9 million attributable to the sale of the Company's former wholly-owned subsidiary, HSN Mistix Corporation ("Mistix") in the second quarter of 1994. The sale of Mistix should not have a significant impact on the Company's net sales or results of operations in future periods.
  The sales increases for the year ended December 31, 1994 versus 1993, occurred primarily in the first nine months of the year and were the continuation of a trend that began in the latter part of the third quarter of 1993. Management believes that 1994 sales levels were positively affected by several factors, most significantly the addition of new cable subscribers beginning in September 1993 as a result of the "must carry" provisions of the cable re-regulation law.
  Since September 1994, the Company has appointed new senior management personnel with expertise in merchandising. The Company has also instituted procedures intended to improve purchasing and other merchandising practices. Management's emphasis in this area includes evaluating new product sources and programs to boost customer loyalty, offering higher quality and a greater variety of products, developing strong private label lines, selling higher margin items and offering name brand merchandise.
  During the fourth quarter of 1994, in addition to reorganizing its merchandising and sales practices, the Company continued to significantly restyle its programming. This includes new on-air presentations, offering regularly scheduled themed shows, increasing the number of items aired per hour and the display of item numbers which enables a customer to order an item when it is off the air. Additional programming changes which are currently under evaluation by management include revising the current network structure to simplify program scheduling. These changes are expected to be introduced in the second and third quarters of 1995 and may not be fully implemented until the end of 1995.
  These changes in merchandising and programming strategy are aimed at long-term improvements in sales by attempting to attract new customers and increase the frequency of sales. However, the initial impact of these changes was a slowdown in sales, such that consolidated net sales for the quarter ended December 31, 1994 increased only 1.8% over the same period in 1993. Sales and earnings through mid-1995 are expected to be negatively affected by these changes. While management believes the Company's new merchandising and programming strategy will improve results, it estimates the earliest that sales will be positively affected will be the latter half of 1995. There can be no assurance that these changes will achieve management's intended results.
  For the years ended December 31, 1994 and 1993, HSC's merchandise return percentage remained constant at 24.4%. The return rate continues to be affected by high returns in jewelry and electronics merchandise categories which typically experience higher return rates than other merchandise categories. Management is evaluating the Company's product mix and is taking other steps in the area of merchandising, as discussed above, in an attempt to reduce the merchandise return rate.
  At December 31, 1994, HSC had approximately 4.9 million active members representing a 1.4% gain over December 31, 1993. An active member is defined as an HSC member that has completed a transaction within the last 18 months or placed an order within the last seven months. In addition, 59.4% of active members have made more than one purchase in the last 18 months.
  The Company believes that future levels of net sales of HSC will be dependent, in large part, on increases in program carriage, market penetration and further improvements in sales and merchandising management. Program carriage is defined as the number of cable systems and broadcast television stations that carry HSC programming. Market penetration represents the level of active purchasers within a market.
  The following table highlights the changes in the estimated unduplicated television household reach of HSC programming by category for the year ended December 31, 1994:

                                                                       Cable     Broadcast    Satellite    Total
                                                                    ---------  ------------ ----------  ---------
                                                                             (In thousands of households)
Balance - December 31, 1993. . . . . . . . . . . . . . . . . . .       33,788      25,876       3,100      62,764
Net additions. . . . . . . . . . . . . . . . . . . . . . . . . .        2,029         463         650       3,142
Shift in classification  . . . . . . . . . . . . . . . . . . . .        3,143      (3,143)          -           -
Change in Nielsen household counts . . . . . . . . . . . . . . .            -        (128)          -        (128)
                                                                    ---------   ---------    --------   ---------
Balance - December 31, 1994 . . . .. . . . . . . . . . . . . . .       38,960      23,068       3,750      65,778
                                                                    =========   =========    ========   =========

As of December 31, 1994, there were approximately 95.4 million homes in the United States with a television set, 60.0 million basic cable television subscribers and 3.8 million homes with satellite dish receivers.
  The cable television household growth was achieved primarily through increased cable system carriage of HSC's broadcast signal due to the implementation of "must carry" beginning in September 1993, and the Company's aggressive campaign to obtain contracts for cable carriage of HSC programming. Because HSC programming is now on a cable channel line-up, former broadcast households can now more easily access HSC programming. The decrease in broadcast television households was primarily attributable to the shift in classification from broadcast to cable. This decrease was offset, in part, by the addition of broadcast television households due to changes in the composition of the broadcast television station group with which HSC has affiliation agreements.
  During 1995, 5.0 million cable subscribers are covered by cable system contracts that are subject to termination or renewal. This represents 12.7% of the total number of unduplicated cable households receiving HSC programming, exclusive of "must carry" subscribers. The Company is pursuing both renewals and additional cable television system contracts, but channel availability, competition, cost of carriage, cable re-regulation and ownership or affiliation of the Company's competitors with cable system operators are some of the factors affecting the negotiations for cable television system contracts. Although management cannot determine the percentage of expiring contracts that will be renewed or the number of households that will be added through new contracts, management believes that a majority of the contracts will be renewed.
  HSC's market penetration typically lags behind increases in carriage. As a result of the increase in carriage since late 1993, the Company has experienced a slight improvement in its market penetration. As the new households mature, the Company expects market penetration to improve, but there can be no assurance that this will occur. The Company is developing new marketing programs aimed at increasing consumer awareness of HSC programming to further improve market penetration.
  In 1994, the Company commenced two ventures: HSND produces and airs infomercials and a joint venture with Black Entertainment Television, Inc. is testing a new television shopping program. Also, in 1994 the Company expanded its role in computer on-line interactive shopping through the acquisition of Internet Software, Inc. ("ISN") which markets merchandise over the Internet. The Company intends to expand this service. In addition, in 1994, the Company launched two on-line stores over interactive on-line computer services. Recently, the Company announced that it has engaged the services of consultants

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

to assist in developing its new shopping service, Television Shopping Mall, which is expected to be launched by early 1996. These business activities did not have a material negative impact on the Company's financial statements since their inception or acquisition during the second half of 1994. A full year of these business activities may have a negative impact on the Company's results of operations in 1995.
  The Company is also engaged in discussions with various entities to explore other new business opportunities. The pursuit of these potential business opportunities may include the creation of new business entities, both domestic and international, development and distribution of broadcast and cable television programming, changes in the Company's broadcast relationships and/or expansion in the carriage of the Company's programming by operators of cable television systems. There can be no assurance that the Company will be able to reach agreements with the necessary parties to pursue these business opportunities.

COST OF SALES
For the year ended December 31, 1994, cost of sales increased $26.5 million, or 3.7%, to $730.5 million from $704.0 million for the year ended December 31, 1993. As a percentage of net sales, cost of sales decreased to 64.8% from 67.3% compared to the year ended December 31, 1993.
  Cost of sales of HSC increased $22.5 million for the year ended December 31, 1994. As a percentage of HSC sales, cost of sales decreased to 66.9% from 69.1%, compared to the year ended December 31, 1993. In addition, cost of sales for HSND and the Company's retail outlets for the year ended December 31, 1994, increased $5.0 million and $3.7 million, respectively, compared to the year ended December 31, 1993.
  The remaining decrease in cost of sales for the year ended December 31, 1994, compared to 1993, is primarily attributable to the sale of Mistix, as discussed in "Net Sales."
  The decreases in consolidated and HSC's cost of sales percentages in 1994 compared to 1993 relate primarily to an additional $20.1 million adjustment made to HSC's inventory carrying amount, which increased cost of sales in the first quarter of 1993, in connection with a change in management's merchandising philosophy.

OPERATING EXPENSES
The following table highlights the operating expense section from the Company's Consolidated Statements of Operations, including the dollar and percentage changes for the year ended December 31, 1994, compared to the year ended December 31, 1993:

                                                                          Years Ended
                                                                          December 31,
                                                                     ----------------------       $           %
                                                                        1994         1993      Change      Change
                                                                     ---------    ---------   ---------   ---------
                                                                                  (In millions, except %)
Selling and marketing. . . . . . . . . . . . . . . . . . .               $161.9       $138.1     $ 23.8        17.2%
Engineering and programming. . . . . . . . . . . . . . . .                 98.8         93.7        5.1         5.5
General and administrative . . . . . . . . . . . . . . . .                 79.3         93.5      (14.2)      (15.1)
Depreciation and amortization  . . . . . . . . . . . . . .                 29.1         24.2        4.9        20.2
                                                                      ---------    ---------  ---------
                                                                         $369.1       $349.5     $ 19.6         5.6
                                                                      =========    =========  =========

As a percentage of net sales, operating expenses decreased to 32.8% from 33.4% compared to the year ended December 31, 1993.

SELLING AND MARKETING
For the year ended December 31, 1994, selling and marketing expenses, as a percentage of net sales, increased to 14.4% from 13.2% compared to the year ended December 31, 1993.
  The major components of selling and marketing expenses are detailed below, including the dollar and percentage changes for the year ended December 31, 1994 compared to the year ended December 31, 1993:

                                                                           Years Ended
                                                                           December 31,
                                                                      ---------------------       $           %
                                                                        1994         1993       Change     Change
                                                                      --------     --------   ---------   ---------
                                                                                   (In millions, except %)
Telephone, operator and customer service. . . . . . . . . . .             $53.8        $48.5      $ 5.3        10.8%
Fees to cable system operators:
  Commissions . . . . . . . . . . . . . . . . . . . . . . . .              38.4         33.9        4.5        13.1
  Marketing payments for cable advertising. . . . . . . . . .              25.3         30.7       (5.4)      (17.5)
  Performance bonus commissions . . . . . . . . . . . . . . .               9.1            -        9.1       100.0

Telephone, operator and customer service expenses are typically related to sales, call volume and the number of packages shipped, and for the year ended December 31, 1994, compared to the year ended December 31, 1993, these expenses increased as a result of increases in call and package volume. These expenses are expected to fluctuate in relation to sales, call volume and package volume in 1995.
  For the year ended December 31, 1994, commissions to cable system operators increased at a higher rate than sales as a result of increased cable system carriage of the Company's programming due to the implementation of the "must carry" provisions of the cable re-regulation law.
  Marketing payments for cable advertising, related primarily to previous contractual commitments, decreased for the year ended December 31, 1994, compared to the year ended December 31, 1993. As older agreements expire or are renegotiated and new cable carriage agreements are executed, marketing payments for cable advertising are being replaced by other forms of incentive compensation to cable operators. These include payment of cable distribution fees, as discussed in "Depreciation and Amortization," and performance bonus commissions. Accordingly, marketing payments for cable advertising are expected to continue to decrease and depreciation and amortization is expected to increase in 1995. Performance bonus commissions based upon the sales levels of HSC programming in the cable operator's franchise area are expected to increase as additional contracts are renewed or added.
  In addition, cable operators which have executed affiliation agreements to carry HSN2 are compensated for all sales of HSN2 within their franchise areas, regardless of whether a customer's order results from watching the program via cable, satellite dish, or on a broadcast television station. Thus, with the advent of "must carry," HSC is paying commissions to cable operators in addition to the hourly affiliation payments made to broadcast television stations resulting in higher commission expense and higher total operating expenses. As a result of the above factors, fees paid to cable system operators are expected to remain at higher levels in future periods.
  Selling and marketing expenses related to HSND totaled $6.7 million for the year ended December 31, 1994. The remaining net increase in selling and marketing expenses is attributable to other advertising and promotional expenses of the Company's other subsidiary operations. Management believes that total selling and marketing expenses in future periods will be at higher levels as the Company maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration and develop new electronic retailing opportunities.

ENGINEERING AND PROGRAMMING
For the year ended December 31, 1994, engineering and programming expenses, as a percentage of net sales, decreased to 8.8% from 9.0% compared to the year ended December 31, 1993.
  Increases in expense related to broadcast affiliates in additional markets totaled $3.7 million compared with the year ended December 31, 1993. In addition, based on sales within the broadcast markets of Silver King Communications, Inc. ("SKC"), for the year ended December 31, 1994, the Company incurred additional broadcast commission expense of $1.3 million, compared to the year ended December 31, 1993.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

  Broadcast costs are expected to remain at these higher levels in 1995. Moreover, as the Company develops new programming and telemarketing opportunities and attempts to expand its broadcast television reach for existing programming, overall engineering and programming expenses are expected to increase in 1995.

GENERAL AND ADMINISTRATIVE
For the year ended December 31, 1994, general and administrative expenses, as a percentage of net sales, decreased to 7.0% from 8.9% compared to the year ended December 31, 1993.
  For the year ended December 31, 1994, consulting and stockholder relations expenses decreased $5.3 million, due to expenses incurred in 1993, in connection with a merger proposal by Liberty Media Corporation ("Liberty") following the acquisition, in February 1993, of a controlling interest in the Company by a wholly-owned subsidiary of Liberty and the unsolicited merger proposal by QVC, Inc. that was not consummated. Expenses in connection with the Company's executive stock award program, stock appreciation rights granted in 1993, settlement of sales tax issues, legal expense, repairs and maintenance and equipment rental decreased $13.8 million for the year ended December 31, 1994, compared to the year ended December 31, 1993. The above decreases were offset by increases for the year ended December 31, 1994, totaling $5.0 million, in payroll expense and other administrative expenses.
  Based on present circumstances, management expects general and administrative expenses to remain at current levels in 1995.

DEPRECIATION AND AMORTIZATION
For the year ended December 31, 1994, depreciation and amortization increased primarily due to the amortization of cable distribution fees, which totaled $3.9 million for the year ended December 31, 1994. Amortization of these fees is expected to total $8.2 million in 1995 based on existing agreements. This amortization could increase if additional cable distribution fees are paid in 1995 in connection with renewing or adding long-term cable system contracts, as discussed in "Net Sales." The balance of the increase in depreciation and amortization is attributable to capital asset additions during the year ended December 31, 1994. Accordingly, depreciation and amortization will be higher in 1995.

OTHER INCOME (EXPENSE)
For the year ended December 31, 1994, the Company had net other income of $3.6 million compared to net other expense of $(12.6) million for the year ended December 31, 1993.
  Interest income decreased $4.1 million for the year ended December 31, 1994, compared to the year ended December 31, 1993, due to the repayment by SKC, in August 1994, of its indebtedness to the Company, as discussed in "Financial Position, Liquidity and Capital Resources." Accordingly, interest income is expected to further decrease in 1995.
  Interest expense decreased $5.4 million for the year ended December 31, 1994, primarily as a result of the repayment by the Company, in August 1994, of its Senior Term Loans, as discussed in "Financial Position, Liquidity and Capital Resources." In late 1994 and the first quarter of 1995, the Company borrowed funds under its amended bank facility and intends to borrow additional amounts in 1995 as discussed in "Financial Position, Liquidity and Capital Resources." Interest expense in 1995 will increase as a result of these borrowings and higher interest rates compared to 1994.
  For the year ended December 31, 1994, net miscellaneous expense decreased $2.0 million compared to the year ended December 31, 1993. Net miscellaneous expense for the year ended December 31, 1993 includes nonrecurring costs totaling $3.8 million. For the year ended December 31, 1994, net miscellaneous expense includes a $(2.9) million loss on the sale of Mistix. The sale of Mistix should not have a significant impact on the Company's operating results in future periods. In addition, 1994 includes the receipt of proceeds from a lawsuit settlement totaling $.8 million. An additional $.6 million will be received in the first quarter of 1995.
  Net other expense for the year ended December 31, 1993 also includes litigation settlements totaling $13.0 million.

INCOME TAXES
The Company's effective tax rate was an expense of 42.0% for the year ended December 31, 1994 and a benefit of (20.6)% for the year ended December 31, 1993. The Company's effective tax rate for these periods differed from the statutory rate due primarily to the amortization of goodwill and other acquired intangible assets relating to acquisitions from prior years, state income taxes and the provision for interest on adjustments proposed by the Internal Revenue Service ("IRS"), as discussed in Note E to the Consolidated Financial Statements included herein. In 1995, the Company anticipates a decrease in its effective tax rate to approximately 39.0%.

EXTRAORDINARY ITEM -- LOSS ON EARLY EXTINGUISHMENT OF
LONG-TERM OBLIGATIONS
In the year ended December 31, 1994, the Company repaid the remaining $85.0 million outstanding balance on its Senior Term Loans. In the year ended December 31, 1993, the Company refinanced and retired the remaining $143.3 million of its 11 3/4% Senior Notes (the "Senior Notes") and retired the remaining $16.9 million of its 5 1/2% Convertible Subordinated Debentures (the "Debentures"). These transactions resulted in extraordinary items -- loss on early extinguishment of long-term obligations, net of taxes as discussed in Note D to the Consolidated Financial Statements included herein.

NET EARNINGS (LOSS)
The Company had net earnings of $16.8 million, or $.18 per share, for the year ended December 31, 1994, compared to a net loss of $(22.8) million, or $(.26) per share, for the year ended December 31, 1993. The increase in net earnings for the year ended December 31, 1994, was primarily attributable to an increase in net sales of $79.9 million and an increase in gross profit of $53.5 million compared to the year ended December 31, 1993. As discussed in "Cost of Sales," the results for the year ended December 31, 1993, included an additional adjustment of $20.1 million to the inventory carrying amount, which increased "Cost of Sales." The results for the year ended December 31, 1993 were also affected by the litigation settlements of $13.0 million, as discussed in "Other Income (Expense)" and Note I to the Consolidated Financial Statements included herein. As previously discussed, the Company has recorded a loss of ($2.9) million on the sale of the common stock of Mistix. In addition, the consolidated results for the year ended December 31, 1994 includes a pre-tax loss for Mistix of $(1.6) million. Consolidated results also include extraordinary losses, net of taxes, of $(.9) million, or $(.01) per share, for the year ended December 31, 1994, and $(7.2) million, or $(.08) per share, for the year ended December 31, 1993.

YEAR ENDED DECEMBER 31, 1993 vs.
FISCAL YEAR ENDED AUGUST 31, 1992

GENERAL
As discussed in Note J to the Consolidated Financial Statements, included herein, on July 31, 1992 and December 28, 1992, the Company distributed the capital stock of its former wholly-owned subsidiaries, Precision Systems, Inc. ("PSi") and SKC, respectively, as stock dividends to the Company's stockholders. As noted below, these distributions affect the comparison of revenues and expenses for the year ended December 31, 1993 versus the fiscal year ended August 31, 1992 and for the four months ended December 31, 1992 versus the four months ended December 31, 1991.

NET SALES
For the year ended December 31, 1993, net sales decreased $51.2 million, or 4.6%, to $1.047 billion from $1.098 billion for the fiscal year ended August 31, 1992. Net sales of HSC decreased $43.8 million, or 4.3%, for the year ended December 31, 1993, reflecting a 22.7% decrease in the number of packages shipped while the average price per unit sold increased 29.4% compared to the fiscal year ended August 31, 1992. On a consolidated basis, $20.4 million of the net sales decrease was due to the distribution by the Company of the capital stock of PSi and SKC. These declines were somewhat offset by an increase in sales attributable to the Company's mail order subsidiary, HSN Mail Order, Inc. ("Mail Order") of $3.5 million and a $6.9 million increase in sales through the Company's retail outlets for the year ended December 31, 1993. After consideration of the distributions of SKC and PSi, net sales for the year ended December 31, 1993, declined 2.9% compared to the fiscal year ended August 31, 1992. The decline in sales for the year ended December 31, 1993, primarily occurred during the first quarter of the year. Management believes that this decline was attributable to the same factors that resulted in lower sales in the latter part of 1992, including the weak economy and a possible decline in viewership due to programming competition. The Company also made certain format and policy changes beginning in September 1992 which also may have contributed to this

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

decline. These changes included, among other things, the visual display of shipping and handling charges on the television screen, greater program segmentation, higher priced merchandise in categories which typically carry a higher return percentage, changes in merchandise offerings, and other show format changes.
  During April 1993, the Company held a week long "Big Top" sales event, primarily to liquidate certain merchandise. See "Cost of Sales." While additional sales volume was generated during this event, sales levels were lower in the second quarter of 1993 than in 1992 and this trend continued through the beginning of the third quarter of 1993. In the latter part of the third quarter through the end of 1993, however, sales levels increased. A significant reason for the sales increase during this period was the addition of new cable subscribers beginning in September 1993 as a result of the "must carry" provisions of the cable re-regulation law. Although sales increased in the latter part of 1993, they are compared to a period which reflected a sales decrease. Nonetheless, management believes that sales levels in late 1993 were positively affected by improvements initiated during 1993 in the merchandising management and sales philosophy of HSC.
  For the year ended December 31, 1993, the merchandise return percentage increased to 22.4% from 20.3%, compared to the fiscal year ended August 31, 1992. The primary reason for the higher return percentage was increased sales in higher priced jewelry and electronic merchandise categories which typically experience higher rates of return than other merchandise categories.

COST OF SALES
For the year ended December 31, 1993, cost of sales increased $12.7 million, or 1.8%, to $704.0 million from $691.3 million for the fiscal year ended August 31, 1992. As a percentage of net sales, cost of sales increased to 67.3% from 63.0% for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. Cost of sales of HSC increased $21.0 million for the year ended December 31, 1993. The increases in consolidated and HSC's cost of sales and cost of sales percentage relate primarily to the liquidation of certain inventory at less than cost, due to a change in management's merchandising philosophy as further discussed below. In addition, consolidated cost of sales was affected by a decrease of $15.4 million as a result of the distribution by the Company of the capital stock of SKC and PSi, as previously discussed. The remaining change in cost of sales for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992, is primarily attributable to Mail Order and the Company's retail outlets, which had an increase in cost of sales of $2.4 million and $5.0 million, respectively.
  In connection with the change in management's merchandising philosophy, the Company made an additional adjustment of $20.1 million to HSC's inventory carrying amount in February 1993. During April 1993, the Company held a week long "Big Top" sales event, primarily featuring products sold on a liquidation basis, which provided additional sales volume. Due to the promotional nature of this event, the cost of sales percentage for products featured during this event was higher than typically experienced. The liquidation of this merchandise continued during the second and third quarters resulting in higher than usual cost of sales percentages during these periods.

OPERATING EXPENSES
The following table highlights the operating expense section from the Company's Consolidated Statements of Operations, including the dollar and percentage changes for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992:

                                                                           Years Ended
                                                                    ------------------------
                                                                    December 31,  August 31,     $            %
                                                                        1993         1992      Change      Change
                                                                     ---------    ---------  ---------    ---------
                                                                                (In millions, except %)
Selling and marketing. . . . . . . . . . . . . . . . . . . .           $138.1       $135.8     $  2.3         1.7%
Engineering and programming. . . . . . . . . . . . . . . . .             93.7         54.5       39.2        71.9
General and administrative . . . . . . . . . . . . . . . . .             93.5         87.1        6.4         7.4
Depreciation and amortization. . . . . . . . . . . . . . . .             24.2         46.9      (22.7)      (48.4)
                                                                    ---------    ---------  ---------
                                                                       $349.5       $324.3     $ 25.2         7.8
                                                                    =========    =========  =========

As a percentage of net sales, these expenses increased to 33.4% from 29.5% compared to the fiscal year ended August 31, 1992.

SELLING AND MARKETING
For the year ended December 31, 1993, selling and marketing expenses, as a percentage of net sales, increased to 13.2% from 12.4% compared to the fiscal year ended August 31, 1992.
  The major components of selling and marketing expenses are detailed below, including the dollar and percentage changes for the year ended December 31, 1993 compared to the fiscal year ended August 31, 1992:

                                                                           Years Ended
                                                                       -------------------
                                                                     December 31,  August 31,     $            %
                                                                         1993        1992       Change      Change
                                                                       -------      -------   ---------   ---------
                                                                                   (In millions, except %)
Telephone, operator and customer service. . . . . . . . . . . .           $48.5        $47.0       $1.5         3.2%
Commissions to cable system operators . . . . . . . . . . . . .            33.9         34.4        (.5)       (1.4)
Marketing payments for cable advertising. . . . . . . . . . . .            30.7         26.8        3.9        14.5

Telephone, operator and customer service expenses are typically related to sales and order volume. However, for the year ended December 31, 1993 compared to the fiscal year ended August 31, 1992, these expenses were higher primarily due to telephone credits totaling $2.1 million received from the Company's long distance carrier and lower salary costs in the fiscal year ended August 31, 1992.
  For the year ended December 31, 1993, commissions to cable system operators decreased as a result of lower sales volume, compared to the fiscal year ended August 31, 1992.
  Marketing payments for cable advertising increased for the year ended December 31, 1993, due to previous contractual commitments for cable advertising purchases in conjunction with the Company's attempt to increase market penetration.
  In addition, selling and marketing expenses for the year ended December 31, 1993 decreased as a result of the curtailment of the inhouse production portion of the Company's infomercial operations which had selling and marketing expenses of $2.1 million for the fiscal year ended August 31, 1992.
  The remaining net decrease in selling and marketing expenses is attributable to the Company's other subsidiary operations.

ENGINEERING AND PROGRAMMING
For the year ended December 31, 1993, engineering and programming expenses, as a percentage of net sales, increased to 9.0% from 5.0% compared to the fiscal year ended August 31, 1992.
  The increase was primarily attributable to the expense of $41.1 million incurred under affiliation agreements with SKC during the year ended December 31, 1993.

GENERAL AND ADMINISTRATIVE
For the year ended December 31, 1993, general and administrative expenses, as a percentage of net sales, increased to 8.9% from 7.9% compared to the fiscal year ended August 31, 1992.
  For the year ended December 31, 1993, legal, accounting, consulting and stockholder relations expenses increased $12.5 million primarily in connection with a merger proposal by Liberty following the acquisition in February 1993, of a controlling interest in the Company by a wholly-owned subsidiary of Liberty, and the merger proposal by QVC, Inc. Additional expenses of $12.7 million, in connection with the Company's executive stock award program, stock appreciation rights granted in 1993, increased salary expense, repairs and maintenance and administrative expenses, were incurred in the year ended December 31, 1993 compared to the fiscal year ended August 31, 1992.
  The above increases were partially offset by decreases in certain general and administrative expenses primarily attributable to the distribution of the capital stock of SKC and PSi, as previously discussed, which reduced general and administrative expenses by $15.1 million for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992. In addition, equipment rental expense decreased $3.6 million for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992, relating to new operating leases for computer equipment with more favorable terms.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

DEPRECIATION AND AMORTIZATION
For the year ended December 31, 1993, depreciation and amortization decreased primarily due to the distribution of the capital stock of SKC and PSi, as previously discussed, which resulted in a reduction of depreciation and amortization of $23.4 million for the year ended December 31, 1993, compared to the fiscal year ended August 31, 1992.

OTHER INCOME (EXPENSE)
For the year ended December 31, 1993, net other expense decreased $5.1 million to $12.6 million from $17.7 million for the fiscal year ended August 31, 1992.
  Interest income increased $12.8 million for the year ended December 31, 1993, relating to a note receivable as a result of the distribution of the capital stock of SKC, as discussed in Note J to the Consolidated Financial Statements included herein. This increase was offset by a $3.5 million decrease in interest earned on available cash due to lower cash balances and interest rates.
  Interest expense decreased $11.4 million for the year ended December 31, 1993, primarily relating to the redemption and refinancing of the Senior Notes.
  The above mentioned decreases in net other expense are partially offset by litigation settlements totalling $13.0 million during 1993 and an increase in miscellaneous expense for the quarter ended March 31, 1993, primarily due to nonrecurring costs which include $2.6 million of inventory contributed to charity as a result of the change in management's merchandising philosophy regarding the types of merchandise sold on HSC.

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

EXTRAORDINARY ITEM -- LOSS ON EARLY EXTINGUISHMENT OF
LONG-TERM OBLIGATIONS
In the year ended December 31, 1993, the Company refinanced and retired the remaining $143.3 million of its Senior Notes and retired the remaining $16.9 million of its Debentures. In the fiscal year ended August 31, 1992, the Company purchased and retired $4.0 million and $.1 million of Senior Notes and Debentures, respectively. These transactions resulted in extraordinary items -- loss on early extinguishment of long-term obligations, net of taxes, as discussed in Note D to the Consolidated Financial Statements included herein.

NET EARNINGS (LOSS)
The Company had a net loss of $(22.8) million, or $(.26) per share, for the year ended December 31, 1993, compared to net earnings of $37.3 million, or $.42 per share, for the fiscal year ended August 31, 1992. The loss for the year ended December 31, 1993, was primarily attributable to the following factors: decrease in net sales of $51.2 million compared to the fiscal year ended August 31, 1992; the liquidation of a portion of the Company's inventory at less than cost, the adjustment to the inventory carrying amount, as discussed in "Cost of Sales" and the litigation settlements, as discussed in "Other Income (Expense)" and Note I to the Consolidated Financial Statements included herein. For the year ended December 31, 1993, the results include an extraordinary loss of $(7.2) million, or $(.08) per share, compared to an extraordinary loss of $(.1) million, with no per share effect, for the fiscal year ended August 31, 1992.

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

OPERATING EXPENSES
The following table highlights the operating expense section from the Company's Consolidated Statements of Operations, including the dollar and percentage changes for the four months ended December 31, 1992, compared to the four months ended December 31, 1991:

                                                                         Four Months Ended
                                                                            December 31,
                                                                      -----------------------
                                                                         1992        1991         $            %
                                                                                  Unaudited     Change       Change
                                                                      --------- ------------- ---------   ---------
                                                                                    (In millions, except %)
Selling and marketing. . . . . . . . . . . . . . . . . . . . . .         $ 45.3       $ 45.0      $  .3         0.6%
Engineering and programming. . . . . . . . . . . . . . . . . . .           18.1         17.8         .3         2.0
General and administrative . . . . . . . . . . . . . . . . . . .           29.3         31.3       (2.0)       (6.3)
Depreciation and amortization. . . . . . . . . . . . . . . . . .           14.4         15.0        (.6)       (4.2)
                                                                      ---------    ---------    -------
                                                                         $107.1       $109.1      $(2.0)        1.8
                                                                      =========    =========    =======

As a percentage of net sales, these expenses increased to 30.0% from 28.2% compared to the four months ended December 31, 1991.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

SELLING AND MARKETING
For the four months ended December 31, 1992, selling and marketing expenses, as a percentage of net sales, increased to 12.7% from 11.6% compared to the four months ended December 31, 1991.
  The major components of selling and marketing expenses are detailed below, including the dollar and percentage changes for the four months ended December 31, 1992, compared to the four months ended December 31, 1991:

                                                                        Four Months Ended
                                                                           December 31,
                                                                      -----------------------
                                                                        1992         1991         $           %
                                                                                   Unaudited    Change      Change
                                                                      --------  ------------- ---------   ---------
                                                                                  (In millions, except %)
Telephone, operator and customer service. . . . . . . . . . . .         $16.2        $14.2       $2.0        14.1%
Commissions to cable system operators . . . . . . . . . . . . .          11.2         12.1        (.9)       (7.4)
Marketing payments for cable advertising. . . . . . . . . . . .           9.0          8.9         .1         1.1

Telephone, operator and customer service expenses are typically related to sales and order volume. However, for the four months ended December 31, 1992, compared to the same period last year, these expenses were higher due to a rate reduction and a volume discount credit totaling $2.1 million received from the Company's long distance carrier in the four months ended December 31, 1991 and increased rates during the four months ended December 31, 1992.
  Commissions to cable system operators decreased as a result of lower sales volume.
  Marketing payments for cable advertising increased slightly for the four months ended December 31, 1992.
  In addition, selling and marketing expenses for the four months ended December 31, 1992, decreased related to the in-house production portion of its infomercial operations which had selling and marketing expenses of $.8 million for the four months ended December 31, 1991, and which were discontinued in May 1992. The remaining change relates primarily to other subsidiary operations.

ENGINEERING AND PROGRAMMING
For the four months ended December 31, 1992, engineering and programming expenses, as a percentage of net sales, increased to 5.1% from 4.6% compared to the four months ended December 31, 1991.

GENERAL AND ADMINISTRATIVE
For the four months ended December 31, 1992, general and administrative expenses, as a percentage of net sales, increased to 8.2% from 8.1% compared to the four months ended December 31, 1991.
  Equipment rent expense decreased $.9 million compared to the same period in 1991 relating to new operating leases for computer equipment with more favorable terms. Additional savings of $.9 million were realized as a result of the curtailment of subsidiary operations in the infomercial and 800/900 telemarketing businesses in May 1992.

DEPRECIATION AND AMORTIZATION
For the four months ended December 31, 1992, depreciation and amortization decreased primarily due to a decrease in depreciation expense of $.6 million due to the distribution by the Company of the capital stock of PSi.

OTHER INCOME (EXPENSE)
For the four months ended December 31, 1992, net other expense increased $.2 million to $6.1 million from $5.9 million for the four months ended December 31, 1991. The increase was primarily attributable to an increase in charitable contributions of $.1 million relating to disaster relief efforts. In addition, miscellaneous expenses, primarily related to other subsidiary operations, increased $.6 million. These expense increases were offset by a decrease in interest expense of $.9 million related to the redemption of $37.5 million of Senior Notes on October 15, 1992.

INCOME TAXES
The Company's effective tax rate was 55.1% for the four months ended December 31, 1992, and 42.0% for the four months ended December 31, 1991. The Company's effective tax rate for the four months ended December 31, 1992, differed from the statutory rate due primarily to the distribution of the capital stock of SKC, as discussed in Note J to the Consolidated Financial Statements included herein, the amortization of goodwill and other acquired intangible assets relating to acquisitions from prior years, state income taxes and the provision for interest on adjustments proposed by the IRS, as discussed in Note E to the Consolidated Financial Statements included herein.

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

FINANCIAL POSITION, LIQUIDITY
AND CAPITAL RESOURCES

The following table highlights various balances and ratios from the Consolidated Financial Statements included herein:

                                                                                             December 31,
                                                                                       -------------------------
                                                                                           1994         1993
                                                                                       ---------     -----------
           Cash and cash equivalents (millions). . . . . . . . . . . . . . . .           $  33.6        $  35.6
           Working capital (millions)  . . . . . . . . . . . . . . . . . . . .           $  23.1        $   8.1
           Current ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .            1.11:1         1.04:1
           Accounts and notes receivable, net (millions) . . . . . . . . . . .           $  40.8        $  27.8
           Inventories, net (millions) . . . . . . . . . . . . . . . . . . . .           $ 118.8        $ 110.9
           Annual inventory turnover . . . . . . . . . . . . . . . . . . . . .              6.36           6.12

Cash and cash equivalents totaled $33.6 million at December 31, 1994 compared to $35.6 million at December 31, 1993. The principal source of cash in 1994 was the repayment by SKC of its obligation to the Company. These funds, along with operating funds, were used principally to repay the balance of the Company's outstanding Senior Term Loans, to pay cable distribution fees of $31.3 million, and for capital expenditures. Net earnings adjusted for non-cash items totalled $51.0 million and the Company borrowed $25.0 million under its revolving credit facility in 1994.
  Accounts and notes receivable, net, increased to $40.8 million at December 31, 1994, from $27.8 million at December 31, 1993. The primary reason for the increase is "FlexPay" sales which resulted in accounts receivable totaling $23.6 million at December 31, 1994 compared $15.5 million at December 31, 1993. The Company's financing of "FlexPay" accounts receivable has not had a significant impact on its liquidity position. In addition, on August 16, 1994, the Company loaned $5.0 million to PSi under an unsecured Line of Credit Agreement. This amount, together with accrued interest at the rate of 1% over prime, is due on July 31, 1995.
  Receivables from customer sales using the Company's private label credit card are sold to a third party under a non-recourse financing arrangement. The financial impact of this financing arrangement is similar to customer purchases on other third party cards.
  On August 1, 1994, SKC repaid the outstanding principal and accrued interest of $129.7 million on its obligation to the Company, which bore interest at 9.5%. On the same date, the Company repaid the remaining $85.0 million outstanding balance on its Senior Term Loans. As a result of the above repayments, interest income and interest expense declined for the year ended December 31, 1994. Under terms of affiliation agreements with SKC, the broadcast stations are obligated to carry the Company's programming until December 1997.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

  Inventories, net, increased to $118.8 million at December 31, 1994, from $110.9 million at December 31, 1993. The inventory balance is net of a carrying adjustment of $18.8 million at December 31, 1994, which represents a decrease from $25.2 million at December 31, 1993. The carrying adjustment decrease relates primarily to the liquidation of merchandise. The increase in the gross inventory balance at December 31, 1994, from December 31, 1993, was $1.4 million. Inventory levels are expected to increase in 1995 over comparable 1994 periods.
  Capital expenditures for the year ended December 31, 1994, were $18.6 million. These expenditures were primarily for additional telecommunications equipment, technological upgrades and development of telemarketing opportunities. The Company estimates capital expenditures will range between $20.0 and $25.0 million for 1995.
  The Company's working capital needs and capital expenditure requirements for the year ended December 31, 1994, were met from funds provided by operations. Surplus funds were invested in short-term investments.
  On August 30, 1994, the Company's $40.0 million revolving credit facility was amended and increased to $100.0 million, as discussed in Note D to the Consolidated Financial Statements included herein. In December 1994, the Company borrowed $25.0 million under its bank facility and in the first quarter of 1995, borrowed an additional $50.0 million. These funds were used to finance purchases of treasury stock, as discussed below, to pay litigation settlements and for general corporate purposes.
  During 1994, using available cash, the Company paid $19.6 million, including interest, to the IRS relating to the audit settlement, as discussed in Note E to the Consolidated Financial Statements included herein, and in February 1995 the Company paid $9.6 million, plus interest, in connection with litigation settlements, using borrowings under its bank facility. In 1995, management expects to pay cable distribution fees, totaling $40.6 million, relating to current contracts with cable system operators to carry HSC programming.
  The Company has agreed to participate in the investor group which was awarded a major league baseball franchise for the Tampa Bay area. The Company's commitment is contingent upon its securing certain merchandising and broadcasting rights with respect to the franchise. If the Company obtains those rights, it has agreed to contribute $10.0 million as a general and limited partner.
  The Company has received a commitment for an additional $50.0 million credit facility which it expects to be in place by the end of the first quarter of 1995. The total credit facility will contain restrictive covenants, one of which precludes the Company from purchasing its common stock if the debt to operating cash flow ratio is above certain levels. Management believes that available cash, internally generated funds and credit facilities will provide sufficient capital resources to meet the Company's foreseeable needs.
  As of February 28, 1995, the Company had $65.0 million of bank credit lines which back letters of credit and which are used exclusively to facilitate inventory imports. Presentation of letters of credit by vendors results in an immediate charge to the Company's account with no interest charges incurred. Outstanding letters of credit amounted to $16.1 million at February 28, 1995, leaving $48.9 million available.
  For the year ended December 31, 1994, the Company did not pay any cash dividends and does not anticipate paying cash dividends in the immediate future.
  On September 1, 1994, a wholly-owned subsidiary of the Company purchased all the outstanding shares of ISN for a total of $5.0 million consisting of cash and $2.9 million of notes payable.
  At February 28, 1995, .7 million options to purchase the Company's common stock were outstanding and exercisable at prices ranging between $3.25 and $14.75. The exercise of such stock options would result in a cash inflow of $2.4 million to the Company.
  In 1994, the Company's Board of Directors authorized the repurchase of up to an additional $75.0 million of the Company's common stock. In 1994, the Company repurchased 1.3 million shares at a total cost of $13.1 million and in 1995, through February 28, the Company repurchased an additional 2.6 million shares at a total additional cost of $21.6 million. The Company may, subject to cash availability, debt covenants and market conditions, continue to repurchase its common stock within the limits set by the Board of Directors.

MANAGEMENT'S RESPONSIBILITIES
FOR FINANCIAL REPORTING

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

The consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993, the four months ended December 31, 1992 and the fiscal year ended August 31, 1992 have been prepared by management. These consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include some amounts that are based upon management's best estimates and judgments.
  Our independent auditors are engaged to audit and to render an opinion on the fairness in all material respects of our consolidated financial statements presented in conformity with generally accepted accounting principles. In performing their audit, they obtain an understanding of certain aspects of our internal accounting control systems and carry out various substantive auditing procedures they consider necessary in connection with expressing their opinion on our consolidated financial statements.
  In fulfilling its responsibility, management has established internal controls, accounting policies and procedures, administrative procedures and reporting practices which we believe to be effective. Although no system can ensure that all errors or irregularities have been eliminated, management believes that the internal accounting controls in place provide reasonable assurance that assets are safeguarded against loss, unauthorized use or disposition, that transactions are executed in accordance with management's authorization and that financial records are reliable for preparing financial statements and maintaining accountability for assets.
  We believe our people are our most important asset and that their proper selection, training and development is the best means of ensuring that management's objectives of maintaining effective internal accounting controls and uniform reporting standards are met.

CONSOLIDATED BALANCE SHEETS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                                                                                                  December 31,
                                                                                          -------------------------
                                                                                               1994         1993
                                                                                          ------------ ------------
ASSETS                                                                                           (In thousands)
CURRENT ASSETS
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 33,648     $ 35,566
Accounts and notes receivable (net of an allowance for doubtful accounts of
  $1,738 and $1,627, respectively)  . . . . . . . . . . . . . . . . . . . . . . . . . .         40,841       27,849
Income taxes receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,816           --
Note and interest receivable from related party . . . . . . . . . . . . . . . . . . . .             --        5,707
Inventories, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        118,801      110,930
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,108       29,279
Other current assets, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10,632        8,070
                                                                                          ------------ ------------
           Total current assets   . . . . . . . . . . . . . . . . . . . . . . . . . . .        228,846      217,401
PROPERTY, PLANT AND EQUIPMENT
Computer and broadcast equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . .        106,144      107,439
Buildings and leasehold improvements  . . . . . . . . . . . . . . . . . . . . . . . . .         74,514       71,283
Furniture and other equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46,183       48,091
                                                                                          ------------ ------------
                                                                                               226,841      226,813
           Less accumulated depreciation and amortization   . . . . . . . . . . . . . .        116,697      105,777
                                                                                          ------------ ------------
                                                                                               110,144      121,036
Land. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         17,774       17,708
Construction in progress  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,182        2,626
                                                                                          ------------ ------------
                                                                                               131,100      141,370
OTHER ASSETS
Cable distribution fees, net ($34,174, net, to related parties) . . . . . . . . . . . .         67,978           --
Long-term investment in related party . . . . . . . . . . . . . . . . . . . . . . . . .         10,000       10,000
Other non-current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,575        5,775
Note receivable from related party (net of current maturity)  . . . . . . . . . . . . .             --      126,597
                                                                                          ------------ ------------
                                                                                                86,553      142,372
                                                                                          ------------ ------------
                                                                                              $446,499     $501,143
                                                                                          ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations . . . . . . . . . . . . . . . . . . . . . .       $  1,690     $ 25,345
Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         75,264       88,858
Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --       15,586
Accrued liabilities:
  Programming fees ($26,591 and $2,738, respectively, to related parties) . . . . . . .         50,170       10,860
  Litigation settlements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14,450       16,000
  Treasury stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,109           --
  Sales returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12,304       13,632
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38,786       39,067
                                                                                          ------------ ------------
           Total current liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .        205,773      209,348

LONG-TERM OBLIGATIONS (net of current maturities) . . . . . . . . . . . . . . . . . . .         27,491       86,927
DEFERRED INCOME TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,792        8,314
COMMITMENTS AND CONTINGENCIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --           --
STOCKHOLDERS' EQUITY
Preferred stock - $.01 par value; authorized 500,000 shares, no shares
  issued and outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --           --
Common stock - $.01 par value; authorized 150,000,000 shares, issued 77,553,329 and 76,172,890 at December 31, 1994
  and 1993, respectively  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            776          762
Class B - convertible common stock -- $.01 par value; authorized, issued and outstanding, 20,000,000 and 20,559,456 shares at December 31,
  1994 and 1993, respectively . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            200          206
Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        167,463      160,371
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         69,560       52,783
Treasury stock - 4,440,700 and 3,105,700 common shares, at cost,
  at December 31, 1994 and 1993, respectively . . . . . . . . . . . . . . . . . . . . .        (27,136)     (14,027)
Unearned compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (4,420)      (3,541)
                                                                                          ------------ ------------
                                                                                               206,443      196,554
                                                                                          ------------ ------------
                                                                                              $446,499     $501,143
                                                                                          ============ ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES


                                                                           Years Ended           Four Months
                                                                           December 31,             Ended          Year Ended
                                                                     ------------------------    December 31,      August 31,
                                                                        1994          1993           1992             1992
                                                                     ----------    ----------    -----------      -----------
                                                                                (In thousands, except per share data)
Net sales . . . . . . . . . . . . . . . . . . . . . . . . . .        $1,126,514    $1,046,580     $357,166        $1,097,787
Cost of sales . . . . . . . . . . . . . . . . . . . . . . . .           730,504       704,040      232,530           691,328
                                                                     ----------    ----------     --------        ----------
          Gross profit. . . . . . . . . . . . . . . . . . . .           396,010       342,540      124,636           406,459
                                                                     ----------    ----------     --------        ----------
Operating expenses:
   Selling and marketing. . . . . . . . . . . . . . . . . . .           161,886       138,092       45,248           135,794
   Engineering and programming. . . . . . . . . . . . . . . .            98,835        93,686       18,144            54,501
   General and administrative . . . . . . . . . . . . . . . .            79,344        93,539       29,309            87,068
   Depreciation and amortization. . . . . . . . . . . . . . .            29,066        24,172       14,366            46,894
                                                                     ----------     ---------      -------         ---------
                                                                        369,131       349,489      107,067           324,257
                                                                     ----------     ---------      -------         ---------
          Operating profit (loss) . . . . . . . . . . . . . .            26,879        (6,949)      17,569            82,202
Other income (expense):
   Interest income. . . . . . . . . . . . . . . . . . . . . .             9,556        13,655        1,142             4,384
   Interest expense . . . . . . . . . . . . . . . . . . . . .            (5,512)      (10,863)      (6,651)          (22,299)
   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . .              (403)       (2,410)        (614)              205
   Litigation settlements . . . . . . . . . . . . . . . . . .                --       (13,000)          --                --
                                                                     ----------     ---------      -------         ---------
                                                                          3,641       (12,618)      (6,123)          (17,710)
                                                                     ----------     ---------      -------         ---------

Earnings (loss) before income  taxes and extraordinary item .            30,520       (19,567)      11,446            64,492
Income tax expense (benefit)  . . . . . . . . . . . . . . . .            12,819        (4,028)       6,306            27,087
                                                                     ----------     ---------      -------         ---------
Earnings (loss) before extraordinary item . . . . . . . . . .            17,701       (15,539)       5,140            37,405
Extraordinary item -- loss on early extinguishment of long-term obligations (net of tax benefit of $567, $4,395, $-0- and $82,
  respectively)                                                            (924)       (7,242)          --              (112)
                                                                     ----------     ---------      -------         ---------

NET EARNINGS (LOSS) . . . . . . . . . . . . . . . . . . . . .        $   16,777    $  (22,781)     $ 5,140         $  37,293
                                                                     ==========    ==========      =======         =========

Earnings (loss) per common share:
   Earnings (loss) before extraordinary item. . . . . . . . .        $      .19    $     (.18)     $   .06         $     .42
   Extraordinary item, net. . . . . . . . . . . . . . . . . .              (.01)         (.08)          --                --
                                                                     ----------    ----------      -------         ---------

   Net earnings (loss). . . . . . . . . . . . . . . . . . . .        $      .18    $     (.26)     $   .06         $     .42
                                                                     ==========    ==========      =======         =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES


                                                                   Class B
                                                                 Convertible Additional                        Unearned
                                                        Common     Common     Paid-In    Retained  Treasury    Compen-
                                                        Stock       Stock     Capital    Earnings   Stock       sation     Total
                                                      ---------  ----------  ----------  --------  --------    --------    -----
                                                                                     (In thousands)
Balance at August 31, 1991  . . . . . . . . . . . .    $661        $242    $107,706   $ 79,710   $(14,027)   $(12,453)    $161,839
Issuance of common stock upon exercise of
  stock options . . . . . . . . . . . . . . . . . .       6          --       3,555         --          --          --       3,561
Issuance of common stock upon conversion
  of debentures . . . . . . . . . . . . . . . . . .      --          --         146         --          --          --         146
Issuance of common stock in connection with
  employee stock bonus plan . . . . . . . . . . . .      --          --           9         --          --          --           9
Unearned compensation related to executive
  stock award program . . . . . . . . . . . . . . .      --          --         232         --          --       (232)          --
Income tax benefit related to executive stock award
  program and stock options exercised . . . . . . .      --          --         606         --          --          --         606
Expense related to executive stock award program  .      --          --          --         --          --       3,454       3,454
Dividend issued in the form of common stock of a
  wholly-owned subsidiary . . . . . . . . . . . . .      --          --          --    (36,579)         --          --     (36,579)
Net earnings for the year ended August 31, 1992 . .      --          --          --     37,293          --          --      37,293
                                                       ----        ----    --------   --------    --------     -------    --------
Balance at August 31, 1992  . . . . . . . . . . . .     667         242     112,254     80,424     (14,027)     (9,231)    170,329
Issuance of common stock upon exercise of
  stock options . . . . . . . . . . . . . . . . . .       4          --       1,854         --          --          --       1,858
Income tax benefit related to executive
  stock award program, stock options
  exercised and stock dividends . . . . . . . . . .      --          --       1,738         --          --          --       1,738
Expense related to executive stock award program  .      --          --          --         --          --       1,084       1,084
Dividend issued in the form of common stock of a
  wholly-owned subsidiary . . . . . . . . . . . . .      --          --          --    (10,000)         --          --     (10,000)
Net earnings for the four months ended
  December 31, 1992 . . . . . . . . . . . . . . . .      --          --          --      5,140          --          --       5,140
                                                      -----        ----    --------   --------    --------     -------    --------
Balance at December 31, 1992  . . . . . . . . . . .     671         242     115,846     75,564     (14,027)     (8,147)    170,149
Issuance of common stock upon exercise of
  stock options . . . . . . . . . . . . . . . . . .      55          --      31,796         --          --          --      31,851
Issuance of common stock upon conversion
  of debentures . . . . . . . . . . . . . . . . . .      --          --          15         --          --          --          15
Unearned compensation related to executive
  stock award program . . . . . . . . . . . . . . .      --          --       1,009         --          --      (1,009)         --
Income tax benefit related to executive stock award
  program and stock options exercised . . . . . . .      --          --      11,705         --          --          --      11,705
Expense related to executive stock award program  .      --          --          --         --          --       5,615       5,615
Conversion of Class B common stock to common stock       36         (36)         --         --          --          --          --
Net loss for the year ended December 31, 1993 . . .      --          --          --    (22,781)         --          --     (22,781)
                                                      -----        ----    --------   --------    --------     -------    --------
Balance at December 31, 1993  . . . . . . . . . . .     762         206     160,371     52,783     (14,027)     (3,541)    196,554
Issuance of common stock upon exercise of
  stock options . . . . . . . . . . . . . . . . . .       8          --       4,517         --          --          --       4,525
Unearned compensation related to employee
  equity participation plan . . . . . . . . . . . .      --          --          --         --          --      (3,736)     (3,736)
Income tax benefit related to executive stock award
  program and stock options exercised . . . . . . .      --          --       2,575         --          --          --       2,575
Expense related to executive stock award program  .      --          --          --         --          --       2,047       2,047
Expense related to employee equity
  participation plan  . . . . . . . . . . . . . . .      --          --          --         --          --         810         810
Purchases of treasury stock, at cost  . . . . . . .      --          --          --         --     (13,109)         --     (13,109)
Conversion of Class B common stock to common stock        6          (6)         --         --          --          --          --
Net earnings for the year ended December 31, 1994 .      --          --          --     16,777          --          --      16,777
                                                      -----        ----    --------   --------    --------     -------    --------
Balance at December 31, 1994  . . . . . . . . . . .    $776        $200    $167,463   $ 69,560    $(27,136)    $(4,420)   $206,443
                                                      =====        ====    ========   ========    ========     =======    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES



                                                                             Years Ended            Four Months
                                                                             December 31,              Ended      Year Ended
                                                                     --------------------------    December 31,   August 31,
                                                                         1994           1993           1992          1992
                                                                     ------------   -----------    ------------   ----------
                                                                                            (In thousands)
Cash flows from operating activities:
  Net earnings (loss). . . . . . . . . . . . . . . . . . . . . . . .    $  16,777    $  (22,781)      $ 5,140     $ 37,293
  Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:  . . . . . . . . . . . . . . .
     Depreciation and amortization . . . . . . . . . . . . . . . . .       25,173        24,172        14,366       46,894
     Amortization of cable distribution fees . . . . . . . . . . . .        3,893            --            --           --
     Inventory carrying value adjustment . . . . . . . . . . . . . .       (6,455)       12,179          (257)       5,171
     Deferred income taxes . . . . . . . . . . . . . . . . . . . . .        5,649       (14,102)         (479)      11,902
     Loss on disposition of wholly-owned subsidiary. . . . . . . . .        2,854            --            --           --
     Loss on retirement of long-term obligations . . . . . . . . . .        1,491        11,637            --          194
     Common stock and Stock Appreciation Rights ("SARs")
      issued for services provided . . . . . . . . . . . . . . . . .        1,310         8,449         1,084        3,463
     Provision for losses on accounts and notes receivable . . . . .          377          (171)         (436)          34
     Equity in (earnings) losses of unconsolidated affiliates. . . .         (144)          589            31           99
     (Gain) loss on sale of assets . . . . . . . . . . . . . . . . .          106          (277)           56          124
     Liquidation of joint venture operation  . . . . . . . . . . . .           --           722            --           --
     Non-cash interest income  . . . . . . . . . . . . . . . . . . .           --            --            --         (968)
     Change in current assets and liabilities:
      Increase in accounts receivable  . . . . . . . . . . . . . . .      (10,698)      (15,753)       (2,569)     (11,529)
      (Increase) decrease in interest receivable from related party.        1,039        (1,039)           --           --
      Increase in inventories  . . . . . . . . . . . . . . . . . . .       (1,416)       (4,056)       (5,179)      (5,467)
      (Increase) decrease in other current assets. . . . . . . . . .       (3,313)       (1,175)         (351)       1,840
      Increase (decrease) in accounts payable  . . . . . . . . . . .      (13,594)       26,683        13,450      (17,362)
      Increase (decrease) in accrued liabilities and income
          taxes payable  . . . . . . . . . . . . . . . . . . . . . .       24,687        29,923        (2,037)     (26,583)
   Increase in cable distribution fees . . . . . . . . . . . . . . .      (71,871)           --            --           --
   Stock purchases for employee benefit plan . . . . . . . . . . . .       (3,736)           --            --           --
                                                                     ------------  ------------   -----------  -----------
      Net cash provided by (used in) operating activities                 (27,871)       55,000        22,819       45,105
                                                                     ------------  ------------   -----------  -----------
Cash flows from investing activities:
  Proceeds from long-term notes receivable . . . . . . . . . . . . .      133,325         4,892           454        2,231
  Capital expenditures . . . . . . . . . . . . . . . . . . . . . . .      (18,602)      (15,491)       (9,939)     (35,973)
  (Increase) decrease in notes receivable and other. . . . . . . . .       (6,185)          683        (4,439)      (3,432)
  Increase in intangible assets. . . . . . . . . . . . . . . . . . .       (4,338)       (2,057)         (433)      (1,830)
  Proceeds from sale of assets . . . . . . . . . . . . . . . . . . .        3,221           548            93          410
  Increase in long-term investment . . . . . . . . . . . . . . . . .           --        (2,775)       (1,515)      (5,710)
                                                                     ------------  ------------   -----------  -----------
      Net cash provided by (used in) investing activities. . . . . .      107,421       (14,200)      (15,779)     (44,304)
                                                                     ------------  ------------   -----------  -----------
Cash flows from financing activities:
  Principal payments on and redemptions of long-term obligations . .     (110,993)     (206,506)      (47,776)      (7,432)
  Proceeds from unsecured credit facilities  . . . . . . . . . . . .       25,000       150,000        10,000           --
  Proceeds from issuance of common stock . . . . . . . . . . . . . .        4,525        31,851         1,858        3,561
  Cash portion of dividend . . . . . . . . . . . . . . . . . . . . .           --            --        (5,249)      (4,971)
                                                                     ------------  ------------   -----------  -----------
      Net cash used in financing activities. . . . . . . . . . . . .      (81,468)      (24,655)      (41,167)      (8,842)
                                                                     ------------  ------------   -----------  -----------
Net increase (decrease) in cash and cash equivalents . . . . . . . .       (1,918)       16,145       (34,127)      (8,041)
Cash and cash equivalents at beginning of period . . . . . . . . . .       35,566        19,421        53,548       61,589
                                                                     ------------  ------------   -----------  -----------
Cash and cash equivalents at end of period . . . . . . . . . . . . . $     33,648  $     35,566   $    19,421  $    53,548
                                                                     ============  ============   ===========  ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES


NOTE A - ORGANIZATION AND SUMMARY
OF SIGNIFICANT ACCOUNTING POLICIES

Home Shopping Network, Inc. (the "Company" or "HSN") is a holding company, the subsidiaries of which conduct the day-to-day operations of the Company's various business activities. The Company's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of the Company.
  On July 13, 1993, the Company elected to change its annual reporting period from a year ending August 31, to a year ending December 31, effective January 1, 1993. The change in year end was made following the acquisition of voting control of the Company by a wholly-owned subsidiary of Liberty Media Corporation ("Liberty"), a Delaware corporation, which reports its financial position and results of operations using a December 31 year end. See Note K.
  The following is a summary of the significant accounting policies of the Company consistently applied in the preparation of the accompanying consolidated financial statements.

1. CONSOLIDATION
The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the consolidated financial statements for periods prior to December 31, 1994 have been reclassified to conform to the 1994 presentation.

2. CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, auction preferred shares, U.S. Government agency securities and certificates of deposit with original maturities of less than 91 days.

3. ACCOUNTS AND NOTES RECEIVABLE, NET
HSN has a sales program with a deferred payment arrangement, "FlexPay," which allows customers to charge their purchases to third party credit cards in installments, generally over three consecutive months. FlexPay receivables totaled $23,621,000 and $15,547,000 at December 31, 1994 and 1993,
respectively. An allowance for doubtful accounts is provided based on the Company's past experience.
  At December 31, 1994 and 1993, accounts and notes receivable includes $3,000,000 due from a former Chairman of the Company's Board of Directors and at December 31, 1994 a $5,000,000 note receivable from a former wholly-owned subsidiary, Precision Systems, Inc. ("PSi").

4. INVENTORIES, NET
Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Inventories are presented net of a carrying adjustment of $18,791,000 and $25,246,000 at December 31, 1994 and 1993, respectively.

5. PROPERTY, PLANT AND EQUIPMENT, AND DEPRECIATION
Property, plant and equipment, including significant improvements, are stated at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.
  Depreciation is provided on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives as follows:

                                                                                 Original Period
              ASSET CATEGORY                                                     Of Depreciation
              --------------                                                  --------------------
              Computer and broadcast equipment. . . . . . . . . . . . . .         5 to 10 Years
              Buildings . . . . . . . . . . . . . . . . . . . . . . . . .        30 to 40 Years
              Leasehold improvements. . . . . . . . . . . . . . . . . . .         4 to 13 Years
              Furniture and other equipment . . . . . . . . . . . . . . .         3 to 10 Years

  Depreciation expense was $22,540,000 and $21,911,000 for the years ended December 31, 1994 and 1993, respectively. Depreciation expense for the four months ended December 31, 1992, and the fiscal year ended August 31, 1992, was $9,706,000 and $32,653,000, respectively.
  For income tax purposes, certain assets are depreciated using allowable accelerated methods which result in different depreciation amounts than would be calculated for financial statement purposes.

6. CABLE DISTRIBUTION FEES, NET
During 1994, the Company committed to long-term cable contracts for carriage of the Company's programming. These contracts provide for payments of distribution fees to cable system operators totaling $71,871,000. Amounts payable under these agreements totaled $40,559,000 at December 31, 1994.
  Cable distribution fees are amortized to expense on a straight-line basis, over the terms of the respective contracts which range from 5 to 15 years. Amortization expense and accumulated amortization for the year ended, and as of, December 31, 1994 was $3,893,000.

7. OTHER NON-CURRENT ASSETS
Other non-current assets include intangible assets consisting primarily of mailing lists and goodwill. Intangible assets are recorded at cost and amortized on a straight-line basis over their economic lives.
  Amortization expense was $2,633,000 and $2,261,000 for the years ended December 31, 1994 and 1993, respectively. Amortization expense for the four months ended December 31, 1992, and the fiscal year ended August 31, 1992, was $4,660,000 and $14,241,000, which includes amortization of intangible assets related to Silver King Communications, Inc. ("SKC") distributed on December 28, 1992, as discussed in Note J.
  Mailing lists developed for the Company's direct response advertising business are amortized over two years. The total amount of direct response advertising charged to expense for the years ended December 31, 1994 and 1993, the four months ended December 31, 1992 and the fiscal year ended August 31, 1992 was $1,982,000, $1,988,000, $639,000 and $2,059,000, respectively. All non-direct response advertising is expensed in the period incurred.
  In connection with the purchase of Internet Software, Inc. ("ISN"), as discussed in Note F, goodwill increased $5,239,000, representing the majority of goodwill which is being amortized over a three year period.

8. NET SALES
Revenues include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. Revenues are recorded for credit card sales upon transaction authorization, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days. An allowance for returned merchandise is provided based upon past experience.

9. INCOME TAXES
In the consolidated financial statements as of and prior to December 31, 1992, deferred income taxes were provided using the deferred method for those items of revenue and expense which were recognized for financial reporting purposes in different periods than for income tax purposes.
  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("Statement 109"). The cumulative effect of this change in method of accounting for income taxes was immaterial and was included as a reduction of income tax expense in the Consolidated Statement of Operations for the year ended December 31, 1993. The valuation allowance on the date of adoption of Statement 109 was $744,000. Prior years' consolidated financial statements were not restated to apply the provisions of Statement 109.

10. EARNINGS (LOSS) PER COMMON SHARE
Primary earnings (loss) per common share is based on net earnings (loss) divided by the weighted average common shares outstanding giving effect to stock options and convertible debt, when dilutive. Fully diluted earnings per share is not materially different from primary earnings per share in any period presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES



  Weighted average common shares outstanding were 95,061,000 and 91,192,000 for the years ended December 31, 1994 and 1993, respectively. Weighted average shares for the four months ended December 31, 1992, and the fiscal year ended August 31, 1992, were 91,115,000 and 90,255,000, respectively.
  The number of common shares outstanding at December 31, 1994 and 1993, of 73,112,629 and 73,067,190, respectively, are net of 4,440,700 and 3,105,700, respectively, of common shares held in treasury.

NOTE B - NOTE AND INTEREST RECEIVABLE FROM RELATED PARTY
On August 1, 1994, SKC repaid the outstanding principal and accrued interest of $129,700,000 on its obligation to the Company. On the same date, the Company repaid the outstanding $85,000,000 balance on its Senior Term Loans, prior to scheduled maturity. See Note D. The original terms of the loan to SKC provided for principal repayments through December 2007 along with interest at 9.5% per annum on any unpaid principal amounts. Interest income earned on the note was $7,224,000 and $12,765,000 for the years ended December 31, 1994 and 1993, respectively.

NOTE C - LONG-TERM INVESTMENT
The Company has a $10,000,000 investment consisting of 100,000 shares of Series A non-voting preferred stock, $.01 par value, with a liquidation preference of $100 per share, of The National Registry Inc. ("NRI"), which is accounted for under the cost method. This investment is convertible into 6,000,000 shares of NRI common stock at the Company's option, however, conversion to common stock is automatic in the event that cumulative gross revenues for NRI reach $15,000,000. Two of the Company's executive officers serve as directors of NRI.
J. Anthony Forstmann, a director of the Company, is Co-Chairman of NRI. See Notes M and P.

NOTE D - LONG-TERM OBLIGATIONS AND CREDIT FACILITIES

                                                                                                        December 31,
                                                                                                    -------------------
                                                                                                     1994        1993
                                                                                                    -------    --------
                                                                                                      (In thousands)
Unsecured $100,000,000 Revolving Credit Facility ("Amended Credit Facility") dated August 30,
  1994, and expiring August 30, 1997. Amounts can be used for any general corporate purposes.
  The interest rate ranged from 6.75% to 7.06% and is tied to the London Interbank Offered
  Rate ("LIBOR"), plus an applicable margin based on the Company's total debt to operating
  cash flow ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $25,000     $     --
Unsecured note payable to related parties in connection with a business acquisition, with
  $1,451,493 plus accrued interest due on both September 1, 1995 and September 1, 1996.
  The interest rate is 7.5%. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,903           --
Unsecured Senior Term Loans ("Senior Term Loans"), with $25,000,000 paid on June 15, 1994 and the balance repaid prior to scheduled maturity on August 1, 1994, as discussed in
  Note B. The interest rate was tied to the LIBOR plus an applicable margin adjustment . . . . .         --      110,000
Capitalized lease obligation and other long-term obligations . . . . . . . . . . . . . . . . . .      1,278        2,272
                                                                                                    -------     --------
Total long-term obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29,181      112,272
Less current portion. . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,690       25,345
                                                                                                    -------     --------
                                                                                                    $27,491     $ 86,927
                                                                                                    =======     ========

Aggregate contractual maturities of long-term obligations are as follows:

                                                   Years Ending
                                                   December 31,
                                                   ------------
                                                  (In thousands)
            1995  . . . . . . . . . . . . . . . . .   $ 1,690
            1996  . . . . . . . . . . . . . . . . .     1,682
            1997  . . . . . . . . . . . . . . . . .    25,249
            1998  . . . . . . . . . . . . . . . . .       270
            1999  . . . . . . . . . . . . . . . . .       290
                                                      -------
                                                      $29,181
                                                      =======

   In August 1994, the Company entered into a three-year $100,000,000 Amended Credit Facility which amended and restated the Company's $40,000,000 Revolving Credit Facility. The only borrowings during the year were in December 1994. The Amended Credit Facility has yearly extension options at the request of the Company which are subject to the approval of the participating banks. Under the Amended Credit Facility, the interest rate on borrowings is tied to the LIBOR, Federal Funds Rate, or the Prime Rate, at the Company's option, plus an applicable margin. Commitment fees relating to the Amended Credit Facility totaled $170,000 during 1994, with $121,000 being amortized over the remaining life of the agreement. In addition, there is an annual facility fee of $250,000 payable in quarterly installments.
    Restrictions contained in the Amended Credit Facility include, but are not limited to, limitations on the encumbrance and disposition of assets and the maintenance of various financial covenants and ratios. The Company also has an additional $65,000,000 of unsecured bank credit lines, which back letters of credit, used exclusively to facilitate inventory importation. Presentation of these letters of credit by vendors results in an immediate charge to the Company's account with no interest charges incurred. At December 31, 1994, outstanding letters of credit amounted to $17,514,000 leaving $47,486,000 of these bank credit lines available.
   The Company recognized extraordinary losses on the early extinguishment of its long-term obligations as follows:

                                                                  Years Ended
                                                                  December 31,         Year Ended
                                                             --------------------      August 31,
                                                               1994         1993          1992
                                                             ---------    ---------      ------
                                                                       (In thousands)
Total extinguished  . . . . . . . . . . . . . . . . . . .    $  85,000    $ 160,152      $4,050
                                                             ---------    ---------      ------
Pre-tax loss net of discounts . . . . . . . . . . . . . .    $  (1,491)   $ (11,637)     $ (194)
Income tax benefit  . . . . . . . . . . . . . . . . . . .          567        4,395          82
                                                             ---------    ---------      ------
Extraordinary loss  . . . . . . . . . . . . . . . . . . .    $   (924)    $  (7,242)     $ (112)
                                                             =========    =========      ======

There was no early extinguishment of long-term obligations during the four months ended December 31, 1992.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE E - INCOME TAXES
A reconciliation of total income tax expense (benefit) to the amounts computed by applying the statutory federal income tax rate to earnings (loss) before income tax expense (benefit) and extraordinary item is shown as follows:

                                                                           Years Ended      Four Months
                                                                          December 31,         Ended      Year Ended
                                                                        ------------------  December 31,  August 31,
                                                                         1994       1993        1992         1992
                                                                        -------   --------     ------       -------
                                                                                      (In thousands)
Income tax expense (benefit) at the federal statutory rate of 35% for
  1994 and 1993 and 34% for all other periods (effect of rate
  change in 1993 to 35% was $(196). . . . . . . . . . . . . . . . . .   $10,682   $ (6,848)    $3,892       $21,927
Amortization and write-off of goodwill and other acquired intangibles and interest on adjustments proposed by the
  Internal Revenue Service ("IRS"). . . . . . . . . . . . . . . . . .     2,145      1,582        503         2,923
State income taxes, net of effect of federal tax benefit                    803         71        275         1,728
Executive compensation in excess of $1 million                                -        688          -             -
Distribution of SKC capital stock . . . . . . . . . . . . . . . . . .         -          -      1,500             -
Sale of wholly-owned subsidiary . . . . . . . . . . . . . . . . . . .      (920)         -          -             -
Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       109        479        136           509
                                                                        -------   --------     ------       -------
                                                                        $12,819   $ (4,028)    $6,306       $27,087
                                                                        =======   ========     ======       =======

The Company's effective tax expense (benefit) rate was 42.0% for the year ended December 31, 1994; (20.6)% for the year ended December 31, 1993; 55.1% for the four months ended December 31, 1992; and 42.0% for the fiscal year ended August 31, 1992. The components of income tax expense (benefit) attributable to operations are as follows:

                                                                           Years Ended      Four Months
                                                                          December 31,         Ended      Year Ended
                                                                        ------------------  December 31,  August 31,
                                                                         1994       1993        1992         1992
                                                                        -------   --------     ------       -------
                                                                                      (In thousands)
INCOME TAXES CURRENTLY PAYABLE:
Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 4,791   $  8,753     $6,392       $14,065
State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       584        870        594         1,727
                                                                        -------   --------     ------       -------
                                                                          5,375      9,623      6,986        15,792
                                                                        -------   --------     ------       -------
DEFERRED INCOME TAXES:
Depreciation for tax in excess of (less than) financial statements. .       683         55      (1,221)      (1,538)
Sales returns . . . . . . . . . . . . . . . . . . . . . . . . . . . .       493       (471)       (314)         264
Amortization of acquired intangible assets. . . . . . . . . . . . . .    (1,622)        47         322        1,048
Provision for accrued liabilities . . . . . . . . . . . . . . . . . .       956     (1,363)        218         (472)
Inventory costing . . . . . . . . . . . . . . . . . . . . . . . . . .     1,330     (4,057)        (22)         427
Litigation settlements. . . . . . . . . . . . . . . . . . . . . . . .       542     (4,550)          -       11,399
Deferred compensation . . . . . . . . . . . . . . . . . . . . . . . .       275       (907)        310         (561)
State income taxes. . . . . . . . . . . . . . . . . . . . . . . . . .       325       (618)        (45)         588
IRS settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,794          -           -            -
Amortization of long-term obligation issue costs                              -       (718)        236           20
Sales tax accrual . . . . . . . . . . . . . . . . . . . . . . . . . .       771         24         (77)          (1)
Provision for uncollectible amounts . . . . . . . . . . . . . . . . .     2,585       (351)        (17)         (18)
Amortization of cable distribution fees . . . . . . . . . . . . . . .      (530)         -           -            -
Charitable contribution carryover . . . . . . . . . . . . . . . . . .       244       (910)          -            -
Valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . .       116        135           -            -
Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (518)        33         (70)         139
                                                                        -------   --------     -------      -------
                                                                          7,444    (13,651)       (680)      11,295
                                                                        -------   --------     -------      -------
                                                                        $12,819   $ (4,028)    $ 6,306      $27,087
                                                                        =======   ========     =======      =======

Additionally, the Company recorded an extraordinary item, loss on early extinguishment of long-term obligations, net of the income tax effect. See Note D.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                                 December 31,
                                                                                           ------------------------
                                                                                            1994             1993
                                                                                           -------          -------
                                                                                               (In thousands)
DEFERRED TAX ASSETS:
  Inventory costing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 5,918          $ 7,248
  Provision for accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . .        3,775            4,731
  Sales returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,176            4,669
  Litigation settlements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,008            4,550
  Provision for uncollectible amounts . . . . . . . . . . . . . . . . . . . . . . . .          608            3,193
  Deferred compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,825            2,100
  Sales tax reserve . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          778            1,549
  Charitable contribution carryover . . . . . . . . . . . . . . . . . . . . . . . . .          666              910
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          354              329
                                                                                           -------          -------
    Net deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $22,108          $29,279
                                                                                           =======          =======
DEFERRED TAX LIABILITIES (ASSETS):
  State income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  (633)         $  (958)
  Cable distribution fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (530)               -
  Investment in unconsolidated subsidiaries . . . . . . . . . . . . . . . . . . . . .         (238)            (238)
  Installment sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (182)            (182)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (915)            (685)
                                                                                           -------          -------
                                                                                            (2,498)          (2,063)
  Less valuation allowance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          995              879
                                                                                           -------          -------
                                                                                            (1,503)          (1,184)
  Depreciation for tax in excess of financial statements  . . . . . . . . . . . . . .        7,616            6,933
  Amortization of acquired intangible assets  . . . . . . . . . . . . . . . . . . . .            -            1,622
  Capitalized costs of mailing lists  . . . . . . . . . . . . . . . . . . . . . . . .          539              535
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          140              408
                                                                                           -------          -------
    Net deferred tax liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 6,792          $ 8,314
                                                                                           =======          =======

The Company had taxable income and pre-tax book income (loss) for the periods presented as follows:

                                                                                Years Ended      Four Months
                                                                                December 31,       Ended       Year Ended
                                                                            -------------------  December 31,   August 31,
                                                                              1994       1993       1992          1992
                                                                            -------    --------    -------      --------
                                                                                         (In thousands)
Taxable income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 5,200    $  8,207    $17,591      $ 34,740
Pre-tax book income (loss)  . . . . . . . . . . . . . . . . . . . . . . . .  29,029     (31,204)    11,446        64,298

The primary differences between taxable income and pre-tax book income (loss) are detailed above. In addition to these reconciling items, the Company recognized income tax deductions relating to the issuance of common stock pursuant to the executive stock award program and the exercise of stock options ("Common Stock Deductions"), the income tax benefit of which was recorded as an increase to additional paid-in capital. During the year ended December 31, 1994, the Company incurred Common Stock Deductions of $7,308,000. Common Stock Deductions for the year ended December 31, 1993, the four months ended December 31, 1992, and the fiscal year ended August 31, 1992, were $31,697,000, $4,718,000 and $1,696,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

  Except for the effects of the reversal of net deductible temporary differences and the effects of future Common Stock Deductions, the Company is not currently aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years. There can be no assurances that there will not be significant differences in the future between taxable income and pre-tax book income if circumstances change (for example, changes in tax laws or the Company's financial condition or performance).
  Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income or a net operating loss that would be carried back to prior taxable years. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.
  The IRS conducted examinations of the Company's federal income tax returns for fiscal years 1986 through 1989 and proposed various adjustments. On June 8, 1994, the Company and the IRS agreed to settle all of the outstanding issues with the exception of the deductibility of royalty payments made to a then related party. In August 1994, the Company paid the assessments, totaling $15,000,000 including interest, related to all the issues except the royalty payments covering all taxable periods through August 31, 1993. These assessments had previously been accrued.
  On September 9, 1994, the IRS issued a statutory Notice of Deficiency for fiscal years 1986 through 1989 related to the royalty payments issue. In December 1994, the Company paid the assessments, totaling $4,600,000 including interest, which had previously been accrued. The Company continues to maintain that it has meritorious positions regarding the deductibility of these payments and intends to file a refund claim with the IRS during 1995.
  The Company also made such royalty payments during fiscal years 1990 through early 1993. The deductibility of these payments will also be challenged by the IRS upon audit. The Company has made adequate provision for this issue for these years.
  The Company's federal income tax returns for fiscal years 1990 and 1991 are currently under examination by the IRS. No proposed adjustments relating to such years, other than those discussed above, have been brought to management's attention.

NOTE F - BUSINESS COMBINATION

On September 1, 1994, a wholly-owned subsidiary of the Company purchased all the outstanding shares of ISN for a total of $5,000,000 consisting of cash and $2,903,000 of notes payable. The purchase method of accounting was used to account for this business combination. Goodwill acquired in connection with this transaction is being amortized over three years.
  Consolidated results of operations for the year ended December 31, 1994 include the results of ISN from its acquisition date. The results of operations prior to the date of acquisition and pro forma effects were not significant to the Company's consolidated results of operations and therefore pro forma information is not presented.

NOTE G - EMPLOYEE BENEFIT PLANS

The Company offers a plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all full-time employees. Matching employer contributions are set at the discretion of the Board of Directors. The Company's contributions for the years ended December 31, 1994 and 1993, were $824,000 and $667,000, respectively. Contributions for the four months ended December 31, 1992 and the fiscal year ended August 31, 1992, were $300,000 and $618,000, respectively.
  On December 28, 1994, the Board of Directors adopted the Home Shopping Network, Inc. Employee Equity Participation Plan (the "Equity Plan"), effective December 31, 1994. The Company has applied to the IRS for a determination that the Equity Plan is a qualified plan for IRS purposes.
  The Equity Plan covers all employees at December 31, 1994, who were employed before January 1, 1994, had completed at least 1,000 hours of service during calendar 1994, were at least 21 years of age, and do not hold options to purchase shares of HSN common stock or SAR's. The Company allocated 100 shares of common stock to each eligible employee, plus an additional 10 shares of common stock for each full year of service in excess of one. The allocated stock vests ratably at 20% a year starting December 31, 1994, and is included in the weighted average shares for the earnings per share calculation in 1994.
  The Company transferred $5,000,000 to an escrow account to cover the cost of purchasing stock for the Equity Plan, of which $3,736,000 of stock, representing 367,000 shares, was purchased during December 1994. The remaining $1,264,000 is included in cash and cash equivalents at December 31, 1994.

  The common stock purchases were recorded as unearned compensation as of December 31, 1994 and $810,000 was charged to expense based on the vesting schedule discussed above. The remaining unearned compensation represents shares purchased for the Equity Plan as of December 31, 1994, that have not vested. Any future contributions to the Equity Plan will be subject to the Board of Directors' approval.

NOTE H - COMMITMENTS and CONTINGENCIES

The Company leases satellite transponders, computers and warehouse space used in connection with its operations under various operating leases.
  Future minimum payments under noncancellable operating leases are as follows:

                                          Years Ending
                                          December 31,
                                          ------------
                                         (In thousands)
             1995 . . . . . . . . . . . .   $12,954
             1996 . . . . . . . . . . . .    12,369
             1997 . . . . . . . . . . . .    12,223
             1998 . . . . . . . . . . . .     8,094
             1999 . . . . . . . . . . . .     7,723
             Thereafter . . . . . . . . .    38,935
                                            -------
                                            $92,298
                                            =======

  Total rent and lease expense charged to operations was $13,978,000 and $15,185,000 for the years ended December 31, 1994 and 1993, respectively. Total rent and lease expense for the four months ended December 31, 1992, and the fiscal year ended August 31, 1992, was $6,611,000 and $20,278,000, respectively.
  The Company had commitments for capital expenditures totaling $15,644,000 at December 31, 1994.
  On December 28, 1992, HSC entered into affiliation agreements with SKC which provide for SKC's broadcast television stations to air HSC programming on a full-time basis. The agreements have an original term of five years, and are renewable for two successive five year terms at SKC's sole option. The affiliation agreements are cancelable by SKC with eighteen months written notice prior to the end of any scheduled term. HSC pays an affiliation fee to SKC based on hourly rates and, upon reaching certain sales levels, also pays commissions on net sales. Expense related to affiliation agreements with SKC for the years ended December 31, 1994 and 1993, was $42,415,000 and $41,135,000, respectively, of which $1,865,000 and $996,000, respectively, represent commissions. In 1995, payments, exclusive of commissions, under these affiliation agreements are expected to be $40,620,000.
  In August 1994, the Company entered into a five-year employment agreement with the Company's Chief Operating Officer, which is automatically renewable for successive one-year terms unless either party provides at least 180 days written notice. The employment agreement provides for an annual base salary of not less than $500,000 and a $1,000,000 loan, evidenced by a note, bearing interest at 5.8% per annum. The note is due on the earlier of August 16, 1996 or upon termination of employment, subject to forgiveness of $500,000, $250,000 and $250,000 plus accrued interest on January 1, 1995, July 1, 1995 and August 16, 1996, respectively. The employment agreement also provides options to purchase 1,500,000 shares of the Company's common stock at $11.50 per share under the terms of the 1986 Stock Option Plan for Employees, as amended (the "1986 Plan").
  In September 1994, the Company entered into a three-year employment agreement with its General Counsel which calls for an annual base salary of at least $225,000 per year until August 1997 and options to purchase 100,000 shares of the Company's common stock at $11.75 per share under the terms of the 1986
Plan.
  In February 1993, the Company entered into a four-year employment agreement with the Company's President and Chief Executive Officer, which is automatically renewable for successive one year terms unless either party provides 180 days written notice. The employment agreement provides for an annual base salary of not less than $500,000 and SARs, as further discussed in Note L.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

  Termination of the above employment agreements by the Company other than for cause will result in payment of the annual base salary amounts that would have been payable had employment continued until the expiration of the employment terms plus any annual bonus for the year of termination. In addition, termination of employment following a change in control of the Company may result in entitlement to all unpaid compensation and other benefits through the term of the contracts.
  On August 11, 1993, upon resignation as Chairman of the Board of the Company, the former Chairman commenced a five-year consultancy and non-competition arrangement with the Company during which period he receives $500,000 per year.
  The Company has entered into an agreement for telephone services with MCI Telecommunications Corporation ("MCI") for a term of three years ending in November 1996. In exchange for discounted phone rates, the Company agreed to minimum monthly and minimum quarterly payments of $800,000 and $3,150,000, respectively. If the Company terminates the agreement for reasons other than cause, payment of 50% of the aggregate of the minimum amounts for the remainder of the unexpired term will be due 30 days after the termination. The Company's payments to MCI for phone services during the years ended December 31, 1994 and 1993 substantially exceeded the above mentioned minimums.
  The Company has agreed to participate in the investor group which was awarded a major league baseball franchise for the Tampa Bay area. The Company's commitment is contingent upon its securing certain merchandising and broadcasting rights with respect to the franchise. If the Company obtains those rights, it has agreed to contribute $10,000,000 as a general and limited partner.

NOTE I - LITIGATION

On December 30, 1993, the parties to several class action lawsuits (the "Florida Federal Securities Actions"), which assert claims relating to, among other things, the adequacy of HSN disclosures in certain public filings in 1992 and 1993, reached an agreement in principle to settle the cases. On January 11, 1995, the settlement was approved by the court. Pursuant to the terms of the settlement the Company has agreed to pay $9,600,000 plus accrued interest of $557,000 in complete settlement of the claims.
  On November 16, 1994, an agreement was reached to settle several lawsuits in which the Company, Liberty and others are parties. The actions alleged, among other things, breaches of fiduciary duty relating to the change in control, tender offers and merger proposal relating to the Company and failure to take effective action to exempt Liberty from the requirements of
Section 203 of the Delaware Corporation Law relating to any subsequent business combination with the Company. The Company will not incur any financial obligation in connection with this settlement which was approved by the court on January 25, 1995.
  On or about February 8, 1994, the Company, with the approval of the special litigation committee of its Board of Directors, signed an agreement in principle to settle the lawsuit entitled 7547 Corp., et al. v. Roy M. Speer, et al., Case Nos. 92-1966-CIV-T-15A and 92-2045-CIV-T-99C (consolidated). Pursuant to the terms of the settlement, Roy M. Speer, the Company's former Chairman of the Board and Chief Executive Officer, has agreed to pay the Company $2,000,000 and to pay the Company an additional $1,000,000 to partially fund the $9,600,000 settlement in the Florida Federal Securities Actions. The Company has agreed to pay Western Hemisphere, Inc. ("Western"), the successor to Pioneer Data Processing, Inc. ("Pioneer"), $4,500,000 in exchange for releases and cancellation or acquisition of a 1985 license agreement involving the Company and Pioneer. The Company also has agreed to pay such attorneys' fees as may be awarded by the Court to the plaintiffs' counsel. This settlement is conditioned on, among other things, Court approval after notice to the shareholders and a hearing on the fairness of the settlement.
  In connection with the above lawsuits, the Company accrued $13,000,000 at December 31, 1993, to cover anticipated costs and expenses primarily related to such settlements.
  Effective May 2, 1994, the Company, Liberty, and Messrs. Roy M. Speer, Gerald
F. Hogan and John M. Draper (the "Settling Defendants") entered into a settlement agreement with Mr. Allen P. Allweiss pursuant to which, on May 5, 1994, Mr. Allweiss dismissed all claims against the Settling Defendants, and the Company dismissed its counterclaim against Mr. Allweiss. The terms of the settlement are confidential.
  A consolidated class action initiated in 1990 is pending against the Company in the Court of Common Pleas of Bucks County, Pennsylvania. The complaints allege violation of the Pennsylvania Unfair Trade Practices and Consumer Protection Law with respect to the Company's pricing practices for diamond and imitation diamond jewelry. Plaintiffs seek compensatory damages of $100 per class member, treble damages, attorneys' fees, costs, interest and other relief on behalf of all Pennsylvania residents who purchased any jewelry containing diamonds or imitation diamonds from the Home Shopping Club between December 27, 1984 and May 20, 1991. Substantial discovery has been taken in the case. In February 1995, the plaintiffs filed a motion for summary judgment. The Company believes that it has meritorious defenses and is vigorously defending this action.
  During fiscal 1992, the Company paid $33,000,000 relating to certain suits filed against officers and directors and class action lawsuits.
  The Company is engaged in various other lawsuits either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these various lawsuits should not have a material impact on the Company's financial position or results of operations.

NOTE J - STOCKHOLDERS' EQUITY

The holders of both classes of the Company's common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution or winding up of the Company, the holders of both classes of common stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities. Shares of Class B common stock are convertible at the option of the sole holder, a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"), into shares of common stock of the Company on a share-for-share basis. In the event of conversion of the Class B common stock, the Class B shares so converted will be retired and not subject to reissue.
  In October 1993, RMS Limited Partnership, a Nevada limited partnership ("RMS"), converted 3,600,000 shares of Class B common stock into shares of common stock, on a share-for-share basis. After the conversion, there were 20,559,456 shares of Class B common stock outstanding. Because there were less than 22,800,000 shares of Class B common stock outstanding after this conversion, the holders of the Class B common stock began voting together with the holders of common stock on all matters submitted to stockholders, except that they are not entitled to vote in the election of 25% of the Board of Directors. The holder of the Class B common stock was entitled to cast ten votes per share on all other matters. In 1994, RMS converted 559,456 additional shares of Class B common stock to shares of common stock leaving a wholly-owned subsidiary of TCI the sole holder of Class B common stock.
  On December 28, 1992, the Company distributed the capital stock of SKC to the Company's stockholders of record on December 24, 1992, in the form of a pro rata stock dividend. The distribution also included Telemation, Inc., formerly a wholly-owned subsidiary of HSN that operates video production and post-production facilities, the capital stock of which was contributed to SKC prior to the distribution. The stockholders of HSN received one share of SKC common stock for each ten shares of HSN common stock held at the close of business on December 24, 1992. In connection with this distribution, intercompany indebtedness in the amount of $135,172,000 was converted into a secured long-term Senior Loan. This loan was repaid in August 1994, as discussed in Note B. At the date of distribution, the remaining intercompany indebtedness in the amount of $93,120,000 was forgiven resulting in SKC having a net book value at the date of distribution of $10,000,000. The distribution reduced the Company's stockholders' equity at December 31, 1992, by $10,000,000, consisting of net operating assets of $4,751,000 and cash and cash equivalents of $5,249,000. Property, plant and equipment with a net book value of $41,516,000 and identified intangible assets and FCC licenses with a net book value of $88,720,000 were the major assets held by SKC at the time of the stock distribution. SKC's assets and capabilities were an integral part of HSC's operations and were used almost exclusively for HSC programming. Accordingly, at the time of the distribution, HSC and SKC entered into affiliation agreements, as discussed in Notes H and M providing, among other things, parameters for SKC's carriage of HSC programming, HSC's payment to SKC for such carriage and renewal or extension of the affiliation agreements.
  The distribution of the capital stock of SKC was a taxable transaction. The Company recognized a gain for income tax purposes in an amount equal to the difference between the fair market value of the SKC capital stock distributed and the Company's basis in such SKC capital stock. This gain resulted in additional income tax expense of $1,500,000 which was recorded during the four months ended December 31, 1992. No additional income tax expense resulted from the final settlement of the IRS examination, as discussed in Note E.
  In accordance with a Tax Sharing Agreement, entered into in connection with the distribution of SKC, HSN is responsible for paying all taxes related to SKC's operations for periods through December 28, 1992. Any liabilities associated with IRS examinations through that date are the responsibility of HSN and not SKC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

  On July 31, 1992, the Company distributed the capital stock of PSi to the Company's stockholders of record on July 30, 1992 in the form of a tax-free, pro rata stock dividend. The stockholders of HSN received one share of PSi common stock for each ten shares of HSN common stock held at the close of business on July 30, 1992. The distribution reduced the Company's stockholders' equity in the year ended August 31, 1992 by $36,579,000, consisting of net operating assets of $31,579,000 and cash of $5,000,000.

NOTE K - CHANGE IN CONTROL

On February 11, 1993, Liberty acquired 20,000,000 shares of the Company's Class B common stock, from RMS in exchange for $58,000,000 in cash and 8,000,000 shares (adjusted for a 2 for 1 stock dividend) of Liberty Class A common stock, par value $1.00 per share. In addition, on the acquisition date, RMS granted an irrevocable assignable option (the "Option") to Liberty to purchase from RMS 2,000,000 shares ("Subject Shares") of Class B common stock of SKC for $2,000,000 plus interest from February 11, 1993.
  On September 23, 1994, RMS and Liberty entered into an Option Amendment Agreement in which RMS agreed to extend the exercise period of the option agreement to February 11, 1999. RMS and Liberty further agreed to amend, among other terms, the exercise price to $1.25 per share through February 11, 1995, with such exercise price increasing in the amount of $.25 each year thereafter. Upon exercise of the Option and purchase of the Subject Shares, Liberty or any assignee under the Option would effectively control SKC by virtue of the voting power of the Subject Shares.
  The 20,000,000 shares of Class B common stock purchased by Liberty, in addition to the 616,300 shares of HSN common stock acquired by Liberty prior to February 11, 1993, represented approximately 23.3% of the beneficial ownership interest in the Company's equity at February 28, 1993. In addition, because the Class B common stock is generally entitled to ten votes per share, the aggregate of all such shares represented approximately 65.6% of the beneficial ownership interest in the voting rights of the Company. These percentage amounts do not reflect the common stock purchased in the tender offer or the conversion of the Class B common stock discussed below.
  On April 23, 1993, Liberty commenced a tender offer to purchase up to 15,000,000 shares of HSN common stock at $7.00 per share. During the period of the tender offer, which expired on May 20, 1993, 23,266,306 shares of HSN common stock were tendered. Consistent with its rights under the federal securities laws, Liberty elected to purchase an additional 1,296,602 of these shares. This acquisition of 16,296,602 shares of HSN common stock increased Liberty's beneficial ownership interest in HSN's equity to approximately 41.5% and in its voting rights to approximately 70.8% at May 21, 1993.
  In connection with Liberty's acquisition, RMS agreed to convert its remaining 4,159,456 shares of Class B common stock into shares of common stock. Of these shares, 3,600,000 were converted prior to December 31, 1993, and the remainder were converted to common stock during the year ended December 31, 1994. After taking into account these conversions, Liberty's beneficial ownership and voting rights were approximately 40.3% and 79.7%, respectively, at December 31, 1994.
  In January, 1994, Liberty and Tele-Communications, Inc. ("Old TCI") entered into a definitive agreement providing for a combination of the two companies. On August 4, 1994, Liberty and Old TCI consummated a business combination resulting in Old TCI and Liberty becoming wholly-owned subsidiaries of a newly formed holding company, which has been renamed TCI.

NOTE L - STOCK OPTIONS AND AWARDS

The Company has granted options to purchase common stock under option plans as follows:
  The 1987 Cable Operators Stock Option Plan, as amended, provided for the issuance of options to purchase common stock at or above the fair market value at the date of grant in exchange for entering into affiliation agreements to carry the Company's programming for up to seven years. All outstanding options were exercised or cancelled on or before June 1, 1994.
  The 1986 Plan provides for the grant of options to purchase common stock at the fair market value at date of grant. The options generally vest and become exercisable annually and equally over five years beginning one year from the date of grant, and expire ten years from the date of grant.
  The 1986 Stock Option Plan for Outside Directors, as amended, provides for the grant of options to purchase common stock at fair market value as of the date of grant. The options vest and become exercisable equally over two years beginning on the date of grant. All options expire five years from the date they vest and become exercisable. During 1992, the Board of Directors and shareholders approved certain amendments to the plan. The amendments provide for additional option grants after five years of service and, in addition, the number of shares of common stock subject to option under the plan was increased to 1,630,000 shares.
  A summary of changes in outstanding options, under the stock option plans is as follows:

                                    Cable Operators           Employees           Outside Directors
                                 ---------------------   ---------------------    ---------------------
                                              Price                   Price                    Price           Total
                                 Options      Range      Options      Range       Options      Range          Options
                                ----------   --------   ----------   --------    ----------   --------       ---------
                                                       (In thousands, except price range)
AUTHORIZED:
September 1, 1986 . . . . . .     15,000                   2,400                      630                       18,030
Year ended August 31, 1987. .     12,500                   7,600                       --                       20,100
Year ended August 31, 1992. .         --                      --                    1,000                        1,000
                                --------                --------                  -------                    ---------
  Total authorized. . . . . .     27,500                  10,000                    1,630                       39,130
                                --------                --------                  -------                    ---------
OUTSTANDING:
Outstanding - August 31, 1991      5,002     $6.00-7.00    3,294     $ 3.50- 8.88     510     $ 3.63- 7.13       8,806
Granted . . . . . . . . . . .         --             --      540     $ 5.63- 7.50     180     $ 5.38- 5.58         720
Exercised . . . . . . . . . .       (234)    $6.00-7.00     (286)    $ 4.75- 6.88     (60)    $ 5.88- 5.88        (580)
Canceled  . . . . . . . . . .       (432)    $6.00-7.00     (543)    $ 3.71- 6.13      --               --        (975)
                                --------                --------                  -------                    ---------
Outstanding - August 31, 1992(1)   4,336     $5.70-6.65    3,005     $ 3.33- 8.43     630     $ 3.44- 6.78       7,971
Granted . . . . . . . . . . .         --            --       145     $ 5.13- 5.13      --               --         145
Exercised . . . . . . . . . .        (11)    $5.70-6.65      (66)    $ 3.33- 6.53    (330)    $ 3.44- 5.58        (407)
Canceled. . . . . . . . . . .         --            --      (150)    $ 5.22- 6.38      --               --        (150)
                                --------                --------                  -------                    ---------
Outstanding - December 31, 1992(1) 4,325     $5.56-6.49    2,934     $ 3.25- 8.23     300     $ 3.36- 6.61       7,559
Granted . . . . . . . . . . .         49     $5.56-6.49    1,063     $ 8.50-14.63     180     $14.75-14.75       1,292
Exercised . . . . . . . . . .     (3,305)    $5.56-6.49   (1,781)    $ 3.25- 6.96    (216)    $ 3.36- 6.61      (5,302)
Canceled. . . . . . . . . . .       (524)    $5.56-6.49     (115)    $ 4.41- 9.88     (54)    $ 4.98- 4.98        (693)
                                --------                --------                  -------                    ---------
Outstanding - December 31, 1993      545     $5.56-6.49    2,101     $ 3.25-14.63     210     $ 5.45-14.75       2,856
Granted . . . . . . . . . . .         --            --     3,316     $10.25-12.25      --               --       3,316
Exercised . . . . . . . . . .       (336)    $5.56-6.49     (335)    $ 3.71- 9.88     (30)    $ 5.45- 5.45        (701)
Canceled. . . . . . . . . . .       (209)    $5.56-6.49     (419)    $ 4.41-14.63      --               --        (628)
                                --------                --------                  -------                    ---------
Outstanding - December 31, 1994       --             --    4,663     $ 3.25-14.63     180     $14.75-14.75       4,843
                                --------                --------                  -------                    ---------
Options exercisable . . . . .         --                     586     $ 3.25-14.63     120     $14.75-14.75         706
                                --------                --------                  -------                    ---------
Options Available for grant .         --                   2,417                      814                        3,231
                                --------                --------                  -------                    ---------

(1) All of the exercise prices were adjusted as of July 31, 1992 and December 28, 1992, for options outstanding at such dates, to reflect the distributions of PSi and SKC, respectively, to the stockholders of the Company as more fully discussed in Note J.

During 1994, the Company received $3,827,000 in cash in connection with the exercise of 701,000 stock options.
  During 1994 the Company issued 120,000 shares of common stock in connection with the exercise of stock options by outside consultants not included in the above chart, for which the Company received $698,000 in cash. At December 31, 1994, no other options were outstanding or exercisable by consultants.
  In October 1990, the Company adopted the 1990 Executive Stock Award Program (the "Program") pursuant to which 2,990,000 shares of common stock were granted to certain key employees and consultants. The Program was funded exclusively by the contribution of shares of common stock owned by the former Chairman of the Board and a former President of the Company. The Company will not issue any additional shares of stock in connection with the Program. The rights of such individuals in shares granted under the Program vest over a five year period and are distributed in five equal annual install-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

ments commencing one year from the grant date. Participants in the Program are entitled to receive dividends, if declared, on their unvested shares and certain officers are entitled to voting rights with respect to their unvested shares. Forfeitures are reissued at the discretion of the Compensation/Benefits Committee of the Board of Directors.
  Under this Program and another award of stock, the amount amortized and expensed relating to the compensation earned was $2,047,000 and $5,615,000 for the years ended December 31, 1994 and 1993, respectively, $1,084,000 for the four months ended December 31, 1992, and $3,454,000 for the fiscal year ended August 31, 1992.
  In 1993, the President and Chief Executive Officer of HSN received SARs with respect to 984,876 shares of the Company's common stock at an exercise price of $8.25 per share. The SARs vest over a four year period and are exercisable until February 23, 2003. The SARs will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in control of the Company, all unvested SARs will vest immediately prior to the change in control and shall remain exercisable for a one year period. SARs not exercised will expire to the extent not exercised. The SARs may be exercised for cash or, so long as the Company is a public company, for shares of the Company's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The SARs also will vest in the event of death or disability. Compensation expense (benefit) recognized by the Company for the SAR's during the years ended December 31, 1994 and 1993 was ($1,547,000) and $2,800,000, respectively.

NOTE M - RELATED PARTY TRANSACTIONS

Currently, the Company is involved in several agreements with related parties and has made payments to those related parties as follows.
  HSC has entered into affiliation agreements with cable operators which are wholly or partially owned by TCI. In addition, certain officers of Liberty served, or continue to serve, on the Company's Board of Directors. The managing general partner of certain cable systems which carry the Company's programming, was appointed to HSN's Board of Directors in July 1993. TCI also has an ownership interest in these cable systems. Payments to the above related parties for cable commissions and advertising were $7,269,000 and $4,300,000 for the years ended December 31, 1994 and 1993, respectively. Commitments for cable distribution fees to related parties were $34,684,000, of which $8,673,000 was paid during 1994. The balance of $26,011,000 will be paid in 1995.
  On April 28, 1992, the Company purchased 100,000 shares of Series A Preferred Stock of NRI. Pursuant to the purchase of these shares, HSN provided office space to NRI beginning in 1993. The Company charged NRI $200,000 and $65,000, respectively, for rent during the years ended December 31, 1994 and 1993. The Co-Chairman of NRI was appointed to the Board of Directors of the Company on April 30, 1992. HSN and NRI also share one other common board member. See Notes C and P.
  Prior to 1994, the Company received a variety of products and services from entities related through common ownership and management with the former Chairman of the Company's Board of Directors and his immediate family members. These transactions were considered related party transactions until the resignation of the former Chairman of the Company's Board of Directors in August 1993. Subsequent to his resignation, these transactions are no longer considered related party transactions, but are included for disclosure purposes for periods prior to January 1, 1994. Transactions with these entities are summarized as follows:
  1. Computer software license agreement: In 1985, the Company entered into a license agreement for computer software with Pioneer, which provided for continuing monthly payments of 1% of HSC's gross profit, as defined. The amounts expensed in connection with these agreements were $297,000 for the year ended December 31, 1993, $1,176,000 for the four months ended December 31, 1992 and $3,502,000 for the fiscal year ended August 31, 1992.
  2. Commissions on inventory dispositions: Certain inventory in the form of returned merchandise, rejects and small lot saleable inventory were disposed of through Western for a 15% commission. Sales by the related party were less than 1% of total sales. The Company also provided certain equipment and space located at or in close proximity to each of the Company's four fulfillment centers, free of charge. The Company terminated this arrangement in 1993. Commissions were $561,000 for the year ended December 31, 1993, $456,000 for the four months ended December 31, 1992 and $1,469,000 for the fiscal year ended August 31, 1992.

  As of December 31, 1994 and 1993, in connection with a proposed litigation settlement as discussed in Note I, the Company had a $4,500,000 liability recorded to Western. This amount relates to cancellation of the computer software license agreement, the arrangement pursuant to which Western provided certain liquidation and related services, as noted above, and all other existing agreements and arrangements excluding certain assignment, secrecy and non-compete agreements. In connection with this and other litigation settlements, the former Chairman of the Company's Board of Directors has agreed to pay HSN $3,000,000, which is recorded in accounts and notes receivable, as of December 31, 1994 and 1993.
  Prior to the SKC distribution, the Company was a non-voting common stockholder in a corporation which owns a television station that carries HSN programming. A former member of the Company's Board of Directors is a significant owner of this same corporation. During fiscal 1989, the Company funded construction of the television station through a 12.8% interest-bearing note, to be amortized over seven years beginning in April 1991, with monthly payments of $69,000. The amount due under this note was $3,294,000 at August 31, 1992. In connection with the distribution of the capital stock of SKC, the note and the Company's investment in the corporation were transferred to SKC prior to December 31, 1992. See Note J. Also, the Company paid $1,549,000, $504,300 and $1,553,000 under an affiliation agreement with the television station for the year ended December 31, 1993, the four months ended December 31, 1992 and the fiscal year ended August 31, 1992, respectively.
  During 1991, the Company engaged two firms in consulting capacities which had one officer each that was on the Company's Board of Directors until February 1993. Fees paid pursuant to these engagements totaled $126,000 for the year ended December 31, 1993, $34,000 for the four months ended December 31, 1992, and $100,000 for the fiscal year ended August 31, 1992.
  The Company purchased certain equipment from PSi and paid license and system maintenance fees related to this equipment of $1,316,000 and $3,545,000, respectively, for the year ended December 31, 1993 and $1,521,300 and $2,250,000, respectively, for the four months ended December 31, 1992. The former Chairman of HSN owned a controlling position in PSi's outstanding stock. Until August 1993, HSN and PSi also shared a common board member, and officer. Subsequent to August 11, 1993, PSi is no longer considered a related party due to the resignation of certain members of PSi's Board of Directors, and the resignation of the former Chairman of the Company.

NOTE N - CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental disclosure of cash flow information is as follows:

                                                                           Years Ended      Four Months
                                                                          December 31,         Ended      Year Ended
                                                                        ------------------  December 31,  August 31,
                                                                         1994       1993        1992         1992
                                                                        -------   --------     ------       -------
                                                                                      (In thousands)
CASH PAID DURING THE PERIOD FOR:
  Interest. . . . . . . . . . . . . . . . . . . . . . . . . .           $ 5,899   $13,872      $10,837      $22,995
  Income taxes. . . . . . . . . . . . . . . . . . . . . . . .            22,430       515        4,648       14,854

Supplemental information of non-cash investing and financing activities is as follows:
- As discussed in Note F, in connection with the purchase of ISN, the Company issued notes payable totaling $2,903,000.
- During the years ended December 31, 1994 and 1993, RMS converted 559,456 and 3,600,000 shares, respectively, of Class B common stock into shares of common stock. See Note J.
- During the year ended December 31, 1993, and the fiscal year ended August 31, 1992, $15,000 and $150,000 of the Company's 5 1/2% Convertible
  Subordinated Debentures were converted into 2,293 and 21,276 shares of common stock, respectively.
- On December 28, 1992, the Company distributed the common stock of SKC to the Company's stockholders, in the form of a taxable pro rata stock dividend. See Note J.
- On July 31, 1992, the Company distributed the common stock of PSi to the Company's stockholders in the form of a tax-free, pro rata stock dividend. See Note J.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES




NOTE O - QUARTERLY RESULTS (UNAUDITED)

                                                             Quarter        Quarter        Quarter        Quarter
                                                              Ended          Ended          Ended          Ended
                                                            March 31,       June 30,    September 30,   December 31,
                                                          ------------     ---------    -------------   ------------
                                                                      (In thousands, except per share data)
YEAR ENDED DECEMBER 31, 1994
  Net sales . . . . . . . . . . . . . . . . . . . . . . .     $274,215       $274,005       $276,612       $301,682
  Gross profit  . . . . . . . . . . . . . . . . . . . . .       98,600         95,202         97,620        104,588
  Earnings before extraordinary item  . . . . . . . . . .        6,651          1,908          7,349          1,793
  Net earnings  . . . . . . . . . . . . . . . . . . . . .        6,651          1,908          6,425          1,793
  Earnings per common share:
    Before extraordinary item . . . . . . . . . . . . . .          .07            .02            .08            .02
    Net earnings  . . . . . . . . . . . . . . . . . . . .          .07            .02            .07            .02

YEAR ENDED DECEMBER 31, 1993(1)

  Net sales . . . . . . . . . . . . . . . . . . . . . . .     $239,421       $250,264       $260,462       $296,433
  Gross profit  . . . . . . . . . . . . . . . . . . . . .       61,540 (2)     87,541         90,122        103,337
  Earnings (loss) before extraordinary item . . . . . . .      (16,980)         2,001          1,115         (1,675)(3)
  Net earnings (loss) . . . . . . . . . . . . . . . . . .      (23,823)         1,602          1,115         (1,675)
  Earnings (loss) per common share:
    Before extraordinary item . . . . . . . . . . . . . . .       (.19)           .02            .01           (.02)
    Net earnings (loss) . . . . . . . . . . . . . . . . . .       (.27)           .02            .01           (.02)

                                                             Quarter          Quarter       Quarter         Month
                                                              Ended            Ended         Ended          Ended
                                                           November 30,     February 28,    May 31,        June 30,
                                                              1992             1993           1993         1993(4)
                                                          -------------    -------------  -------------   ------------
PERIODS SUBSEQUENT TO                                              (In thousands, except per share data)
AUGUST 31, 1992
Net sales . . . . . . . . . . . . . . . . . . . . . . .    $265,796          $244,044      $260,157       $76,854
Gross profit  . . . . . . . . . . . . . . . . . . . . .      94,829            60,529 (2)    93,052        25,307
Earnings (loss) before extraordinary item . . . . . . .       5,828           (20,040)        6,158        (1,785)
Net earnings (loss) . . . . . . . . . . . . . . . . . .       5,828           (26,883)        5,759        (1,785)
Earnings (loss) per common share:
  Before extraordinary item . . . . . . . . . . . . . .         .07              (.23)          .07          (.02)
  Net earnings (loss) . . . . . . . . . . . . . . . . .         .07              (.31)          .07          (.02)

(1) The quarters ended March 31, 1993 and June 30, 1993 are shown for comparative purposes only.
(2) During February 1993, the Company adjusted its inventory carrying amount by $22,700,000. Of this adjustment, $20,100,000 affected gross profit and $2,600,000 was charged to miscellaneous expense.
(3) In the fourth quarter of 1993, the Company charged $13,000,000 to other income (expense) for the settlement of various lawsuits. See Note I.
(4) The month ended June 30, 1993 is shown in connection with the transition for the change in year end from August 31 to December 31, as discussed in Note A.

    The difference between earnings (loss) before extraordinary item and net earnings (loss) in each quarter represents losses from early extinguishment of long-term obligations. See Note D.
    The Company believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

NOTE P - FINANCIAL INSTRUMENTS

The additional disclosure below of the estimated fair value of financial instruments was made in accordance with the requirements of Statements of Financial Accounting Standards No. 107. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                                                                      December 31, 1994      December 31, 1993
                                                                   ----------------------   ---------------------
                                                                      Carrying     Fair      Carrying      Fair
                                                                       Amount      Value      Amount      Value
                                                                   ------------ ----------  ----------  ---------
                                                                                     (In thousands)
Cash and cash equivalents . . . . . . . . . . . . . . . . . .        $ 33,648     $ 33,648   $  35,566   $  35,566
Note and interest receivable from related party . . . . . . .              --           --     132,304     132,304
Other non-current assets. . . . . . . . . . . . . . . . . . .           1,309        1,309       3,117       3,117
Long-term investment. . . . . . . . . . . . . . . . . . . . .          10,000        7,875      10,000      18,000
Long-term obligations . . . . . . . . . . . . . . . . . . . .         (29,181)     (29,181)   (112,272)   (112,272)

  The carrying value of cash and cash equivalents, note and interest receivable from related party, and other non-current assets are a reasonable estimate of their fair value.
  The fair value of the Company's long-term obligations at December 31, 1994 and 1993, approximates the carrying value because the instruments have variable rates that, in effect, reprice the notes frequently.
  The amount set out in the table above as the fair value of long-term investment in NRI at December 31, 1994 and 1993 has been determined using the trading price of NRI's common stock on those dates. Management is of the opinion, however, that the fair value of this investment is not readily determinable. The Company's investment is in the preferred stock of NRI which is not publicly traded and, therefore, does not have an established market price. In addition, if the Company were to convert its investment to common stock, its investment would represent 23.3% of NRI's outstanding common stock at December 31, 1994. It is not anticipated that the Company would be able to sell its holdings without adversely affecting the market price of the NRI common stock and the amount realized in the event of a sale.
  In recent filings, NRI has indicated that it believes the adequacy of cash resources and the ability to continue operations is dependent upon achieving sales and obtaining additional capital to continue, among other things, the development, testing and marketing of its products. On March 15, 1995, NRI sold 4,000,000 shares of common stock to a third party investor for $4,000,000. Based in part on this capital infusion, which provides NRI funds to continue the development, testing and marketing of its products, management believes that continuing to carry the Company's investment in NRI at cost is appropriate. The Company's maximum exposure on the NRI investment is the $10,000,000 carrying value.

INDEPENDENT AUDITORS' REPORT
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

SUMMARY FINANCIAL DATA

The Board of Directors
Home Shopping Network, Inc.

We have audited the accompanying consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1994 and the four months ended December 31, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Shopping Network, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1994 and the four months ended December 31, 1992 in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP
---------------------
KPMG Peat Marwick LLP

St. Petersburg, Florida
February 15, 1995, except as to the last paragraph of Note P which is as of March 15, 1995



The Board of Directors
Home Shopping Network, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows for the year ended August 31, 1992 of Home Shopping Network, Inc. and subsidiaries (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the Company's results of operations and its cash flows for the year ended August 31, 1992 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
---------------------
Deloitte & Touche LLP

Tampa, Florida
October 15, 1992
   (February 15, 1995 as to
   Note I to the consolidated
   financial statements)

SUMMARY FINANCIAL DATA
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED
STATEMENTS OF                                   Years Ended       Four Months
OPERATIONS DATA                                 December 31,         Ended            Years Ended August 31,
                                         ----------------------   December 31,  ----------------------------------
                                           1994          1993         1992        1992         1991         1990
                                         --------      --------     --------    --------     --------     --------
                                                           (In thousands, except per share data)
Net sales . . . . . . . . . . . . . . .  $1,126,514   $1,046,580    $357,166  $1,097,787   $1,078,547    $1,008,272
Gross profit  . . . . . . . . . . . . .     396,010      342,540(1)  124,636     406,459      389,398       374,908
Operating profit (loss) . . . . . . . .      26,879       (6,949)     17,569      82,202       64,570 (3)    74,720
Earnings (loss) before
  extraordinary item  . . . . . . . . .      17,701      (15,539)(2)   5,140      37,405       (9,599)(3)    32,464
Net earnings (loss) . . . . . . . . . .      16,777      (22,781)      5,140      37,293       (8,945)(3)    38,754
Earnings (loss) per common share:
Earnings (loss) before
  extraordinary item  . . . . . . . . .         .19         (.18)        .06         .42         (.11)(3)       .35
Net earnings (loss) . . . . . . . . . .         .18         (.26)        .06         .42         (.10)(3)       .42
Weighted average common
  shares outstanding  . . . . . . . . .      95,061       91,192      91,115      90,255       87,452        95,736

SUMMARY CONSOLIDATED
BALANCE SHEET DATA                                   December 31,                          August 31,
                                           ---------------------------------  -----------------------------------
                                             1994         1993        1992        1992         1991        1990
                                           --------     --------   ---------  ----------    ---------    --------
Working capital . . . . . . . . . . . .    $ 23,073     $  8,053   $ 38,493     $ 47,004     $ 52,868    $ 98,006
Total assets  . . . . . . . . . . . . .     446,499      501,143    477,913      519,670      565,036     556,236
Unsecured Revolving Credit Facility . .      25,000           --         --           --           --          --
Unsecured Senior Term Loans . . . . . .          --       85,000(4)      --           --           --          --
11 3/4% Senior Notes. . . . . . . . . .          --           --    140,000(4)   153,252(4)   184,752     190,678
5 1/2% Convertible Subordinated
  Debentures  . . . . . . . . . . . . .          --           --     16,915       16,915       17,115      28,335
Other long-term obligations . . . . . .       2,491        1,927      2,276        2,689        3,175       6,096
Stockholders' equity  . . . . . . . . .     206,443      196,554    170,149      170,329      161,839     177,481

(1) The gross profit declined to 32.7% for the year ended December 31, 1993, from 37.0% for the fiscal year ended August 31, 1992. This was primarily due to the liquidation of inventory at less than cost.
(2) In the fourth quarter of 1993, the Company charged $13,000,000 to other income (expense) for the settlement of various lawsuits. See Note I.
(3) During fiscal 1991, the Company recorded $44,500,000 in pre-tax non-recurring special charges. Additionally, the Company increased its income tax provision $10,382,000 relating to certain adjustments proposed by the IRS.
(4) At December 31, 1993 and 1992, and August 31, 1992,  $25,000,000,
    $3,200,000 and $27,500,000, respectively, was classified as current reflecting management's ability and intent to satisfy a portion of the debt from funds provided from operations.

HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES



The following table sets forth, for the quarterly periods indicated, the high and low sales prices of the Company's common stock on the New York Stock Exchange (Symbol: HSN).

                                                                                High          Low
                                                                                ----          ---
YEAR ENDED DECEMBER 31, 1994
        Quarter ended March 31 ...........................................     $15.13       $11.63
        Quarter ended June 30 ............................................      14.75         9.50
        Quarter ended September 30 .......................................      13.00        10.38
        Quarter ended December 31 ........................................      11.75         9.50

YEAR ENDED DECEMBER 31, 1993
        Quarter ended November 30 ........................................     $ 6.38       $ 4.25
        Quarter ended February 28 ........................................       9.00         4.88
        Quarter ended May 31..............................................       8.63         4.13
        Quarter ended June 30.............................................      12.88         7.50
        Quarter ended September 30........................................      14.75        10.63
        Quarter ended December 31 ........................................      15.38        10.50

YEAR ENDED AUGUST 31, 1992
        Quarter ended November 30 ........................................     $ 7.13       $ 5.00
        Quarter ended February 29 ........................................       8.88         4.88
        Quarter ended May 31..............................................       8.63         5.25
        Quarter ended August 31...........................................       6.38         5.13

The closing price per share as of March 13, 1995 was $9.00 and there were 8,710 stockholders of record as of that date.

PRICE RANGE OF COMMON STOCK
HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

The following table sets forth, for the quarterly periods indicated, the high and low sales prices of the Company's common stock on the New York Stock Exchange (Symbol: HSN).


                                                                                                      High         Low
                                                                                                     ------       -----
YEAR ENDED DECEMBER 31, 1994
  Quarter ended March 31  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $15.13      $11.63
  Quarter ended June 30 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14.75        9.50
  Quarter ended September 30  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13.00       10.38
  Quarter ended December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11.75        9.50

YEAR ENDED DECEMBER 31, 1993
  Quarter ended November 30 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 6.38      $ 4.25
  Quarter ended February 28 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9.00        4.88
  Quarter ended May 31  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8.63        4.13
  Month ended June 30 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12.88        7.50
  Quarter ended September 30  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14.75       10.63
  Quarter ended December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15.38       10.50

YEAR ENDED AUGUST 31, 1992
  Quarter ended November 30 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 7.13      $ 5.00
  Quarter ended February 29 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8.88        4.88
  Quarter ended May 31  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8.63        5.25
  Quarter ended August 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.38        5.13

  The closing price per share as of March 13, 1995 was $9.00 and there were 8,710 stockholders of record as of that date.

                                                                EXHIBIT 10.27


                              EMPLOYMENT AGREEMENT

                                First Amendment

                 HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company") and GERALD F. HOGAN ("Executive") have entered into an employment agreement dated as of February 23, 1993 (the "Employment Agreement"). Company and Executive desire to clarify the intention of the Employment Agreement with respect to the treatment of Executive's rights under Section 12 of the Employment Agreement and modify the provisions of Section 1(g) of the Employment Agreement.

                 Accordingly, pursuant to Section 14(a) of the Employment Agreement, Company and Executive hereby agree to the following:

         1. The transaction in which the Company's parent, Liberty Media Corporation, became a wholly owned subsidiary of Tele-Communications, Inc., a Delaware corporation, was not intended by the parties and shall not be treated as a Change of Control as defined in Section 1(g) of the Employment Agreement.

         2. From and after August 4, 1994, Section 1(g) of the Employment Agreement shall read as follows:

                                 "(g)      Change of Control.  For purposes of
                          this Agreement, a "Change of Control" shall be deemed to have occurred as of the date upon which either (x) Tele-Communications, Inc. ("TCI", which term shall include each of TCI's affiliates and any successor corporation, partnership or other entity formed as a result of or in connection with any pro rata distribution of securities or the right to acquire securities to the holders of securities of TCI) ceases to be the sole "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities (as hereinafter defined) having a majority of the outstanding Voting Power (as hereinafter defined) of the Company, or (y) there shall have been a sale or other disposition of all or substantially all of the assets of the Company in any transaction or series of related transactions to a person that is not an affiliate of TCI. As used herein, the following terms shall have the following meanings: (i) "Voting Securities" shall mean any securities of the Company entitled, or which may be entitled, to vote on matters submitted to stockholders generally (whether or not entitled to vote generally in the election of directors), or securities which are convertible into, or exercisable or exchangeable for such Voting Securities, whether or not subject to the passage of time or any contingency; (ii) "Voting Power" shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities (or by the holders of any other Voting Securities into which such Voting Securities may be convertible, exercisable or exchangeable for, whichever yields the highest number of votes) upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities; and (iii) "affiliate" shall have the meaning set forth in Rule 13e-3(a)(1) under the Exchange Act."

                 IN WITNESS WHEREOF, this First Amendment has been executed this 6th day of March, 1995 but effective as of August 4, 1994.

ATTEST:                                    HOME SHOPPING NETWORK, INC.




/s/    H. Steven Holtzman                   By: /s/ Barry S. Augenbraun
--------------------------                 -------------------------------
Name:  H. Steven Holtzman                   Name:   Barry S. Augenbraun
Title: Assistant Secretary                 Title:   Executive Vice President


                                                /s/ Gerald F. Hogan
                                           -------------------------------
                                                    Gerald F. Hogan

                                                                EXHIBIT 10.30

                          HOME SHOPPING NETWORK, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

         1.      DEFINITIONS.

         (a) "Administrator" means PNC National Bank, or any successor appointed by the Company from time to time.

         (b) "Base Compensation" means any base salary, wages and overtime pay received by a Participant.

         (c) "Company" means Home Shopping Network, Inc. and its subsidiaries.

         (d) "Eligible Employee" means any person who is currently employed by the Company or any of its subsidiaries on a regular full-time basis and has been so employed for a period of at least 90 days prior to electing to participate in the Plan. A person shall be considered employed on a regular full-time basis if he or she is customarily employed at least 30 hours per week.

         (e) "Enrollment Dates" means such quarterly dates as are prescribed by the Administrator, on which Eligible Employees may commence participation in the Plan, and Participants may make changes to the level of their participation.

         (f) "Insider" means an Eligible Employee subject to the requirements and restrictions of Section 16 of the Securities Exchange Act of 1934.

         (g) "Participant" means any Eligible Employee who elects to purchase Shares pursuant to the Plan.

         (h) "Plan" means this Home Shopping Network, Inc. Employee Stock Purchase Plan.

         (i)     "Shares" means common stock of the Company.

         2. PURPOSE OF THE PLAN. The purpose of the Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares in the open market.

         3.      BASIS OF PARTICIPATION AND FOR PURCHASING SHARES.

                 (a) An Eligible Employee may purchase Shares through payroll deduction by completing the Payroll Deduction Authorization Form and such other forms as may be promulgated by the Company and delivering them to the Company at least 10 days prior to an Enrollment Date. The Payroll Deduction Authorization Form shall state the percentage of the Participant's Base Compensation that he or she desires to have withheld, which percentage shall be a whole number not less than one and not greater than 15.

                 (b) The designated percentage of compensation shall be withheld by the Company for the next pay period after the Enrollment Date and for each succeeding pay period until the Participant submits a Payroll Deduction Authorization Form changing such election. Changes to the percentage of compensation to be withheld may be made by submitting a Payroll Deduction Authorization Form to the Company at least 10 days before any subsequent Enrollment Date; provided, however, that a Participant may discontinue participation in the Plan at any time, as provided in Section 9.

                 (c) The Company will deliver the amounts deducted from the Participant's compensation to the Administrator, who will accumulate and hold such funds for each Participant's account. Not less frequently than monthly, the Administrator will use the funds accumulated to purchase Shares in the open market for the benefit of the Participants. The purchase price for such Shares shall be their fair market value as of the time of purchase. The Participant shall not be charged any brokerage fees in relation to the purchases, and he or she shall be entitled to the interest, if any, paid on funds held for his or her account. Once funds have been withheld from the Participant's compensation, the Participant shall have no right to obtain the release of such funds, except in accordance with the terms of this Plan.

                 (d) Shares purchased by the Administrator shall be allocated to the individual accounts established for Participants in proportion to the respective amounts withheld for Participants' accounts. Any funds not used for the purchase of Shares on a particular purchase date shall be carried over to the next purchase date.

         4. OWNERSHIP OF SHARES. The Shares once allocated to the Participants' accounts become the sole property of the respective Participants. All Shares are registered as designated by the Administrator and remain so registered until delivery or sale is requested by the Participant pursuant to
Section 5.

         5.      DELIVERY; SALE.

                 (a) A Participant may instruct the Company to advise the Administrator at any time to deliver to him or her a certificate for any or all of his or her Shares, without affecting his or her continuing participation in the Plan; provided, however, that such Participant shall pay any and all costs associated with the issuance and delivery of such certificate.

                 (b) A Participant may instruct the Company to advise the Administrator at any time to sell any or all of the Shares allocable to his or her account, without affecting his or her continuing participation in the Plan. The Company shall pay all charges therefor, including but not limited to brokerage commis-sions, transfer taxes, and registration fees. The proceeds of any such sale shall promptly be delivered to the Participant.

         6. DISTRIBUTIONS ON SHARES. Cash dividends and other cash distributions on Shares held in the custody of the Administrator are credited to the account of the Participant, and the Participant may take a distribution of such dividend or distribution or request the Administrator to purchase additional Shares of the Company. Any dividends paid in Shares or any splits of Shares which are received by the Administrator on Shares held in custody will be allocated to each Participant in accordance with his or her interest in the Shares in which the dividends or splits are paid, without charge.

         7. CONFIRMATION OF TRANSACTIONS AND STATEMENTS OF ACCOUNT. Each Participant will receive from the Administrator quarterly statements of account which itemize the transactions for his or her account, and will also receive confirmations of current transactions if required by regulatory authorities.

         8. COMMUNICATIONS FROM COMPANY AND VOTING OF SHARES. The Administrator shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its shareholders. The Shares in each Participant's account will be voted in accordance with the Participant's signed proxy instructions duly delivered to the Administrator, or otherwise in accordance with rules applicable to the Company.

         9.      TERMINATION OF PARTICIPATION IN PLAN.

                 (a) A Participant may terminate his or her participation in the Plan at any time by delivering to the Company written notice terminating his or her payroll deduction authorization, which will become effective as soon as practicable after receipt.

                 (b) Participation in the Plan and payroll deduction authorizations terminate automatically without notice upon death or other termination of employment with the Company. Any funds submitted in payment for Shares prior to termination of employment and prior to purchase of Shares shall be promptly returned to the Participant.

         10.     DIRECTORS AND EXECUTIVE OFFICERS.  If an Insider:

                 (a)      Withdraws Shares from the Plan pursuant to Section
                          5(a),

                 (b) Instructs the Administrator to sell any or all of the Shares held by the Plan for the account of such Insider pursuant to Section 5(b), or

                 (c)      Ceases participation in the Plan pursuant to Section
                          9,

then the Insider shall immediately be required to cease participation in the Plan and shall not be permitted to renew participation in the Plan for at least six months after the date of such withdrawal, sale or cessation of participation.

         11.     ADMINISTRATION.

                 (a) The Company's responsibilities under the Plan will be administered by the Compensation/Benefits Committee appointed by the Board of Directors, which Committee has appointed the Administrator to perform certain functions. The Compensation/Benefits Committee serves at the pleasure of the Board of Directors. The Company reserves the right to change the designation of the Administrator at any time. Certain conditions imposed upon brokers by regulatory agencies could cause delay, from time to time, in the purchase of Shares for which delay neither the Company nor the Administrator shall have any liability.

                 (b) All Shares issued under the Plan will either be appropriately registered under applicable federal and state securities laws or issued in transactions that comply with exemptions from the securities registration requirements of applicable federal and state laws. The Compensation/Benefits Committee may establish procedures and restrictions in its discretion to ensure compliance with applicable securities laws.

         12. TERM OF PLAN. Unless sooner terminated as provided in Section 13, the Plan shall commence on satisfaction of the conditions of Section 15. Notwithstanding anything in the Plan to the contrary, if (i) the Company is merged or consolidated with another corporation, and the Company is not a surviving corporation or (ii) the Company is liquidated or dissolved, then the Plan shall immediately terminate and all rights to purchase stock hereunder to the extent not then exercised shall cease and become void.

         13. AMENDMENT OR TERMINATION. The Board of Directors of the Company shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that without stockholder approval, no such amendment of the Plan shall (i) change the price at which the Shares shall be sold from fair market value, or (ii) change the eligibility requirements. Upon termination, all rights to purchase Shares hereunder to the extent not then exercised shall cease and become void.

         14.     NOTICES.

                 (a) All notices or other communications by an employee to the Company under or in connection with the Plan shall be deemed to have been duly given when actually received by the Administrator or when actually received in the form specified by the Company at the locations, or by the person, designated by the Company for the receipt thereof.

                 (b) All notices or other communications by the Company to an employee under or in connection with the Plan shall be deemed to have been duly given by the Company to the employee if hand delivered to the employee or delivered to the employee's location of employment, or if sent by U.S. mail to the residence or business address of the employee as reflected on the books of the Company or to such other address as the employee may designate from time to time by notice given in accordance with the provisions in Section 14.

         15. CONDITIONS PRECEDENT TO EFFECTIVENESS. The Plan shall become effective upon the occurrence of the following:

                 (a) Adoption of the Plan by the Board of Directors of the Company;

                 (b) Approval of the Plan by the shareholders of the Company; and

                 (c) The effective registration under applicable federal and state securities laws of the Shares under the Plan or the receipt of an opinion of counsel to the Company that registration of the Shares under the Plan will not be necessary under either federal or state securities laws.

         16. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee or other person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Eligible Employee or other person.

                          HOME SHOPPING NETWORK, INC.
                     PART-TIME EMPLOYEE STOCK PURCHASE PLAN

         1.      DEFINITIONS.

         (a) "Administrator" means PNC National Bank, or any successor appointed by the Company from time to time.

         (b) "Base Compensation" means any base salary, wages and overtime pay received by a Participant.

         (c) "Company" means Home Shopping Network, Inc. and its subsidiaries.

         (d) "Eligible Employee" means any person who is currently employed by the Company or any of its subsidiaries on a regular part-time basis and has been so employed for a period of at least 90 days prior to electing to participate in the Plan. A person shall be considered employed on a regular part-time basis if he or she is customarily employed less than 30 hours per week.

         (e) "Enrollment Dates" means such quarterly dates as are prescribed by the Administrator, on which Eligible Employees may commence participation in the Plan, and Participants may make changes to the level of their participation.

         (f) "Participant" means any Eligible Employee who elects to purchase Shares pursuant to the Plan.

         (g) "Plan" means this Home Shopping Network, Inc. Employee Stock Purchase Plan.

         (h)     "Shares" means common stock of the Company.

         2. PURPOSE OF THE PLAN. The purpose of the Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares in the open market.

         3.      BASIS OF PARTICIPATION AND FOR PURCHASING SHARES.

                 (a) An Eligible Employee may purchase Shares through payroll deduction by completing the Payroll Deduction Authorization Form and such other forms as may be promulgated by the Company and delivering them to the Company at least 10 days prior to an Enrollment Date. The Payroll Deduction Authorization Form shall state the percentage of the Participant's Base Compensation that he or she desires to have withheld, which percentage shall be a whole number not less than one and not greater than 15.

                 (b) The designated percentage of compensation shall be withheld by the Company for the next pay period after the Enrollment Date and for each succeeding pay period until the Participant submits a Payroll Deduction Authorization Form changing such election. Changes to the percentage of compensation to be withheld may be made by submitting a Payroll Deduction Authorization Form to the Company at least 10 days before any subsequent Enrollment Date; provided, however, that a Participant may discontinue participation in the Plan at any time, as provided in Section 9.

                 (c) The Company will deliver the amounts deducted from the Participant's compensation to the Administrator, who will accumulate and hold such funds for each Participant's account. Not less frequently than monthly, the Administrator will use the funds accumulated to purchase Shares in the open market for the benefit of the Participants. The purchase price for such Shares shall be their fair market value as of the time of purchase. The Participant shall not be charged any brokerage fees in relation to the purchases, and he or she shall be entitled to the interest, if any, paid on funds held for his or her account. Once funds have been withheld from the Participant's compensation, the Participant shall have no right to obtain the release of such funds, except in accordance with the terms of this Plan.

                 (d) Shares purchased by the Administrator shall be allocated to the individual accounts established for Participants in proportion to the respective amounts withheld for Participants' accounts. Any funds not used for the purchase of Shares on a particular purchase date shall be carried over to the next purchase date.

         4. OWNERSHIP OF SHARES. The Shares once allocated to the Participants' accounts become the sole property of the respective Participants. All Shares are registered as designated by the Administrator and remain so registered until delivery or sale is requested by the Participant pursuant to
Section 5.

         5.      DELIVERY; SALE.

                 (a) A Participant may instruct the Company to advise the Administrator at any time to deliver to him or her a certificate for any or all of his or her Shares, without affecting his or her continuing participation in the Plan; provided, however, that such Participant shall pay any and all costs associated with the issuance and delivery of such certificate.

                 (b) A Participant may instruct the Company to advise the Administrator at any time to sell any or all of the Shares allocable to his or her account, without affecting his or her continuing participation in the Plan. The Company shall pay all charges therefor, including but not limited to brokerage commissions, transfer taxes, and registration fees. The proceeds of any such sale shall promptly be delivered to the Participant.

         6. DISTRIBUTIONS ON SHARES. Cash dividends and other cash distributions on Shares held in the custody of the Administrator are credited to the account of the Participant, and the Participant may take a distribution of such dividend or distribution or request the Administrator to purchase additional Shares of the Company. Any dividends paid in Shares or any splits of Shares which are received by the Administrator on Shares held in custody will be allocated to each Participant in accordance with his or her interest in the Shares in which the dividends or splits are paid, without charge.

         7. CONFIRMATION OF TRANSACTIONS AND STATEMENTS OF ACCOUNT. Each Participant will receive from the Administrator quarterly statements of account which itemize the transactions for his or her account, and will also receive confirmations of current transactions if required by regulatory authorities.

         8. COMMUNICATIONS FROM COMPANY AND VOTING OF SHARES. The Administrator shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its shareholders. The Shares in each Participant's account will be voted in accordance with the Participant's signed proxy instructions duly delivered to the Administrator, or otherwise in accordance with rules applicable to the Company.

         9.      TERMINATION OF PARTICIPATION IN PLAN.

                 (a) A Participant may terminate his or her participation in the Plan at any time by delivering to the Company written notice terminating his or her payroll deduction authorization, which will become effective as soon as practicable after receipt.

                 (b) Participation in the Plan and payroll deduction authorizations terminate automatically without notice upon death or other termination of employment with the Company. Any funds submitted in payment for Shares prior to termination of employment and prior to purchase of Shares shall be promptly returned to the Participant.

         10.     ADMINISTRATION.

                 (a) The Company's responsibilities under the Plan will be administered by the Compensation/Benefits Committee appointed by the Board of Directors, which Committee has appointed the Administrator to perform certain functions. The Compensation/Benefits Committee serves at the pleasure of the Board of Directors. The Company reserves the right to change the designation of the Administrator at any time. Certain conditions imposed upon brokers by regulatory agencies could cause delay, from time to time, in the purchase of Shares for which delay neither the Company nor the Administrator shall have any liability.

                 (b) All Shares issued under the Plan will either be appropriately registered under applicable federal and state securities laws or issued in transactions that comply with exemptions from the securities registration requirements of applicable federal and state laws. The Compensation/Benefits Committee may establish procedures and restrictions in its discretion to ensure compliance with applicable securities laws.

         11. TERM OF PLAN. Unless sooner terminated as provided in Section 12, the Plan shall commence on satisfaction of the conditions of Section 14. Notwithstanding anything in the Plan to the contrary, if (i) the Company is merged or consolidated with another corporation, and the Company is not a surviving corporation or (ii) the Company is liquidated or dissolved, then the Plan shall immediately terminate and all rights to purchase stock hereunder to the extent not then exercised shall cease and become void.

         12. AMENDMENT OR TERMINATION. The Board of Directors of the Company shall have the right to amend, modify, or terminate the Plan at any time without notice. Upon termination, all rights to purchase Shares hereunder to the extent not then exercised shall cease and become void.

         13.     NOTICES.

                 (a) All notices or other communications by an employee to the Company under or in connection with the Plan shall be deemed to have been duly given when actually received by the Administrator or when actually received in the form specified by the Company at the locations, or by the person, designated by the Company for the receipt thereof.

                 (b) All notices or other communications by the Company to an employee under or in connection with the Plan shall be deemed to have been duly given by the Company to the employee if hand delivered to the employee or delivered to the employee's location of employment, or if sent by U.S. mail to the residence or business address of the employee as reflected on the books of the Company or to such other address as the employee may designate from time to time by notice given in accordance with the provisions of Section 13.

         14. CONDITIONS PRECEDENT TO EFFECTIVENESS. The Plan shall become effective upon the occurrence of the following:

                 (a) Adoption of the Plan by the Board of Directors of the Company; and

                 (b) The effective registration under applicable federal and state securities laws of the Shares under the Plan or the receipt of an opinion of counsel to the Company that registration of the Shares under the Plan will not be necessary under either federal or state securities laws.

         15. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee or other person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Eligible Employee or other person.

                                                                   EXHIBIT 10.28

         ************************************************************



                         HOME SHOPPING NETWORK, INC.,
                                 as Borrower


                          HOME SHOPPING CLUB, INC.,
                                 as Guarantor

                                  __________

                         SECOND AMENDED AND RESTATED
                               CREDIT AGREEMENT


                         Dated as of August 30, 1994

                                  __________


                             LTCB TRUST COMPANY,
                           as Administrative Agent
                                 and as Agent

                                  __________


                               BANK OF MONTREAL
                                     and
                     THE BANK OF NEW YORK COMPANY, INC.,
                                 as Co-Agents

                                  __________




                            THE BANKS NAMED HEREIN


         ************************************************************

                              TABLE OF CONTENTS

                                                                                                                      Page
              Section 1.       Definitions and Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                    1.1.       Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                    1.2.       Certain Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

              Section 2.       Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    2.1.       Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    2.2.       Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    2.3.       Changes of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    2.4.       Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    2.5.       Lending Offices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    2.6.       Several Obligations; Remedies Independent. . . . . . . . . . . . . . . . . . . . . . .  16
                    2.7.       Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    2.8.       Prepayments and Conversions of Loans . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    2.9.       Extension of Facility. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

              Section 3.       Payments of Principal and Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    3.1.       Repayment of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    3.2.       Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

              Section 4.       Payments; Pro Rata Treatment; Computations, Etc. . . . . . . . . . . . . . . . . . . .  22
                    4.1.       Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    4.2.       Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    4.3.       Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    4.4.       Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    4.5.       Certain Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    4.6.       Non-Receipt of Funds by the Administrative Agent . . . . . . . . . . . . . . . . . . .  25
                    4.7.       Sharing of Payments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

              Section 5.       Yield Protection and Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                    5.1.       Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                    5.2.       Limitation on Types of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    5.3.       Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    5.4.       Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    5.5.       Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

              Section 6.       Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    6.1.       Unconditional Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    6.2.       Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    6.3.       Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    6.4.       Subordination and Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                    6.5.       Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    6.6.       Reinstatement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

              Section 7.       Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    7.1.       Initial Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    7.2.       Initial and Subsequent Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

              Section 8.      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    8.1.       Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    8.2.       Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    8.3.       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                    8.4.       No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                    8.5.       Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                    8.6.       Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                    8.7.       Use of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    8.8.       ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    8.9.       Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    8.10.      Credit Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    8.11.      Ownership of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    8.12.      Pari Passu Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    8.13.      Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    8.14.      Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    8.15.      Prepayments of Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

              Section 9.       Covenants of the Company and the Guarantor . . . . . . . . . . . . . . . . . . . . . .  40
                    9.1.       Financial Statements; Reports and Other Information. . . . . . . . . . . . . . . . . .  40
                    9.2.       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                    9.3.       Corporate Existence, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                    9.4.       Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                    9.5.       Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                    9.6.       Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                    9.7.       Dispositions of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                    9.8.       Ranking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                    9.9.       Business; Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                    9.10.      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                    9.11       Interest Coverage Test . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                    9.12.      Total Debt Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                    9.13.      Consolidated Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                    9.14.      Notification of Incurrence of Debt   . . . . . . . . . . . . . . . . . . . . . . . . .  50
                    9.15.      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                    9.16.      Ownership of Guarantor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                    9.17.      Indebtedness of Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                    9.18.      Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

              Section 10.      Events of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

              Section 11.      The Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                    11.1.      Appointment, Powers and Immunities.  . . . . . . . . . . . . . . . . . . . . . . . . .  56
                    11.2.      Reliance by the Administrative Agent   . . . . . . . . . . . . . . . . . . . . . . . .  56
                    11.3.      Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                    11.4.      Rights as a Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                    11.5.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                    11.6.      Non-Reliance on Administrative Agent, Agent, Co-Agents and other Banks.  . . . . . . .  58
                    11.7.      Failure to Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                    11.8.      Resignation or Removal of Administrative
                               Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                    11.9.      Administrative Agent's Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                    11.10.     Agent and Co-Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

              Section 12.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                    12.1.      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                    12.2.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                    12.3.      Expenses, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                    12.4.      Amendments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                    12.5.      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                    12.6.      Assignments and Participation.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                    12.7.      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                    12.8.      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                    12.9.      Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                    12.10.     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                    12.11.     GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                    12.12.     JURISDICTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                    12.13.     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

Schedule 1:         Existing Credit Agreements and Liens
Schedule 2:         Calculations of Sample Financial Terms
Schedule 3:         Description of Credit Card Program

Exhibit A:          Form of Note
Exhibit B:          Form of Opinion of Counsel to the Company and
                      the Guarantor
Exhibit C:          Form of Compliance Certificate
Exhibit D:          Form of Total Debt Ratio Notice
Exhibit E:          Form of Assignment and Assumption Agreement

         SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 30, 1994 (as the same may be amended or modified from time to time, this "Agreement"), among HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"); HOME SHOPPING CLUB, INC., a Delaware corporation (the "Guarantor"); each of the banks which is a signatory hereto (together with its successors individually, a "Bank" and, collectively, the "Banks"); LTCB TRUST COMPANY, a New York trust company, as agent (in such capacity, together with its successors in such capacity, the "Agent"), BANK OF MONTREAL and THE BANK OF NEW YORK COMPANY, INC. (in such capacity, together with their respective successors in such capacity, the "Co-Agents"); and LTCB TRUST COMPANY, a New York trust company, as Administrative Agent for the Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent").

        The Company, the Guarantor, the Agent, the Co-Agents, certain banks as "Banks", and LTCB Trust Company, as "Administrative Agent", are parties to the Amended and Restated Credit Agreement, dated as of December 18, 1992 (as amended, the "1992 Revolving Credit Agreement"), pursuant to which the "Banks" (as defined therein) (hereinafter, the "Existing Banks") have made available to the Company, under the guarantee of the Guarantor, a revolving credit facility providing for loans in an aggregate principal amount not exceeding $40,000,000 at any one time outstanding.

        The Company has requested that the revolving credit facility under the 1992 Revolving Credit Agreement be increased to $100,000,000 and that the 1992 Revolving Credit Agreement otherwise be modified as provided herein. Each of the Existing Banks is willing to agree to such increase in the amounts and on the terms and conditions of this Agreement, and each of the Banks other than the Existing Banks (collectively, the "New Banks") wishes to become a party to the 1992 Revolving Credit Agreement, as amended and restated hereby, and to have all of the rights and obligations of "Banks" hereunder. Accordingly, the Banks are willing to make loans to the Company, under the guarantee of the Guarantor, in an aggregate principal amount not exceeding $100,000,000 at any one time outstanding upon the terms and conditions hereof.

        Accordingly, the parties hereto hereby agree that, effective on the Amendment Effective Date (as hereinafter defined), the 1992 Revolving Credit Agreement is hereby amended and restated in its entirety as follows:


        Section 1.  Definitions and Accounting Matters.

        1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agree-ment in the singular to have the same meanings when used in the plural and vice versa):

        "Affiliate" shall mean, with respect to any Person, any other Person (other than a Wholly-Owned Subsidiary of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person
(x) is an officer or director of such other Person, (y) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, or (z) directly or indirectly owns or controls 10% or more of such other Person's capital stock.

        "Amendment Effective Date" shall mean the date on which this Agreement shall have been executed and delivered by each of the parties provision for whose signature has been made on the signature pages hereof, and each of the conditions precedent set forth in Section 7.1 hereof has been satisfied.

        "Anniversary Date" shall mean the Fee Payment Date falling on or about each anniversary date of this Agreement.

        "Applicable Lending Office" shall mean, for each Bank and for each type of Loan, the Lending Office of such Bank (or of an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such type are to be made and maintained.

        "Applicable Margin" shall mean, at any time: (a) with respect to LIBOR Loans, 1.25% minus the Margin Adjustment (if any) in effect at such time; and
(b) with respect to Prime Rate Loans, 0.25% minus the Margin Adjustment (if any) in effect at such time; provided, that in no event shall the Applicable Margin be less than 0%.

        "Bankruptcy Code" shall mean the federal Bankruptcy Code of the United States, 11 U.S.C. Section 101 et seq.

        "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City and dealings in Dollar deposits are carried out in the London interbank market.

        "Capital Lease" shall mean any lease or other contractual arrangement which under GAAP has been or should be recorded as a capital lease.

        "Change of Control" shall mean any of the following events:

        (i) the acquisition by any "person" or "group" of persons of the "beneficial ownership" (as such terms are defined within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of outstanding shares of the Company's capital stock, or any sale or other disposition of any of the capital stock of the Company owned by any owner thereof, or any other event such that, after giving effect to such acquisition, sale, disposition or other event, TCI would no longer (A) own, directly or indirectly, or otherwise control at least 51% of the outstanding shares of any class of the Company's common stock the approval of which is required for any fundamental corporate action (including, without limitation, any merger, reorganization, recapitalization, liquidation, distribution, winding-up, sale, transfer or hypothecation of substantially all or a substantial portion of the Company's assets), or (B) possess the ability to elect at least a majority of the Board of Directors of the Company; or

        (ii) any person or group of persons shall acquire all or substantially all of the assets of the Company; or

        (iii) the acquisition by any "person" or "group" of persons of the "beneficial ownership" (as such terms are defined within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of more than 50% of the then outstanding shares of any class of TCI's capital stock; or

        (iv) any person or group of persons shall acquire all or substantially all of the assets of TCI.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commitment" shall mean, with respect to any Bank, the amount set forth opposite such Bank's name on the signature pages hereof under the caption "Commitment" (as reduced from time to time pursuant to Section 2.3 hereof or otherwise). The "Commitments" under the 1992 Revolving Credit Agreement are hereby terminated.

        "Commitment Termination Date" shall mean (a) initially, the Fee Payment Date falling on or immediately prior to August 30, 1997, (b) in the event that the Administrative Agent and the Banks agree to extend the facility provided for by this Agreement in accordance with Section 2.9 hereof, then with respect to the Banks agreeing to any such extension, the Commitment Termination Date as so extended, and with respect to the Banks not agreeing to such extension, the Commitment Termination Date as in effect without regard to such extension.

        "Consolidated Net Worth" shall mean, at any date, all amounts which, in conformity with GAAP, would be included under stockholder's equity on a consolidated balance sheet of the Company and its Subsidiaries at such time.

        "Cumulative Net Income" shall mean, for any period, the sum of the net income (but not any net loss) of the Company and its Subsidiaries (including, without limitation, the Guarantor) on a consolidated basis for such period, determined in accordance with GAAP, for each Fiscal Quarter falling within such period.

        "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

        "Dollars" and "$" shall mean lawful money of the United States of America.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or the Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with the Company or the Guarantor.

        "Extension Date" shall mean, for each extension of the Commitment Termination Date requested by the Company under Section 2.9 hereof, the Anniversary Date falling two years prior to the Commitment Termination Date then in effect (without regard to the requested extension) or, if more than one Commitment Termination Date is then in effect (by reason of certain Banks having been Dissenting Banks for any previous extension request, the Anniversary Date falling two years prior to the latest Commitment Termination Date then in effect (without regard to the requested extension). Accordingly, the first Extension Date shall be the Anniversary Date on or about August 30, 1995; and each subsequent such date shall be the corresponding Anniversary Date in the appropriate subsequent calendar year.

        "Event of Default" shall have the meaning assigned to that term in
Section 10 hereof.

        "Facility Fee Rate" shall mean, for each day, the following percentage: at any time when the Total Debt Ratio in Section 9.12 hereof is less than 2:1, 0.25%, and at any time when said Total Debt Ratio is greater than or equal to 2:1, 0.375%, in each case as set forth in the Total Debt Ratio Notice most recently delivered to the Administrative Agent as of such day (which Notice shall be effective on the date of the Administrative Agent's receipt thereof in accordance with Section 12.2 hereof), subject to adjustments as provided in
Section 3.2 hereof.

        "Federal Funds Rate" shall mean, (i) for Overnight Federal Funds Rate Loans, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, and (ii) for Term Federal Funds Rate Loans (if requested by the Company and agreed to by the Administrative Agent and the Banks), for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on term Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on the first day of such Interest Period for a period equal to such Interest Period, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day and as determined by the Administrative Agent; provided, that (x) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (y) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to LTCB on such day on such transactions as determined by the Administrative Agent.

        "Federal Funds Rate Loans" shall mean Loans which bear interest at rates based upon the Federal Funds Rate, and in any event shall be either an Overnight Federal Funds Rate Loan or a Term Federal Funds Rate Loan.

        "Fee Payment Date" shall mean the 30th day of each February, May, August and November in each year, the first of which shall be the first such day after the date of this Agreement; provided, that if any such day is not a Business Day, then such Fee Payment Date shall be the next succeeding Business Day (unless such Business Day falls in a subsequent calendar month, in which case such Fee Payment Date shall be the next preceding Business Day).

        "Fiscal Quarter" shall mean, a period of three consecutive calendar months commencing on any of the following dates in any Fiscal Year: January 1, April 1, July 1 and October 1.

        "Fiscal Year" shall mean, for the Company, the Guarantor or any Subsidiary, the twelve consecutive calendar month period commencing on such date and on January 1 of each calendar year thereafter and ending on December 31 of such calendar year; and "Fiscal 1994", "Fiscal 1995", and any other year so designated shall mean the Fiscal Year ending on August 31 or December 31, as the case may be, of the indicated calendar year.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied, as in effect (unless otherwise specified in this Agreement) from time to time.

        "Guaranteed Program" shall have the meaning assigned to that term in
Schedule 3 hereto.

        "Indebtedness" shall mean, for any Person (but without duplication):

        (a) all indebtedness and other obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not overdue by more than 180 days), including, without limitation, all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (b) all obligations of such Person under interest rate or currency swaps, caps, collars, floors, options, forward exchange contracts and similar hedging arrangements;

        (c) the stated amount of all letters of credit issued for the account of such Person and (without duplication) all drafts drawn thereunder, and the aggregate face amount of all banker's acceptances as to which such Person is obligated, other than trade letters of credit issued for the account of such Person in the ordinary course of business pursuant to the terms of which (i) such Person is obligated to reimburse the issuer thereof for any drawing thereunder on the date of such drawing and (ii) no other credit shall be extended thereunder to such Person by such issuer;

        (d)  all obligations of such Person under any Capital Leases;

        (e) all obligations of such Person in connection with employee benefit or similar plans;

        (f) all obligations of such Person in respect of guarantees, whether direct or indirect (including, without limitation, agreements to "keep well" or otherwise ensure a creditor against loss) with respect to any indebtedness or other obligation of any other Person of the type described in any of clauses (a) through (e) above;

        (g)  all indebtedness or other obligations referred to in any of clauses
    (a) through (f) above secured by any Lien upon property owned by such Person, whether or not such Person is liable on any such obligation; and

        (h) all obligations of the Company, the Guarantor or any other Subsidiary under the Special Program and/or the Guaranteed Program (each as defined in Schedule 3 hereto).

        "Interest Expense" shall mean, for any period, all interest expense of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP.

        "Interest Payment Date" shall mean, (i) for any Loan, the last day of the Interest Period relating thereto, and (ii) for any Federal Funds Rate Loan or Prime Rate Loan, the last day of any month which occurs during the Interest Period related thereto, and in any case if such day is not a Business Day, the next succeeding Business Day.

        "Interest Period" shall mean with respect to any (1) LIBOR Loan, the period commencing on the date such Loan is made or converted from a Loan of another type and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.2 hereof (or such period of less than one month as the Company may select in accordance with clause (ii) or (iii) of the next paragraph below), except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month,
(2) Overnight Federal Funds Rate Loan, each period of one Business Day, (3) Term Federal Funds Rate Loan, the period commencing on the date such Loan is made or converted from a Loan of another type and ending on the last day for which the Federal Funds Rate for such Loan applies, as agreed between the Company and the Administrative Agent with the consent of the Banks prior to the commencement of such Interest Period and (4) Prime Rate Loan, each period commencing on the date such Loan is made or converted from a Loan of another type and ending on the date 30 days later.

        Notwithstanding the foregoing, (i) each Interest Period which would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (ii) each Interest Period which would otherwise commence before and end after any Commitment Termination Date then in effect for any Bank shall end on such Commitment Termination Date; (iii) if the Company selects an Interest Period that would begin before and end after any Anniversary Date, the Administrative Agent may notify the Company and the Banks that the Company must select a shorter Interest Period that will end on or prior to such Anniversary Date, in which case such shorter period selected by the Company shall (subject to clauses (i) and (ii) above) be the relevant Interest Period; and (iv) the Company must select the duration of Interest Periods so that, notwithstanding clause (i) above, no Interest Period for LIBOR Loans shall have a duration of less than one month (except as provided in clause (ii) or (iii) above), and so that no more than ten Interest Periods with respect to LIBOR Loans shall be in effect at any one time.

        "Investment" shall mean, for any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities or obligations of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, or loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or other extension of credit to customers of the Company or to customers of the Company's Subsidiaries having a term not exceeding 90 days arising in the ordinary course of business); (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such person; or (d) the entering into of any interest rate or currency swaps, caps, collars, floors, options, forward exchange contracts and similar hedging arrangements.

        "LIBOR" shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the London office of LTCB at approximately 11:00 a.m. London time (or as soon thereafter as practicable) or if such rate is not quoted to LTCB, the rate per annum appearing on the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page of that service for the purpose of displaying London interbank offered rates of major banks) two Business Days prior to the first day of such Interest Period for the offering by such office to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan scheduled to be outstanding during such Interest Period from LTCB Trust.

        "LIBOR Loans" shall mean Loans the interest rates on which are determined on the basis of LIBOR.

        "Lien" shall mean, with respect to any asset or other property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property, any agreement to grant any of the foregoing with respect to such asset or property, and the filing of a financing statement or similar recording in any jurisdiction with respect to such asset or property. For all purposes hereunder, the Company, the Guarantor or any Subsidiary shall be deemed to own subject to a Lien (i) any asset or other property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset or property and (ii) any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectibility on the transferor).

        "Loans" shall mean the loans provided for by Section 2.1 hereof.

        "LTCB" shall mean The Long-Term Credit Bank of Japan, Limited, a banking corporation duly organized and validly existing under the laws of Japan, and its successors.

        "LTCB Trust" shall mean LTCB Trust Company, a trust company duly organized and validly existing under the laws of the State of New York, and its successors.

        "Majority Banks" shall mean Banks having not less than 51% of the aggregate amount of the Loans outstanding, or if no Loans are then outstanding, Banks holding not less than 51% of the Commitments then in effect, or, if no Loans are then outstanding nor Commitments in effect, Banks which held not less than 51% of the Commitments when most recently in effect; provided, that solely for purposes of determining whether or not the Banks have agreed to each requested extension of the Commitment Termination Date pursuant to Section 2.9 hereof or amendments or waivers of Section 2.9 with respect to any particular extension, "Majority Banks" shall not include any Bank whose Commitment, by reason of such Bank having been a Dissenting Bank for any previous extension, is scheduled to expire or has expired at any time prior to the Commitment Termination Date that is the subject of such extension request.

        "Margin Adjustment" shall mean, at any time of determination thereof, when the Total Debt Ratio, as set forth in the Total Debt Ratio Notice most recently delivered to the Administrative Agent (which Notice shall be effective on the date of the Administrative Agent's receipt thereof in accordance with
Section 12.2 hereof), is at each of the following levels, a subtraction from any Applicable Margin, as set forth below:

                           Effective                Subtraction from
                       Total Debt Ratio             Applicable Margin
                       ----------------             -----------------
                    [S]                               [C]
                    Greater than or
                      equal to 2.50 to 1                    0

                    Less than 2.50 to 1,
                      but greater than
                      2.00 to 1                         (0.25%)

                    Less than 2.00 to 1
                      but greater than or
                      equal to 1.00 to 1                (0.50%)

                    Less than 1.00 to 1                 (0.75%);

provided, that in no event shall the Margin Adjustment cause the Applicable Margin to be less than 0%.

        "Material Subsidiary" shall mean, at any time, a Subsidiary the book value of whose tangible assets at such time exceeds 10% of the book value of the total tangible assets of the Company and the Subsidiaries (on a consolidated basis), but in any event shall include each of the Guarantor, HSN Fulfillment, Inc., HSN Mail Order, Inc. and HSN Realty, Inc., each a Delaware corporation, and their respective successors.

        "Material Subsidiary Group" shall mean, at any time, a group of any two or more Subsidiaries which at such time has a combined aggregate book value of tangible assets in excess of 10% of the book value of the total tangible assets of the Company and the Subsidiaries (on a consolidated basis).

        "Multiemployer Plan" shall mean a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

        "Non-Material Subsidiary" shall mean, at any time, a Subsidiary which is not a Material Subsidiary.

        "Notes" shall mean the promissory notes provided for by Section 2.7 hereof.

        "Obligations" shall mean all obligations and liabilities of the Company to the Administrative Agent, the Agent, the Co-Agents and the Banks (or any of the foregoing) now or in the future existing under or in connection with this Agreement, any of the Notes or any related document (as any of the foregoing Agreement, Notes or documents may from time to time be respectively amended, modified, substituted, extended or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing, including without limitation, any payment of principal, interest, fees or expenses due at any time under this Agreement.

        "Operating Cash Flow" shall mean, for any period, the sum of the following for the Company and its Subsidiaries (including, without limitation, the Guarantor) on a consolidated basis:

             (a) operating profit of such Persons for such period; plus

             (b) (to the extent already deducted in arriving at operating profit) depreciation and amortization expense for such Persons for such period; plus

             (c) (to the extent already deducted in arriving at operating profit) non-cash compensation expense related to the Company's executive stock award program;

       all as shown on the consolidated financial statements, including the notes thereto, of the Company and its consolidated Subsidiaries for such period. Operating Cash Flow for the four-Fiscal Quarter period ended June 30, 1994 is as set forth in Schedule 2 hereto (subject to the assumptions set forth therein).

        "Overnight Federal Funds Rate Loan" shall mean a Loan which bears interest at an overnight Federal Funds Rate.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Person" shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

        "Plan" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

        "Post-Default Rate" shall mean a rate per annum, during the period commencing on the date on which any Obligation is not paid in full when due (whether at stated maturity, by acceleration or otherwise) and ending on the date on which all such overdue Obligations are paid in full, equal to 2.00% plus the higher of (x) the Prime Rate as in effect from time to time and (y) the interest rate in effect from time to time for Overnight Federal Funds Rate Loans hereunder (including the Applicable Margin in effect for such Loans at each such time); provided that, if any such unpaid Obligation is principal of a

LIBOR Loan or of a Term Federal Funds Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period commencing on the due date and ending on the last day of the then current Interest Period therefor, 2.00% plus the interest rate for such Loan as provided in Section 3.2(a) or (b) hereof and, thereafter, the rate otherwise provided for above in this definition.

        "Prime Rate" shall mean the rate of interest from time to time announced by LTCB at its office in New York, New York as its prime commercial lending rate, which rate is not necessarily the lowest rate of interest charged or received by LTCB. Each change in the Prime Rate resulting from a change in such prime commercial lending rate shall take effect when such prime commercial lending rate changes.

        "Prime Rate Loans" shall mean Loans which bear interest at rates based upon the Prime Rate.

        "Program" shall have the meaning assigned to that term in Schedule 3 hereto.

        "Regulation A" shall mean Regulation A of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

        "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

        "Regulatory Change" shall mean, with respect to any Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States Federal, State or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

        "SEC Report" shall mean, with respect to any Person, any document filed, or deemed filed, at any time with the Securities and Exchange Commission (or any successor thereto) by or on behalf of such Person and available to the public.

        "Short-Term Debt" shall mean, for any Person, all Indebtedness of such Person which would be short term debt, whether direct or contingent, under GAAP as in effect on the date of this Agreement.

        "Special Program" shall have the meaning assigned to that term in
Schedule 3 hereto.

        "Subsidiary" shall mean any corporation, partnership or other Person of which at least a majority of the outstanding shares of capital stock or other ownership interests ordinarily having, in the absence of contingencies, by the terms thereof voting power to elect a majority of the board of directors or similar governing body of such Person is at the time directly or indirectly owned or controlled by the Company, the Guarantor or by the Company and/or the Guarantor, and in any event shall include the Guarantor and its subsidiaries. "Wholly-Owned Subsidiary" shall mean any Person of which all of such ownership interests, other than directors' qualifying shares, are so owned or controlled.

        "TCI" shall mean Tele-Communications, Inc., a Delaware corporation (formerly called TCI/Liberty Holdings, Inc.).

        "Term Federal Funds Rate Loan" shall mean any Federal Funds Rate Loan other than an Overnight Federal Funds Rate Loan.

        "Total Debt" shall mean, for any Person at any time, all Indebtedness of such Person at such time (including, without limitation, all long-term senior and subordinated Indebtedness, all Short-Term Debt, the stated amount of all letters of credit issued for the account of such Person and (without duplication) all unreimbursed draws thereunder), as shown on the consolidated quarterly or annual financial statements, including the notes thereto, of the Company delivered for such period pursuant to Section 9.1 (or referred to in Section 8.2) hereof. Total Debt of the Company and its consolidated Subsidiaries as at the end of the four-Fiscal Quarter period ended June 30, 1994 is as set forth on Schedule 2 hereto (subject to the assumptions set forth therein).

        "Total Debt Ratio" shall mean, at any time, the ratio of (a) Total Debt of the Company and its consolidated Subsidiaries as at the end of the Company's four-Fiscal Quarter period most recently ended as of such time, to (b) Operating Cash Flow for the same period, as shown in the Total Debt Ratio Notice for such period.

        "Total Debt Ratio Notice" shall mean each notice provided for in Section 9.1(g) (or Section 7.1(f)) hereof.

        1.2.  Certain Accounting Matters.

        (a) Unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below, all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent on behalf of itself and the Banks hereunder shall be prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder after the date hereof (or, prior to the delivery of the first financial statements furnished to the Banks hereunder, used in the preparation of the audited financial statements referred to in Section 8.2 hereof). All calculations made for the purposes of determining compliance with the terms of Sections 9.11,
9.12 and 9.13 hereof shall, except as otherwise expressly provided herein, be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements then most recently furnished to the Banks pursuant to Section 9.1 (or referred to in Section 8.2) hereof unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Banks shall so object in writing within 30 days after delivery of such financial statements, in either of which cases such calculations shall be made on a basis consistent with those used in the preparation of the most recent financial statements as to which such objection shall not have been made.

        (b) The Company shall deliver to the Administrative Agent, with sufficient copies for delivery to the Banks, contemporaneously with delivery of any annual or quarterly financial statement under Section 9.1 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recently preceding annual or quarterly financial statements as to which no objection shall have been made in accordance with the last sentence of subsection (a) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

        Section 2. Commitments.

        2.1. Loans. Each Bank severally agrees, on the terms and subject to the conditions of this Agreement, to make Loans to the Company from time to time during the period from and including the date hereof to but not including the Commitment Termination Date (as from time to time in effect for such Bank) in principal amounts not to exceed in the aggregate at any time outstanding the amount of such Bank's Commitment as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Commitments by means of LIBOR Loans, Federal Funds Rate Loans or Prime Rate Loans, and during such period the Company may convert Loans of one type into Loans of another type (as provided in Section 2.8 hereof); provided, that no more than ten LIBOR Loans may be outstanding from each Bank at any time.

        On the Amendment Effective Date, any loans then outstanding under the 1992 Revolving Credit Agreement shall be deemed to be Loans outstanding under this Agreement, and the Administrative Agent, on behalf of the Company, is hereby authorized and directed to make a borrowing from all of the Banks to reimburse the Existing Banks in such amounts as may be required so that the aggregate principal amount of the loans that were outstanding under the 1992 Revolving Credit Agreement shall be Loans held pro rata by the Banks hereunder in accordance with their respective Commitments.

        2.2. Borrowings. The Company shall give the Administrative Agent (which shall promptly notify the Banks) notice of each borrowing hereunder as provided in Section 4.5 hereof. Not later than 10:00 a.m., or, in the case of a borrowing of Overnight Federal Funds Rate Loans or Prime Rate Loans, 12:00 p.m., New York time on the date specified for each such borrowing, each Bank shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at account number 04203606 maintained by the Administrative Agent with Bankers Trust Company (ABA No. 021001033), One Bankers Trust Plaza, New York, New York 10006 (reference: "Home Shopping Network - 1994 Revolving Credit Facility"), attention: Winston Brown, in immediately available funds. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company designated by the Company in the related notice of borrowing.
References in this Agreement to the date on which a Loan is made shall be to the date on which funds borrowed pursuant to such Loan shall have been made available to the Company pursuant to this Section 2.2.

        2.3. Changes of Commitments. The Company shall have the right to terminate or reduce the amount of the Commitments at any time or from time to time; provided that (i) the Company shall give notice of each such termination or reduction as provided in Section 4.5 hereof; (ii) each partial reduction shall be in an aggregate amount at least equal to $5,000,000; and (iii) the Commitments may not be reduced below the aggregate principal amount of all Loans then outstanding. Commitments once terminated or reduced may not be reinstated.

        2.4.  Fees.

        (a) The Company shall pay to the Administrative Agent for account of each Bank a facility fee on the full daily amount of such Bank's outstanding Commitment (whether or not utilized), for each day during the period from and including the date of this Agreement to and including the earlier of the date such Commitment is terminated or the day prior to the Commitment Termination Date for such Bank, at a rate per annum equal to the Facility Fee Rate for such day (subject to Section 3.2 hereof); provided, however, that no such fee shall be payable to any Bank with respect to the portion (if any) of such Bank's Commitment corresponding to the principal amount of Loans which such Bank shall not have made in accordance with (i) a notice of borrowing properly and timely given and
(ii) the terms and conditions of this Agreement, and with respect to which all conditions precedent thereto shall have been satisfied. All outstanding accrued facility fees of each Bank shall be due and payable on each Fee Payment Date and on the earlier of the date the Commitment of such Bank is terminated or the Commitment Termination Date for such Bank.

        (b) The Company shall pay to the Administrative Agent for its own account an annual Agency Fee in the amount and at the times set forth in the fee letter, dated July 15, 1994, among the Company, the Guarantor and the Administrative Agent.

        2.5. Lending Offices. The Loans made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

        2.6. Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable by the Company or the Guarantor at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank, the Agent, either Co-Agent or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

        2.7.  Notes.

        (a) The Loans made by each Bank shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A hereto, dated the date of this Agreement, payable to the order of such Bank in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. Each Loan made by each Bank, and all payments and prepayments made on account of the principal thereof, and all conversions of such Loans, shall be recorded by such Bank on its books and, prior to any transfer of the Note held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof; provided, that no failure by any Bank to make such recording or endorsement shall affect the obligations of the Company or the Guarantor under this Agreement to such Bank or the holder of such Note.

        (b) Each Bank shall be entitled to have its Note subdivided or reissued in connection with an assignment of all or any portion of its Commitment, Loans and Note pursuant to Section 12.6(b) hereof.

        2.8. Prepayments and Conversions of Loans. The Company shall have the right to prepay Loans, or to convert Loans of one type into Loans of another type, at any time or from time to time, it being understood that any such conversion constitutes the simultaneous repayment of a Loan in accordance with
Section 3.1 hereof and the making of a new Loan in accordance with Section 2.1 hereof; provided, that (a) the Company shall give the Administrative Agent notice of each such prepayment or conversion as provided in Section 4.5 hereof;
(b) Loans may be prepaid or converted only on the last day of an Interest Period for such Loans; (c) prepayments and conversions of Loans shall be subject to the indemnity provisions of Section 5.4 hereof.

        2.9. Extension of Facility. The Company shall be entitled to request, by written notice to be given to the Administrative Agent not less than 45 days prior to any Extension Date (of which request the Administrative Agent shall promptly notify the Banks), that the Commitment Termination Date then in effect be extended for a period of one year to the Fee Payment Date that is one year after such Commitment Termination Date and:

              (i) if all the Banks having Commitments that are scheduled to terminate on such Commitment Termination Date shall have notified the Administrative Agent that they agree to such request by not later than the date (the "Cut-Off Date") 15 days prior to such Extension Date, the definition of "Commitment Termination Date" in Section 1.1 shall, so long as no Default shall have occurred and be continuing on such Extension Date, be extended to the Fee Payment Date which is one year beyond the date that would otherwise have been the Commitment Termination Date;

             (ii) if such notifications are not received from the Majority Banks or if the Administrative Agent does not so agree, then no such extension shall be made, and the facility provided for hereunder shall terminate on the then scheduled Commitment Termination Date (or Dates) then in effect; and

            (iii) if such notifications are not received from all such Banks, but are received from a Bank or Banks ("Assenting Banks") whose Commitments constitute not less than 51 percent of the aggregate Commitments (scheduled to terminate on the Commitment Termination Date that is requested to be extended) at such time and from the Administrative Agent, the Commitments of the Bank or Banks ("Dissenting Banks") who do not so notify shall be reduced to zero on the Commitment Termination Date then in effect and, solely for purposes of the Administrative Agent and the Assenting Banks (and the obligations of the Company and the

         Guarantor with respect thereto), the Commitment Termination Date shall be extended as provided in clause (i) above in respect of the Assenting Banks provided that no Default shall have occurred and be continuing on such Extension Date.

               Each of the Banks and the Administrative Agent agrees to use its reasonable efforts to timely respond (either to consent or to withhold consent) to a request to extend the Commitment Termination Date pursuant to this Section
2.9 on or before the relevant Cut-Off Date. If the Administrative Agent or any Bank fails to timely respond in accordance with the previous sentence, the Administrative Agent or such Bank, as the case may be, shall be deemed to have rejected such request.

               In the event that clause (iii) above of this Section 2.9 is applicable, the following additional provisions shall apply:

               (1) If, at any time after the Cut-Off Date for any extension but prior to the corresponding Extension Date (15 days later), any Dissenting Bank notifies the Administrative Agent that it has changed its decision and that it agrees to the requested extension, the Administrative Agent may, with the consent of the Company (which consent shall not be unreasonably withheld), include or not include such Bank as an Assenting Bank in the proposed extension, and if such Bank is included as an Assenting Bank and if the provisions of clause (i) or (iii) of this Section 2.9 become effective, the Commitment of such Bank shall not be reduced to zero as provided in clause (iii).

               (2) At any time during the period commencing on the Cut-Off Date for any extension pursuant to Section 2.9(i) to but not including the Commitment Termination Date as then in effect for the Dissenting Banks for such Cut-Off Date (without regard to any extension thereof) (the "Replacement Period," such period being approximately two years plus 15 days), the Company may give a written request to the Administrative Agent (each such request a "Commitment Reinstatement Request") requesting that the Administrative Agent assist the Company in arranging with any financial institution or institutions (which may or may not be a Bank hereunder at such time) selected by the Company to assume that portion of the Commitments of all of the Dissenting Banks for such extension (the "Available Commitment Interests") as the Company may request in such Commitment Reinstatement Request.

                If the Administrative Agent receives a Commitment Reinstatement Request on or prior to the last day of such Replacement Period, the Administrative Agent may, but shall not be obligated to, assist the Company in making such arrangements. If any financial institution or institutions agree to assume any portion of the Available Commitment Interests (each such institution being called a "Replacement Bank") on or prior to the last day of such Replacement Period, the Administrative Agent shall allocate the portion of the Available Commitment Interests to be so assumed pro rata among the Commitments and Loans of all Dissenting Banks for such Replacement Period. Each such Dissenting Bank hereby agrees, immediately upon request therefor by the Administrative Agent and in any event on the last day of an Interest Period and no later than the last day of such Replacement Period, to assign to such Replacement Bank the portion of its Commitment and outstanding Loans so allocated for a purchase price equal to the principal amount of each such Loan plus all accrued interest thereon to the date of purchase. Such assignment shall be effected by the execution and delivery to the Administrative Agent of an Assignment and Assumption Agreement substantially in the form of Exhibit E hereto. Upon execution and delivery of an Assignment and Assumption Agreement by the Dissenting Banks and each Replacement Bank and the effectiveness thereof as provided therein, such Replacement Bank shall be treated as a "Bank" for all purposes of this Agreement and, without limiting the foregoing, shall perform all of the obligations, and be entitled to the full benefit, of this Agreement to the same extent as if it were an original party to this Agreement in respect of the rights and/or obligations assigned or transferred to it. Solely for the purposes of determining the rights and obligations of any Replacement Bank with respect to the portion of the Commitments so assigned to it, each Dissenting Bank shall, upon the effectiveness of each such assignment, be deemed to have assented to the previously proposed extension of the Commitment Termination Date pursuant to this Section 2.9.

                The giving of any Commitment Reinstatement Request shall constitute the Company's and the Guarantor's authorization to the Administrative Agent to effect the transactions contemplated thereby, and no revocation thereof shall be effective unless received by the Administrative Agent from the Company at least five Business Days prior to the effectiveness of any assignment arranged by the Administrative Agent in response to such Commitment Reinstatement Request. Each request or notice from the Company under this Section 2.9, and each action taken by the Administrative Agent in response to such request or notice, shall bind the Guarantor.

             It is expressly agreed that the Administrative Agent and each Bank may from time to time grant or withhold its consent to any extension of the Commitment Termination Date at its sole discretion and based on such criteria and subject to such terms or conditions as the Administrative Agent or such Bank may deem appropriate at the time; provided that amendments to the terms and conditions of this Agreement shall require the prior consent of the Company, the Guarantor and some or all of the Banks, as provided in Section 12.4 hereof. Nothing in this Agreement or any related document shall be construed to constitute a commitment by the Administrative Agent or any Bank to effect any such extension, and none of the Administrative Agent, the Agent, either Co-Agent or any Bank shall be liable to the Company, the Guarantor or any other Person for any consequences arising from the failure to effect any such extension.


             Section 3.  Payments of Principal and Interest.

             3.1. Repayment of Loans. The Company shall pay to the Administrative Agent for account of each Bank (i) the principal of each of such Bank's Loans on the last day of the Interest Period for such Loan and (ii) on the Commitment Termination Date for each Bank, the principal then outstanding of all Loans of such Bank.

             3.2. Interest. The Company shall pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

                   (a) during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR for such Loan for such Interest Period plus the Applicable Margin in effect for each day during such Interest Period; and

                   (b) during such periods as such Loan is a Federal Funds Rate Loan, for each Interest Period relating thereto, the Federal Funds Rate (as in effect for such Interest Period) plus 1.75% per annum;

                   (c) during such periods as such Loan is a Prime Rate Loan, for each Interest Period relating thereto, the Prime Rate (as in effect for such Interest Period) plus the Applicable Margin in effect for each day during such Interest Period.

Notwithstanding the foregoing, at any time during the period commencing on the date on which any Obligation is not paid in full when due (whether at stated maturity, by acceleration or otherwise) and ending on the date on which all such overdue Obligations are paid in full, the Company shall pay to the Administrative Agent for account of each Bank interest on the principal of all Loans and (to the fullest extent permitted by law) on any unpaid interest or any other amount payable by the

Company hereunder or under the Note held by such Bank at the Post-Default Rate.

        Accrued interest on each Loan shall be payable (i) on each Interest Payment Date for such Loan and (ii) in any case, on the date on which any principal amount thereof is paid or prepaid or converted to a Loan of another type on the portion thereof being so paid, prepaid or converted, except that interest on any principal, interest or other amount payable at the Post-Default Rate shall be payable from time to time on demand.

        If the Company shall fail to timely deliver a Total Debt Ratio Notice in respect of any four-Fiscal Quarter period in accordance with Section 9.1(g) hereof, and it transpires that the Total Debt Ratio has changed from that which was in effect with respect to the previous four-Fiscal Quarter period such that any interest rate or Facility Fee Rate hereunder would increase, the Company agrees that the interest rate on the Loans shall, by operation of the definition of Applicable Margin, and the Facility Fee Rate shall, by operation of the definition thereof, automatically increase on the date such Total Debt Ratio Notice is duly given in accordance with Section 12.2 hereof. In addition, (i) such increase shall be retroactive to the date on which such Total Debt Ratio Notice should have been delivered in accordance with Section 9.1(g) hereof and (ii) the incremental interest or facility fee for the retroactive period shall be payable on the next date on which interest or facility fee is payable under this Agreement and the Notes (or, if no further interest or facility fee is payable, immediately on demand by the Administrative Agent or any Bank). If the Company shall fail to timely deliver a Total Debt Ratio Notice in respect of any four-Fiscal Quarter period, and it transpires that the Total Debt Ratio has changed from that which was in effect with respect to the previous four-Fiscal Quarter period such that any interest rate or facility fee hereunder would decrease, then such decrease shall be effective from the date on which such Total Debt Ratio Notice is received by the Administrative Agent, and shall have no retroactive effect.

        No provision of this Agreement or the Notes or any other document delivered in connection with either thereof and no transaction contemplated hereby or thereby shall be construed or shall operate so as to require the Company, the Guarantor or any other Person liable for payment of any of the Obligations to pay interest in an amount or at a rate greater than the maximum allowed from time to time by applicable law. Should any interest or other charges paid by the Company, the Guarantor or any such other Person under any such document result in a computation or earning of interest in excess of the maximum rate of interest permitted under applicable law in effect while such interest is being earned, then such excess shall be and hereby is waived by each Bank and all such excess shall be automatically credited against and in reduction of the principal balance of such amounts payable under such documents and any portion of such excess received by any Bank shall be paid over by such Bank to the Company, the Guarantor or such other Person, as the case may be, it being the intent of the parties hereto that under no circumstances shall the Company, the Guarantor or such other Person be required to pay interest in excess of the maximum rate allowed by such applicable law.


             Section 4.  Payments; Pro Rata Treatment; Computations, Etc.

             4.1. Payments. Except to the extent otherwise provided herein, all payments of Obligations shall be made in Dollars, in immediately available funds and without set-off, counterclaim or deduction of any kind, to the Administrative Agent at account number 04203606 maintained by the Administrative Agent at Bankers Trust Company (ABA No. 021001033), One Bankers Trust Plaza, New York, New York 10006 (reference: "Home Shopping Network - 1994 Revolving Credit Facility"), attention: Winston Brown (or at such other account or at such other place or in such other manner as the Administrative Agent may notify the Company from time to time), not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company or the Guarantor with such Bank or any affiliate of such Bank (with subsequent notice to the Company or the Guarantor, as the case may be, provided, that such Bank's failure to give such notice shall not affect the validity of such debit). The Company or the Guarantor, as the case may be, shall at the time of making a payment under this Agreement or any Note specify to the Administrative Agent (i) the account from which the payment funds will be transmitted and the manner and approximate time of such transmission and
(ii) the Loans or other amounts payable by the Company hereunder to which such payment shall be applied, and in the event that it shall have failed so to specify, or if an Event of Default shall have occurred and be continuing, the Administrative Agent may distribute such payment to the Banks in such manner as it or the Majority Banks may deem appropriate, subject to Section 4.2 hereof.

        Each payment received by the Administrative Agent under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds, for account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made.

        If the due date of any payment to be made hereunder or under any Note would otherwise fall on a day which is not a

Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

             4.2. Pro Rata Treatment. Except to the extent otherwise provided herein:

             (a) each borrowing from the Banks under Section 2.1 hereof shall be made from the Banks, each payment of facility fee under Section 2.4 hereof shall be made for account of the Banks and each termination or reduction of the amount of the Commitments under
         Section 2.3 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective unused Commitments;

             (b) each conversion of Loans of a particular type (other than conversions provided for by Section 5.1 hereof) shall be made pro rata among the Banks holding Loans of such type according to the respective principal amounts of such Loans held by such Banks; and

             (c) each payment and prepayment by the Company of principal of or interest on Loans of a particular type shall be made to the Administrative Agent for account of the Banks holding Loans of such type pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks.

             4.3. Computations. Interest on all Loans and the facility fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

             4.4. Minimum Amounts. Except for conversions or prepayments made pursuant to Section 5.1 hereof, each borrowing, conversion and prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000, provided, that borrowings, prepayments or conversions of or into Loans of different types or, in the case of LIBOR Loans, having different Interest Periods, at the same time hereunder shall each be deemed separate borrowings, conversions or prepayments, as the case may be. Notwithstanding anything in this Agreement to the contrary, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be at least equal to $5,000,000 and, if any LIBOR Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Prime Rate Loans during such period.

             4.5. Certain Notices. Notices by the Company to the Administrative Agent of terminations or reductions of Commitments, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, conversion or prepayment or the first day of such Interest Period specified below:

                                                                                                               Number of
                                                                                                                Business
                                        Notice                                                                 Days Prior
             Termination or reduction of Commitments                                                                  10

             Borrowing of Overnight Federal Funds Rate Loans; or conversion of Term Federal Funds Rate Loans
             or Prime Rate Loans into Overnight Federal Funds Rate Loans                                         same day

             Borrowing or prepayment of LIBOR Loans; conversion of LIBOR Loans into any other type of Loans;
             conversion of any type of Loans into LIBOR Loans; or duration of Interest Period for LIBOR
             Loans                                                                                                      3

             Borrowing or prepayment of Term Federal Funds Rate Loans; conversion of any type of Loans into
             Term Federal Funds Rate Loans; or duration of Interest Period for Term Federal Funds Rate Loans            3

             Borrowing or prepayment of Prime Rate Loans; or conversion of Federal Funds Rate Loans into
             Prime Rate Loans                                                                                    same day

In addition:

                 (a) Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced.

                 (b) Each such notice of borrowing, conversion or prepayment shall specify the Loans to be borrowed, converted or prepaid and the amount (subject to Section 4.4 hereof) and type of the Loans to be borrowed, converted or prepaid and the date of borrowing, conversion or prepayment (which shall be a Business Day).

                 (c) Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.

                 The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

         In the event that the Company fails to select the duration of any Interest Period for any LIBOR Loans or Term Federal Funds Rate Loans within the time period and otherwise as provided in this Section 4.5, or if the Company and the Administrative Agent with the consent of the Banks fail to agree upon a term for any requested Term Federal Funds Rate Loans, such Loans (if outstanding as LIBOR Loans) will, subject to the terms and conditions of this Agreement, be automatically converted into Overnight Federal Funds Rate Loans on the last day of the then current Interest Period for such Loans or (if outstanding as Overnight Federal Funds Rate Loans or Prime Rate Loans) will remain as Overnight Federal Funds Rate Loans or Prime Rate Loans, as the case may be, or (if not then outstanding) will be made as Overnight Federal Funds Rate Loans.

         4.6 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Company or the Guarantor prior to the date on which such Bank or the Company or the Guarantor is scheduled to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Company or the Guarantor) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Bank or the Company or the Guarantor (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Overnight Federal Funds Rate for such day (as determined by the Administrative Agent) for the first three days and thereafter (1) at the Prime Rate in effect from time to time in the case of payments to be recovered from any Bank, and (2) at the Post-Default Rate in the case of payments to be recovered from the Company or the Guarantor.

         4.7 Sharing of Payments, Etc. Each of the Company and the Guarantor agrees that, in addition to (and without limitation of) any right of setoff, bankers' lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it in ordinary deposit accounts of the Company or the Guarantor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank's Loans, or any other amount payable to such Bank hereunder, which is not paid when due (regardless of whether such balances are then due to the Company or the Guarantor), in which case it shall promptly notify the Company or the Guarantor, as the case may be, and the Administrative Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof. If any Bank shall obtain payment of any principal of or interest on any Loan made by it to the Company, or any other amount payable to such Bank, under this Agreement through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal, interest or such other amount then due hereunder by the Company to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks or such other amount due to the Banks hereunder. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each of the Company and the Guarantor agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks (or in interest due thereon, as the case may be) may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company or the Guarantor; provided that to the extent any such Bank exercises any such right with respect to any other indebtedness or obligation of the Company or the Guarantor, it shall also exercise its rights under this Section 4.7 and agrees that the benefits of exercising any such rights shall be shared with the Banks pro rata in the proportion that the unpaid obligations of the Company and the Guarantor owing to such Bank hereunder bear to such other indebtedness or obligation. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section 4.7 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.7 to share in the benefits of any recovery on such secured claim.

         Section 5.       Yield Protection and Illegality.

         5.1      Additional Costs.

         (a) The Company shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any LIBOR Loans to the Company or its obligation to make any LIBOR Loans to the Company hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which (i) changes the basis of taxation of any amounts payable to such Bank by the Company or the Guarantor under this Agreement or the Notes in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "LIBOR" in
Section 1.1 hereof), or the Commitment of such Bank; or (iii) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities) or the Commitments.

         (b)      Without limiting the effect of the provisions of Section 5.1
(a) hereof, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company, the obligation of such Bank to make, and to convert Federal Funds Rate Loans or Prime Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (and all LIBOR Loans held by such Bank shall be automatically converted into Overnight Federal Funds Rate Loans at the end of the then current Interest Period for each of them, or on such earlier date as such Bank may specify in writing as being the last permissible date for such prepayment under applicable law, rules or regulations); provided, that in such event such Bank shall use its best efforts to obtain a Federal Funds Rate offered for deposits made for a period of time longer than overnight (to the extent such a rate is then obtainable), but any failure to obtain such a rate shall in no way affect the rights of the Banks to receive interest on such Loans at the Federal Funds Rate otherwise obtainable.

         (c) Without limiting the effect of the foregoing provisions of this Section 5.1 (but without duplication), the Company shall pay to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority, of capital in respect of such Bank's Commitment (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office) to a level below that which such Bank (or any Applicable Lending Office) could have achieved but for such law, regulation, interpretation, directive or request).

         (d) Determinations and allocations by any Bank for purposes of this Section 5.1 of the effect of any Regulatory Change pursuant to Section 5.1(a) or (b) hereof, or of the effect of capital maintained pursuant to
Section 5.1(c) hereof, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.1, shall be conclusive absent manifest error.

         5.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBOR Loan for any Interest Period therefor:

         (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBOR" in Section 1.1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for such Loans as provided herein; or

         (b) any Bank determines (which determination shall be conclusive), and so notifies the Administrative Agent, that the rates of interest referred to in the definition of "LIBOR" in Section 1.1 hereof upon the basis of which the rate of interest for LIBOR Loans for such Interest
    Period is to be determined do not adequately cover the cost to such Bank of making or maintaining such LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Company prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional LIBOR

Loans or to convert Federal Funds Rate Loans or Prime Rate Loans into LIBOR Loans and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either repay such Loans as provided in Section 3.1 hereof or convert such Loans into Federal Funds Rate Loans or Prime Rate Loans in accordance with Section 2.8 hereof.

         5.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Bank shall promptly notify the Administrative Agent and the Company and such Bank's obligation to make LIBOR Loans shall be suspended until such time (prior to the Commitment Termination Date) as such Bank may again make and maintain LIBOR Loans and such Bank's outstanding LIBOR Loans shall be automatically converted into Federal Funds Rate Loans or Prime Rate Loans, as such Bank may select, at the end of the then current Interest Period for each of them, or on such earlier date as such Bank may specify in writing as being the last permissible date for such prepayment under applicable laws, rules or regulations.

         5.4. Compensation. The Company shall pay to each Bank, upon the request of such Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense (including, without limitation, costs arising from premature termination of such Bank's obligations under interest rate swaps, caps, collars, floors, options, forward exchange contracts and similar hedging arrangements) which such Bank determines are attributable to:

         (a) any payment, prepayment or conversion of a Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of an Interest Period for such Loan; or

         (b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in
    Section 7 hereof to be satisfied) to borrow or convert into a LIBOR Loan or a Term Federal Funds Rate Loan on the date for such borrowing or conversion specified in the relevant notice of borrowing given pursuant to Section 2.2 hereof or notice of conversion given pursuant to Section 2.8 hereof.

Such Bank shall deliver to the Company, promptly upon such request, a certificate setting forth in reasonable detail the basis for calculation of such amounts, the contents of such certificate being, in the absence of manifest error therein, conclusive evidence of such amounts; provided, that the failure of such Bank to deliver such certificate shall in no way affect such Bank's rights to such compensation. The failure of any Bank to request the compensation provided for in this Section 5.4 in any instance shall not affect such rights of such Bank in any other instance or of any other such Bank in any instance.

         5.5. Taxes. All payments of Obligations (as used in this Section 5.5, "Payments") shall be made free and clear of, and without deduction by reason of, any and all taxes, duties, assessments, withholdings, retentions or other similar charges whatsoever imposed, levied, collected, withheld or assessed by any jurisdiction or any agency or taxing authority thereof or therein (as used in this Section 5.5, "Taxes"), all of which shall be paid by the Company for its own account not later than the date when due. If the Company is required by law to deduct or withhold any Taxes from any Payment, the Company shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate taxing authority not later than the date when due (irrespective of the rate of such deduction or withholding); (c) deliver to such Bank, promptly and in any event within 30 days after the date on which such Taxes become due, original tax receipts and other evidence satisfactory to such Bank of the payment when due of the full amount of such Taxes; and (d) pay to the respective Bank, forthwith upon any request by such Bank therefor from time to time, such additional amounts as may be necessary so that such Bank receives, free and clear of all Taxes, the full amount of such Payment stated to be due under this Agreement or the Notes as if no such deduction or withholding had been made.

         Each Bank that is not organized under the laws of the United States or of any political subdivision thereof agrees that it will deliver to the Company on the date of its initial Loan and thereafter as may be required from time to time by applicable law or regulation United States Internal Revenue Service Form 4224 or 1001 (or any successor form) or such other form as from time to time may be required to demonstrate that payments made by the Company to such Bank under this Agreement or such Note either are exempt from United States Federal withholding taxes or are payable at a reduced rate (if any) specified in any applicable tax treaty or convention.

         Each Bank agrees to use reasonable efforts to transfer its Commitment or Loans to another Applicable Lending Office of such Bank if such transfer would avoid the need for or mitigate the amount of any deduction or withholding of Taxes on payments of interest to such Bank under this Agreement thereafter, but no Bank shall be required to make such transfer if such Bank determines that such Bank would suffer any legal, economic or regulatory disadvantage.

         Without limiting the survival of any other provisions of this Agreement or the Notes, the obligations of the Company under this Section shall survive the repayment of the Loans and the Notes.

         Section 6.       Guarantee.

         6.1 Unconditional Guarantee. For valuable consideration, receipt of which is hereby acknowledged, and to induce the Banks to make Loans to the Company, the Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, the Agent, each of the Co-Agents and each of the Banks the payment in full when due (whether at stated maturity, by acceleration or otherwise) of all principal of and interest on each Loan and all other amounts payable by the Company hereunder and under the Notes and all other documents referred to herein or therein, in accordance with the terms hereof and thereof, and, in the case of any extension of time of payment, in whole or in part, that all such amounts shall be paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension. The Guarantor hereby unconditionally agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any of such principal, interest or other amounts, the Guarantor shall forthwith pay and perform the same in the money and funds, at the time, in the place and in the manner provided for such payment in this Agreement, the Notes or other applicable document.

         6.2. Validity. The Guarantor hereby agrees that the guarantee provided by this Section 6 is a continuing guarantee of payment and not merely of collection, that it is a primary, independent obligation of the Guarantor and that the Guarantor's obligations hereunder shall be absolute, unconditional and irrevocable, irrespective of (a) any invalidity, illegality, irregularity or unenforceability of, or defect in or any change in this Agreement, the Notes or any other document referred to herein or therein, (b) any amendment, modification or waiver of any term or condition of this Agreement or the Notes or any such other document, or any waiver or consent by the Administrative Agent or any Bank to any departure from the terms hereof or thereof, (c) any sale, exchange, release, surrender, realization upon or other dealings with any security or guarantee for any of the obligations guaranteed hereby (whether now or hereafter granted), (d) any settlement or compromise of such obligations,
(e) the absence of any action to demand or enforce any of such obligations against the Company, (f) the recovery of any judgment against the Company or any other Person, or any action to enforce the same, (g) the recovery of any claim under any other guarantee of or security for such obligations or under any applicable insurance, or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety (other than full and strict compliance with and satisfaction of such liabilities).

         6.3. Waivers. The Guarantor hereby waives notice of acceptance of the guarantee provided by this Section 6, notice of the extension of any credit or financial accommodation, notice of the making of any Loan or the incurrence of any other Obligations, notice of any extension of any Commitment Termination Date, demand of payment, filing of claims with a court in the event of bankruptcy of the Company or any other Person, any right to require a proceeding or the filing of a claim first against the Company, any other guarantor, any other Person, any letter of credit, or any security for any of the Obligations, presentment, protest, notice of default, dishonor or nonpayment and any other notice and all demands whatsoever. The Guarantor hereby further waives all setoffs and counterclaims against the Company, the Administrative Agent, the Agent, each of the Co-Agents and each of the Banks.

         6.4. Subordination and Subrogation. The Guarantor hereby subordinates all present and future claims, now held or hereafter acquired, against the Company as a creditor or contributor of capital, or otherwise, to the prior and final payment in full to the Banks of all of the Obligations. If, without reference to the provisions of this Section 6.4, the Guarantor would at any time be or become entitled to receive any payment on account of any claim against the Company, whether in insolvency, bankruptcy, liquidation or reorganization proceedings, or otherwise, the Guarantor shall and does hereby irrevocably direct that all such payments shall be made directly to the Administrative Agent on account of the Banks until all Obligations shall be paid in full. Should the Guarantor receive any such payment, the Guarantor shall receive such amount in trust for the Banks and shall immediately pay over to the Administrative Agent such amount as provided in the preceding sentence.

         Anything contained in this Section 6 to the contrary notwithstanding, the obligations of the Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany indebtedness to the Company or other Affiliates of the Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of the Guarantor pursuant to (i) applicable law or
(ii) any agreement providing for an equitable allocation among the Guarantor and other Affiliates of Company of obligations arising under guaranties by such parties.

         The Guarantor further agrees that any rights of subrogation the Guarantor may have against the Company, and any rights of contribution the Guarantor may have against Company, and any rights of contribution the Guarantor may have against any other guarantor of the Obligations hereunder, shall be junior and subordinate to any rights the Administrative Agent or the Banks may have against such other guarantor.

         6.5 Acceleration. The Guarantor agrees that, as between the Company on the one hand, and the Administrative Agent, the Agent, the Co-Agents and the Banks, on the other hand, the obligations of the Company guaranteed under this Section 6 may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 10 hereof for purposes of this Section 6, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Company or otherwise) preventing such declaration as against the Company and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantor for purposes of this Section 6.

         6.6. Reinstatement. The Guarantor covenants that the guarantee provided by this Section 6 will not be discharged except by complete and final payment of all of the Obligations and all obligations of the Guarantor arising out of this guarantee. In the event that any payment is made by the Company hereunder or by the Guarantor under this guarantee, and is thereafter required to be rescinded or otherwise restored or paid over to the Company, the Guarantor or any other person (whether upon the insolvency or bankruptcy of the Company or the Guarantor or otherwise), the Guarantor's obligations hereunder shall immediately and automatically be reinstated as though such payment had not been made.


         Section 7.       Conditions Precedent.

         7.1 Initial Loan. The occurrence of the Amendment Effective Date, the accession of each New Bank to this Agreement and the obligation of the Banks to make the initial Loans hereunder are subject to the receipt by the Administrative Agent, on or before September 2, 1994, of each of the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance:

         (a) Certified copies of the certificate of incorporation and bylaws of the Company and the Guarantor and all corporate action and (if necessary) stockholder action taken by the Company and the Guarantor approving this Agreement and the Notes and borrowings by the Company hereunder and the guarantee by the Guarantor hereunder (including, without limitation, a certificate setting forth the resolutions of the Boards of Directors of the Company and the Guarantor adopted in respect of the transactions contemplated hereby).

         (b) A certificate of each of the Company and the Guarantor in respect of each of the officers (i) who is authorized to sign this Agreement or the Notes on its behalf and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby. The Administrative Agent, the Agent, the Co-Agents and the Banks may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Company or the Guarantor, respectively, to the contrary.

         (c) Certificates, as of a recent date, from the appropriate authorities for each jurisdiction in which the Company and the Guarantor are incorporated or qualified to do business, as to the good standing of the Company and the Guarantor, respectively, in each such jurisdiction.

         (d) A certificate of a senior officer of each of the Company and the Guarantor to the effect set forth in the first sentence of Section 7.2 hereof.

         (e) An opinion of H. Steven Holtzman, Esq., Senior Counsel to the Company and the Guarantor, substantially in the form of Exhibit B hereto.

         (f) The Total Debt Ratio Notice for the Company's four-Fiscal Quarter period ended June 30, 1994 (or, if the initial Loans hereunder are made more than 60 days after the end of any succeeding Fiscal Quarter, for the four-Fiscal Quarter period ended as of the end of the most recent such succeeding Fiscal Quarter).

         (g) The Notes, dated the date hereof and duly executed and delivered by the Company to the order of each Bank and otherwise appropriately completed, bearing the executed guarantee of the Guarantor.

         (h) Evidence of the payment of all fees and expenses then payable pursuant to Sections 2.4 and 12.3 hereof and all other fees theretofore agreed between the Company and the Administrative Agent.

         (i) Such other documents as the Administrative Agent or any Bank may reasonably request including, without limitation, all requisite governmental approvals and filings.

Upon the occurrence of the Amendment Effective Date, (i) each of the promissory notes heretofore delivered to the Existing Banks as "Banks" under the 1992 Revolving Credit Agreement shall be deemed to be amended and restated in their entirety by the Notes delivered pursuant to Section 2.7(a) hereof (except with respect to any unpaid amounts incurred under the 1992 Revolving Credit Agreement prior to the Amendment Effective Date, as to which such promissory notes shall remain in full force and effect), and (ii) the obligations (if any) of the Agent, the Co-Agents, the Administrative Agent or the Banks under the commitment letter and term sheet, dated July 15, 1994, of LTCB Trust, shall cease to be of any force or effect.

         7.2 Initial and Subsequent Loans. The obligation of the Banks to make each Loan to the Company (including the initial Loans) and the occurrence of the Amendment Effective Date shall be subject to the further conditions that, as of the date of the making of such Loans and after giving effect thereto (and also as of the Amendment Effective Date):

         (a) no Default or Event of Default shall have occurred and be continuing;

         (b) the representations and warranties made by the Company and the Guarantor in Section 8 hereof and in any other certificate or other document delivered in connection with this Agreement shall be true in all material respects on and as of the date of the making of such Loans (and the Amendment Effective Date) with the same force and effect as if made on and as of such date (including, without limitation, that there shall have occurred no material adverse change since December 31, 1993 in the consolidated financial condition or operations, or the business taken as a whole, of the Company and its consolidated Subsidiaries from that set forth in their financial statements dated as of December 31, 1993, except as disclosed to the Banks in writing prior to the date of this Agreement);

         (c) the Company shall be in compliance with the financial covenants in this Agreement both before and immediately after the making of such Loan on both an historical and a pro forma basis; and

         (d) the Company shall have paid in full all fees and expenses payable pursuant to Sections 2.4 and 12.3 hereof.

Each notice of borrowing made pursuant to Section 2.2 hereof shall constitute a certification by the Company and the Guarantor as to the circumstances specified in paragraphs (a), (b) and (c) above (both as of the date of such notice and, unless the Company or the Guarantor otherwise notifies the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing).

         Section 8. Representations and Warranties. Each of the Company and the Guarantor represents and warrants to the Administrative Agent and the Banks that:

         8.1. Corporate Existence. Each of the Company and the Guarantor and each of the other Material Subsidiaries (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;
(b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as presently conducted, and conducts its business in compliance with the requirements set forth in Section 9.3(b) hereof; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its business, financial condition or operations.

         8.2. Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) as at December 31, 1993 and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) for the Fiscal Year ended on such date, with the opinion thereon of KPMG Peat Marwick, the independent auditors of the Company, and the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) as at June 30, 1994 and the related consolidated statements of income, retained earnings and changes in financial position for the two-Fiscal Quarter period ended on such date, each of which has been heretofore furnished to the Administrative Agent and each of the Banks, are complete and correct and fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) as at such dates and the consolidated results of their operations for such Fiscal Year or period, as the case may be, ended on such dates, all in accordance with GAAP applied on a consistent basis. Neither the Company nor any of its consolidated Subsidiaries (including, without limitation, the Guarantor) had on either such date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheets as at such dates. Since December 31, 1993, there has been no material adverse change in the consolidated financial condition or operations, or the business taken as a whole, of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) from that set forth in such financial statements as at such date.

         8.3 Litigation. Except as heretofore disclosed to the Banks in writing or in any SEC Report of the Company delivered to the Banks prior to the date hereof, there is no action, proceeding or investigation by or before any court or any arbitral, governmental or regulatory authority or agency, pending or (to the knowledge of the Company or the Guarantor) threatened against the Company or the Guarantor or any Subsidiary of either thereof which, if adversely determined, could have a material adverse effect on the consolidated financial condition or business of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor).

         8.4 No Breach. Neither the execution and delivery of this Agreement and the Notes, nor the consummation of the transactions contemplated hereby, nor the compliance by the Company or the Guarantor with the terms and provisions hereof or thereof, will (a) conflict with or result in a breach of, or require any consent or vote of any Person under, the certificate of incorporation or bylaws of either the Company or the Guarantor, or any agreement or instrument to which the Company, the Guarantor or any Subsidiary of either thereof is a party or to which it is subject, (b) violate any applicable law, regulation, order, writ, injunction or decree of any court or governmental authority or agency, or (c) constitute a default or result in the imposition of any Lien on any of the assets, revenues or other properties of the Company, the Guarantor or any Subsidiary of either thereof under any such agreement or instrument.

         8.5 Corporate Action. The execution, delivery and performance by each of the Company and the Guarantor of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the scope of its corporate power, and have been duly authorized by all necessary corporate action on the part of each of them. This Agreement constitutes, and each of the Notes, when duly executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         8.6 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company or the Guarantor of this Agreement or the Notes or for the validity or enforceability thereof, or for the consummation of the transactions contemplated hereby.

         8.7 Use of Loans. Neither the Company, the Guarantor nor any Subsidiary of either of them is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to buy or carry any margin stock.

         8.8      ERISA.   Each of the Company and the Guarantor and the ERISA
Affiliates have fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan.

         8.9 Taxes. (a) United States Federal income tax returns of the Company, the Guarantor and the Subsidiaries have been examined and closed through Fiscal 1985, have been examined for Fiscal 1986, 1987, 1988 and 1989 and are under examination for Fiscal 1990 and Fiscal 1991. (b) Each of the Company, the Guarantor and the Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company, the Guarantor or any Subsidiary. The charges, accruals and reserves on the books of the Company, the Guarantor and the Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company and the Guarantor, adequate.

         8.10 Credit Agreements. Schedule 1 hereto and all SEC Reports of the Company completely and correctly disclose each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any extension of credit or commitment for any extension of credit (other than pursuant to any letter of credit excepted from the definition of Indebtedness herein under paragraph (c) thereof) to, or guarantee by, the Company, the Guarantor or any other Material Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000 and accurately describes the aggregate principal or face amount outstanding and which may become outstanding under each thereof.

         8.11 Ownership of Assets. Each of the Company, the Guarantor and each other Material Subsidiary has good and marketable title to all assets reflected on the audited consolidated balance sheet as of December 31, 1993 referred to in Section 8.2 hereof, subject to:

         (a) no Liens other than the Liens specified in Footnotes D and G to such balance sheet and, on the date hereof, such additional Liens as are listed on Schedule 1 hereto, and on any date hereafter, additional Liens permitted by Section 9.5 hereof and either (i) listed in Footnotes to the financial statements delivered pursuant to Section 9.1(a) or (b) hereof or
    (ii) otherwise communicated to the Banks in writing, and

         (b) on any date hereafter, dispositions permitted by Section 9.7 hereof and either (i) described in the financial statements, including any notes thereto, delivered pursuant to Section 9.1(a) or (b) hereof or (ii) otherwise communicated to the Banks in writing.

         8.12 Pari Passu Obligations. The obligations of the Company and the Guarantor under this Agreement and the Notes rank and will rank at least pari passu in all respects with all other unsubordinated Indebtedness of the Company and the Guarantor, respectively, except for Indebtedness that is senior solely by operation of applicable law, and except that Indebtedness of the Company and the Guarantor secured as permitted by Section 9.5 hereof ranks senior in right of security with respect to the collateral therefor.

         8.13 Investment Company Act. Neither the Company nor the Guarantor is, and neither is "controlled by", an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         8.14 Environmental Matters. To the best of the knowledge of the Company and the Guarantor, all operations and conditions at or in the premises in which the Company and the Guarantor conduct their business comply in all material respects with all Federal, state and local laws, rules and regulations relating to environmental matters, pollution, waste disposal or industrial hygiene including, without limitation, such laws, rules and regulations relating to asbestos (collectively, "Environmental Laws"). None of the operations of either the Company or the Guarantor is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Law.

         8.15 Prepayments of Debt. All of the Silver King Notes (as defined in the 1992 Revolving Credit Agreement as in effect prior to the Amendment Effective Date) have been prepaid in full together with all interest accrued thereon and all other amounts that may be or become payable in connection therewith, and the Company has prepaid in full the principal amount of all loans under the Term Loan Agreement and the 1993 Term Loan Agreement (each as defined in the 1992 Revolving Credit Agreement as in effect prior to the Amendment Effective Date) together with interest accrued thereon to the date of prepayment and all other amounts that may be or become payable under said Term Loan Agreement and 1993 Term Loan Agreement.

         Section 9. Covenants of the Company and the Guarantor. Each of the Company and the Guarantor agrees that, so long as any of the Commitments are in effect and until payment in full of all Obligations:

         9.1 Financial Statements; Reports and Other Information. The Company shall deliver to the Administrative Agent, with sufficient copies for each of the Banks:

         (a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, consolidated statements of income, retained earnings and changes in financial position of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) for such period and for the period from the beginning of such Fiscal Year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that such financial statements fairly present the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

         (b) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Company, consolidated statements of income, retained earnings and changes in financial position of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor) as at the end of, and for, such Fiscal Year, and a certificate of a senior financial officer of the Company that, in examining the financial condition of the Company and its Subsidiaries for such Fiscal Year, he or she obtained no knowledge, except as specifically stated, of any Default arising from the breach of the covenants provided for in Sections 9.4, 9.6, 9.7, 9.11, 9.12, 9.13, 9.17 or  9.18
    hereof;

         (c) promptly upon their becoming available, copies of all registration statements and regular SEC Reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

         (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

         (e) as soon as possible, and in any event within ten days after either the Company or the Guarantor knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company or the Guarantor setting forth details respecting such event or condition and the action, if any, which the Company, the Guarantor or their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company, the Guarantor or an ERISA Affiliate with respect to such event or condition):

                 (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

                 (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                 (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                 (iv) the complete or partial withdrawal by the Company, the Guarantor or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer

         Plan, or the receipt by the Company, the Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

                 (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company, the Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

         (f) promptly after either the Company or the Guarantor knows or has reason to know that any Default has occurred, a notice of such Default, describing the same in reasonable detail;

         (g) not later than (i) 60 days after the last day of each of the first three Fiscal Quarters of each of the Company's Fiscal Years and (ii) 120 days after the last Fiscal Quarter of each such Fiscal Year, a notice, substantially in the form of Exhibit D hereto (the " Total Debt Ratio Notice"), setting forth the Total Debt Ratio for the four-Fiscal Quarter period ended on the last day of such Fiscal Quarter, which notice shall set forth calculations and computations in sufficient detail to show the amount and nature of each of the components of the Total Debt Ratio for such four-Fiscal Quarter period; provided, that in the case of the Total Debt Ratio Notice delivered with respect to each Fiscal Quarter specified in clause (ii) above, the Company shall (if the final form of either of such Notices is not yet available) deliver such Notice in a preliminary form within 60 days of the end of such Fiscal Quarter setting forth all matters required by this paragraph (g) to be included in the final form thereof as accurately as shall be possible based upon information available to the Company at such time; and

         (h) from time to time such other information regarding the business or financial condition of the Company or any of the Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Bank or the Administrative Agent may reasonably request.

Each of the Company and the Guarantor will furnish to the Administrative Agent, with sufficient copies for the Banks, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company and the Guarantor, substanti-ally in the form of Exhibit C hereto (i) to the effect that, to the best of his or her knowledge, after full inquiry, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), (ii) setting forth in reasonable detail the computations necessary to determine whether the Company and the Guarantor are in compliance with Sections 9.11, 9.12 and 9.13 hereof as at the end of the respective Fiscal Quarter or Fiscal Year and (iii) setting forth additions to the list of Subsidiaries that are Material Subsidiaries contained in the certificate most recently delivered pursuant to this provision and containing either (A) a representation that all other Subsidiaries combined do not constitute a Material Subsidiary Group as at such date or (B) a representation that all other Subsidiaries do constitute a Material Subsidiary Group as at such date and identifying any such Subsidiary whose aggregate book value of tangible assets exceeds $10,000,000 as at such date. In addition, each of the Company and the Guarantor hereby agrees to furnish the Administrative Agent with an updated notice with respect to the information specified in clause (iii) of the preceding sentence upon the occurrence of any event either that has resulted or could result in a Subsidiary becoming a Material Subsidiary or a group of Subsidiaries becoming a Material Subsidiary Group or that could make the representation contained in the most recently delivered certificate furnished pursuant to this Section 9.1 no longer accurate.

         9.2. Litigation. Without limiting the obligations of the Company under Section 9.1(h) hereof, each of the Company and the Guarantor shall promptly give to each Bank notice of all court or arbitral proceedings and investigations, and of all proceedings and investigations before any governmental or regulatory authority or agency, affecting the Company, the Guarantor or any Subsidiary, except proceedings or investigations which, if adversely determined, would not have a material adverse effect on the consolidated financial condition or operations, or the business taken as a whole, of the Company and its consolidated Subsidiaries (including, without limitation, the Guarantor).

         9.3. Corporate Existence, Etc. Each of the Company and the Guarantor will, and will cause each of their respective Subsidiaries (but in the case of paragraphs (a), (d) and (e) of this Section 9.3, only those Subsidiaries which are Material Subsidiaries) to:

         (a) preserve and maintain its corporate existence and all of its material rights, privileges, licenses and franchises;

         (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the consolidated financial condition or operations, or the business taken as a whole, of the Company and its consolidated Subsidiaries;

         (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP;

         (d) maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

         (e) permit representatives of any Bank or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and financial condition with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be); and

         (f) keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

         9.4. Payment of Obligations. Without limiting the obligations of the Company and the Guarantor under Section 9.3 hereof, each of the Company and the Guarantor will, and will cause each of their respective Subsidiaries to, pay and discharge at or before the date when due, all of their respective material obligations and other liabilities, including, without limitation, tax and pension liabilities, except where such obligations or liabilities are being contested in good faith and by appropriate proceedings, and maintain, in accordance with GAAP, appropriate reserves for the accrual of all of the foregoing.

         9.5. Liens. Neither the Company nor the Guarantor will, nor will either of them permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any asset, revenue or other property now or hereafter owned or acquired by it (including, without limitation, the stock of Subsidiaries at the time of disposition thereof as permitted by
Section 9.7 hereof) except:

         (a) Liens existing on the date hereof securing Indebtedness outstanding on such date and identified in Footnotes D and G to the Company's audited consolidated balance sheet as of December 31, 1993 or on
    Schedule 1 hereto;

         (b) any purchase money security interest hereafter created on any property of the Company, the Guarantor or such Subsidiary securing Indebtedness incurred solely for the purpose of financing all or a portion of the purchase price of such property; provided that: (i) such Lien (A) is created within six months of the acquisition of such property, (B) extends to no other property and (C) secures no other Indebtedness; (ii) the principal amount of Indebtedness secured by such Lien shall at no time exceed the lesser of (A) the cost to such Person of the property subject thereto or (B) the fair value of such property (as determined in good faith by the Board of Directors of such Person) at the time of the acquisition thereof; (iii) such Lien does not extend to or in any way encumber any inventory of the Guarantor purchased in the ordinary course of business; and (iv) the aggregate principal amount of all Indebtedness secured by all such Liens shall not exceed at any time $15,000,000 less the aggregate principal amount of all Indebtedness secured by Liens permitted under
    Section 9.5(i) hereof;

         (c) carriers', warehousemen's, mechanics', materialmen's and repairmen's liens arising in the ordinary course of business of the Company, the Guarantor or such Subsidiary and not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

         (d) Liens created in connection with the lease by the Company, the Guarantor or any of their respective Subsidiaries of any property (whether real, personal or mixed) (i) now or hereafter owned by the Company, the Guarantor or any such Subsidiary which has been sold or otherwise transferred by any thereof to any other Person within six months of the acquisition thereof or (ii) which any of the Company, the Guarantor or any such Subsidiary, as the case may be, intends to use for substantially the same purpose as any property described in clause (i) above;

         (e) Liens in favor of consignors against inventory being sold on consignment in the ordinary course of business by the Company, the Guarantor or any Subsidiary;

         (f) Liens created in substitution for any Liens permitted by paragraphs (a), (b) and (d) of this Section 9.5, provided that (i) any such newly-created Lien does not extend to any other or additional property and
    (ii) (A) if permitted by such paragraph (a) or (b), does not secure any other (or additional principal amount of) Indebtedness and (B) if permitted by such paragraph (d) does not secure any other obligations under such lease or any obligations under any other lease;

         (g) Liens existing on assets at the time of acquisition thereof by the Company, the Guarantor or the respective Subsidiary and not incurred in anticipation of or in connection with such acquisition;

         (h) operating leases and Capital Leases, to the extent the same would constitute Liens, pursuant to which the Company, the Guarantor or the respective Subsidiary is lessee, and incurred by such Person in the ordinary course of its business; and

         (i) in addition to Liens otherwise permitted by this Section 9.5, Liens on property of the Company, the Guarantor or any of their respective Subsidiaries (i) which secure Indebtedness having an aggregate principal amount not exceeding at any time $15,000,000 less the aggregate principal amount of all Indebtedness secured by Liens permitted under Section 9.5(b) hereof and (ii) each of which shall be limited to specified items of collateral (and not a general Lien on all assets of such Person) having a book value not greater than 150% of the aggregate principal amount of the Indebtedness secured by such Lien;

provided, however, that all capital stock of all Subsidiaries will in any event be maintained free and clear of all Liens whatsoever.

         It is understood and agreed that the grant of security interests described in clauses (i), (ii), (iii), (v) and (vi) of paragraph 6 of Schedule 3 hereto, to the extent that such security interests relate to the same property that is "sold" by the Company under the Program, as described in paragraph 1 of said Schedule, will not constitute a lien on assets of the Company or its Subsidiaries for the purposes of this Section 9.5.

         9.6. Mergers. Neither the Company nor the Guarantor will, and neither of them will permit any other Material Subsidiary or Subsidiaries constituting a Material Subsidiary Group to,

         (a) consolidate or merge with or into any other Person, except that a Wholly-Owned Subsidiary of the Company or the Guarantor (other than the Guarantor) may merge with or consolidate into the Company or the Guarantor (provided that the Company or the Guarantor, as the case may be, shall be the survivor of such merger or consolidation) or another Wholly-Owned Subsidiary of the Company or the Guarantor, or

         (b) sell, assign, convey, lease, sublet, transfer or otherwise dispose of all or substantially all of its assets to any Person, whether in a single transaction or in a series of related transactions, except that a Wholly-Owned Subsidiary of the Company or the Guarantor (other than the Guarantor) may sell, assign, convey, lease, sublet, transfer or otherwise dispose of all or substantially all of its assets to the Company or to another Wholly-Owned Subsidiary of the Company or the Guarantor;

provided, however, that none of the foregoing transactions shall be permitted if a Default or an Event of Default has occurred and is continuing or would result from the consummation of any such transaction.

         It is understood and agreed that any consolidation, merger, sale, assignment, conveyance, letting, subletting, transfer or other disposition of all or substantially all of the assets of a Non-Material Subsidiary shall be permitted under this Section 9.6, so long as such Non-Material Subsidiary, together with all other Non-Material Subsidiaries with respect to which there has been, since the date hereof, a consolidation, merger, sale, assignment, conveyance, letting, subletting, transfer or other disposition of all or substantially all of its assets, does not constitute a Material Subsidiary Group.

         9.7 Dispositions of Assets. Neither the Company nor the Guarantor will, and neither of them will permit any other Material Subsidiary to, sell, assign, convey, lease, sublet, transfer or otherwise dispose of any of the assets, business or other properties of the Company, the Guarantor or any such Material Subsidiary any Person, whether in a single transaction or in a series of related transactions, except for:

                 (i) sales of inventory (but not of accounts receivable) in the ordinary course of business of the Company, the Guarantor or any such Subsidiary;

                 (ii) dispositions of assets in the ordinary course of business in arm's-length transactions by the Company, the Guarantor or any such Subsidiary to the extent such assets either are no longer used or useful to the Company, the Guarantor or such Subsidiary or are promptly replaced by other assets of at least equal usefulness; and

                 (iii) any such disposition by the Company, the Guarantor or any Wholly-Owned Subsidiary to the Company, the Guarantor or any Wholly-Owned Subsidiary, as the case may be; provided, however, that the Company and the Guarantor shall maintain their respective assets and operations substantially in accordance with their respective assets and operations as of the date hereof, and that in the case of any such disposition by the Company or the Guarantor to a Wholly-Owned Subsidiary, each of the Company and the Guarantor agree that such disposition shall be in the ordinary course of business consistent with past practice and shall be accomplished upon fair and reasonable terms to the Company or the Guarantor.

         It is understood and agreed that the non-recourse sales of receivables described in Schedule 3 hereto, if transacted in accordance with paragraph 1 thereof, will not constitute a sale or other disposition of assets for purposes of this Section 9.7.

         9.8. Ranking. (a) Each of the Company and the Guarantor will cause its obligations under this Agreement, the Notes and each other document now or hereafter entered into with respect hereto or thereto to rank at least pari passu in right of payment and of security with all other unsubordinated Indebtedness of the Company or the Guarantor, as the case may be, except that Indebtedness secured by any Lien permitted by Section 9.5 hereof may rank senior in right of security with respect to the collateral subject to such Lien. Without limiting the generality of the foregoing, the Company covenants, and will take all steps necessary to assure, that its obligations under this Agreement will at all times constitute "Senior Indebtedness" as defined in, and for all purposes of, any indenture or other instrument relating to subordinated debt (and will be entitled to the benefits of the subordination provisions relating thereto).

         (b) Each of the Company and the Guarantor will cooperate with the Administrative Agent and the Banks and execute such further instruments and documents as any Bank may reasonably request to carry out the intentions of this Section 9.8. Without limiting the generality of the foregoing, if the Company or the Guarantor hereafter issues or otherwise incurs any subordinated Indebtedness, each of them will execute and cause to be executed such further documents as any Bank may reasonably request to ensure that the obligations of the Company and the Guarantor under this Agreement and the Notes at all times rank senior to such subordinated Indebtedness.

         (c) Nothing in this Section 9.8 shall be construed so as to limit the ability of the Company or the Guarantor to incur any Indebtedness (consistent with paragraphs (a) and (b) above and otherwise permitted by this Agreement) on a basis pari passu with their respective Indebtedness under this Agreement and the Notes.

         9.9 Business; Fiscal Year. Neither the Company nor the Guarantor will make any material change in the nature of its business from that in which it is engaged on the date of this Agreement, and neither the Company nor the Guarantor shall cause, or permit any of their respective Subsidiaries to cause, any other Subsidiary to conduct business or operations substantially similar to the business or operations conducted by the Guarantor on the date of this Agreement. Neither the Company nor the Guarantor will change its fiscal year from that currently in effect on the date hereof, as set forth in the definition of "Fiscal Year" in Section 1.1 hereof.

         9.10. Transactions with Affiliates. Neither the Company nor the Guarantor will, and neither will permit any of its respective Subsidiaries to, enter into or be a party to any transaction (including but not limited to any merger, consolidation or sale of substantially all assets) with any Affiliate of the Company or the Guarantor, except upon fair and reasonable terms no less favorable to the Company or the Guarantor or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or the Guarantor.

         9.11 Interest Coverage Test. The Company will at all times maintain the ratio of Operating Cash Flow for the Company and its Subsidiaries on a consolidated basis for the four-Fiscal Quarter Period most recently ended at such time to Interest Expense for the Company and its Subsidiaries on a consolidated basis for the four-Fiscal Quarter Period most recently ended at such time to be not less than 4:1; provided, that the denominator of said ratio
(i) for the four-Fiscal Quarter period ended September 30, 1994 shall be deemed to be Interest Expense for the Fiscal Quarter ended on such date times four;
(ii) for the four-Fiscal Quarter period ended December 31, 1994 shall be deemed to be Interest Expense for the two-Fiscal Quarter period ended on such date times two, and (ii) for the four-Fiscal Quarter period ended March 31, 1995 shall be deemed to be Interest Expense for the three-Fiscal Quarter period ended on such date times 1.3334.

         9.12. Total Debt Ratio. The Company will maintain the Total Debt Ratio of the Company and its Subsidiaries on a consolidated basis at all times to be less than 3:1.

         9.13 Consolidated Net Worth. The Company shall not permit Consolidated Net Worth at any time to be less than the sum of $175,000,000 plus an amount equal to 50% of the Cumulative Net Income of the Company and its consolidated Subsidiaries for the period commencing after June 30, 1994 and ending with the date of determination (but not reduced by any net loss in any Fiscal Quarter during such period); provided, that the aggregate amount paid by the Company or its Subsidiaries after June 30, 1994 up to but not exceeding $75,000,000 for the repurchase of shares of capital stock of the Company shall not be deemed to reduce equity for purposes of the foregoing calculation.

         9.14 Notification of Incurrence of Debt. Prior to the incurrence by the Company or any of its Subsidiaries of Indebtedness, or upon obtaining commitments for Indebtedness, in an aggregate principal amount of $20,000,000 (per incurrence or cumulatively since June 30, 1994 or since the last time incurrence compliance was required to be tested pursuant to this Section 9.14) or more, the Company shall deliver notice to the Administrative Agent and the Banks, certifying, on the basis of its financial statements for the four Fiscal Quarters most recently ended, the Company's compliance with the financial covenants under this Agreement both before and immediately after the incurrence of such Indebtedness or commitment therefor.

         9.15 Use of Proceeds. The Company shall use the proceeds of the Loans solely for its general corporate purposes (including, without limitation, to fund its working capital needs), for the purpose of financing non-hostile acquisitions, and for the purpose of financing a maximum amount of $75,000,000 of aggregate repurchases of common stock of the Company (to the extent that such repurchases are permitted by Sections 9.13 and 9.18 hereof), and in any event in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Neither the Administrative Agent nor any Bank shall have any responsibility for any use of the proceeds of the Loans.

         9.16 Ownership of Guarantor. The Company agrees at all times to own, both beneficially and of record and free and clear of all Liens, and control 100% of the capital shares of the Guarantor.

          9.17. Indebtedness of Subsidiaries. The Company will not permit any of its Subsidiaries to create, incur, assume, suffer to exist or otherwise become obligated for or under any Indebtedness whatsoever, except for:

                   (i)      Indebtedness owed to the Company;

                   (ii)     Capital Leases;

                   (iii)    Indebtedness of the Guarantor under this Agreement;

                   (iv) the joint and several liability of the Company, Guarantor and the other "Participating Subsidiaries" identified in
         Schedule 3 under the Program arising in the context of customary credit card chargebacks, as described in paragraph 4 of said Schedule, for accounts that are sold without recourse; and

                   (v) The joint and several liability of the Company, the Guarantor and such other "Participating Subsidiaries" for the obligations under the Special Program and the Guaranteed Program, but only if and for so long as (i) the Company causes the Special Program and the Guaranteed Program at all times to comply with the requirements of Section 9.5(i) hereof (including, without limitation, the $15,000,000 and 150% tests set forth therein), and (ii) for all purposes of this Agreement, the obligations of the Company, the Guarantor and such other Participating Subsidiaries under the Special Program and the Guaranteed Program are treated as Indebtedness in an aggregate amount equal to 100% of such obligations.


         9.18. Restricted Payments. The Company shall not, and shall not permit the Guarantor or any of its other Subsidiaries to, repurchase, redeem or otherwise acquire any of the shares of capital stock of the Company except that the Company may repurchase its common stock for an aggregate purchase price not to exceed $75,000,000 in the aggregate after the date hereof.

         Section 10. Events of Default. If one or more of the following events (herein called "Events of Default" shall occur and be continuing:

         (a) The Company or the Guarantor shall fail to pay the principal of any Loan when due (provided that, other than with respect to any principal payment due on the Commitment Termination Date or on such earlier date on which all principal of the Loans shall have become due, if the Company or the Guarantor has transmitted payment of such principal by wire transfer to the Administrative Agent not later than 11:00 a.m. New York time on the date when due and has delivered to the Administrative Agent a written acknowledgement by the remitting bank that such bank has been instructed to transfer such payment to the Administrative Agent and that there are sufficient funds available in the Company's account with such remitting bank to make such payment, then if the Administrative Agent shall have failed to receive such payment of principal by 11:00 a.m. New York time on the Business Day after the date when due); or the Company or the Guarantor shall fail to pay any interest on any Loan or any other amount payable by it hereunder more than two Business Days after the date when any such amount shall be due; or

         (b)      [INTENTIONALLY OMITTED]; or

         (c) The Company or the Guarantor or any Subsidiary shall default in the payment when due (after giving effect to all applicable grace periods provided for in the documents relating to such Indebtedness, without regard to any waiver thereof) of any principal of or interest on or any other amount payable in connection with any of its Indebtedness not specified in Section 10(a) or 10(b) hereof in an aggregate principal amount of $5,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if (after giving effect to all applicable grace periods provided for in the documents relating to such Indebtedness, without regard to any waiver thereof) the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness becoming due prior to its stated maturity; or

         (d) Any representation, warranty or certification made or deemed made herein by the Company or the Guarantor, or any certificate furnished to any Bank or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or deemed made or furnished in any material respect and, if the Company, the Guarantor and the Majority Banks agree that the effects of such false or misleading representation, warranty or certification are curable, such effects shall not have been cured to the satisfaction of the Majority Banks within 10 days after the earlier of (x) the date on which the Company or the Guarantor obtained knowledge that such representation, warranty or certification was so false or misleading or (y) the date of notice by the Administrative Agent to the

    Company or the Guarantor that such representation, warranty or certification was so false or misleading; or

         (e) The Company or the Guarantor shall default in the performance of any of its obligations under Section 9 (other than under any of Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d), 9.1(g), 9.1(h), 9.2, 9.3(b), 9.3(c) and 9.4
    hereof); or the Company or the Guarantor shall default in the performance of any of its other obligations in this Agreement, including, without limitation, any of Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d), 9.1(g), 9.1(h),
    9.2, 9.3(b), 9.3(c) and 9.4 hereof (not governed by any other provision in this Section 10), and such default shall continue unremedied for a period of 10 days after the earlier of (x) the date on which the Company or the Guarantor obtained knowledge of such default or (y) the date of notice by the Administrative Agent to the Company or the Guarantor of the occurrence of such default; or

         (f) The Company, the Guarantor, any other Material Subsidiary or Subsidiaries constituting a Material Subsidiary Group shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

         (g) The Company, the Guarantor, any other Material Subsidiary or Subsidiaries constituting a Material Subsidiary Group shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, creditor or debtor rights, winding-up, or composition or readjustment of debts, (v) take any corporate action for the purpose of effecting any of the foregoing; provided that an event specified in clauses (i) through (v) above shall be deemed to have occurred (whether at one time or cumulatively over a period of time after the date hereof) with respect to a Material Subsidiary Group at the time when such an event shall have occurred with respect to all Subsidiaries constituting such Material Subsidiary Group; or

         (h) A proceeding or case shall be commenced, without the application or consent of the Company, the Guarantor, any other Material Subsidiary or all Subsidiaries constituting a Material Subsidiary Group in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, including the filing of an involuntary petition under the Bankruptcy Code, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company, the Guarantor or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company, the Guarantor or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, creditor or debtor rights, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and shall not be vacated or dismissed within 60 days; or an order for relief against the Company, the Guarantor or such Subsidiary shall be entered in an involuntary case under any applicable bankruptcy code; provided that an event specified in clauses (i) through (iii) above or the preceding subclause shall be deemed to have occurred with respect to a Material Subsidiary Group at the time when such an event shall have occurred (whether at one time or cumulatively over a period of time after the date hereof) with respect to all Subsidiaries constituting such Material Subsidiary Group; or

         (i) A judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered by a court or courts against the Company, the Guarantor and/or any of their respective Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof (or, if later, by the date on which such judgment specified that payment is due), and the Company, the Guarantor or the relevant Subsidiary shall not, within said period of 30 days (or by such later date on which payment is due, as aforesaid), or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (j) An event or condition specified in Section 9.1(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company, the Guarantor or any ERISA Affiliate shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the consolidated financial position of the Company and its consolidated Subsidiaries; or

         (k) There shall occur a Change of Control; provided that any such Change of Control shall not constitute an Event of Default for purposes of this Section 10(k) if (A) such Change of Control arises solely by reason of the merger or consolidation of the Company with another corporation which is organized under the laws of a state in the United States and the Company is the surviving corporation in such merger or consolidation, (B) as of the date of such merger or consolidationand after giving effect thereto, no other Default or Event of Default shall have occurred and be continuing, and (C) the Company has delivered a notice to the Administrative Agent and the Banks not less than 30 days prior to the consummation of any such merger or consolidation that sets forth in reasonable detail information indicating compliance with the terms of this paragraph (k); or

         (l) An event or condition that constitutes a default or breach by the Company or any of its Subsidiaries of any affiliation agreement between the Company or such Subsidiary and Silver King Communications, Inc., a Delaware corporation, or any of its affiliates (or the respective successors or assigns of Silver King Communications, Inc. or such affiliates);

THEREUPON:   (i) in the case of an Event of Default other than one referred to in clause (f), (g) or (h) of this Section 10, the Administrative Agent, with the consent of the Majority Banks, may and, upon request of the Majority Banks, shall, by notice to the Company, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company and the Guarantor hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, diligence, protest or other formalities of any kind, all of which are hereby expressly waived by the Company and the Guarantor; and (ii) in the case of the occurrence of an Event of Default referred to in clause (f), (g) or (h) of this Section 10, the Commitments shall be automatically terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company and the Guarantor hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company and the Guarantor.

         Section 11.      The Administrative Agent.

         11.1. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.5 and the first sentence of
Section 11.6 hereof shall include reference to its affiliates and each of the officers, directors, employees and agents of itself and of its affiliates): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee or other fiduciary for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder, except as provided for under Section 11.3 hereof; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

         11.2. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

         11.3. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or of facility fees) unless the Administrative Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Administrative Agent shall (subject to Section 11.7 and Section 12.4 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

         11.4. Rights as a Bank. With respect to its Commitment and the Loans made by it, LTCB Trust (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. LTCB Trust (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent, and LTCB, LTCB Trust and their affiliates may accept fees and other consideration from the Company and the Guarantor for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

         11.5. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.3 hereof, but without limiting the obligations of the Company under said Section 12.3), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 12.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

         11.6. Non-Reliance on Administrative Agent, Agent, Co-Agents and other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent, the Agent, either of the Co-Agents or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company, the Guarantor and their respective Subsidiaries and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Agent, either of the Co-Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Notes or any other related documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company or the Guarantor of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company, the Guarantor or any of their respective Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide the Agent, either of the Co-Agents or any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any Subsidiary (or any of their affiliates) which may come into the possession of the Administrative Agent or any of its affiliates.

         11.7. Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense (other than that arising from gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action.

         11.8. Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks, the Company and the Guarantor, and the

Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a bank which has an office in New York, New York with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

         11.9. Administrative Agent's Office. The Administrative Agent acts initially through its office designated on the signature pages hereof, but may transfer its functions as Administrative Agent to any other office, branch or affiliate of LTCB at any time by giving prompt, subsequent written notice to each of the other parties to this Agreement.

         11.10. Agent and Co-Agents. Each of the parties acknowledges and agrees that the Agent and the Co-Agents, in their respective capacities as such, have no obligations, duties or liabilities whatsoever under or in respect of this Agreement or the Notes.

         Section 12.      Miscellaneous.

         12.1. Waiver. No failure on the part of the Administrative Agent, the Agent, either of the Co-Agents or any Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         12.2. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telecopy, telegraph, cable or in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier (with receipt confirmed either mechanically or in writing by a person at the office of the recipient), personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

         12.3. Expenses, Etc. The Company and the Guarantor jointly and severally agree to pay or reimburse each of the Banks and the Administrative Agent for paying:

         (a) all costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of all special counsel to the Administrative Agent, the Agent, the Co-Agents and the Banks, in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the Notes and any related documents and the making of the initial Loans hereunder, subject to limitations set forth in the commitment letter and term sheet, dated July 15, 1994, of LTCB Trust, and
    (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the Notes or any related documents (whether or not any such amendment, modification or waiver is signed or becomes effective);

         (b) all reasonable costs and expenses of each Bank, the Agent, the Co-Agents and the Administrative Agent (including reasonable counsels' fees and expenses) in connection with the enforcement of this Agreement or any of the Notes and the protection of the rights of each Bank, the Agent, each of the Co-Agents and the Administrative Agent against the Company, the Guarantor or any of their respective assets; and

         (c) all transfer, stamp, documentary and other similar taxes, assessments or charges (including, without limitation, penalties and interest) levied by any governmental or revenue authority in respect of this Agreement, any of the Notes or any other document referred to herein.

The Company hereby agrees to indemnify the Administrative Agent, the Agent, each of the Co-Agents and each Bank and their respective Affiliates, directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to or arising out of this Agreement, the statements contained in the commitment letter and term sheet, dated July 15, 1994, of LTCB Trust, or any aspect thereof, the Banks' agreement to make the Loans hereunder or from any actual or proposed use by the Company, the Guarantor or any Subsidiary of either thereof of the proceeds of any of the Loans or from an alleged breach of this Agreement, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

         12.4. Amendments, Etc. Neither this Agreement nor any Note nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the prior written consent of the Majority Banks, the Administrative Agent, the Company and the Guarantor may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company and the Guarantor hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent (with the consent of the Majority Banks) may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce or extend the time of payment of any fee payable to the Banks hereunder, or reduce the principal amount of any Loan, or increase the amount of any Bank's Commitment, or release the Guarantor from any of its obligations hereunder, or amend, modify or waive any provision of this subsection, or reduce the percentage specified in the definition of "Majority Banks" in Section 1.1 hereof or the percentage of the Banks otherwise required to take actions under this Agreement or the Notes, or consent to the assignment or transfer by the Company or the Guarantor of any of its rights and obligations under this Agreement or the Notes, in each case without the prior written consent of all the Banks, or (b) amend, modify or waive any provision of Section 11 hereof without the prior written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Guarantor, the Banks, the Administrative Agent, the Agent, the Co-Agents and all future holders of the Notes. In the case of any waiver, the Company, the Guarantor, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right subsequent thereon.

         12.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.6.    Assignments and Participation.

         (a) Neither the Company nor the Guarantor may assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Administrative Agent.

         (b) Any Bank may assign any of its Loans, its Note or its Commitment without the prior consent of the Company, the Guarantor, the Administrative Agent or any other Bank, provided that (i) partial assignments (being assignments of less than the entire amount of a Bank's Commitment and Loans) to any Person other than an office, branch or affiliate of the assigning Bank shall be in a principal amount of not less than $9,000,000 (or such lesser amount as may be agreed upon by the Company) and (ii) any such assignment shall be made pursuant to an assignment and assumption agreement substantially in the form of Exhibit E hereto (an "Assignment Agreement"). Upon (A) written notice to the Company and the Administrative Agent of an assignment, identifying in detail reasonably satisfactory to the Administrative Agent the assignee Bank and the amount of the assignor Bank's Commitment and Loans assigned, and (B) payment by the assignor or the assignee to the Administrative Agent, for the Administrative Agent's own account, of a recordation fee of $2,500, the assignee shall have, as of the date of effectiveness of such assignment and to the extent of such assignment, the obligations, rights and benefits of, and shall be deemed for all purposes hereunder, a Bank party hereto holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assignor shall be released from such obligations to such extent.

         (c) Any Bank may sell to one or more other Persons a participation in all or any part of the Commitment or any Loan held by it, in which event each such participant shall be entitled to the rights and benefits of the provisions of Sections 5 and 9.1(h) hereof with respect to its participation in such Loan as if (and the Company and the Guarantor shall be directly obligated to such participant under such provisions as
    if) such participant were a "Bank" for purposes of said Sections, but shall not have any other rights or benefits under this Agreement or any Note (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement (the "Participation Agreement") executed by such Bank in favor of such participant); provided, that all amounts payable by the Company or the Guarantor to any Bank and any participant under Section 5 hereof in respect of any Loan shall be determined as if such Bank had not sold any participations in such Loan and as if such Bank were funding all of such Loan in the same way that it is funding the portion of such Loan in which no participations have been sold. In no event shall a Bank that sells a participation be obligated to any participant under the Participation Agreement to take or refrain from taking any action hereunder or under such Bank's Note (including, without limitation, the extension of such Bank's Commitment pursuant to Section 2.9 hereof) except that such Bank may agree in the Participation Agreement that it will not, without the consent of the participant, agree to (i) the extension of any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) the reduction of any payment of principal thereof, (iii) the reduction of the rate at which either interest is payable thereon or (if the participant is entitled to any part thereof) facility fee is payable hereunder to a level below the rate at which the participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation or (iv) any release of the Guarantor from any of its obligations under this Agreement or the Notes.

         (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.6, any Bank may assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

         (e) A Bank may furnish any information concerning the Company, the Guarantor or any of their respective Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants).

         12.7 Confidentiality. The Administrative Agent, the Agent, each of the Co-Agents and each of the Banks hereby acknowledge that certain of the information to be furnished to them pursuant to this Agreement may be non-public information. The Administrative Agent, the Agent, each of the Co-Agents and each Bank hereby agrees that it will keep all information so furnished to it pursuant hereto confidential in accordance with its normal banking procedures and, except in accordance with such procedures, will make no disclosure to any other Person of such information until the same shall have become public, except (i) in connection with matters involving this Agreement (including, without limitation, litigation involving the Company, the Guarantor, the Agent, the Co-Agents, the Administrative Agent or the Banks) and with the obligations of any of the Administrative Agent, the Agent, such Co-Agent or such Bank under law or regulation, (ii) pursuant to subpoenas or similar process, (iii) to Governmental Authorities or examiners, (iv) to independent auditors or counsel, (v) to any parent or corporate Affiliate of any of the Administrative Agent, the Agent, such Co-Agent or such Bank, or (vi) to any participant or proposed participant or assignee or proposed assignee hereunder so long as such participant or proposed participant or assignee or proposed assignee (a) is not in the same general type of business as the Company on the date of such disclosure and (b) agrees in writing to accept such information subject to the restrictions provided in this Section 12.7; provided that in no event shall any of the Administrative Agent, the Agent, the Co-Agents or such Bank be obligated or required to return any materials furnished by the Company or any of its Subsidiaries.

         12.8. Survival. Without limiting the survival of any other obligations of the Company, the Guarantor and the Banks hereunder, the obligations of the Company and the Guarantor under Sections 2.6, 5.1, 5.4, 5.5 and 12.3 hereof and the obligations of the Banks under Sections 4.7, 11.5 and
12.7 hereof, shall survive the repayment of the Loans and the termination of the Commitments.

         12.9. Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         12.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         12.11. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         12.12. JURISDICTION. EACH OF THE COMPANY AND THE GUARANTOR HEREBY AGREES THAT:

         (A) ANY SUIT, ACTION OR PROCEEDING AGAINST THE COMPANY OR THE GUARANTOR WITH RESPECT TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY DOCUMENTS RELATED HERETO OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IN ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF FLORIDA (COLLECTIVELY, THE "SUBJECT COURTS"), AS THE ADMINISTRATIVE AGENT, THE AGENT, EITHER CO-AGENT OR ANY BANK MAY ELECT IN ITS SOLE DISCRETION AND EACH OF THE COMPANY AND THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF EACH OF THE SUBJECT COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT. EACH OF THE COMPANY AND THE GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN ANY OF THE SUBJECT COURTS BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT, THE AGENT, THE RESPECTIVE CO-AGENT OR THE RESPECTIVE BANK BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY OR THE GUARANTOR, AS THE CASE MAY BE, ADDRESSED AS PROVIDED IN SECTION 12.2 HEREOF. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT, THE AGENT, EITHER CO-AGENT OR ANY BANK TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY OR THE GUARANTOR IN ANY COMPETENT COURT OF ANY OTHER JURISDICTION OR JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

         (B) EACH OF THE COMPANY AND THE GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN RESPECT OF THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENTS IN CONNECTION HEREWITH, ANY OBJECTION TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY OF THE SUBJECT COURTS, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING IN ANY OF THE SUBJECT COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         12.13. Severability. Any provision of this Agreement or the Notes that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                                HOME SHOPPING NETWORK, INC.,
                                                     as the Company



                                                By ___________________________
                                                   Title: Treasurer

                                                11831 30th Court North
                                                St. Petersburg, Florida 33716
                                                Telecopier No.:  (813) 539-6505
                                                Telephone No.:   (813) 572-8585

                                                Attention:  Finance Department

                                                with a copy to:

                                                "Legal Department"

                                                Telecopier No.:  (813) 573-0866


                                                HOME SHOPPING CLUB, INC.,
                                                     as Guarantor




                                                By ___________________________
                                                   Title: Treasurer

                                                11831 30th Court North
                                                St. Petersburg, Florida 33716
                                                Telecopier No.:  (813) 539-6505
                                                Telephone No.:   (813) 572-8585

                                                Attention:  Finance Department

                                                with a copy to:

                                                "Legal Department"

                                                Telecopier No.:  (813) 573-0866

                                  The Banks


Commitment

$20,000,000                                     LTCB TRUST COMPANY, as a Bank
                                                  and as Agent

                                                By ___________________________
                                                   Title:

                                                Lending Office for Federal Funds
                                                Rate Loans and Prime Rate Loans:
                                                   165 Broadway
                                                   New York, New York 10006

                                                Lending Office for LIBOR Loans:
                                                   165 Broadway
                                                   New York, New York 10006

                                                Address for Notices:
                                                   165 Broadway
                                                   New York, New York 10006

                                                Telex No.:  425722
                                                Telecopier No.:  (212) 608-3081
                                                Telephone No.:   (212) 335-4854

                                                Attention:  Winston Brown

Commitment

$ 17,000,000                                    BANK OF MONTREAL, as a Bank
                                                  and as Co-Agent



                                                By ____________________________
                                                   Title:

                                                Lending Office for Federal Funds
                                                Rate Loans and Prime Rate Loans:
                                                   115 South LaSalle Street
                                                   11th Floor
                                                   Chicago, Illinois 60603

                                                Lending Office for LIBOR Loans:
                                                   115 South LaSalle Street
                                                   11th Floor
                                                   Chicago, Illinois 60603

                                                Address for Notices:
                                                   430 Park Avenue
                                                   15th Floor, Account
                                                      Administration
                                                   New York, New York 10022

                                                Telecopier No.:  (212) 605-1525

                                                Telephone No.:   (212) 605-1436
                                                              or (212) 605-1458

                                                Attention:  Maggie Gaglin

Commitment

$ 17,000,000                                   THE BANK OF NEW YORK COMPANY,
                                               INC., as a Bank and as a Co-Agent




                                               By ______________________________
                                                  Title:

                                               Lending Office for Federal Funds
                                               Rate Loans and Prime Rate Loans:
                                                  One Wall Street
                                                  New York, New York  10286

                                               Lending Office for LIBOR Loans:
                                                  One Wall Street
                                                  New York, New York  10286

                                               Address for Notices:
                                                  One Wall Street
                                                  16th Floor
                                                  New York, New York  10286

                                               Telecopier No.:  (212) 635-8679
                                                             or (212) 635-8634
                                               Telephone No.:   (212) 635-8741

                                               Attention:  Brian Marshall

Commitment

$ 14,000,000                                   PNC BANK, KENTUCKY, INC.




                                               By ______________________________
                                                  Title:

                                               Lending Office for Federal Funds
                                               Rate Loans and Prime Rate Loans:
                                                  500 West Jefferson Street
                                                  Louisville, Kentucky  40202

                                               Lending Office for LIBOR Loans:
                                                  500 West Jefferson Street
                                                  Louisville, Kentucky 40202

                                               Address for Notices:
                                                  PNC Commercial Corp.
                                                  201 South Orange Avenue
                                                  Suite 750
                                                  Orlando, Florida  32801

                                               Telecopier No.:  (407) 843-8263
                                               Telephone No.:   (407) 841-3585

                                               Attention: James Neil or
                                                            Diane Tyre

Commitment

$ 14,000,000                                   TORONTO DOMINION [TEXAS], INC.




                                               By ______________________________
                                                  Title:

                                               Lending Office for Federal Funds
                                               Rate Loans and Prime Rate Loans:
                                                 Toronto Dominion Bank,
                                                    Houston Agency
                                                 909 Fannin Street
                                                 Houston, Texas  77010

                                               Lending Office for LIBOR Loans:
                                                 Toronto Dominion Bank,
                                                    Houston Agency
                                                 909 Fannin Street
                                                 Houston, Texas  77010

                                               Address for Notices:
                                                 Toronto Dominion Bank,
                                                    Houston Agency
                                                 909 Fannin Street
                                                 Houston, Texas  77010

                                               Telecopier No.:  (713) 951-9921
                                               Telephone No.:   (713) 653-8248

                                               Attention:  Dave Parker

Commitment

$ 9,000,000                                  THE DAIWA BANK, LIMITED




                                             By ______________________________
                                                Title:


                                             By ______________________________
                                                Title:

                                             Lending Office for Federal Funds
                                             Rate Loans and Prime Rate Loans:
                                               233 South Wacker Dr., Suite 5400
                                               Chicago, Illinois 60606

                                             Lending Office for LIBOR Loans:
                                               233 South Wacker Dr., Suite 5400
                                               Chicago, Illinois 60606

                                             Address for Notices:
                                               100 South Ashley Drive
                                               Suite 1780
                                               Tampa, Florida  33602

                                             Telecopier No.: (813) 229-6372
                                             Telephone No.:  (813) 229-6002

                                             Attention:  Sybil Weldon, Vice
                                                           President

Commitment

$ 9,000,000                                  FIRST UNION NATIONAL BANK OF
                                                  NORTH CAROLINA




                                             By ______________________________
                                                Title:

                                             Lending Office for Federal Funds
                                             Rate Loans and Prime Rate Loans:
                                                  First Union Center-TW19
                                                  Charlotte, North Carolina
                                                    28288-0735

                                             Lending Office for LIBOR Loans:
                                                  First Union Center-TW19
                                                  Charlotte, North Carolina
                                                    28288-0735

                                             Address for Notices:
                                                  First Union Center-TW19
                                                  Charlotte, North Carolina
                                                    28288-0735

                                             Telecopier No.:  (704) 374-4092
                                             Telephone No.:   (704) 374-4897

                                             Attention: Hilda Weathers
----------------------
Total:  $100,000,000

                           The Administrative Agent


                                             LTCB TRUST COMPANY,
                                               as Administrative Agent




                                             By ______________________________
                                                Title:

                                             Address for Notices to
                                               Administrative Agent:

                                               165 Broadway
                                               New York, New York 10006

                                             Telex No.:  425722
                                             Telecopier No.:  (212) 608-3081
                                             Telephone No.:   (212) 335-4854

                                             Attention:  Winston Brown

                                                                      SCHEDULE 1





                          EXISTING CREDIT AGREEMENTS
                                  AND LIENS





                                    None.

                                                                      SCHEDULE 2





                            CALCULATION OF SAMPLE
                               FINANCIAL TERMS

                                                                      SCHEDULE 3


                      DESCRIPTION OF CREDIT CARD PROGRAM

                                                                       EXHIBIT A



                               PROMISSORY NOTE

$______________                                               ____________, 1994
                                                              New York, New York


         FOR VALUE RECEIVED, HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of ___________________
(the "Bank"), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, by paying to account no.
04203606 of LTCB Trust Company (in its capacity as administrative agent for the Bank and certain other banks, the "Administrative Agent") at the principal offices of Bankers Trust Company, New York, New York (reference: "Home Shopping Network-1994 Revolving Credit Facility") the principal sum of ______________ Dollars ($_____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Bank to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds (or at such other place or in such other manner as the Administrative Agent may notify the Company from time to time), without set-off, counterclaim or deduction of any kind, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds and in such manner, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

         The amount and type of, and the duration of each Interest Period (if applicable) for, each Loan made by the Bank to the Company under the Credit Agreement, the date such Loan is made or converted from a Loan of another type, and the amount of each payment or prepayment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof; provided that no failure of the Bank to make any such endorsement shall affect the obligations of the Company under the Credit Agreement or this Note.

         This Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of August 30, 1994 (as amended and in effect from time to time, the "Credit Agreement"), among the Company, Home Shopping Club, Inc., a Delaware corporation, as guarantor (the "Guarantor"), the Banks named therein (including the Bank), LTCB Trust Company, as Agent, Bank of Montreal and The Bank of New York Company, Inc., as Co-Agents, and the Administrative Agent, and evidences Loans made by the Bank thereunder and is entitled to the benefits thereof. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

         No provision of the Credit Agreement or this Note or any other document delivered in connection with either thereof and no transaction contemplated hereby or thereby shall be construed or shall operate so as to require the Company or the Guarantor to pay interest hereunder in an amount or at a rate greater than the maximum allowed from time to time by applicable law. Should any interest or other charges paid by the Company or the Guarantor hereunder result in a computation or earning of interest in excess of the maximum rate of interest permitted under applicable law in effect while such interest is being earned, then such excess shall be waived by the Bank and all such excess shall be automatically credited against and in reduction of the principal balance of such amounts payable hereunder and any portion of such excess received by the Bank shall be paid over by the Bank to the Company or the Guarantor, as the case may be, it being the intent of the Company and the Guarantor and the other parties to the Credit Agreement that under no circumstances shall the Company or the Guarantor or any other Person be required to pay interest in excess of the maximum rate allowed by such applicable law.

         The Company hereby waives diligence, presentment, protest, notice of default, dishonor or nonpayment and any other notice and all demands whatsoever. The Company hereby further waives all setoffs and counterclaims against the Company, the Administrative Agent, the Agent, each of the Co-Agents each of the Banks.

         THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK.


                                               HOME SHOPPING NETWORK, INC.



                                               By____________________________
                                                 Title:

                                  GUARANTEE

         The undersigned HOME SHOPPING CLUB, INC., a Delaware corporation (the "Guarantor"), hereby unconditionally and irrevocably guarantees the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on this Note and all other amounts payable hereunder, in accordance with the terms hereof and of Section 6 of the Credit Agreement, and, in the case of any extension of time of payment, in whole or in part, that all such amounts shall be paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension. In addition, the Guarantor hereby unconditionally agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any of such principal, interest or other amounts, the Guarantor shall forthwith pay and perform the same in the money and funds, at the time, in the place and in the manner provided for such payment in the Credit Agreement. This guarantee is a continuing guarantee of payment and not merely of collection; it is a primary, independent obligation of the Guarantor; and the Guarantor's obligations hereunder shall be absolute, unconditional and irrevocable, irrespective of any and all circumstances whatsoever. The Guarantor hereby waives diligence, presentment, protest, notice of default, dishonor or nonpayment and any other notice and all demands whatsoever. The Guarantor hereby further waives all setoffs and counterclaims against the Company, the Administrative Agent, the Agent, each of the Co-Agents and each of the Banks.


                                               HOME SHOPPING CLUB, INC.



                                               By_____________________________
                                                 Title:

                                    LOANS



Date
Loan            Principal        Type                           Amount            Unpaid
Made or          Amount           of          Interest          Paid or          Principal           Notation
Converted       of Loan          Loan          Period           Prepaid           Amount             Made By
---------       -------          ----         --------          -------          ---------          ---------

                                                                       EXHIBIT B




           [Form of Opinion of Counsel to the Company and Guarantor]



                                 _______, 1994


To the Banks party to the Credit
  Agreement referred to below and
  LTCB Trust Company, as Administrative
    Agent


Gentlemen:

         I have acted as counsel to Home Shopping Network, Inc., a Delaware corporation (the "Company"), and Home Shopping Club, Inc., a Delaware corporation (the "Guarantor"), in connection with the Second Amended and Restated Credit Agreement dated as of August 30, 1994 (the "Credit Agreement") among the Company, the Guarantor, the Banks named therein, LTCB Trust Company, as Agent, Bank of Montreal and The Bank of New York Company, Inc., as Co-Agents, and LTCB Trust Company, as Administrative Agent, providing for loans to be made to the Company in the aggregate principal amount of $100,000,000 under the guarantee of the Guarantor. Terms defined in the Credit Agreement are used herein as defined therein.

         In rendering the opinion expressed below, I have examined the originals or conformed copies of such corporate records, agreements and instruments of the Company and the Guarantor, certificates of public officials and of officers of the Company and the Guarantor, and such other documents and records, and such matters of law, as I have deemed appropriate as a basis for the opinions hereinafter expressed.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; each of them is duly qualified to transact business in the State of Florida and has the necessary corporate power to enter into and perform the Credit Agreement and the Notes and, in the case of the Company, to borrow under the Credit Agreement. The Guarantor is a Wholly-Owned Subsidiary of the Company.

         2. The making and performance by each of the Company and the Guarantor of the Credit Agreement and the Notes and, in the case of the Company, the borrowings thereunder have been duly authorized by all necessary corporate action, and do not and will not violate any provision of law, regulation, order, writ, injunction or decrees of any court or governmental authority or agency or any provision of the charter or by-laws of the Company or the Guarantor or result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any of its respective properties, revenues or assets pursuant to, any indenture or other agreement or instrument to which the Company, the Guarantor or any Subsidiary of either thereof is a party or by which the Company or the Guarantor or any Subsidiary of either thereof or its respective properties may be bound.

         3. The Credit Agreement and the Notes have been duly executed and delivered and constitute the legal, valid and binding obligations of the Company and the Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that no opinion is expressed as to the fourth sentence of Section 4.7 of the Credit Agreement.

         4. To my knowledge after due inquiry, there are no legal or arbitral proceedings, and no proceedings by or before any governmental or regulatory authority or agency, pending or threatened against or affecting the Company or the Guarantor or any of the Subsidiaries of either thereof, or any properties or rights of the Company or the Guarantor or any of the Subsidiaries of either thereof, which, if adversely determined, would have a material adverse effect on the consolidated financial condition or operations, or the business taken as a whole, of the Company and the Guarantor and the Subsidiaries.

         5. No authorizations, consents, approvals, licenses, filings or registrations with any governmental or regulatory authority or agency are required in connection with the execution, delivery or performance by the Company or the Guarantor of the Credit Agreement or the Notes or the borrowings thereunder.

         6. Assuming that the Administrative Agent has its principal office in the State of New York, the proceeds of the Loans will be disbursed from the Administrative Agent's office in New York, payments will be made to the Administrative Agent at its office in New York and the Loans will be administered by the Administrative Agent from said office, the provision of Section 12.11 of the Credit Agreement regarding the choice of the laws of the State of New York to govern the Credit Agreement and the Notes is, under the laws of the State of Florida, a valid choice of law and would be given effect by the courts in Florida. However, courts in Florida are likely to apply Florida procedural law.

         7. The provisions of the Credit Agreement and the Notes do not violate any Florida law relating to usury or other limitations on the rate of interest that a lender may charge, collect or receive.

         8. Assuming none of the Administrative Agent, the Agent, the Co-Agents or any Bank were otherwise doing or transacting business in the State of Florida, none of the Administrative Agent, the Agent, the Co-Agents or any Bank shall be deemed to be doing or transacting business, as a bank or otherwise, in the State of Florida solely by reason of the making and performance by any party of the Credit Agreement or the Notes or the consummation of the transactions contemplated thereby. None of the Administrative Agent, the Agent, the Co-Agents or any Bank will be required, in order to exercise or enforce its respective rights and remedies under the Credit Agreement and the Notes in the courts of Florida, to qualify to do or transact business, as a bank or otherwise, in the State of Florida, except to the extent they are otherwise doing or transacting business in the State of Florida.

         I am admitted to practice law in the State of Florida, and the opinions expressed herein relate only to the laws of the State of Florida, the General Corporation Law of the State of Delaware and applicable federal law.

         The opinions expressed in this letter are based upon the law in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such law be changed in any respect by legislative action, judicial decision or otherwise.

         This opinion is being furnished to you solely for your benefit and only with respect to the transaction referred to herein. Accordingly, it may not be relied upon by any other person or entity without, in each instance, my prior written consent.

                                               Very truly yours,



                                               Senior Counsel

                                                                       EXHIBIT C




                         FORM OF COMPLIANCE CERTIFICATE



                                        ____________, 199_


To the Banks party to
the Credit Agreement
referred to below and
LTCB Trust Company, as
Administrative Agent

Gentlemen:

                 I, _________________, Chief Financial Officer of Home Shopping Network, Inc., a Delaware corporation (the "Company"), and Treasurer of Home Shopping Club, Inc., a Delaware corporation (the "Guarantor"), do hereby render this Certificate in these capacities. This Certificate is being delivered in connection with the Second Amended and Restated Credit Agreement, dated as of August 30, 1994 (as amended from time to time, the "Credit Agreement"), among the Company, the Guarantor, the Banks named therein, LTCB Trust Company, as Agent, and Bank of Montreal and Bank of New York Company, Inc., each as a Co-Agent, and LTCB Trust Company, as Administrative Agent for such Banks.
Terms defined in the Credit Agreement are used herein as defined therein.

                 I hereby certify to you, as of this date with respect to both the Company and the Guarantor, that:

                 A. to the best of my knowledge, after full inquiry, no default has occurred or is continuing;

                 B. the computations attached hereto as Exhibit I set forth in reasonable detail the computations necessary to determine whether the Company and the Guarantor are in compliance with Sections 9.11, 9.12 and 9.13 of the Credit Agreement as at the end of the [Fiscal Quarter] [Fiscal Year] most recently ended as of the date hereof;

                 C. the list attached hereto as Exhibit II sets forth Subsidiaries that are Material Subsidiaries and that were not contained in the Company's most recently delivered Compliance Certificate; and

                 D. [all other Subsidiaries (that have not been certified to you as Material Subsidiaries in this or previously delivered Compliance Certificates) combined do not constitute a Material Subsidiary Group as at the date hereof] [all other Subsidiaries (that have not been certified to you as Material Subsidiaries in this or previously delivered Compliance Certificates) do constitute a Material Subsidiary Group as at such date and the list attached hereto as Exhibit III identifies each such Subsidiary whose aggregate book value of tangible assets exceeds $10,000,000 as at the date hereof].




                                                  -----------------------
                                                  [name of officer]
                                                  [representative capacity]
                                                  Home Shopping Network, Inc.



                                                  -----------------------
                                                  [name of officer]
                                                  [representative capacity]
                                                  Home Shopping Network, Inc.

                                                                       EXHIBIT E


                                                            Form of
                                                            Assignment and
                                                            Assumption Agreement


                     ASSIGNMENT AND ASSUMPTION AGREEMENT


                 ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of _________, 199_, between _________________________________ (the "Assignor") and
__________________________________ (the "Assignee").

                               R E C I T A L S

                 A. The Assignor is a party to the Second Amended and Restated Credit Agreement, dated as of August 30, 1994 (as amended and in effect from time to time, the "Credit Agreement"), among Home Shopping Network, Inc., a Delaware corporation (the "Company"), as borrower thereunder, Home Shopping Club, Inc., a Delaware corporation, as guarantor thereunder, the Banks named therein (the "Banks"), LTCB Trust Company, as an Agent, Bank of Montreal and Bank of New York Company, Inc, as Co- Agents, and LTCB Trust Company, as Administrative Agent for such Banks (in such capacity, the "Administrative Agent") (terms used but not otherwise defined herein to have the meanings specified in the Credit Agreement).

                 B. Pursuant to the Credit Agreement, the Assignor is committed to make Loans to the Company in an aggregate principal amount at any one time outstanding not to exceed $_______ (its "Pre-Assignment Commitment") and the aggregate principal balance of all such Loans outstanding on the date hereof is $ ________.

                 C. The Assignor proposes to assign without recourse or warranty except as expressly stated in Section 6 hereof to the Assignee all of its rights and obligations under the Credit Agreement in respect of a portion of (i) its Pre-Assignment Commitment equal to $________ (the "Assigned Commitment Amount") and (ii) certain of its Loans outstanding on the date hereof listed on Schedule 2 hereto (the "Assigned Loans"), on the terms and conditions set forth herein, and the Assignee proposes to accept the assignment to it by the Assignor of such rights and obligations, and such Loans, on such terms and conditions.

                 WHEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

                 Section 1. Assignment and Acceptance. As of the Assignment Effective Date (defined below), the Assignor hereby sells and assigns to the Assignee and the Assignee hereby purchases and assumes from the Assignor (the "Assignment") all of the Assignor's rights and obligations under the Credit Agreement, the Notes held by the Assignor and any documents relating thereto (collectively, the "Documents") relating to the Assigned Commitment Amount and the Assigned Loans and arising after the Assignment Effective Date. THE ASSIGNMENT SHALL BE WITHOUT RECOURSE TO THE ASSIGNOR AND, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6 HEREOF, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND.

                 Section 2. Release. As of the Assignment Effective Date, the Assignor shall be released from all obligations relating to the Assigned Commitment Amount and the Assigned Loans, to the extent such obligations have been assumed by the Assignee, and the Assignor's Pre-Assignment Commitment shall be reduced by the Assigned Commitment Amount as of such date.

                 Section 3. Payments. As consideration for the Assignment the Assignee shall pay to the Assignor $_________ in immediately available funds. The Assignor and the Assignee shall make appropriate arrangements between themselves, and/or adjustments to such payment amount, to reflect liabilities and amounts receivable, as the case may be with respect to the Assigned Commitment Amount and the Assigned Loans corresponding to the time preceding the Assignment Effective Date. The Assignor and the Assignee agree that if either shall receive or pay any amount under the Credit Agreement, the Notes or any other Document that is for the account of the other, it shall have received such amount for and shall promptly pay such amount over to the other, or it shall have paid such amount on behalf of and shall promptly be paid such amount by the other, as the case may be.

                 Section 4. Assignment Effective Date. The date on which the Assignment shall be effective (the "Assignment Effective Date") shall be the later of (i) _________ __, 19__ or (ii) the date on which the conditions to the Assignment set forth in Section 5 hereof shall be satisfied. On and as of the Assignment Effective Date, the Assignee shall be deemed a Bank party to the Credit Agreement, as provided in Section 12.6 thereof (or any successor section thereto), with all the obligations, rights and benefits of a Bank thereunder and having the Commitment set forth opposite its name on Schedule I hereto. On and as of the Assignment Effective Date, the Commitment of the Assignor shall be as set forth opposite its name on Schedule I hereto.

                 Section 5. Conditions. The effectiveness of the Assignment shall be subject to the satisfaction of the following conditions: (a) the receipt by the Assignor of the payment provided for in the first sentence of
Section 3 hereof and (b) the receipt by the Administrative Agent of a copy hereof executed by the parties hereto.

                 Section 6. Representations and Warranties of the Assignor. The Assignor (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and any other documents contemplated hereby, to fulfill its obligations hereunder and to fully consummate the transactions contemplated hereby, and that no governmental or other consents are necessary in connection with the foregoing, (b) represents and warrants that this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms and that it is not in breach of any of its obligations under the Credit Agreement or any other Documents, (c) represents and warrants that it owns, and is assigning, the Assigned Commitment Amount and the Assigned Loans free and clear of all adverse claims, (d) MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY STATEMENTS, WARRANTIES OR REPRESENTATIONS MADE IN OR IN CONNECTION WITH THE CREDIT AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT OR THE DUE EXECUTION, LEGALITY, VALIDITY, ENFORCEABILITY, GENUINENESS, SUFFICIENCY OR VALUE OF ANY THEREOF AND (E) MAKES NO REPRESENTATION OR WARRANTY AS TO THE FINANCIAL CONDITION OF THE COMPANY OR THE GUARANTOR OR THE PERFORMANCE OR OBSERVANCE BY THE COMPANY OR THE GUARANTOR OF ANY OF THEIR RESPECTIVE OBLIGATIONS UNDER THE CREDIT AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT.

                 Section 7. Representations, Warranties, etc., of the Assignee. The Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and any other documents contemplated hereby, to fulfill its obligations hereunder and to consummate the transactions contemplated hereby, and that no governmental or other consents are necessary in connection with the foregoing, (b) represents and warrants that this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, (c) confirms that it has received copies of the Credit Agreement, the financial statements most recently delivered by the Company pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision with respect to its participation in the transactions contemplated hereby, (d) affirms that it will continue to make its own credit and other decisions with respect to taking or not taking any action under the Credit Agreement independent of and without reliance upon the Administrative Agent, the Agent, the Co-Agents, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, (e) pursuant to Section 11.1 of the Credit Agreement (or any successor section thereto) hereby appoints and authorizes the Administrative Agent its agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are granted to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto, (f) specifies as its Applicable Lending Office the office set forth opposite its name on Schedule I hereto and (g) specifies as its address for notices pursuant to the Credit Agreement, the

Notes and the other Documents the office set forth beneath its name on the signature pages hereof.

                 Section 8. Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and to take such other action, as either party may reasonably request in connection with fully effecting the intent and purposes hereof and the transactions contemplated hereby.

                 Section 9. Confidentiality. The Assignee expressly agrees that shall keep confidential all information with respect to the Company that was or will be furnished to it by the Company, the Assignor, the Agent, the Co-Agents or the Administrative Agent in accordance with Section 12.7 of the Credit Agreement.

                 Section 10. Notices. All communications between the parties hereto or notices in connection herewith shall be in writing, hand-delivered or sent by registered or certified mail, telex or facsimile with confirmation of transmission and addressed as follows: (a) if to the Assignee, as set forth beneath its name on the signature pages hereof and (b) if to the Assignor, as set forth in Section 12.2 of the Credit Agreement. All such communications and notices shall be effective upon receipt.

                 Section 11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither such party shall assign its rights hereunder without the prior written consent of the other such party and any purported assignment, absent such consent, shall be void.

                 Section 12. Termination. In the event that the Assignment Effective Date shall not have occurred by the date ____ days from the date hereof, this Agreement shall terminate and shall be of no further force or effect.

                 Section 13. Interpretations. The headings of the sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

                 SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                 Section 15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same document.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

                                         [ASSIGNOR]


                                         By:
                                            --------------------------
                                            Name:
                                            Title:

                                         [ASSIGNEE]


                                         By:
                                            --------------------------
                                            Name:
                                            Title:

                                         Address for Notices:
                                         --------------------

                                         --------------------

                                         --------------------

                                         Telephone no.:
                                         Facsimile:
                                         Telex no.:


Receipt acknowledged as of
                   19
------------------,   ---.

LTCB TRUST COMPANY,
  as Administrative Agent


By:
   -----------------------
   Name:
   Title:

                                   SCHEDULE I

[Name of Assignee]                [Applicable Lending             [Commitment]
                                       Office]


[Name of Assignor]                                                [Commitment]

                                  SCHEDULE II

Type of Interest  Interest Date Made or     Original     Amount    Amount
 Loan    Period     Date    Converted   Principal Amount Prepaid Outstanding
------- --------  -------- ------------ ---------------- ------- -----------

                                                                      SCHEDULE 3


                       DESCRIPTION OF CREDIT CARD PROGRAM

        The Company has established a credit card program (the "Program") with General Electric Capital Corporation ("GE Capital"). This Program, which is now fully operative, provides the Company's customers with a convenient way to make purchases through the Home Shopping system and thus, expands the Company's market. The Company is enthusiastic about the Program, too, because it permits the Company to receive, on the day after each purchase through the Program, 99%(1) of the cash amount of that purchase. The Program should reduce the credit card fees that the Company and its Subsidiaries currently pay if purchasers switch from traditional credit cards to the Home Shopping credit card, and the Company also hopes to reduce the number of purchases which are made by personal check. Personal checks not only delay payment to the Company but also have a fifty percent (50%) fall out rate.

        The Program is created under a Credit Card Program Agreement, dated as of February 16, 1994 (the "Program Agreement"), among the Company, GE Capital, the Guarantor and certain other subsidiaries(2) of the Company that sell merchandise to retail customers (the "Participating Subsidiaries"). That Agreement was structured with due regard to the terms of the 1992 Revolving Credit Agreement, most of which are now incorporated into the Second Amended and Restated Credit Agreement (the "Credit Agreement").

        The Program contemplates that the Company may issue credit cards bearing its name to its customers ("Account Debtors") who satisfy GE Capital's credit standards. GE Capital finances the charges on the credit cards subject to the terms and conditions of the Program Agreement. Those principal terms and conditions may be summarized as follows:

--------------------

(1) The discount rate is fixed for the first year but thereafter is tied to interest rates and outstanding balances under the Program.

(2) The subsidiaries subject to the Program Agreement, in addition to the Company and the Guarantor, are HSN Tours, Inc., HSN Mail Order, Inc., World Rez, Inc., Home Shopping Club Outlet of Clearwater, Inc., Home Shopping Club Outlet of Tampa, Inc., Home Shopping Club Outlet of Orlando, Inc., Home Shopping Club Outlet of South Orlando, Inc., Home Shopping Club Outlet of St. Petersburg, Inc., Home Shopping Club Outlet of West Tampa, Inc. and Home Shopping Club Outlet of Brandon, Inc. The Company expects that the Guarantor will comprise 98% of the sales.

        1. GE Capital will purchase from the Company and the Participating Subsidiaries certain accounts and Indebtedness (as defined below, and related rights, in each case up to an aggregate amount not exceeding $150,000,000 (or such other amount to which GE Capital and the Company may from time to time agree) at any one time. The term "Indebtedness" as used in the Program Agreement means all obligations incurred by an Account Debtor with respect to an account, whether or not billed, including, without limitation, charges for merchandise purchased, finance charges, charges relating to credit insurance and any other charges with respect to an account as such charges are accrued pursuant to GE Capital's accounting practices.

        GE Capital authorizes each credit transaction at the time of purchase, and its obligation to purchase the relevant account and Indebtedness from the Participating Subsidiary arises upon giving that authorization. As is typical in credit card purchases, the Company, the Guarantor or any other Participating Subsidiary, as the case may be, will not consummate a credit card sale of merchandise without first obtaining GE Capital's authorization. The Company transmits sale and credit information from the Company, the Guarantor and all Participating Subsidiaries to GE Capital on a daily basis for the preceding day's sales and credits. GE Capital forwards to the Company, on behalf of the Company, the Guarantor and all Participating Subsidiaries, the purchase price for the accounts and Indebtedness purchased, net of GE Capital's fees and adjustments for merchandise return or credits. This is done by initiating a wire transfer for the net purchase price, which normally will occur by 3:00 p.m. on the same business day after receipt by GE Capital of the transmission from the Company.

        The purchases by GE Capital of the accounts and Indebtedness are non-recourse; none of the Company, the Guarantor or any Participating Subsidiary will have liability whatsoever, contingent or otherwise, with respect to such non-recourse sales. The only exceptions are for customary credit card chargebacks(3)

--------------------

(3) The following excerpt from the Program Agreement describes the chargeback provisions: 'Indebtedness incurred pursuant to an Account (a) as to which the Account Debtor has, in apparent good faith, made a claim of (i) a breach of a representation or warranty (either express or implied) by the Company or any Participating Subsidiary, (ii) a violation of a local, state, or federal law or regulation by the Company or any Participating Subsidiary or (iii) failure by the Company or any Participating Subsidiary to provide the Account Debtor with the agreed-upon goods or services, (b) as to which the Company or any Participating Subsidiary has accepted a return of Merchandise from an Account Debtor or has granted a partial credit with respect to Merchandise purchased pursuant thereto other than in the ordinary course of business, (c) with respect to which the which are not cured by the Company and for special programs described in paragraph 2 below.

        2. The Program contemplates that certain accounts may be approved by GE Capital at the special request of the Company, but only in an aggregate amount not to exceed $150,000 at any one time. The Company, the Guarantor and the other Participating Subsidiaries must unconditionally guarantee all amounts due under those accounts, and accordingly, this part of the Program is known as the "Guaranteed Program".

        In addition, the Program contemplates that certain accounts that otherwise would fail to meet GE Capital's credit standards may nonetheless be approved by GE Capital upon the Company's election, pursuant to special credit standards to be implemented specifically for the Company. This is known as the "Special Program", and it is limited in amount. GE Capital is not required to purchase accounts or Indebtedness relating to the Special Program to the extent that any such purchase would result in the aggregate Indebtedness owed to GE Capital, by the charge-card holders, with respect to the Special Program exceeding the greater of (i) the lesser of (A) $10,000,000 and (B) fifty percent (50%) of the aggregate Indebtedness owned by GE Capital with respect to the whole Program as of the date of such purchase and (ii) twenty percent (20%) of such aggregate Indebtedness as of the date of such purchase. Special Program accounts are sold with 95% recourse; as a result, the Company, the Guarantor and the other Participating Subsidiaries bear the risk for losses in excess of 5% of Special Program Indebtedness.

        The Program Agreement provides that a reserve account (the "Reserve Account") will be established to secure all amounts owed to GE Capital by the Company or any of the Participating Subsidiaries with respect to accounts which are part of the
________________________

Account Documentation has not been forwarded to GE Capital in accordance with
Section 2.05 hereof, (d) as to which there is a breach of any representation, warranty or covenant of the Company or any Participating Subsidiary hereunder relating to an Account, or there would be such a breach if such representation or warranty did not contain a requirement of materiality, (e) where an Account Debtor has asserted that the Indebtedness was fraudulently incurred and the claim of fraud is not frivolous, provided that such fraudulent incurrence does not arise in connection with a fraudulent Credit Application (f) as to which any charges have been made which have not been authorized by GE Capital pursuant to Section 3.01(b) hereof. With respect to subsection (c) above, such event shall not be considered RPR Indebtedness if cured or resolved by the Company within two (2) Business Days after receiving notice from GE Capital thereof." The Company has 25 days to cure the chargebacks with exception of subsection (c) above.

Special Program and part of the Guaranteed Program. The aggregate amount of funds required to be set aside in the Reserve Account is determined in accordance with a formula which is based on the aggregate amount of maximum Indebtedness that could arise under the accounts in the Special Program and the Guaranteed Program end a targeted loss rate. GE Capital will have the right to withdraw amounts from the Reserve Account to the extent payments secured by the Reserve Account are not otherwise paid in a timely manner to GE Capital.

        3. GE Capital will service the Program and receive fees for its services.

        4. Each of the Company, the Guarantor and each of the other Participating Subsidiaries will be jointly and severally liable for one another's obligations pursuant to the Program Agreement, and will jointly and severally guarantee one another's obligations to GE Capital. Since the sale of accounts and Indebtedness under the Program is non-recourse (except as noted in paragraphs 1 and 2 above), such joint and several liability could arise only in the context of (i) obligations of the Company, the Guarantor or the Participating Subsidiaries under the Special Program or the Guaranteed Program,
(ii) customary credit card chargebacks, which are routine and in the ordinary course of business or, (iii) the Company's failure to pay fees due under the Program Agreement, a highly unlikely scenario as GE Capital has the right to offset such amount against the purchase price.

        5. GE Capital and the Company may from time to time mutually agree to include other Subsidiaries of the Company as parties to the Program Agreement.

        6. GE Capital has been granted a security interest in the following assets of the Company and the Participating Subsidiaries (whether now owned or hereafter acquired):

          (i)   all accounts and Indebtedness which are purchased by GE Capital;

         (ii) all documentation relating to the accounts and Indebtedness purchased by GE Capital;

        (iii) all general intangibles but only to the extent of guarantees, claims, security interests or other security now held by or hereafter granted to the Company or any Participating Subsidiary to secure payment by any Participating Subsidiary with respect to or on account of any of the items listed in (i) above, and all proceeds thereof;

         (iv) all general intangibles consisting of credit balances and reserves of whatever type or description created or established by GE Capital in favor of or with respect to the Company or any Participating Subsidiary including, without limitation, the Reserve Account and the balance in the Reserve Account;

          (v) all accounts, accounts receivable, other receivables, all contract rights, commercial paper, choses in action, instruments, documents, chattel paper, general intangibles (as each of those terms which is defined in the applicable UCC is so defined) and writings or property, relating to accounts and Indebtedness purchased by GE Capital pursuant to the Program Agreement;

         (vi) all merchandise purchased by Account Debtors pursuant to accounts in which GE Capital has an interest pursuant to the Program Agreement, to the extent of the lien, if any, of the Company or any Participating Subsidiary thereon; and

        (vii)   all proceeds of any of the foregoing in any form whatsoever.

        The foregoing security interest is intended to secure the obligations of the Company and the Participating Subsidiaries (present and future) to GE Capital pursuant to the Program Agreement.

        7. The Special Program and the Guaranteed Program unquestionably would create "Indebtedness" (as defined in the Credit Agreement) in favor of GE Capital and a Lien on the accounts sold and on the Reserve Account. The
Company can and will manage the programs in such a way that those Liens will at all times comply with the $15,000,000 "basket" of permitted Liens and the 150% test that are provided for in Section 9.5(i).

                                                                   EXHIBIT 10.29




                          HOME SHOPPING NETWORK, INC.
                            RETIREMENT SAVINGS PLAN

                              AMENDED AND RESTATED
                                     AS OF
                                JANUARY 1, 1994







                                KALISH & WARD
                                  TAMPA, FL

                          HOME SHOPPING NETWORK, INC.
                            RETIREMENT SAVINGS PLAN

                               TABLE OF CONTENTS

ARTICLE          TITLE                                                  PAGE
-------          -----                                                  ----
 I               DEFINITIONS . . . . . . . . . . . . . . . . . . .     I - 1

 II              NAME AND PURPOSE OF THE PLAN AND THE TRUST  . . .    II - 1

 III             PLAN ADMINISTRATOR  . . . . . . . . . . . . . . .   III - 1

 IV              ELIGIBILITY AND PARTICIPATION . . . . . . . . . .    IV - 1

 V               CONTRIBUTIONS TO THE TRUST  . . . . . . . . . . .     V - 1

 VI              PARTICIPANTS' ACCOUNTS AND ALLOCATION
                    OF CONTRIBUTIONS . . . . . . . . . . . . . . .    VI - 1

 VII             BENEFITS UNDER THE PLAN . . . . . . . . . . . . .   VII - 1

 VIII            PAYMENT OF BENEFITS . . . . . . . . . . . . . . .  VIII - 1

 IX              HARDSHIP AND OTHER DISTRIBUTIONS  . . . . . . . .    IX - 1

 X               INVESTMENT FUNDS  . . . . . . . . . . . . . . . .     X - 1

 XI              TRUST FUND AND EXPENSES OF ADMINISTRATION . . . .    XI - 1

 XII             AMENDMENT AND TERMINATION . . . . . . . . . . . .   XII - 1

 XIII            MISCELLANEOUS . . . . . . . . . . . . . . . . . .  XIII - 1


                          HOME SHOPPING NETWORK, INC.
                            RETIREMENT SAVINGS PLAN


         This amendment and restatement of the Home Shopping Network, Inc. Retirement Savings Plan is made and entered into this _______ day of ___________ 1994, but is effective as of January 1, 1994, except as may otherwise be noted herein, by Home Shopping Network, Inc. (the "Company").


                              W I T N E S S E T H:


         WHEREAS, the Company has previously adopted the Home Shopping Network, Inc. Retirement Savings Plan; and

         WHEREAS, the Company is authorized and empowered to amend the Home Shopping Network, Inc. Retirement Savings Plan; and

         WHEREAS, the Company deems it advisable and in the best interest of the Participants to amend the Home Shopping Network, Inc. Retirement Savings Plan to comply with current law and make other desired changes; and

         WHEREAS, the Company desires to amend, restate and implement the provisions of the Home Shopping Network, Inc. Retirement Savings Plan relating to Section 401(k) of the Code and Section 401(m) of the Code and incorporate by reference the employee stock ownership provisions of said plan as in effect prior to the adoption of this amendment and restatement.

         NOW, THEREFORE, the plan provisions of the Home Shopping Network, Inc. Retirement Savings Plan relating to Section 401(k) of the Code and Section 401(m) of the Code are hereby amended and restated to read as follows:


                                   ARTICLE I

                                  DEFINITIONS

         (a) "ACCOUNT" or "ACCOUNTS" shall mean a Participant's Employer Contribution Account, Elective Contribution Account, Matching Contribution Account, Qualified Non-Elective Contribution Account, Rollover Contribution Account and/or such other accounts as may be established by the Plan Administrator.





                                     I - 1.

         (b) "ACTUAL CONTRIBUTION PERCENTAGE" shall mean, with respect to a group of Participants for the Plan Year, the average of the Actual Contribution Ratios (calculated separately for each member of the group) of each Participant who is a member of such group (other than certain Family Members as described in the definition of "Highly Compensated Employees").

         (c) "ACTUAL CONTRIBUTION RATIO" shall mean the ratio of the amount of matching contributions (including elective and qualified non-elective contributions, if any, treated as matching contributions) made on behalf of a Participant for a Plan Year to the amount of the Participant's special compensation for the Plan Year taken into account for nondiscrimination testing purposes under Section 401(m) of the Code; provided, however, that qualified non-elective contributions, if any, may be treated as matching contributions for this purpose only if such contributions are nonforfeitable when made, subject to the same distribution restrictions that apply to the Participant's elective contributions and satisfy the requirements of Section 1.401(m)-1(b)(5) of the Treasury Regulations; provided, further, that the special compensation taken into account for purposes of this paragraph must satisfy Section 414 of the Code and one of the definitions described in Sections 1.414(s)-1(c)(2) and 1.414(s)-1(c)(3) of the Treasury Regulations; provided, further, that an Employer may limit the period for which compensation is taken into account to that portion of the Plan Year in which the Employee was an eligible Employee so long as this limit is applied uniformly to all eligible Employees under the Plan for the Plan Year. If no matching contributions, qualified non-elective contributions or elective contributions are taken into account with respect to an eligible Employee, the Actual Contribution Ratio of the Employee is zero. For this purpose, an "eligible Employee" is any Employee who is directly or indirectly eligible to receive an allocation of matching contributions (including matching contributions derived from forfeitures) under the Plan for a Plan Year as described in Section 1.401(m)-1(f)(4) of the Treasury Regulations.

         (d) "ACTUAL DEFERRAL PERCENTAGE" shall mean, with respect to a group of Participants for the Plan Year, the average of the Actual Deferral Ratios (calculated separately for each member of the group) of each Participant who is a member of such group (other than certain Family Members as described in the definition of "Highly Compensated Employees").

         (e) "ACTUAL DEFERRAL RATIO" shall mean the ratio of the amount of elective contributions (including qualified non-elective contributions, if any, treated as elective contributions) made on behalf of a Participant for a Plan Year to the amount of the Participant's special compensation for the Plan Year taken into account for nondiscrimination testing purposes under Section 401(k) of the Code; provided, however that the qualified non-elective contributions, if any, may be treated as elective contributions for this purpose only if such contributions are nonforfeitable when made, subject to the same distribution restrictions that apply to a Participant's elective contributions and satisfy the requirements of Section 1.401(k)-1(b)(5) of the Treasury Regulations; provided, further, that the special compensation taken into account for purposes of this paragraph must satisfy Section 414(s) of the Code and one of the definitions described in Sections 1.414(s)-1(c)(2) and 1.414(s)-1(c)(3) of the Treasury Regulations; provided, further, that an Employer may limit the period for which compensation





                                     I - 2.

is taken into account to that portion of the Plan Year in which the Employee was an eligible Employee so long as this limit is applied uniformly to all eligible Employees under the Plan for the Plan Year. If an eligible Employee makes no elective contributions, and no qualified non-elective contributions are treated as elective contributions, the Actual Deferral Ratio of the Employee is zero. For this purpose, an "eligible Employee" is any Employee who is directly or indirectly eligible to make a cash or deferred election into the Plan for all or a portion of the Plan Year as described in Section 1.401(k)-1(g)(4) of the Treasury Regulations.

         (f)     "ADMINISTRATOR" shall mean the Plan Administrator.

         (g) "AFFILIATE" shall mean, with respect to an Employer, any corporation other than such Employer that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which such Employer is a member; all other trades or businesses (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with such Employer; any service organization other than such Employer that is a member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which such Employer is a member; and any other organization that is required to be aggregated with such Employer under Section 414(o) of the Code. For purposes of determining the limitations on Annual Additions, the special rules of Section 415(h) of the Code shall apply.

         (h) "ANNUAL ADDITIONS" shall mean, with respect to a Limitation Year, the sum of:

                 (1) the amount of Employer contributions (including elective contributions) allocated to the Participant under any defined contribution plan maintained by an Employer or an Affiliate;

                 (2) the amount of the Employee's contributions (other than rollover contributions, if any) to any contributory defined contribution plan maintained by an Employer or an Affiliate;

                 (3) any forfeitures allocated to the Participant under any defined contribution plan maintained by an Employer or an Affiliate; and

                 (4) amounts allocated to an individual medical account, as defined in Section 415(l)(2) of the Code that is part of a pension or annuity plan maintained by an Employer or an Affiliate, and amounts derived from contributions that are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Section 419A(d)(3) of the Code) under a welfare benefit plan (as defined in Section 419(e) of the Code) maintained by an Employer or an Affiliate; provided, however, the percentage limitation set forth in paragraph (e)(1) of Article VI shall not apply to: (A) any contribution for medical benefits (within the meaning of Section 419A(f)(2) of the Code) after separation from service which is otherwise treated as an "Annual Addition," or (B) any amount otherwise treated as an "Annual Addition" under Section 415(l)(1) of the Code.





                                     I - 3.

         (i) "BOARD OF DIRECTORS" and "BOARD" shall mean the board of directors of the Company or, when required by the context, the board of directors of an Employer other than the Company.

         (j) "BREAK IN SERVICE" means a Period of Severance of twelve (12) consecutive months. A Break in Service shall be deemed to commence on the first day of the Period of Severance and shall be deemed to end on the day in which the Employee again performs an Hour of Service for an Employer or an Affiliate.

                 (1) Solely for purposes of determining whether a Break in Service has occurred, in the case of an Employee who is absent from work beyond the first anniversary of the beginning of a Period of Severance and the absence is for maternity or paternity leave reasons, the date the Employee incurs a Break in Service shall be the second anniversary of the beginning of the Employee's Period of Severance. The period between the first and second anniversary of the beginning of the Period of Severance shall not constitute a Period of Service.

                 (2) For purposes of subparagraph (1), an absence from work for maternity or paternity leave reasons means an absence by reason of the pregnancy of the Employee, by reason of the birth of a child of the Employee, by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or for purposes of caring for such child for a reasonable period beginning immediately following such birth or placement.

         (k) "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

         (l) "COMPANY" shall mean Home Shopping Network, Inc., and its successors.

         (m)     (1)      "COMPENSATION" shall mean, for purposes of allocating
         employer contributions under paragraph (c) of Article V and qualified nonelective contributions under paragraph (d) of Article V, the regular salaries and wages, commissions, bonuses and overtime pay paid by an Employer and elective contributions made on behalf of a Participant to this Plan or a plan described in Section 125 of the Code, but shall not include disability payments, stock options, stock awards, relocation expense payments, credits or benefits under this Plan, any amount contributed to any pension, employee welfare, life insurance or health insurance plan or arrangement, or any other fringe benefits, deferred compensation or welfare benefits. Notwithstanding the foregoing, for purposes of determining the limit on a Participant's elective contributions under paragraph (a)(1)(B) of
         Article V, "Compensation" shall not include bonuses.

                 (2) To the extent required by law, no Compensation in excess of $200,000 (adjusted under such regulations as may be issued by the Secretary of the Treasury) shall be taken into account for any Employee. For Plan Years beginning on or after January 1, 1994, "$150,000" shall be substituted for "$200,000" in the preceding





                                     I - 4.

         sentence. For purposes of determining whether Compensation exceeds $200,000 (or $150,000 for Plan Years beginning on or after January 1,
         1994), if any Employee is a Family Member of a Highly Compensated Employee who is (i) a 5% owner of an Employer, or (ii) one of the ten Highly Compensated Employees paid the greatest amount of Compensation during the Plan Year, then such Family Member shall not be considered as a separate Employee and any Compensation paid to such Family Member shall be treated as if it were paid to or on behalf of the related Highly Compensated Employee.

                 (3) For purposes of making allocations of Employer contributions pursuant to Article VI with respect to any Plan Year, no Compensation paid by an Employer with respect to an Employee prior to the Employee's first day of participation shall be taken into account.

         (n) "EFFECTIVE DATE" of this amended and restated Plan shall mean January 1, 1994, except as may otherwise be noted herein.

         (o) "ELECTIVE CONTRIBUTION ACCOUNT" shall mean an account established pursuant to Article VI(b) with respect to contributions made under salary reduction arrangements pursuant to Article V.

         (p) "ELIGIBILITY DATE" shall mean, effective as of April 1, 1994, January 1, April 1, July 1 or October 1 of each year.

         (q) "EMPLOYEE" shall mean any person employed by an Employer or an Affiliate other than:

                 (1) a member of a collective bargaining unit if retirement benefits were a subject of good faith bargaining between such unit and an Employer, and

                 (2) a non-resident alien who does not receive earned income from sources within the United States.

The term "Employee" shall also include any individual required to be treated as an Employee by reason of Section 414(n) or Section 414(o) of the Code (but only for the purposes specified in such Sections).

         (r) "EMPLOYER" shall mean the Company and any subsidiary, related corporation, or other entity that adopts this Plan.

         (s) "EMPLOYER CONTRIBUTION ACCOUNT" shall mean an account established pursuant to Article VI(b) with respect to Employer contributions made pursuant to Article V.

         (t) "FAMILY MEMBER" of a Highly Compensated Employee shall mean such Employee's spouse, lineal descendant or ascendant, or the spouse of his lineal descendant or ascendant; provided, however, that for purposes of determining the limit on a Highly





                                     I - 5.

Compensated Employee's Compensation under Section 401(a)(17) of the Code, the term "Family Member" shall include only the Employee's spouse and his lineal descendants who have not attained age 19 before the close of the Plan Year.

         (u)     (1)      "HIGHLY COMPENSATED EMPLOYEE" shall mean any Employee
         during the Plan Year or the immediately preceding Plan Year (or calendar year, if elected by the Employer in accordance with Treasury regulations)

                          (A)     who was a 5% owner of an Employer;

                          (B) whose Section 415 Compensation was more than $75,000 (adjusted under such regulations as may be issued by the Secretary of the Treasury);

                          (C) whose Section 415 Compensation was more than $50,000 (adjusted under such regulations as may be issued by the Secretary of the Treasury), and who was a member of the "top paid group"; provided, that as used herein, "top paid group" shall mean all Employees who are in the top 20% of the Employer's work force on the basis of Section 415 Compensation paid during the year; provided, further, that for purposes of determining the number of Employees in the top paid group, Employees described in Section 414(q)(8) of the Code shall be excluded; or

                          (D) who was an officer of an Employer and received compensation in excess of 50% of the amount in effect under Section 415(b)(1)(A) of the Code for any such Plan Year.

                                  (i)      The number of officers shall be
                          limited to the lesser of (a) 50 Employees; or (b) the greater of three Employees or 10% of all Employees. For purposes of determining the number of officers, Employees described in Section 414(q)(8) of the Code shall be excluded, but such Employees shall still be considered for the purpose of identifying particular Employees who are officers.

                                  (ii)     If an Employer does not have at
                          least one officer whose Section 415 Compensation is in excess of 50% of the amount in effect in Section 415(b)(1)(A) of the Code, then the highest paid officer of the Employer will be treated as a Highly Compensated Employee.

                 (2) In determining who is a Highly Compensated Employee, Employees who are nonresident aliens and who receive no earned income (within the meaning of Section 911(d)(2) of the Code) from an Employer constituting United States source income (within the meaning of Section 861(a)(3) of the Code) shall not be treated as Employees.





                                     I - 6.

                 (3) For purposes of determining who is a Highly Compensated Employee, an Employer and any Affiliate shall be taken into account as a single Employer.

                 (4)      For purposes of this paragraph, the determination of
         Section 415 Compensation shall be based only on Section 415 Compensation that is actually paid and shall be made by including elective or salary reduction contributions to a plan described in
         Section 125 of the Code, a plan described in Section 401(k) of the Code, a simplified employee pension described in Section 408(k) of the Code or a plan described in Section 403(b) of the Code.

                 (5) The term "Highly Compensated Employee" shall also mean any former Employee who separated from service (or was deemed to have separated from service) prior to the Plan Year, performs no service for an Employer during the Plan Year, and was an actively employed Highly Compensated Employee in the separation year or any Plan Year ending on or after the date the Employee attained age 55.

                 (6) For purposes of determining whether a Participant is a Highly Compensated Employee, if any Employee is a Family Member of a Highly Compensated Employee who is (A) a 5% owner of an Employer, or
         (B) one of the ten Highly Compensated Employees paid the greatest amount of Compensation during the Plan Year, then such Family Member shall not be considered as a separate Employee and any Compensation paid to such Family Member (and any applicable benefit or contribution on behalf of such Family Member) shall be treated as if it were paid to or on behalf of the related Highly Compensated Employee.

         (v) "HOUR OF SERVICE" shall mean an hour for which an Employee is paid, or entitled to payment, for the performance of duties for an Employer or an Affiliate.


         (w) "KEY EMPLOYEE" shall mean any Employee or former Employee who is at any time during the Plan Year (or was at any time during the four preceding Plan Years) (1) an officer of an Employer (within the meaning of
Section 416(i)(1) of the Code) having an aggregate annual compensation from the Employer and its Affiliates in excess of 50% of the amount in effect under
Section 415(b)(1)(A) of the Code for any Plan Year, (2) one of the ten Employees owning (or considered as owning) the largest interests in an Employer, owning more than a 1/2% interest in the Employer, and having an aggregate annual compensation from the Employer and its Affiliates of more than the limitation in effect under Section 415(c)(1)(A) of the Code for the calendar year that includes the last day of the Plan Year (if two Employees have equal interests in an Employer, the Employees having the greater annual compensation from the Employer shall be deemed to have a larger interest), (3) a 5% owner of an Employer (within the meaning of Section 416(i)(1)(B) of the Code) or (4) a 1% owner of an Employer (within the meaning of Section 416(i)(1)(B) of the Code) having an aggregate annual compensation from the Employer and its Affiliates of more than $150,000. For purposes of this paragraph the term "compensation" shall mean an Employee's Section 415 Compensation. The determination of Section 415 Compensation shall be based only on Section 415 Compensation that is actually paid and shall be made by including elective or





                                     I - 7.

salary reduction contributions to a plan described in Section 125 of the Code, a plan described in Section 401(k) of the Code, a simplified employee pension described in Section 408(k) of the Code or a plan described in Section 403(b) of the Code.

         (x)     "LIMITATION YEAR" shall mean the Plan Year.

         (y) "MATCHING CONTRIBUTION ACCOUNT" shall mean an account established pursuant to Article VI(b) with respect to contributions to this Plan on behalf of a Participant by an Employer pursuant to paragraph (b) of
Article V.

         (z) "NON-KEY EMPLOYEE" shall mean, with respect to any Plan Year, an Employee or former Employee who is not a Key Employee (including any such Employee who formerly was a Key Employee).

         (aa) "NORMAL RETIREMENT DATE" shall mean the date on which a Participant attains the age of 65 years.

         (bb) "PARTICIPANT" shall mean any eligible Employee of an Employer who participates in the Plan in accordance with Article IV and shall include any former employee of an Employer who previously participated in the Plan and who still has a balance in an Account under the Plan.

         (cc) "PERIOD OF SERVICE" shall mean, with respect to an Employee, the period (expressed in years and fractional years) beginning with the date the Employee last commenced employment with an Employer or an Affiliate and ending with the date that a Period of Severance begins; provided, however, that any Period of Severance of less than twelve (12) consecutive months shall be disregarded and such time shall be included in the Period of Service.

                 (1)      For purposes of this paragraph,

                          (A) the date an Employee commenced employment is the first day an Employee performs an Hour of Service, and

                          (B) fractional periods of less than a year shall be expressed in terms of days.

                 (2) For purposes of determining a Participant's vested percentage under the Plan:

                          (A) If an Employee incurs a Break in Service and is thereafter reemployed by an Employer, his Periods of Service before such date shall be added to his Periods of Service after reemployment for purposes of determining his vested percentage in his Matching Contribution Account and Employer Contribution Account attributable to contributions made after his reemployment.





                                     I - 8.

                          (B)     Notwithstanding the provisions of
                 subparagraph (A), Periods of Service shall not include any Period of Service prior to a Break in Service if the Participant had no vested interest in the balance of his Accounts attributable to Employer contributions at the time of such Break in Service and if the number of consecutive Breaks in Service equaled or exceeded the greater of five or the number of Whole Year Periods of Service completed by the Employee prior thereto (not including any Periods of Service not required to be taken into consideration under this subparagraph as a result of any prior Break in Service).

         (dd) "PERIOD OF SEVERANCE" shall mean, with respect to an Employee, the period beginning with the earlier of the date the Employee separates from the service of an Employer or an Affiliate by reason of quitting, discharge, death or retirement, or the date twelve (12) months after the date the Employee separates from the service of the Employer or Affiliate for any reason other than quitting, retirement, discharge or death (e.g., vacation, holiday, sickness, disability, leave of absence or day off), and ending with the date the Employee performs an Hour of Service for such Employer or an Affiliate.

         (ee) "PLAN" shall mean the 401(k) retirement savings plan as herein set forth, as it may be amended from time to time.

         (ff)    "PLAN ADMINISTRATOR" shall mean the Company.

         (gg) "PLAN YEAR" shall mean the 12-month period ending on December 31.

         (hh) "QUALIFIED NON-ELECTIVE CONTRIBUTION ACCOUNT" shall mean an account established pursuant to Article VI(b) with respect to Employer qualified non-elective contributions pursuant to Article V.

         (ii) "ROLLOVER CONTRIBUTION ACCOUNT" shall mean an account established pursuant to Article VI(b) with respect to qualified rollover contributions made pursuant to Article V.

         (jj) "SECTION 415 COMPENSATION" shall mean wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c) of the Income Tax Regulations), and excluding the following:

                 (1) Employer contributions to a plan of deferred compensation which are not includable in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;





                                     I - 9.

                 (2) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                 (3) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                 (4) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

         (kk) "TOP HEAVY PLAN" shall mean this Plan if the aggregate account balances (not including voluntary rollover contributions made by any Participant from an unrelated plan) of the Key Employees and their beneficiaries for such Plan Year exceed 60% of the aggregate account balances (not including voluntary rollover contributions made by any Participant from an unrelated plan) for all Participants and their beneficiaries. Such values shall be determined for any Plan Year as of the last day of the immediately preceding Plan Year (or, for the first Plan Year, the last day of the first Plan Year). The account balances on any determination date shall include the aggregate distributions made with respect to Participants during the five-year period ending on the determination date. For the purposes of this definition, the aggregate account balances for any Plan Year shall include the account balances and accrued benefits of all retirement plans qualified under Section 401(a) of the Code with which this Plan is required to be aggregated to meet the requirements of Section 401(a)(4) or 410 of the Code (including terminated plans that would have been required to be aggregated with this Plan) and all plans of an Employer or an Affiliate in which a Key Employee participates; and such term may include (at the discretion of the Plan Administrator) any other retirement plan qualified under Section 401(a) of the Code that is maintained by an Employer or an Affiliate, provided the resulting aggregation group satisfies the requirements of Sections 401(a) and 410 of the Code. All calculations shall be on the basis of actuarial assumptions that are specified by the Plan Administrator and applied on a uniform basis to all plans in the applicable aggregation group. The account balance of any Participant shall not be taken into account if:

         (1) he is a Non-Key Employee for any Plan Year, but was a Key Employee for any prior Plan Year, or

         (2) he has not performed any service for an Employer during the five-year period ending on the determination date.

         (ll)    "TRUST" shall mean the trust established by the Trust
Agreement.

         (mm) "TRUST AGREEMENT" shall mean the agreement providing for the Trust Fund, as it may be amended from time to time.





                                    I - 10.

         (nn) "TRUSTEE" shall mean the individual, individuals or corporation designated as trustee under the Trust Agreement.

         (oo) "TRUST FUND" shall mean the trust fund established under the Trust Agreement from which the amounts of supplementary compensation provided for by the Plan are to be paid or are to be funded.

         (pp) "VALUATION DATE" shall mean the last day of each year and on each day of the Plan Year on which securities are traded on a national stock exchange.

         (qq) "WHOLE YEAR PERIOD OF SERVICE" shall mean the number of whole years included in an Employee's Periods of Service determined by aggregating all his years and days of service and converting days into years based upon the assumption that a year includes 365 days. Any Period of Service remaining after the aggregation that totals less than 365 days shall be disregarded in determining an Employee's number of Whole Year Periods of Service.





                                    I - 11.

                                   ARTICLE II

                   NAME AND PURPOSE OF THE PLAN AND THE TRUST

         (a)     NAME OF PLAN.  A retirement savings plan as described in
Section 401(k) of the Code is hereby amended and restated in accordance with the terms hereof and shall be known as the "HOME SHOPPING NETWORK, INC. RETIREMENT SAVINGS PLAN." The employee stock ownership provisions of this Plan as of in effect prior to the adoption of this amendment and restatement are hereby incorporated into this Plan by reference and made a part hereof.


         (b) EXCLUSIVE BENEFIT. This Plan is created for the sole purpose of providing benefits to the Participants and enabling them to share in the growth of their Employer. Except as otherwise permitted by law, in no event shall any part of the principal or income of the Trust be paid to or reinvested in any Employer or be used for or diverted to any purpose whatsoever other than for the exclusive benefit of the Participants and their beneficiaries.

         (c) MISTAKE OF FACT. Notwithstanding the foregoing provisions of paragraph (b), any contribution made by an Employer to this Plan by a mistake of fact may be returned to the Employer within one year after the payment of the contribution; and any contribution made by an Employer that is conditioned upon the deductibility of the contribution under Section 404 of the Code (each contribution shall be presumed to be so conditioned unless the Employer specifies otherwise) may be returned to the Employer if the deduction is disallowed and the contribution is returned (to the extent disallowed) within one year after the disallowance of the deduction.

         (d) PARTICIPANTS' RIGHTS. The establishment of this Plan shall not be considered as giving any Employee, or any other person, any legal or equitable right against any Employer, any Affiliate, the Plan Administrator, the Trustee or the principal or the income of the Trust, except to the extent otherwise provided by law. The establishment of this Plan shall not be considered as giving any Employee, or any other person, the right to be retained in the employ of any Employer or any Affiliate.

         (e) QUALIFIED PLAN. This Plan and the Trust are intended to qualify under the Code as a tax-free employees' plan and trust, and the provisions of this Plan and the Trust should be interpreted accordingly.





                                    II - 1.

                                  ARTICLE III

                               PLAN ADMINISTRATOR

         (a) ADMINISTRATION OF THE PLAN. The Plan Administrator shall control and manage the operation and administration of the Plan, except with respect to investments. The Administrator shall have no duty with respect to the investments to be made of the funds in the Trust except as may be expressly assigned to it by the terms of the Trust Agreement.

         (b) POWERS AND DUTIES. The Administrator shall have complete control over the administration of the Plan herein embodied, with all powers necessary to enable it to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and discretion to interpret or construe this Plan and to determine all questions that may arise as to the status and rights of the Participants and others hereunder.

         (c) DIRECTION OF TRUSTEE. It shall be the duty of the Administrator to direct the Trustee with regard to the allocation and the distribution of the benefits to the Participants and others hereunder.

         (d) SUMMARY PLAN DESCRIPTION. The Administrator shall prepare or cause to be prepared a summary plan description (if required by law) and such periodic and annual reports as are required by law.

         (e) DISCLOSURE. At least once each year, the Administrator shall furnish to each Participant a statement containing the value of his interest in the Trust Fund and such other information as may be required by law.

         (f) CONFLICT IN TERMS. The Administrator shall notify each Employee, in writing, as to the existence of the Plan and Trust and the basic provisions thereof. In the event of any conflict between the terms of this Plan and Trust as set forth in this Plan and Trust Agreement and as set forth in any explanatory booklet or other description, this Plan and Trust Agreement shall control.

         (g) NONDISCRIMINATION. The Administrator shall not take any action or direct the Trustee to take any action whatsoever that would result in unfairly benefiting one Participant or group of Participants at the expense of another or in improperly discriminating between Participants similarly situated or in the application of different rules to substantially similar sets of facts.

         (h) RECORDS. The Administrator shall keep a complete record of all its proceedings as such Administrator and all data necessary for the administration of the Plan. All of the foregoing records and data shall be located at the principal office of the Administrator.

         (i) FINAL AUTHORITY. Except to the extent otherwise required by law, the decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive





                                    III - 1.

upon each Employer and each Employee, member and beneficiary and every other interested or concerned person or party.

         (j)     CLAIMS.

                 (1) Claims for benefits under the Plan may be made by a Participant or a beneficiary of a Participant on forms supplied by the Plan Administrator. Written notice of the disposition of a claim shall be furnished to the claimant by the Administrator within ninety
         (90) days after the application is filed with the Administrator, unless special circumstances require an extension of time for processing, in which event action shall be taken as soon as possible, but not later than one hundred eighty (180) days after the application is filed with the Administrator; and, in the event that no action has been taken within such ninety (90) or one hundred eighty (180) day period, the claim shall be deemed to be denied for the purposes of subparagraph (2). In the event that the claim is denied, the denial shall be written in a manner calculated to be understood by the claimant and shall include the specific reasons for the denial, specific references to pertinent Plan provisions on which the denial is based, a description of the material information, if any, necessary for the claimant to perfect the claim, an explanation of why such material information is necessary and an explanation of the claim review procedure.

                 (2) If a claim is denied (either in the form of a written denial or by the failure of the Plan Administrator, within the required time period, to notify the claimant of the action taken), a claimant or his duly authorized representative shall have sixty (60) days after the receipt of such denial to petition the Plan Administrator in writing for a full and fair review of the denial, during which time the claimant or his duly authorized representative shall have the right to review pertinent documents and to submit issues and comments in writing. The Plan Administrator shall promptly review the claim and shall make a decision not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time for processing, in which event a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the receipt of the request for review. If such an extension is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the Plan provisions on which the decision is based.

         (k) APPOINTMENT OF ADVISORS. The Administrator may appoint such accountants, counsel (who may be counsel for an Employer), specialists and other persons that it deems necessary and desirable in connection with the administration of this Plan. The Administrator, by action of its Board of Directors, may designate one or more of its Employees to perform the duties required of the Administrator hereunder.





                                    III - 2.

                                   ARTICLE IV

                         ELIGIBILITY AND PARTICIPATION

         (a) ELIGIBILITY AND PARTICIPATION. Any Employee of an Employer shall be eligible to become a Participant in the Plan upon completing one Whole Year Period of Service and attaining the age of 21. Any such eligible Employee shall enter the Plan as a Participant, if he is still an Employee of an Employer, on the first Eligibility Date concurring therewith or occurring thereafter.


         (b)     FORMER EMPLOYEES.

                 (1) An Employee who ceases to be a Participant and who subsequently reenters the employ of an Employer shall be eligible again to become a Participant on the date of his reemployment.

                 (2) An Employee who satisfies the eligibility requirements set forth above and who terminates employment with the Employer prior to becoming a Participant will become a Participant on the later of the Eligibility Date on which he would have entered the Plan had he not terminated employment or the date of his reemployment.





                                    IV - 1.

                                   ARTICLE V

                           CONTRIBUTIONS TO THE TRUST

         (a)     PARTICIPANTS' ELECTIVE CONTRIBUTIONS.

                 (1) The Employer shall contribute to the Trust, on behalf of each Participant, an elective contribution as specified in a written salary reduction agreement (if any) between the Participant and such Employer; provided, however, that such contribution for a Participant shall not exceed the lesser of

                          (A) $7,000 or the amount specified in Section 402(g) of the Code (adjusted under such regulations as may be issued from time to time by the Secretary of the Treasury) with respect to any calendar year, or

                          (B) 16% of the Participant's Compensation for such Plan Year.

                 (2) The minimum deferral percentage made on behalf of a Participant electing to make a contribution for any Plan Year shall be 1% of his Compensation.

                 (3) If a Participant's elective contributions, together with any elective contributions by the Participant to any other plans intended to qualify under Sections 401(k), 403(b) or 457 of the Code, exceed the limitation set forth in paragraph (a)(1) of this Article V, the Administrator shall refund to such Participant the portion of such excess that is attributable to elective contributions to the Plan, plus the earnings thereon. The Plan Administrator may use any reasonable method for computing the income allocable to such excess, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants' Accounts. Any such refund shall be made on or before April 15 of the Plan Year following the Plan Year in which excess elective contribution is made. The amount of excess elective contributions that may be distributed under this paragraph (a)(3) with respect to a Participant for any taxable year shall be reduced by any excess elective contributions previously distributed pursuant to paragraph (a)(7) with respect to such Participant for the Plan Year ending with or within such taxable year.

                 (4) Any salary reduction agreement shall be executed and in effect prior to the first day of the first pay period to which it applies. Any such agreement may be revised by the Participant, with the approval of the Administrator, as of any Eligibility Date for pay periods ending after the date such revision is executed and made effective.

                 (5) A Participant may suspend further elective contributions to the Plan at any time, provided the request for such suspension is received by the Plan Admin-





                                     V - 1.

         istrator prior to the first day of the first pay period to which such suspension applies. Any Participant who suspends further contributions relating to periodic pay may reinstate such contributions by providing written notice to the Plan Administrator prior to any Eligibility Date thereafter.

                 (6)      (A)     The Administrator may establish such other
                 rules and procedures regarding Participant salary reduction agreements and elective contributions as it deems necessary, which rules and procedures shall be applied in a uniform, nondiscriminatory manner.

                          (B) The Administrator shall have the right to require any Participant to reduce his elective contributions under any such agreement, or to refuse deferral of all or part of the amount set forth in such agreement, if necessary to comply with the requirements of this Plan and the Code.

                          (C) Any Employee who is a director or "officer" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company who receives a distribution from the Plan or suspends his elective contributions under the Plan shall not be permitted to make further elective contributions under the Plan for a period of at least 6 months following the distribution or the suspension of his elective contributions.

                 (7)      (A)     In the event that the elective contributions
                 of Highly Compensated Employees exceed the limitations set forth in paragraph (e), such excess (plus the earnings thereon), determined as set forth below, may be distributed to the Highly Compensated Employees on or before the 15th day of the third month after the close of the Plan Year to which the excess contributions relate. Notwithstanding the preceding sentence, the Plan Administrator shall in no event delay the distribution of any excess elective contributions (plus the earnings thereon) beyond the date that is 12 months after the close of the Plan Year to which the excess contributions relate.

                          (B) (i) The amount of such excess for a Highly Compensated Employee for the Plan Year shall be determined by reducing the Actual Deferral Ratio of the Highly Compensated Employee with the highest Actual Deferral Ratio to the extent required to

                                        a.      enable the arrangement to
                                  satisfy the limitations set forth in
                                  paragraph (e), or

                                        b.      cause such Highly Compensated
                                  Employee's Actual Deferral Ratio to equal the Actual Deferral Ratio of the Highly Compensated Employee with the next highest Actual Deferral Ratio.





                                     V - 2.

                          This process shall be repeated until the arrangement satisfies the limitations set forth in paragraph (e).

                                  (ii)     For each Highly Compensated
                          Employee, the amount of such excess shall be deemed to equal

                                           a.      the total elective
                                  contributions, plus qualified non-elective contributions, if any, that are treated as elective contributions, on behalf of the Participant (determined prior to the application of this paragraph (a)(7)), minus

                                           b.      the amount determined by
                                  multiplying the Participant's Actual Deferral Ratio (determined after application of this paragraph (a)(7)) by his Compensation used in determining such ratio.

                                  (C)      The amount of excess elective
                          contributions that may be distributed under this paragraph (a)(7) with respect to a Participant for a Plan Year shall be reduced by any excess elective contributions previously distributed to such Participant under paragraph (a)(3) for the Participant's taxable year ending with or within such Plan Year.

                                  (D)      The Plan Administrator may use any
                          reasonable method for computing the income allocable to excess contributions, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants' Accounts.

                                  (E)      In the case of a Highly Compensated
                          Employee whose Actual Deferral Ratio is determined under the family aggregation rules set forth in paragraph (e)(3), the determination of the amount of excess elective contributions shall be made by reducing the Actual Deferral Ratio in accordance with this subparagraph (a)(7) and allocating the excess among the Family Members in proportion to the elective contributions of each of the Family Members that have been combined.

         (b)     MATCHING CONTRIBUTIONS.

                 (1) The Company may authorize a matching contribution equal to 100% of the amount of the elective contribution made to the Plan by a Participant for the Plan Year and the Employer may contribute to the Trust on behalf of each Participant for whom an elective contribution is made during the Plan Year the amount of the matching contribution authorized by the Company; provided, however, that no matching contribution will be made with respect to a Participant's elective contribution





                                     V - 3.

         that exceeds 6% of his Compensation for the Plan Year; provided, further, that no matching contribution made on behalf of a Participant for the Plan Year shall exceed $520, unless otherwise determined by the Board of Directors of the Company.

                 (2) No matching contribution shall be required for the portion of a Participant's elective contribution (A) that is subject to the refund requirements of paragraphs (a)(3) and (a)(7) or (B) that exceeds the limitations of paragraph (e) of Article VI.

                 (3) Any matching contribution made by an Employer on account of an elective contribution that has been refunded pursuant to paragraph (a)(3) or paragraph (a)(7), above, or distributed to satisfy the limitations set forth in paragraph (e) of Article VI shall be forfeited and used to reduce Employer contributions as of the end of the Plan Year in which the forfeiture occurs.

                 (4) In the event that the matching contributions of Highly Compensated Employees exceed the limitations of paragraph (e):

                          (A)     The nonvested portion of such excess
                 (including earnings thereon), if any, shall be forfeited and used to reduce Employer contributions under this Article V.

                          (B) The vested portion of such excess (including earnings thereon), if any, shall be distributed to the Highly Compensated Employees on or before the 15th day of the third month after the close of the Plan Year to which the matching contributions relate. Notwithstanding the preceding sentence, the Plan Administrator shall in no event delay the distribution of any excess matching contributions (plus the earnings thereon) beyond the date that is 12 months after the close of the Plan Year to which the excess contributions relate.

                          (C) The amount of such excess for a Highly Compensated Employee for the Plan Year shall be determined by the following leveling method, under which the Actual Contribution Ratio of the Highly Compensated Employee with the highest Actual Contribution Ratio is reduced to the extent required to

                                  (i)  enable the Plan to satisfy the
                          limitations set forth in paragraph (e), or

                                  (ii)  cause such Highly Compensated
                          Employee's Actual Contribution Ratio to equal the Actual Contribution Ratio of the Highly Compensated Employee with the next highest Actual Contribution Ratio.

                 This process shall be repeated until the Plan satisfies the limitations set forth in paragraph (e). For each Highly Compensated Employee, the amount of





                                     V - 4.

                 such excess is equal to the total matching contributions, plus elective contributions, if any, treated as matching contributions, on behalf of the Employee (determined prior to the application of this paragraph (b)(4)(C)) minus the amount determined by multiplying the Employee's Actual Contribution Ratio (determined after application of this paragraph
                 (b)(4)(C)) by his Compensation used in determining such ratio.

                          (D) In determining the amount of such excess, Actual Contribution Ratios shall be rounded to the nearest one-hundredth of one percent of the Employee's Compensation.

                          (E) In no case shall the amount of such excess with respect to any Highly Compensated Employee exceed the amount of matching contributions on behalf of such Highly Compensated Employee for such Plan Year.

                          (F) The Plan Administrator may use any reasonable method for computing the income allocable to excess contributions, provided that the method does not violate
                 Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants' Accounts.

                          (G) In the case of a Highly Compensated Employee whose Actual Contribution Ratio is determined under the family aggregation rules set forth in paragraph (e)(3), the determination of the amount of the excess shall be made by reducing the Actual Contribution Ratio in accordance with this subparagraph (b)(4) and allocating the excess among the Family Members in proportion to the contribution made on behalf of each of the Family Members that have been combined.

         (c) EMPLOYER CONTRIBUTIONS. An Employer, at the discretion of its Board of Directors, may make contributions to the Employer Contribution Accounts of Participants.

         (d) QUALIFIED NON-ELECTIVE CONTRIBUTIONS. An Employer, at the discretion of its Board of Directors, may make qualified non-elective contributions (as described in Section 1.401(k)-1(g)(13) or 1.401(m)-1(f)(15) of the Income Tax Regulations) to the Qualified Non-Elective Contribution Accounts of Participants.

         (e) ACTUAL DEFERRAL PERCENTAGE AND ACTUAL CONTRIBUTION PERCENTAGE TESTS. The amounts contributed as elective and matching contributions shall be limited as follows:

                 (1)      Actual Deferral Percentage:

                          (A) The Actual Deferral Percentage for the group of Highly Compensated Employees for a Plan Year shall not exceed the Actual Deferral Percentage for the group of all other eligible Employees multiplied by 1.25, or





                                     V - 5.

                          (B) The excess of the Actual Deferral Percentage for the group of Highly Compensated Employees for a Plan Year over the Actual Deferral Percentage for the group of all other eligible Employees shall not exceed two (2) percentage points (or such lesser amount as may be required by the Secretary of the Treasury, through regulations or otherwise); and the Actual Deferral Percentage for the group of Highly Compensated Employees shall not exceed the Actual Deferral Percentage for the group of all other eligible Employees, multiplied by 2.0; and

                 (2)      Actual Contribution Percentage:

                          (A) The Actual Contribution Percentage for the group of Highly Compensated Employees for a Plan Year shall not exceed the Actual Contribution Percentage for the group of all other eligible Employees, multiplied by 1.25, or

                          (B) The excess of the Actual Contribution Percentage for the group of Highly Compensated Employees for a Plan Year over the Actual Contribution Percentage for the group of all other eligible Employees shall not exceed two (2) percentage points (or such lesser amount as may be required by the Secretary of the Treasury, through regulations or otherwise), and the Actual Contribution Percentage for the group of Highly Compensated Employees shall not exceed the Actual Contribution Percentage for the group of all other eligible Employees, multiplied by 2.0.

                 (3) (A) For purposes of this paragraph (e), if two or more plans of an Employer to which elective contributions or matching contributions are made are elected by the Employer to be treated as one Plan for purposes of Section 410(b)(6) of the Code, such plans shall be treated as a single plan for purposes of determining the Actual Deferral Percentage and the Actual Contribution Percentage.

                          (B) For purposes of determining the Actual Deferral Ratio and the Actual Contribution Ratio of a Highly Compensated Employee who is (i) a 5% owner of an Employer, or
                 (ii) one of the ten Highly Compensated Employees paid the greatest amount of Compensation during the Plan Year, to the extent required by Section 414(q)(6) of the Code, the elective contributions, matching contributions and Compensation of such Highly Compensated Employee's Family Members shall be considered the elective contributions, matching contributions and Compensation of such Highly Compensated Employee.

                          (C) The Actual Deferral Ratio of a Highly Compensated Employee who is eligible to participate in more than one cash or deferred arrangement maintained by an Employer shall be determined by treating all such cash or deferred arrangements in which the Employee is eligible to participate (other





                                     V - 6.

                 than arrangements that may not be permissively aggregated) as a single arrangement.

                 (4) An elective contribution will be taken into account in determining the Actual Deferral Percentage only if it relates to Compensation that either would have been received by the Employee in the Plan Year but for the Employee's election to defer under the cash or deferred arrangement or is attributable to services performed by the Employee in the Plan Year and, but for the Employee's election to defer, would have been received by the Employee within 2 1/2 months after the close of the Plan Year.

                 (5) If the Plan Administrator determines, in accordance with the provisions of Section 1.401(m)-2 of the Treasury Regulations, that a multiple use of the alternative limitation has occurred, such multiple use shall be corrected by reducing the Actual Contribution Percentage of Highly Compensated Employees in the manner described in
         Section 1.401(m)-2(c) of the Treasury Regulations and paragraph (b) of this Article V. The provisions of Section 1.401(m)-2 of the Treasury Regulations are incorporated herein by reference.

         (f) FORM AND TIMING OF CONTRIBUTIONS. Payments on account of the contributions due from an Employer for any Plan Year shall be made in cash and/or qualifying employer securities (as defined in Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended form time to time) to the Trustee. Such payments may be made by a contributing Employer at any time, but payment of the Employer contributions for any Plan Year shall be completed on or before the time prescribed by law, including extensions thereof, for filing such Employer's federal income tax return for its taxable year with which or within which such Plan Year ends. Payment of any elective contribution shall be made within ninety (90) days after it is withheld from a Participant's pay.

         (g) ROLLOVER CONTRIBUTIONS. Each Employee at any time during a Plan Year, with the consent of the Plan Administrator and in such manner as prescribed by the Plan Administrator, may pay or cause to be paid to the Trustee a rollover contribution (as defined in the applicable sections of the Code).

         (h) NO DUTY TO INQUIRE. The Trustee shall have no right or duty to inquire into the amount of any contribution made by an Employer or any Participant or the method used in determining the amount of any such contribution, or to collect the same, but the Trustee shall be accountable only for funds actually received by it.





                                     V - 7.

                                   ARTICLE VI

             PARTICIPANTS' ACCOUNTS AND ALLOCATION OF CONTRIBUTIONS

         (a) COMMON FUND. The assets of the Trust shall constitute a common fund in which each Participant shall have an undivided interest.

         (b)     ESTABLISHMENT OF ACCOUNTS.

                 (1) The Plan Administrator shall establish and maintain with respect to each Participant an account, designated as an Employer Contribution Account, Elective Contribution Account, Matching Contribution Account and Qualified Non-Elective Contribution Account. In addition, for each Participant who has made a rollover contribution pursuant to Article V, the Plan Administrator shall establish and maintain a Rollover Contribution Account.

                  (2) The Plan Administrator may establish such additional Accounts as are necessary to reflect a Participant's interest in the Trust Fund.

         (c) INTERESTS OF PARTICIPANTS. The interest of a Participant in the Trust Fund shall be the vested balance remaining from time to time in his Accounts after making the adjustments required in paragraph (d).

         (d) ADJUSTMENTS TO ACCOUNTS. Subject to the provisions of paragraph (e), the Accounts of a Participant shall be adjusted from time to time as follows:

                 (1) First, the value of a Participant's Accounts shall be converted into units or shares;

                 (2) Next, contributions made on each Valuation Date shall be credited in accordance with the following and shall be used to purchase additional units or shares:

                          (A) The Elective Contribution Account of a Participant shall be credited with any elective contributions not previously credited.

                          (B) The Matching Contribution Account of a Participant shall be credited with any matching contributions not previously credited; provided, however, that a Participant shall not be entitled to share in the matching contribution unless he is actively employed during the pay period with respect to which the matching contribution is made.

                          (C) The Employer Contribution Account of a Participant shall be credited with his share of the contribution made by his Employer not previously credited.





                                    VI - 1.

                                  (i) The contribution made by an Employer shall be credited to the Employer Contribution Accounts of Participants, pro rata, according to the Compensation paid to such Participants for the Plan Year to which such contribution relates.

                                  (ii)     Notwithstanding the foregoing, a
                          Participant shall not be entitled to share in the contribution unless he is actively employed during the last pay period of the Plan Year.

                                  (iii)    Notwithstanding the foregoing, if
                          this Plan would otherwise fail to meet the requirements of Section 401(a)(26) or 410(b) of the Code and the regulations thereunder because contributions have not been credited to a sufficient number or percentage of Participants for a Plan Year, then the following rules shall apply:

                                           a.      The group of Participants
                                  eligible to share in the contribution for the Plan Year shall be expanded to include the minimum number of Participants who would not otherwise be eligible as are necessary to satisfy the applicable requirements specified above. The specific Participants who shall become eligible under the terms of this subparagraph shall be those who are employed by an Employer on the last day of the Plan Year and, when compared to similarly situated Participants, have completed the greatest amount of service in the Plan Year.

                                           b.      If after application of
                                  subparagraph (C)(iii)a. above, the applicable requirements are still not satisfied, then the group of Participants eligible to share in the contribution for the Plan Year shall be further expanded to include the minimum number of Participants who are not employed by an Employer on the last day of the Plan Year as are necessary to satisfy the applicable test. The specific Participants who shall become eligible to share shall be those Participants, when compared to similarly situated Participants, who have completed the greatest amount of service in the Plan Year before terminating employment.

                                           c.      Nothing in this subparagraph
                                  (C)(iii) shall permit the reduction of a Participant's accrued benefit. Therefore, any amounts that have previously been credited to Participants may not be adjusted to satisfy these requirements. In such event, the Company shall make an additional contribution equal to the amount such affected Participants would have received had they been included in the credits, even if it exceeds the amount which would be deductible under Section 404 of the Code. Any adjustment to the credits pursuant to this subparagraph (C)(iii)






                                    VI - 2.

                                  shall be considered a retroactive amendment adopted by the last day of the Plan Year.

                          (D) The Qualified Non-Elective Contribution Account of a Participant shall be credited with his share of the qualified non-elective contribution and not previously credited as follows:

                                  (i)      The amount of the qualified
                          non-elective contribution shall be credited to the Qualified Non-Elective Contribution Accounts of Participants as selected by the Plan Administrator, pro rata, according to the Compensation paid to them, respectively, by the Employer for the Plan Year to which such contribution relates.

                                  (ii)     A Participant who is a Highly
                          Compensated Employee or a Family Member of certain Highly Compensated Employees as described in Article I shall not be entitled to share in the qualified non-elective contribution.

                          (E) The Rollover Contribution Account of a Participant shall be credited with any rollover contributions not previously credited.

                          (F)     Elective, Employer (matching and
                 non-matching) and qualified non-elective contributions shall be attributable to the Plan Year with respect to which such contributions relate.

                 (3) Finally, the amount of distributions, withdrawals or transfers between investment funds, or other fees not previously charged to the Participant's Accounts shall be charged to the appropriate Accounts of the Participant and the number of units or shares equal in value to the amount paid from the Participant's Accounts shall be deducted from the Participant's outstanding units or shares.

                 (4) For each Plan Year in which this Plan is a Top Heavy Plan, a Participant who is employed by an Employer on the last day of such Plan Year and who is a Non-Key Employee for such Plan Year shall be entitled to receive a combined credit of contributions and forfeitures to his Employer Contribution Account and his Qualified Non-Elective Contribution Account equal in the aggregate to at least three percent (3%) of his Section 415 Compensation (or, if less, the highest percentage of such Section 415 Compensation credited to a Key Employee's Account hereunder, as well as his employer contribution accounts under any other defined contribution plan maintained by such Employer or an Affiliate, including any elective contribution to any plan subject to Section 401(k) of the Code), regardless of whether such Plan Year constitutes a Whole Year Period of Service for such Participant, except to the extent such a contribution is made by an Employer or an Affiliate on behalf of the Employee for the Plan Year to any other defined contribution plan maintained by such Employer or Affiliate.





                                    VI - 3.

                 (5) The Plan Administrator also may adopt such additional accounting procedures as are necessary to accurately reflect each Participant's interest in the Trust Fund, which procedures shall be effective upon approval by the Employer. All such procedures shall be applied in a consistent and nondiscriminatory manner.

                 (6)      For purposes of all computations required by this
         Article VI, the accrual method of accounting shall be used, and the Trust Fund and the assets thereof shall be valued at their fair market value as of each Valuation Date.

         (e)     LIMITATION ON ALLOCATION OF CONTRIBUTIONS.

                 (1) Notwithstanding anything contained in this Plan to the contrary, the aggregate Annual Additions to a Participant's Accounts under this Plan and under any other defined contribution plans maintained by an Employer or an Affiliate for any Limitation Year shall not exceed the lesser of $30,000 (or, if greater, one quarter of the dollar limitation in effect under Section 415(b)(1)(A) of the Code) or 25% of the Participant's Section 415 Compensation for such Plan Year.

                 (2) In the event that the Annual Additions, under the normal administration of the Plan, would otherwise exceed the limits set forth above for any Participant, or in the event that any Participant participates in both a defined benefit plan and a defined contribution plan maintained by any Employer or any Affiliate and the aggregate annual additions to and projected benefits under all of such plans, under the normal administration of such plans, would otherwise exceed the limits provided by law, then the Plan Administrator shall take such actions, applied in a uniform and nondiscriminatory manner, as will keep the annual additions and projected benefits for such Participant from exceeding the applicable limits provided by law. Excess Annual Additions shall be disposed of as provided in subparagraph (3). Adjustments shall be made to all other plans, if necessary to comply with such limits, before any adjustments may be made to this Plan.

                 (3) If as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's Section 415 Compensation, a reasonable error in determining the amount of elective contributions that may be made with respect to any Participant under the limits of Section 415 of the Code, or other circumstances permitted under Section 415 of the Code, the Annual Additions attributable to Employer contributions for a particular Participant would cause the limitations set forth in this paragraph (e) to be exceeded, the excess amount shall be deemed first to consist of elective contributions, which excess shall be returned to the Participant. Any remaining excess amount shall be used to reduce Employer contributions for the next Plan Year (and succeeding Plan Years, as necessary) for that Participant if that Participant is covered by the Plan as of the end of the Plan Year. If the Participant is not covered by the Plan as of the end of the Plan Year, such excess amount shall be held unallocated in a suspense account for the Plan Year and reallocated among the Participants as of the end of the next Plan Year to all of the Participants in the Plan in the same manner as an Employer contribution under the terms of paragraph (d) of





                                    VI - 4.

         this Article VI before any further Employer contributions are allocated to the Accounts of the Participants, and such allocations shall be treated as Annual Additions to the Accounts of the Participants. In the event that the limits on Annual Additions for any Participant would be exceeded before all of the amounts in the suspense account are allocated among the Participants, then such excess amounts shall be retained in the suspense account to be reallocated as of the end of the next Plan Year and any succeeding Plan Years until all amounts in the suspense account are exhausted.





                                    VI - 5.

                                  ARTICLE VII

                            BENEFITS UNDER THE PLAN

         (a)     RETIREMENT BENEFIT

                 (1) A Participant shall be entitled to retire from the employ of his Employer upon such Participant's Normal Retirement Date. Until a Participant actually retires from the employ of his Employer, he shall continue to be treated in all respects as a Participant.

                 (2) Upon the retirement of a Participant as provided in subparagraph (1), such Participant shall be entitled to a retirement benefit in an amount equal to 100% of the balance in his Accounts as of the date of distribution of his benefit.


         (b)     DISABILITY BENEFIT

                 (1) In the event a Participant's employment with his Employer is terminated by reason of his total and permanent disability, such Participant shall be entitled to a disability benefit in an amount equal to 100% of the balance in his Accounts as of the date of distribution of his benefit.

                 (2) Total and permanent disability shall mean the total incapacity of a Participant to perform the usual duties of his employment with his Employer and will be deemed to have occurred only when certified by a physician who is acceptable to the Plan Administrator and only if such proof is received by the Administrator within sixty (60) days after the date of the termination of such Participant's employment.

         (c)     TERMINATION OF EMPLOYMENT BENEFIT

                 (1) In the event a Participant's employment with his Employer is terminated for reasons other than retirement, total and permanent disability or death, such Participant shall be entitled to a termination of employment benefit in an amount equal to his vested interest in the balance in his Accounts as of the date of distribution of his benefit.

                 (2)      (A)     A Participant's vested interest in his
                 Matching Contribution Account and his Employer Contribution Account shall be a percentage of the balance of such Accounts as of the applicable Valuation Date, based upon such Participant's Whole Year Periods of Service as of the date of the termination of his employment, as follows:





                                    VII - 1.

                                  TOTAL NUMBER OF WHOLE                               VESTED
                                  YEAR PERIODS OF SERVICE                            INTEREST
                                  -----------------------                            --------
                                  Less than 2 Whole Year Periods of Service                0%
                                  2 years, but less than 3 years                          25%
                                  3 years, but less than 4 years                          50%
                                  4 years, but less than 5 years                          75%
                                  5 years or more                                        100%


                          (B) Notwithstanding the foregoing, a Participant shall be 100% vested in his Matching Contribution Account and his Employer Contribution Account upon attaining his Normal Retirement Date. A Participant's vested interest in his Elective Contribution Account, Qualified Non-Elective Contribution Account and his Rollover Contribution Account shall be 100% regardless of the number of his Whole Year Periods of Service.

                 (3)      (A)     If the termination of employment results in
                 five consecutive Breaks in Service, then upon the occurrence of such five consecutive Breaks in Service, the nonvested interest of the Participant in his Matching Contribution Account and his Employer Contribution Account as of the Valuation Date concurring with or next following the date of his termination of employment shall be deemed to be forfeited and such forfeited amount shall first be used to reduce Employer matching Contributions under paragraph (b) of Article V; any remaining forfeitures shall then be used to reduce Employer non-matching contributions under paragraph (c) of
                 Article V, if any; thereafter, any remaining forfeitures shall be used to reduce Employer matching and non-matching contributions for the next following Plan Year. If the Participant is later reemployed by an Employer or an Affiliate, the unforfeited balance, if any, in his Matching Contribution Account and his Employer Contribution Account that has not been distributed to such Participant shall be set aside in a separate account, and such Participant's Periods of Service after any five consecutive Breaks in Service resulting from such termination of employment shall not be taken into account for the purpose of determining the vested interest of such Participant in the balance of his Matching Contribution Account and his Employer Contribution Account that accrued before such five consecutive Breaks in Service.

                          (B) Notwithstanding any other provision of this paragraph (c), if a Participant is reemployed by an Employer or an Affiliate and, as a result, no five consecutive Breaks in Service occur, the Participant shall not be entitled to any termination of employment benefit as a result of such termination of employment.





                                    VII - 2.

                 (4)      (A)     Notwithstanding any other provision of this
                 paragraph (c), if at any time a Participant is less than 100% vested in his Accounts and, as a result of his termination of employment, he receives his entire vested termination of employment benefit pursuant to the provisions of Article VIII, and the distribution of such benefit is made not later than the close of the fifth Plan Year following the Plan Year in which such termination occurs (or such longer period as may be permitted by the Secretary of the Treasury, through regulations or otherwise), then upon the occurrence of such distribution, the non-vested interest of the Participant in his Accounts shall be deemed to be forfeited. Forfeited amounts shall first be used to reduce Employer matching Contributions under paragraph (b) of Article V; any remaining forfeitures shall then be used to reduce Employer non-matching contributions under paragraph (c) of Article V, if any; thereafter, any remaining forfeitures shall be used to reduce Employer matching and non-matching contributions for the next following Plan Year.

                          (B) If a Participant is not vested as to any portion of his Accounts, he will be deemed to have received a distribution immediately following his termination of employment. Upon the occurrence of such deemed distribution, the non-vested interest of the Participant in his Accounts shall be deemed to be forfeited. Forfeited amounts shall first be used to reduce Employer matching Contributions under paragraph (b) of Article V; any remaining forfeitures shall then be used to reduce Employer non-matching contributions under paragraph (c) of Article V, if any; thereafter, any remaining forfeitures shall be used to reduce Employer matching and non-matching contributions for the next following Plan Year.

                          (C) If a Participant whose interest is forfeited under this subparagraph (4) resumes employment covered under the Plan, then such Participant shall have the right to repay to the Trust, before the date that is the earlier of (1) five years after the Participant's resumption of employment, or (2) the close of a period of five consecutive Breaks in Service following the date of his distribution, the full amount of the termination of employment benefit previously distributed to him. If the Participant elects to repay such amount to the Trust within the time periods prescribed herein, or if a non-vested Participant whose interest was forfeited under this subparagraph (4) resumes employment covered under the Plan prior to the occurrence of five consecutive Breaks in Service, the non-vested interest of the Participant previously forfeited pursuant to the provisions of this subparagraph (4) shall be restored to the Accounts of the Participant, such restoration to be made from forfeitures of non-vested interests and, if necessary, by contributions of his Employer, so that the aggregate of the amounts repaid by the Participant and restored by the Employer shall not be less than the Account balances of the Participant at the time of forfeiture unadjusted by any subsequent gains or losses.





                                    VII - 3.

         (d)     DEATH BENEFIT

                 (1) In the event of the death of a Participant, his beneficiary shall be entitled to a death benefit in an amount equal to 100% of the balance in his Accounts as of the date of distribution of his benefit.

                 (2) At any time and from time to time, each Participant shall have the unrestricted right to designate a beneficiary to receive his death benefit and to revoke any such designation. Each designation or revocation shall be evidenced by written instrument filed with the Plan Administrator, signed by the Participant and bearing the signature of a witness to his signature. In the event that a Participant has not designated a beneficiary or beneficiaries, or if for any reason such designation shall be legally ineffective, or if such beneficiary or beneficiaries shall predecease the Participant, then the personal representative of the estate of such Participant shall be deemed to be the beneficiary designated to receive such death benefit, or if no personal representative is appointed for the estate of such Participant, then his next of kin under the statute of descent and distribution of the state of such Participant's domicile at the date of his death shall be deemed to be the beneficiary or beneficiaries to receive such death benefit.

                 (3) Notwithstanding the foregoing, if the Participant is married as of the date of his death, the Participant's surviving spouse shall be deemed to be his designated beneficiary and shall receive the full amount of the death benefit attributable to the Participant unless the spouse consents or has consented to the Participant's designation of another beneficiary. Any such consent to the designation of another beneficiary must acknowledge the effect of the consent, must be witnessed by a Plan representative or by a notary public and shall be effective only with respect to that spouse. A spouse's consent shall be a restricted consent (which may not be changed as to the beneficiary unless the spouse consents to such change in the manner described herein). Notwithstanding the preceding provisions of this subparagraph (3), a Participant shall not be required to obtain spousal consent to his designation of another beneficiary if (A) the Participant is legally separated or the Participant has been abandoned, and the Participant provides the Administrator with a court order to such effect, or (B) the spouse cannot be located.





                                    VII - 4.

                                  ARTICLE VIII


                              PAYMENT OF BENEFITS

         (a)     TIME AND FORM OF PAYMENT OF BENEFITS.

                 (1)      Except as otherwise provided under this Article VIII

                          (A) The amount of the retirement, disability, termination of employment or death benefit to which a Participant is entitled under paragraphs (a), (b), (c) or (d) of Article VII shall be paid to him (or his beneficiary or beneficiaries in the case of a death benefit), in a lump sum as soon as practicable following the Participant's retirement, disability, termination of employment or death, as the case may be.

                 (2)      (A)     Notwithstanding the foregoing, no
                 distribution shall be made of the retirement, disability or termination of employment benefit to which a Participant is entitled under paragraph (a), (b) or (c) of Article VII prior to his Normal Retirement Date unless the value of his benefit attributable to Employer and Employee contributions, if any, determined as of the time of distribution does not exceed $3,500, or unless the Participant consents to the distribution.

                          (B) In the event that a Participant does not consent to a distribution of a benefit in excess of $3,500 to which he is entitled under paragraph (a), (b) or (c) of
                 Article VII, the amount of his benefit shall be paid to the Participant not later than sixty (60) days after the last day of the Plan Year in which the Participant reaches his Normal Retirement Date.

                 (3)      (A)     Notwithstanding anything contained herein to
                 the contrary, any distribution paid to a Participant (or, in the case of a death benefit, to his beneficiary or beneficiaries) pursuant to subparagraph (1) shall commence not later than the earlier of:

                                  (i)  the 60th day after the last day of the
                          Plan Year in which the Participant's employment is terminated or, if later, in which occurs the Participant's Normal Retirement Date; or

                                  (ii)  April 1 of the year immediately
                          following the calendar year in which he reaches age 70-1/2.

                 (4) In the case of a death benefit, payment to the designated beneficiary shall be made within one year following the Participant's death (unless the designated beneficiary is the Participant's surviving spouse, in which case such benefit shall begin no later than the date the Participant would have reached age 70-1/2).





                                   VIII - 1.

                 (5) Notwithstanding the foregoing, payments under the Plan shall satisfy the incidental death benefit requirements and all other applicable provisions of Section 401(a)(9) of the Code, the regulations issued thereunder (including Prop. Reg. Section 1.401(a)(9)-2), and such other rules thereunder as may be prescribed by the Commissioner).

         (b) PROPERTY DISTRIBUTED. Distribution of a Participant's benefit under the Plan will be made in whole shares of qualifying employer securities (as defined in Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended from time to time), or in cash, or partially in qualifying employer securities or partially in cash, as requested by the Participant; provided, however, that the maximum amount of qualifying employer securities that may be distributed to a Participant shall not exceed the proportion in which qualifying employer securities comprise the Participant's interest in the Trust Fund.

         (c) LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN. In the event that all, or any portion of the distribution payable to a Participant or his beneficiary, hereunder shall remain unpaid after five (5) Plan Years solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his Beneficiary, the amount so distributable shall be treated as a forfeiture pursuant to the provisions of Article VII. In the event a Participant or beneficiary of such Participant is located subsequent to his benefit being reallocated, such benefit shall be restored.

         (d) TRANSFER TO OTHER QUALIFIED PLANS. The Trustee, upon written direction by the Plan Administrator, shall transfer some or all of the assets held under the Trust to another plan or trust meeting the requirements of the Code relating to qualified plans and trust, whether such transfer is made pursuant to a merger or consolidation of this Plan with such other plan or trust or for any other allowable purpose.

         (e)     DIRECT ROLLOVERS.

                 (1) The provisions of this paragraph apply to distributions made on or after January 1, 1993. Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a distributee's (as defined below) election under this paragraph, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution (as defined below) paid directly to an eligible retirement plan (as defined below) specified by the distributee in a direct rollover (as defined below).

                 (2) For purposes of this paragraph, the following terms shall have the following meanings:

                          (A) An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually)





                                   VIII - 2.

                 for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9), and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                          (B)     An "eligible retirement plan" is an
                 individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
                 Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                          (C) A "distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code
                 Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

                          (D) A "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.





                                   VIII - 3.

                                   ARTICLE IX

                        HARDSHIP AND OTHER DISTRIBUTIONS

         (a)     HARDSHIP DISTRIBUTION.

                 (1)      (A)     A Participant will be eligible to receive a
                 distribution on account of hardship from his Elective Contribution Account (not in excess of the actual contributions thereto).

                          (B) A distribution will be on account of hardship only if the distribution both (A) is made on account of an immediate and heavy financial need of the Participant, and (B) is necessary to satisfy such financial need. Based upon the criteria set forth below, the Administrator shall determine, in a uniform and nondiscriminatory manner, whether an immediate and heavy financial need exists and the amount necessary to meet such need.

                 (2)      (A)     Subject to the requirements of subparagraph
                 (2)(B) below, the determination of whether a Participant has an immediate and heavy financial need shall be made in a uniform and nondiscriminatory manner by the Plan Administrator on the basis of all relative facts and circumstances. A financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Participant.

                          (B) A distribution shall be deemed made on account of an immediate and heavy financial need of the Participant only if the distribution is on account of:

                                  (i)      medical expenses described in
                          Section 213(d) of the Code incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Code);

                                  (ii)     the purchase (excluding mortgage
                          payments) of a principal residence of the Participant;

                                  (iii)    the payment of tuition and related
                          educational fees for the next 12 months of post-secondary education for the Participant, his or her spouse, children, or dependents;

                                  (iv)     the need to prevent the eviction of
                          the Participant from his principal residence or foreclosure of the mortgage on the Participant's principal residence; or

                                  (v)      such other events as may be
                          prescribed by the Commissioner in revenue rulings, notices and other documents of general applicability.





                                    IX - 1.

                 (3)      (A)     The Administrator shall determine whether a
                 distribution is necessary to satisfy an immediate and heavy financial need on the basis of all relevant facts and circumstances. A distribution will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the distribution is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. A distribution generally may be treated as necessary to satisfy a financial need if the Employer reasonably relies upon the Participant's representation that the need cannot be relieved:

                                  (i)      through reimbursement or
                          compensation by insurance or otherwise;

                                  (ii)     by reasonable liquidation of the
                          Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

                                  (iii)    by cessation of elective
                          contributions under the Plan; or

                                  (iv) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by an Employer or by any other employer or by borrowing from commercial sources on reasonable commercial terms.

                          (B) In determining whether a distribution is necessary to satisfy a financial need, the Participant's resources shall be deemed to include those assets of his spouse and minor children that are reasonably available to the Participant.

         (b) DISTRIBUTIONS AFTER AGE 59 1/2. Upon reaching age 59 1/2, a Participant may apply to the Administrator for a distribution of any portion of each Account in which he is fully vested.





                                    IX - 2.

                                   ARTICLE X

                                INVESTMENT FUNDS

         (a) INVESTMENT FUNDS. Effective for Plan Years beginning on or after April 1, 1993, each Participant may direct the Plan Administrator to invest his Accounts (other than his Matching Contribution Account) in one or more investment funds that may be made available from time to time.

         (b) PROCEDURES. The Administrator shall establish procedures regarding Participant investment direction as are necessary, which procedures shall be communicated to all Participants and applied in a uniform, nondiscriminatory manner. Procedures established by the Administrator shall comply with the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable regulations.

         (c) CHARGES AND CREDITS; EARNINGS FACTOR. All dividends, interest, and other income on the investments in a particular investment fund, and all realized and unrealized gains, shall be credited to that fund. All brokerage commissions, taxes, and other charges and expenses in connection with the investments in a particular investment fund, and all realized and unrealized losses, shall be charged to that fund. Each investment fund shall be treated separately for purposes of crediting the earnings factor to a Participant's Accounts.

         (d) NONLIABILITY. Neither the Trustee, the Administrator, nor any other person shall be under any duty to question any election by a Participant or to make any suggestions to him in connection therewith. Any loss occasioned by a Participant's election or failure to change an election of an investment fund shall not be the responsibility of the Trustee, the Administrator, or any other person. Nor shall the Trustee or the Administrator be liable to any Participant for failure to make an investment in any investment fund elected by the Participant if in the exercise of due diligence the Trustee has not been able to acquire satisfactory securities or other property for that fund satisfying the specifications and parameters established by the Administrator and reasonable requirements as to price, terms, and other conditions, or for inability to liquidate an investment in a fund promptly upon receipt of a new election form from the Participant.

         (e)     SPECIAL RULES FOR DIRECTORS AND OFFICERS.

                 (1) Any Employee who is a director or "officer" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company who suspends his elective contributions shall not be permitted to transfer funds previously invested in a non-Company stock fund (as defined below) to a Company stock fund (as defined below) during the six month period following the suspension.

                 (2) Any Employee who is a director or "officer" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company who suspends the





                                     X - 1.

         investment of his future elective contributions in a Company stock fund shall not be permitted to invest future elective contributions in a Company stock fund or transfer funds previously invested in a non-Company stock fund to a Company stock fund during the 6-month period following such suspension.

                 (3) Any Employee who is a director or "officer" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company who receives a distribution from the Plan shall not be permitted to invest future contributions in a Company stock fund or transfer funds previously invested in a non-Company stock fund to a Company stock fund during the 6 month period following the distribution.

                 (4) Any Employee who is a director or "officer" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company who transfers previously invested funds out of a Company stock fund must suspend elective contributions to the Plan and shall not be permitted to invest future contributions in a Company stock fund or transfer funds previously invested in a non-Company stock fund to a Company stock fund during the 6 month period following such transfer out of the Company stock fund.

                 (5) Any transfer of previously invested funds to or from a Company stock fund by an Employee who is a director or "officer" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company shall be made during the quarterly window period that begins on the third business day after the Company's earnings release and ends on the twelfth business day after such release; provided, further, that no additional transfers of previously invested funds to or from a Company stock fund may be made for a period of at least six months following the transfer.

         (f)     SPECIAL DEFINITIONS.

                 (1) For purposes of paragraph (e), the term "Company stock fund" shall mean an investment fund that invests directly and primarily in qualifying employer securities (as defined Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended from time to time), and

                 (2) the term "non-Company stock fund" shall mean any investment fund other than a Company stock fund.

         (g) PASS THROUGH OF VOTING AND OTHER RIGHTS. To the extent a Participant directs the investment of his Accounts in a Company stock fund (as defined in paragraph (f) above), the voting, tender and similar rights with respect to the securities in the Company stock fund held in the Participant's Accounts shall be passed through to the Participant and his beneficiaries to the extent necessary to satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. To the extent a Participant or his beneficiary fails to exercise such voting, tender and similar rights, such rights shall be exercised by the Trustee in its discretion.





                                     X - 2.

                                   ARTICLE XI

                   TRUST FUND AND EXPENSES OF ADMINISTRATION

         (a) TRUSTEE. The Trust Fund shall be held by the Trustee, or by a successor trustee or trustees, for use in accordance with the Plan under the Trust Agreement. The Trust Agreement may from time to time be amended in the manner therein provided. Similarly, the Trustee may be changed from time to time in the manner provided in the Trust Agreement.

         (b)     EXPENSES OF ADMINISTRATION.

                 (1)      (A)     Unless otherwise paid or provided by the
                 Company and the other Employers, the assets of the Trust Fund shall be used to pay all expenses of the administration of the Plan and the Trust Fund, including the Trustee's compensation, the compensation of any investment manager, the expense incurred by the Plan Administrator in discharging its duties, all income or other taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust Fund, and any interest that may be payable on money borrowed by the Trustee for the purpose of the Trust.

                          (B) The Company and the other Employers may pay the expenses of the Plan and the Trust Fund. Any such payment by the Company or another Employer shall not be deemed a contribution to this Plan.

                 (2) Notwithstanding anything contained herein to the contrary, no excise tax or other liability imposed upon the Trustee, the Plan Administrator or any other person for failure to comply with the provisions of any federal law shall be subject to payment or reimbursement from the assets of the Trust.

                 (3) For its services, any corporate trustee shall be entitled to receive reasonable compensation in accordance with its rate schedule in effect from time to time for the handling of a retirement trust. Any individual trustee shall be entitled to such compensation as shall be arranged between the Company and the Trustee by separate instrument; provided, however, that no person who is already receiving full-time pay from any Employer or any Affiliate shall receive compensation from the Trust Fund (except for the reimbursement of expenses properly and actually incurred).





                                    XI - 1.

                                  ARTICLE XII

                           AMENDMENT AND TERMINATION

         (a) RESTRICTIONS ON AMENDMENT AND TERMINATION OF PLAN. It is the present intention of the Company to maintain the Plan set forth herein indefinitely. Nevertheless, the Company specifically reserves to itself the right at any time, and from time to time, to amend or terminate this Plan in whole or in part; provided, however, that no such amendment:

                 (1) shall have the effect of vesting in any Employer, directly or indirectly, any interest, ownership or control in any of the present or subsequent funds held subject to the terms of the Trust;

                 (2) shall cause or permit any property held subject to the terms of the Trust to be diverted to purposes other than the exclusive benefit of the Participants and their beneficiaries or for the administrative expenses of the Plan Administrator and the Trust;

                 (3) shall (A) reduce any vested interest of a Participant on the later of the date the amendment is adopted or the date the amendment is effective, except as permitted by law, or (B) reduce or restrict either directly or indirectly any benefit provided any Participant prior to the date an amendment is adopted;

                 (4)      shall reduce the Accounts of any Participant;

                 (5) shall amend any vesting schedule with respect to any Participant who has at least three Years of Service at the end of the election period described below, except as permitted by law, unless each such Participant shall have the right to elect to have the vesting schedule in effect prior to such amendment apply with respect to him, such election, if any, to be made during the period beginning not later than the date the amendment is adopted and ending no earlier than sixty (60) days after the latest of the date the amendment is adopted, the amendment becomes effective or the Participant is issued written notice of the amendment by his Employer or the Plan Administrator; or

                 (6) shall increase the duties or liabilities of the Trustee without its written consent.

         (b) AMENDMENT OF PLAN. Subject to the limitations stated in paragraph (a), the Company shall have the power to amend this Plan in any manner that it deems desirable, and, not in limitation but in amplification of the foregoing, it shall have the right to change or modify the method of allocation of contributions hereunder, to change any provision relating to the administration of this Plan and to change any provision relating to the distribution or payment, or both, of any of the assets of the Trust.





                                    XII - 1.

         (c) TERMINATION OF PLAN. Any Employer, in its sole and absolute discretion, may permanently discontinue making contributions under this Plan or may terminate this Plan and the Trust (with respect to all Employers if it is the Company, or with respect to itself alone if it is an Employer other than the Company), completely or partially, at any time without any liability whatsoever for such permanent discontinuance or complete or partial termination. In any of such events, the affected Participants, notwithstanding any other provisions of this Plan, shall have fully vested interests in the amounts credited to their respective Accounts at the time of such complete or partial termination of this Plan and the Trust or permanent discontinuance of contributions. All such vested interests shall be nonforfeitable.

         (d) DISCONTINUANCE PROCEDURE. In the event an Employer decides to permanently discontinue making contributions, such decision shall be evidenced by an appropriate resolution of its Board and a certified copy of such resolution shall be delivered to the Plan Administrator and the Trustee. All of the assets in the Trust Fund belonging to the affected Participants on the date of discontinuance specified in such resolutions shall, aside from becoming fully vested as provided in paragraph (c), be held, administered and distributed by the Trustee in the manner provided under this Plan. In the event of a permanent discontinuance of contributions without such formal documentation, full vesting of the interests of the affected Participants in the amounts credited to their respective Accounts will occur on the last day of the year in which a substantial contribution is made to the Trust.

         (e) TERMINATION PROCEDURE. In the event an Employer decides to terminate this Plan and the Trust, such decision shall be evidenced by an appropriate resolution of its Board and a certified copy of such resolution shall be delivered to the Plan Administrator and the Trustee. After payment of all expenses and proportional adjustments of individual accounts to reflect such expenses and other changes in the value of the Trust Fund as of the date of termination, each affected Participant (or the beneficiary of any such Participant) shall be entitled to receive, provided that no successor plan has been established, any amount then credited to his Accounts in accordance with the provisions of Article VIII.





                                    XII - 2.

                                  ARTICLE XIII

                                 MISCELLANEOUS

         (a) MERGER OR CONSOLIDATION. This Plan and the Trust may not be merged or consolidated with, and the assets or liabilities of this Plan and the Trust may not be transferred to, any other plan or trust unless each Participant would receive a benefit immediately after the merger, consolidation or transfer, if the plan and trust then terminated, that is equal to or greater than the benefit the Participant would have received immediately before the merger, consolidation or transfer if this Plan and the Trust had then terminated.

         (b)     ALIENATION.

                 (1) Except as provided in subparagraph (2), no Participant or beneficiary of a Participant shall have any right to assign, transfer, appropriate, encumber, commute, anticipate or otherwise alienate his interest in this Plan or the Trust or any payments to be made thereunder; no benefits, payments, rights or interests of a Participant or beneficiary of a Participant of any kind or nature shall be in any way subject to legal process to levy upon, garnish or attach the same for payment of any claim against the Participant or beneficiary of a Participant; and no Participant or beneficiary of a Participant shall have any right of any kind whatsoever with respect to the Trust, or any estate or interest therein, or with respect to any other property or right, other than the right to receive such distributions as are lawfully made out of the Trust, as and when the same respectively are due and payable under the terms of this Plan and the Trust.

                 (2)      Notwithstanding the provisions of subparagraph
         (b)(1), the Plan Administrator shall direct the Trustee to make payments pursuant to a Qualified Domestic Relations Order as defined in Section 414(p) of the Code. The Plan Administrator shall establish procedures consistent with Section 414(p) of the Code to determine if any order received by the Plan Administrator, or any other fiduciary of the Plan, is a Qualified Domestic Relations Order.

         (c) GOVERNING LAW. This Plan shall be administered, construed and enforced according to the laws of the State of Florida, except to the extent such laws have been expressly preempted by federal law.

         (d) ACTION BY EMPLOYER. Whenever the Company or another Employer under the terms of this Plan is permitted or required to do or perform any act, it shall be done and performed by the Board of Directors of the Company or such other Employer and shall be evidenced by proper resolution of such Board of Directors certified by the Secretary or Assistant Secretary of the Company or such other Employer.

         (e) ALTERNATIVE ACTIONS. In the event it becomes impossible for the Company, another Employer, the Plan Administrator or the Trustee to perform any act required by this Plan, then the Company, such other Employer, the Plan Administrator or the Trustee, as the





                                   XIII - 1.

case may be, may perform such alternative act that most nearly carries out the intent and purpose of this Plan.

         (f) GENDER. Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

         IN WITNESS WHEREOF, this amendment and restatement has been executed this _________ day of _____________________, 1994.

                            HOME SHOPPING NETWORK, INC.

                            By: _______________________________________

                                   "COMPANY"

                               HSN INSURANCE, INC.
                               HOME SHOPPING CLUB, INC.
                               HSN CREDIT CORPORATION
                               HSN TRUCKING, INC.
                               HSN FULFILLMENT OF VIRGINIA, INC.
                               HSN FULFILLMENT OF IOWA, INC.
                               HSN FULFILLMENT OF NEVADA, INC.
                               HSN MAIL ORDER, INC.
                               HSN TOURS, INC.
                               HSN LIFEWAY HEALTH PRODUCTS, INC.
                               HOME SHOPPING CLUB OUTLETS, INC.
                               HOME SHOPPING CLUB OUTLET OF CLEARWATER, INC. HOME SHOPPING CLUB OUTLET OF TAMPA, INC.
                               HOME SHOPPING CLUB OUTLET OF ORLANDO, INC.
                               HOME SHOPPING CLUB OUTLET OF SOUTH ORLANDO, INC. HOME SHOPPING SHOWCASE, INC.
                               NATIONAL CALL CENTER, INC.
                               HSN FULFILLMENT, INC.
                               ORTHO-VENT, INC.
                               HOME SHOPPING CLUB OUTLET OF ST. PETERSBURG, INC. HSN LIQUIDATION, INC.
                               HOME SHOPPING CLUB OUTLET OF WEST TAMPA, INC.
                               HSN LIQUIDATION, INC. OF VIRGINIA
                               HSN LIQUIDATION, INC. OF NEVADA
                               HSN LIQUIDATION, INC. OF FLORIDA
                               HSN LIQUIDATION, INC. OF IOWA
                               VELA RESEARCH, INC.
                               HSN INTERACTIVE, INC.
                               HOME SHOPPING CLUB OUTLET OF BRANDON, INC.
                               HOME SHOPPING CLUB OUTLET OF PINE HILLS, INC.





                                   XIII - 2.

                               INTERNET SOFTWARE, INC.
                               HSN DIRECT JOINT VENTURE
                               HSN REALTY, INC.

                               By: _______________________________________

                                   "EMPLOYER"





                                   XIII - 3.

                          HOME SHOPPING NETWORK, INC.
                            RETIREMENT SAVINGS TRUST

                              AMENDED AND RESTATED
                                     AS OF
                                JANUARY 1, 1994

                          HOME SHOPPING NETWORK, INC.
                            RETIREMENT SAVINGS TRUST


                               TABLE OF CONTENTS



ARTICLE          TITLE                                                    PAGE
-------          -----                                                    ----
 I               DEFINITIONS  . . . . . . . . . . . . . . . . . . . .    I - 1

 II              NAME OF THE TRUST AND ESTABLISHMENT OF
                   THE TRUST FUND . . . . . . . . . . . . . . . . . .   II - 1

 III             TRUST ADMINISTRATION . . . . . . . . . . . . . . . .  III - 1

 IV              INVESTMENT MANAGERS  . . . . . . . . . . . . . . . .   IV - 1

 V               INVESTMENT OF THE TRUST FUND . . . . . . . . . . . .    V - 1

 VI              INVESTMENT FUNDS . . . . . . . . . . . . . . . . . .   VI - 1

 VII             EXPENSES OF ADMINISTRATION OF THE PLAN
                   AND THE TRUST FUND . . . . . . . . . . . . . . . .  VII - 1

 VIII            AMENDMENT AND TERMINATION  . . . . . . . . . . . . . VIII - 1

 IX              MISCELLANEOUS  . . . . . . . . . . . . . . . . . . .   IX - 1


                          HOME SHOPPING NETWORK, INC.
                            RETIREMENT SAVINGS TRUST

                              AMENDED AND RESTATED
                                     AS OF
                                JANUARY 1, 1994


         THIS TRUST AGREEMENT (the "Agreement") is made and entered into this _____ day of ___________________, 1994 by and between Home Shopping Network, Inc. (the "Company") and PNC Bank Kentucky, Inc. (collectively, the "Trustee").


                              W I T N E S S E T H:

         WHEREAS, the Company has previously adopted the Home Shopping Network, Inc. Retirement Savings Plan and its related trust for the benefit of its employees; and

         WHEREAS, the Company deems it advisable and in the best interests of the Participants to amend the trust.

         NOW, THEREFORE, the trust under the Home Shopping Network, Inc. Retirement Savings Plan is hereby amended and restated in its entirety to read as follows:




                                   ARTICLE I.

                                  DEFINITIONS

         Unless a different meaning is clearly required by the context or except as may be otherwise indicated below, capitalized terms shall have the meaning stated in Article I of the Plan. As used in this Agreement, the following terms shall have the meaning hereinafter set out:

         (a) "ACCOUNT" or "ACCOUNTS" shall mean a Participant's Employer Contribution Account, Elective Contribution Account, Matching Contribution Account, Qualified Non-Elective Contribution Account, Rollover Contribution Account and/or such other accounts as may be established by the Plan Administrator.

         (b) "COMPANY" shall mean the Home Shopping Network, Inc., and its successors.

         (c)     "EFFECTIVE DATE" of this Agreement shall mean January 1, 1994.

         (d) "INVESTMENT MANAGER" shall mean the individual, individuals, partnership, corporation or other entity, if any, appointed by the Administrator to manage all or any portion of the assets of the Plan. Any Investment Manager shall be (1) registered as an investment advisor under the Investment Advisors Act of 1940; (2) a bank as defined in such Act; or (3) an insurance company qualified to perform the services of an investment manager under the laws of more than one state.

         (e) "PLAN" shall mean the Home Shopping Network, Inc. Retirement Savings Plan, as it may be in effect from time to time.

         (f)     "TRUST" shall mean the trust as herein set forth.

         (g) "TRUSTEE" shall mean the individual, individuals or corporation designated as trustee under this Agreement, or any amendment hereof.

         (h) "TRUST FUND" shall mean the trust fund established under this Agreement from which the amounts of supplementary compensation provided for by the Plan are to be paid or are to be funded.

                                  ARTICLE II.

             NAME OF THE TRUST AND ESTABLISHMENT OF THE TRUST FUND

         (a) NAME OF THE TRUST. The trust amended and restated in accordance with the terms hereof shall be known as the "HOME SHOPPING NETWORK, INC. RETIREMENT SAVINGS TRUST."

         (b) ESTABLISHMENT OF THE TRUST FUND. The Company has established, pursuant to the Plan, a trust comprised of amounts previously contributed by the Company, with such other sums of money and property as shall from time to time be paid or delivered to the Trustee, the earnings and profits thereon and any assets into which such funds are converted. The Trust Fund shall be held by the Trustee in trust and dealt with in accordance with the provisions hereof. Except as otherwise permitted by law, in no event shall any part of the principal or income of the Trust Fund be used for or diverted to any purpose whatsoever other than for the exclusive benefit of the Participants and their beneficiaries.





                                    II - 1.

                                  ARTICLE III.

                              TRUST ADMINISTRATION

         (a) RECEIPT OF CONTRIBUTIONS. The Trustee shall receive from each Employer and the Participants the payments made as their contributions under the Plan and shall perform such duties as are specified under the Plan and in this Agreement. However, the Trustee shall have no right or duty to inquire into the amount of any contribution made by an Employer or a Participant or the method used in determining the amount of any such contribution, or to collect the same, but the Trustee shall be accountable only for funds actually received by it.

         (b) PLAN ADMINISTRATOR'S DIRECTIONS. When directed in writing by the Plan Administrator, the Trustee shall:

                 (1)      value the Trust Fund;

                 (2) make transfers, payments and deliveries to or for the account of Participants or their beneficiaries; and

                 (3) borrow money and pledge any Trust property for the payment of any such loan.

Nothing contained in this paragraph (b) shall prevent the Plan Administrator itself from performing the actions described in subparagraph (1).

         (c)     AUTHORIZED ACTIONS.  The Trustee is authorized to:

                 (1) settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from this Trust, commence or defend suits or legal or administrative proceedings and represent the Trust in all suits and legal and administrative proceedings;

                 (2) employ suitable agents and counsel (who may be counsel for an Employer), and pay their reasonable expenses and compensation; and

                 (3) make, execute and deliver as Trustee, with provisions for no individual responsibility, all instruments in writing necessary or appropriate for the exercise of any of its powers of administration; provided, that as a matter of convenience, when the Trustee is two or more persons, any one of such persons may exercise the powers contained in this paragraph (c) without the necessity of the other person or persons joining therein.

         (d) WRITTEN DIRECTIONS. In allocating the benefits of the Trust to the respective Participants, the Trustee shall rely entirely on the written directions of the Plan Administrator.





                                    III - 1.

The Trustee shall have no dealings with the beneficiaries under this Agreement except under the direction of the Plan Administrator to make payment to them. If and when the Trustee is a corporation, all directions, papers and communications addressed to it or intended to be filed with it shall be delivered at its principal office.

         (e) RECORDS AND ACCOUNTS. The Trustee shall keep accurate and detailed accounts on all investments, receipts, disbursements and other transactions hereunder. All accounts, books and records relating to this Trust shall be open to inspection and audit at all reasonable times by any person designated by the Plan Administrator.

         (f)     RESIGNATION AND REMOVAL.

                 (1) The Company may at any time remove any Trustee acting hereunder by providing written notice to such Trustee, which removal shall take effect on the date therein specified; and any Trustee acting hereunder may at any time resign by providing the Company and the Plan Administrator with a written resignation, which resignation shall take effect on the date therein specified, but not less than thirty (30) days from the date of the giving of such notice unless the Plan Administrator shall agree to an earlier date. The Company may appoint a corporation or an individual or individuals to be successor Trustee hereunder in the place of any removed or resigned Trustee.
         Any notice required or permitted by this subparagraph shall be deemed given upon the mailing thereof to the appropriate person by certified or registered U.S. mail, return receipt requested, in a properly addressed envelope, postage prepaid.

                 (2) After receiving notice of removal or after the effective date of resignation, the removed or resigning Trustee shall transfer, pay over and deliver the Trust Fund to the successor Trustee, or if no successor Trustee be appointed within sixty (60) days from the Trustee's receipt of notice of removal or within sixty
         (60) days from the effective date of the Trustee's resignation, as the case may be, the removed or resigning Trustee shall, upon the expiration of such 60-day period, transfer, pay over and deliver the Trust Fund to the Plan Administrator, without any responsibility upon the removed or resigning Trustee for any misapplication or to see to the further application or disposition of the Trust Fund by any successor Trustee or the Plan Administrator, as the case may be. Notwithstanding any such transfer, payment and delivery of the Trust Fund to any successor Trustee or to the Administrator, as the case may be, the removed or resigning Trustee may have its entire account judicially settled and it shall be entitled to the payment out of the Trust Fund of any compensation due to it up to the time of removal or resignation and of any expenses or other disbursements, whether theretofore or thereafter arising, for which the removed or resigning Trustee would be entitled to reimbursement if the Trust Fund had not been so transferred, paid over and delivered.





                                    III - 2.

         (g)     PERIODIC ACCOUNTING.

                 (1) Within ninety (90) days after the end of each Plan Year, and within sixty (60) days after removal or resignation, the Trustee shall furnish the Plan Administrator with a verified accounting of the Trust Fund for such Plan Year, or for the portion thereof ending with the date of such removal or resignation, which accounting shall include a record of receipts and disbursements, changes in investments and realized appreciation and depreciation for such year or period, and a statement of assets (showing both book value and fair market value) and liabilities on hand as of the end of such year or period.

                 (2) Except as otherwise permitted by law, all rights of every Participant and every beneficiary of a Participant under the Plan or this Agreement with relation to the Trust Fund or that may arise against or affect the Trustee shall be enforced exclusively by the Administrator, which is hereby given the express power and authority to enforce all such rights as a representative of every Participant and beneficiary under the Plan, and in any action or proceeding with relation to the Trust Fund or brought by or against the Trustee, the Plan Administrator shall be deemed to represent every interested Participant and beneficiary.

         (h) FUNDING POLICY. The Plan Administrator shall establish in writing a funding policy and method for the Plan and this Trust, which policy shall be reviewed at least once each year. All actions taken with respect to such funding policy and the reasons therefor shall be recorded in writing by the Plan Administrator.





                                    III - 3.

                                  ARTICLE IV.

                              INVESTMENT MANAGERS

         (a) APPOINTMENT. The Plan Administrator may appoint one or more Investment Managers to manage all or part of the assets of the Plan in accordance with the provisions of Article VI; each such appointment shall specify the particular assets of the Trust Fund to be managed by such Investment Manager.

         (b) WRITTEN ACCEPTANCE. Before any such appointment becomes effective, any Investment Manager so appointed shall accept such designation in writing and, as part of such acceptance, shall acknowledge that it is a fiduciary with respect to the Plan.

         (c) RESIGNATION AND REMOVAL. The Plan Administrator may at any time remove an Investment Manager acting hereunder, and any Investment Manager acting hereunder may at any time resign, in each case in such manner as may be or may have been agreed by the Plan Administrator and the Investment Manager. The Administrator may appoint any individual, individuals, partnership, corporation or other entity to be a successor Investment Manager hereunder in the place of any removed or resigned Investment Manager.





                                    IV - 1.

                                   ARTICLE V.

                          INVESTMENT OF THE TRUST FUND

         (a) INVESTMENT DECISIONS. Except for the designation of an investment fund at the direction of a Participant, the responsibility for all investment decisions with respect to the assets of the Trust shall be that of the Trustee, unless one or more Investment Managers have been appointed, in which event the responsibility for investment decisions shall be allocated between the Trustee and the Investment Managers in accordance with the written direction of the Plan Administrator, and the Trustee and each Investment Manager shall have no responsibility for each other's investment decisions.

         (b) EXECUTION OF INVESTMENT DECISIONS. Investment decisions made by any Investment Manager shall be communicated to the Trustee and the Plan Administrator, and shall be carried out forthwith either by the Investment Manager or its agent or by the Trustee acting upon the direction of the Investment Manager.

         (c) POWERS. Subject to the other provisions of this Article V, in carrying out their duties hereunder, each Investment Manager, if any, (with respect to making and carrying out its investment decisions) and the Trustee (with respect to carrying out the decisions of an Investment Manager or, to the extent there is none, with respect to making and carrying out investment decisions) are authorized and empowered to:

                 (1) sell, redeem or otherwise realize the value of any assets of the Trust Fund;

                 (2) invest and reinvest all or any part of the Trust Fund, the income therefrom and the increment thereof in any common or preferred stocks, bonds, mortgages, secured or unsecured notes, secured or unsecured debentures, mutual funds, other securities, or commodities; any "qualifying employer security" as such term is defined in Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended from time to time (up to 100% of the value of the Trust Fund); any common trust fund operated by the Trustee (provided that as long as the Trust has any investments in a common fund available only to pension trusts and profit sharing trusts that meet the requirements of Section 401(a) of the Code, then such common trust fund shall constitute an integral part of this Trust and of the Plan); or property of any kind or nature whatsoever, real, personal or mixed, including mortgaged real property, without regard to any rule of law or statute designating securities to be held for trust funds; and to hold cash uninvested (or in deposits bearing a reasonable rate of interest, in a bank or other similar institution supervised by the United States or a state, including, if applicable, the Trustee) at any time and from time to time;

                 (3) without limitation on the foregoing, buy and sell listed options and/or sell covered options and repurchase the same;





                                     V - 1.

                 (4) vote upon any stocks, bonds or other securities of any corporation or other issuer held in the Trust, and otherwise consent to or request any action on the part of such corporation or other issuer, and give general or special proxies or powers of attorneys with or without power of substitution; and

                 (5) become a party to the reorganization, consolidation or merger of any corporation, and for such purposes execute any agreements or consents, or participate in or take any steps to effectuate the same, whether or not any specific plans have been formulated therefor and in connection therewith, deposit any such securities with creditors or stockholders' committees, bodies or other protective groups, and surrender or exchange any such securities for such debentures, certificates, receipts, agreements or proceeds as may be issued or paid by such committees, bodies or groups, or reorganized, consolidated or merged corporations, and generally exercise all the rights and powers, whether herein enumerated or not, as may be lawfully exercised by persons holding similar property in their own right.

         (d) WRITTEN INSTRUMENTS. The Trustee and each Investment Manager shall make, execute and deliver, as Trustee or Investment Manager, as the case may be, with provisions for no individual liability, all instruments in writing necessary for the exercise of any of the foregoing powers.





                                     V - 2.

                                  ARTICLE VI.

                                INVESTMENT FUNDS

         (a) INVESTMENT OF ACCOUNTS. Each Participant may direct the Plan Administrator to invest his Accounts (other than his Matching Contribution Account) in one or more investment funds that may be made available from time to time.

         (b) PROCEDURES. The Administrator shall establish procedures regarding Participant investment direction as are necessary, which procedures shall be communicated to all Participants and applied in a uniform, nondiscriminatory manner. Procedures established by the Administrator shall comply with the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable regulations.

         (c) CHARGES AND CREDITS; EARNINGS FACTOR. All dividends, interest, and other income on the investments in a particular investment fund, and all realized and unrealized gains, shall be credited to that fund. All brokerage commissions, taxes, and other charges and expenses in connection with the investments in a particular investment fund, and all realized and unrealized losses, shall be charged to that fund. Each investment fund shall be treated separately for purposes of crediting the earnings factor to a Participant's Accounts.

         (d) NONLIABILITY. Neither the Trustee, the Administrator, nor any other person shall be under any duty to question any election by a Participant or to make any suggestions to him in connection therewith. Any loss occasioned by a Participant's election or failure to change an election of an investment fund shall not be the responsibility of the Trustee, the Administrator, or any other person. Nor shall the Trustee or the Administrator be liable to any Participant for failure to make an investment in any investment fund elected by him if in the exercise of due diligence the Trustee has not been able to acquire satisfactory securities or other property for that fund satisfying the specifications and parameters established by the Administrator and reasonable requirements as to price, terms, and other conditions, or for inability to liquidate an investment in a fund promptly upon receipt of a new election form from the Participant.

         (e) PASS THROUGH OF VOTING AND OTHER RIGHTS. Notwithstanding the provisions of paragraph (c)(4) of Article V, to the extent a Participant directs the investment of his Accounts in a Company stock fund (as defined in paragraph (f) of Article X of the Plan), the voting, tender and similar rights with respect to the securities in the Company stock fund held in the Participant's Accounts shall be passed through to the Participant and his beneficiaries to the extent necessary to satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. To the extent a Participant or his beneficiary fails to exercise such voting, tender and similar rights, such rights shall be exercised by the Trustee in its discretion.





                                    VI - 1.

                                  ARTICLE VII.

                  EXPENSES OF ADMINISTRATION OF THE PLAN AND THE TRUST FUND

         (a)      EXPENSES OF ADMINISTRATION.

                 (1) Unless otherwise paid or provided by the Company and the other Employers, the assets of the Trust Fund shall be used to pay all expenses of the administration of the Plan and the Trust Fund, including the Trustee's compensation, the compensation of any investment manager, the expense incurred by the Plan Administrator in discharging its duties, all income or other taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust Fund, and any interest that may be payable on money borrowed by the Trustee for the purpose of the Trust.

                 (2) The Company and the other Employers may pay the expenses of the Plan and the Trust Fund. Any such payment by the Company or another Employer shall not be deemed a contribution to this Plan.

         (b) NO PAYMENT OF EXCISE TAX. Notwithstanding anything contained herein to the contrary, no excise tax or other liability imposed upon the Trustee, the Plan Administrator or any other person for failure to comply with the provisions of any federal law shall be subject to payment or reimbursement from the assets of the Trust.

         (c) PAYMENT OF TRUSTEE. For its services, any corporate trustee shall be entitled to receive reasonable compensation in accordance with its rate schedule in effect from time to time for the handling of a retirement trust. Any individual Trustee shall be entitled to such compensation as shall be arranged between the Company and the Trustee by separate instrument; provided, however, that no person who is already receiving full-time pay from any Employer or any Affiliate shall receive compensation from the Trust Fund (except for the reimbursement of expenses properly and actually incurred).





                                    VII - 1.

                                 ARTICLE VIII.

                           AMENDMENT AND TERMINATION

         (a) RESTRICTIONS ON AMENDMENT AND TERMINATION OF PLAN AND TRUST. The Plan and this Trust may be amended or terminated by the Company in accordance with the terms of the Plan and this Trust; provided, however, that no such amendment:

                 (1) shall have the effect of vesting in any Employer, directly or indirectly, any interest, ownership or control in any of the present or subsequent funds held subject to the terms of this Trust;

                 (2) shall cause or permit any property held subject to the terms of this Trust to be diverted to purposes other than the exclusive benefit of the Participants and their beneficiaries or for the administration expenses of the Plan Administrator and this Trust;

                 (3) shall (A) reduce any vested interest of a Participant on the later of the date the amendment is adopted or the date the amendment is effective, except as permitted by law or (B) reduce or restrict, either directly or indirectly, any benefit provided any Participant prior to the date an amendment is adopted;

                 (4)      shall reduce the Accounts of any Participant;

                 (5) shall amend any vesting schedule with respect to any Participant who has at least three (3) Years of Service at the end of the election period described below, except as permitted by law, unless each such Participant shall have the right to elect to have the vesting schedule in effect prior to such amendment apply with respect to him, such election, if any, to be made during the period beginning not later than the date the amendment is adopted and ending no earlier than sixty (60) days after the latest of the date the amendment is adopted, the amendment becomes effective or the Participant is issued written notice of the amendment by his Employer or the Plan Administrator; or

                 (6) shall increase the duties or liabilities of the Trustee without its written consent.

         (b) TERMINATION OR DISCONTINUANCE. Any Employer, in its sole and absolute discretion, may permanently discontinue making contributions under the Plan or may terminate the Plan and this Trust (with respect to all Employers if it is the Company, or with respect to itself alone if it is an Employer other than the Company), completely or partially, at any time without any liability whatsoever for such permanent discontinuance or complete or partial termination.





                                   VIII - 1.

         (c) DISCONTINUANCE PROCEDURE. In the event an Employer decides to permanently discontinue making contributions, such decision shall be evidenced by an appropriate resolution of its Board and a certified copy of such resolution shall be delivered to the Plan Administrator and the Trustee. All of the assets in the Trust Fund belonging to the affected Participants on the date of discontinuance specified in such resolutions shall be held, administered and distributed by the Trustee in the manner provided under the Plan and this Agreement.

         (d) TERMINATION PROCEDURE. In the event an Employer decides to terminate the Plan and this Trust, such decision shall be evidenced by an appropriate resolution of its Board and a certified copy of such resolution shall be delivered to the Plan Administrator and the Trustee. After payment of all expenses and proportional adjustments of individual accounts to reflect such expenses and other changes in the value of the Trust Fund as of the date of termination, each affected Participant or the beneficiary of any such Participant shall be entitled to receive, provided that no successor plan has been established, any amount then credited to his Accounts in a accordance with the provisions of Article VIII of the Plan.





                                   VIII - 2.

                                  ARTICLE IX.

                                 MISCELLANEOUS

         (a) ACCEPTANCE OF TRUST. The Trustee hereby accepts this Trust and agrees to hold all the property now or hereafter constituting the Trust Fund hereunder, subject to all the terms and conditions of this Agreement.

         (b) MERGER OR CONSOLIDATION. The Plan and this Trust may not be merged or consolidated with, and the assets or liabilities of the Plan and this Trust may not be transferred to, any other plan or trust unless each Participant would receive a benefit immediately after the merger, consolidation or transfer if the plan and trust then terminated that is equal to or greater than the benefit the Participant would have received immediately before the merger, consolidation or transfer if the Plan and this Trust had then terminated.

         (c)     ALIENATION.

                 (1) Except as provided in subparagraph (2), no Participant or beneficiary of a Participant shall have any right to assign, transfer, appropriate, encumber, commute, anticipate or otherwise alienate his interest in the Plan or this Trust or any payments to be made hereunder; no benefits, payments, rights or interests of a Participant or a beneficiary of a Participant of any kind or nature shall be in any way subject to legal process to levy upon, garnish or attach the same for payment of any claim against the Participant or beneficiary of a Participant; and no Participant or beneficiary of a Participant shall have any right of any kind whatsoever with respect to this Trust, or any estate or interest therein, or with respect to any other property or right, other than the right to receive such distributions as are lawfully made out of this Trust, as and when the same respectively are due and payable under the terms of the Plan and this Agreement.

                 (2)      Notwithstanding the provisions of subparagraph
         (c)(1), the Plan Administrator shall direct the Trustee to make payments pursuant to a Qualified Domestic Relations Order as defined in Section 414(p) of the Code.

         (d) GOVERNING LAW. This Agreement shall be administered, construed and enforced according to the laws of the State of Florida, except to the extent such laws have been expressly preempted by federal law.

         (e) ACTION BY EMPLOYER. Whenever the Company or another Employer under the terms of this Agreement is permitted or required to do or perform any act, it shall be done and performed by the Board of Directors of the Company or such other Employer and shall be evidenced by proper resolution of such Board of Directors certified by the Secretary or Assistant Secretary of the Company or such other Employer.





                                    IX - 1.

         (f) ALTERNATIVE ACTIONS. In the event it becomes impossible for the Company, another Employer, the Plan Administrator or the Trustee to perform any act required by this Agreement, then the Company, such other Employer, the Plan Administrator or the Trustee, as the case may be, may perform such alternative act that most nearly carries out the intent and purpose of this Agreement.

         (g) GENDER. Throughout this Agreement, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

         IN WITNESS WHEREOF, the parties have executed this Agreement this _____ day of ___________________, 1994.


                                         HOME SHOPPING NETWORK, INC.



                                         By: __________________________

                                               "COMPANY"





                                         PNC BANK KENTUCKY, INC.



                                         By: __________________________


                                               "TRUSTEE"





                                    IX - 2.

                                                                   EXHIBIT 10.31

























































                                               HOME SHOPPING NETWORK, INC.


                                            EMPLOYEE EQUITY PARTICIPATION PLAN

                                               HOME SHOPPING NETWORK, INC.
                                            EMPLOYEE EQUITY PARTICIPATION PLAN

      M
                                                    Table Of Contents


ARTICLE I        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II       Name and Purpose of the Plan and the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE III      Plan Administrator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV       Eligibility and Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE V        Contributions to the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VI       Participants' Account and Allocation
                   of Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE VII      Top Heavy Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VIII     Benefits Under the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX       Payment of Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE X        Voting and Exercising Other Rights
                   of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XI       Valuations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XII      Investment Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XIII     Trust Fund and Expenses of Administration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XIV      Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE XV       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                          HOME SHOPPING NETWORK, INC.
                      EMPLOYEE EQUITY PARTICIPATION PLAN


        This HOME SHOPPING NETWORK, INC. EMPLOYEE EQUITY PARTICIPATION PLAN hereby adopted this 28th day of December 2, 1994, by HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company").


                             W I T N E S S E T H:


        WHEREAS, the Company desires to establish and maintain an employee stock ownership plan for the benefit of its employees and the employees of its Affiliates which adopt this Plan and who shall qualify as participants hereunder; and

        WHEREAS, the Company's securities are traded on an established securities market; and

        WHEREAS, the Company intends to contribute its securities to the Trust Fund solely for the benefit of its employees and those of its Affiliates who adopt this plan and who qualify hereunder.

        NOW, THEREFORE, the Company hereby establishes an employee stock ownership plan upon the following terms:


                                   ARTICLE I

                                  Definitions

        (a)     "Account" means the Participant's Company Stock Account.

        (b)     "Allocation Date" means December 31 of such Plan Year.

        (c)     "Administrator" shall mean the Plan Administrator.

        (d) "Affiliate" or "Affiliates" shall mean, with respect to an Employer, any corporation other than such Employer that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which such Employer is a member; all other trades or businesses (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with such Employer; any service organization other than such Employer that is a member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which such Employer is a member; and any other organization that is required to be aggregated with such Employer under Section 414(o) of the Code. For purposes of determining the limitations on Annual Additions, the special rules of Section 415(h) of the Code shall apply.

        (e) "Annual Additions" shall mean, with respect to a Limitation Year, the sum of:

                (1) the amount of Employer contributions (including elective contributions) allocated to the Participant under any defined contribution plan maintained by an Employer or an Affiliate;

                (2) the amount of the Employee's contributions (other than rollover contributions, if any) to any contributory defined contribution plan maintained by an Employer or an Affiliate;

                (3) any Forfeitures allocated to the Participant under any defined contribution plan maintained by an Employer or an Affiliate; and

                (4) amounts allocated to an individual medical account, as defined in Section 415(l)(2) of the Code that is part of a pension or annuity plan maintained by an Employer or an Affiliate, and amounts derived from contributions that are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee (as defined in Section 419A(d)(3) of the Code) under a welfare benefit plan (as defined in Section 419(e) of the Code) maintained by an Employer or an Affiliate; provided, however, the percentage limitation set forth in paragraph (e)(1) of Article VI shall not apply to: (A) any contribution for medical benefits (within the meaning of Section 419A(f)(2) of the Code) after separation from service which is otherwise treated as an "Annual Addition," or (B) any amount otherwise treated as an "Annual Addition" under Section 415(l)(1) of the Code.

        (f) "Authorized Leave of Absence" shall mean an unpaid temporary cessation from active employment with the Employer pursuant to a nondiscriminatory policy, whether occasioned by illness, military service, or any other reason.

        (g) "Beneficiary" or "Beneficiaries" shall mean the person or persons to whom the share of a deceased Participant is payable as provided in paragraph (d)(2) of Article VIII.

        (h) "Board of Directors" and "Board" shall mean the board of directors of the Company or, when required by the context, the board of directors of an Employer other than the Company.

        (i) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

        (j) "Company" shall mean Home Shopping Network, Inc., and its successors.

        (k) "Company Stock" means common stock issued by the Company (or by a corporation which is a member of the controlled group of corporations of which the Company is a member) which is readily tradeable on an established securities market. If there is no common stock which meets the foregoing requirement, the term "Company Stock" means common stock issued by the Company (or by a corporation which is a member of the same controlled group) having a combination of voting power and dividend rights equal to or in excess of: (A) that class of common stock of the Company (or of any such corporation) having the greatest voting power, and (B) that class of stock of the Company (or any other such corporation) having the greatest dividend rights. Noncallable preferred stock shall be deemed to be "Company Stock" if such stock is convertible at any time into stock which constitutes "Company Stock" hereunder and if such conversion is at a conversion price which (as of the date of the acquisition by the Trust) is reasonable. For purposes, of the preceding sentence, pursuant to regulations, preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the requirements of the preceding sentence.

        (l) "Company Stock Account" means the account of a Participant which is credited with the shares of Company Stock purchased and paid for by the Trust Fund or contributed to the Trust Fund pursuant to paragraph (a) of Article V.

        (m)     (1)      "Compensation" shall mean the regular salaries and
        wages, commissions, bonuses and overtime pay paid by an Employer (as determined for federal income tax purposes and reported on IRS Form W-2) and elective contributions under a Section 401(k) plan or a plan described in Section 125 of the Code, but shall not include disability payments, stock options, stock awards, relocation expense payments, credits or benefits under this Plan, any amount contributed to any pension, employee welfare, life insurance or health insurance plan or arrangement, or any other fringe benefits, deferred compensation or welfare benefits. Compensation shall be determined based on the Plan Year.

                (2) To the extent required by law, no Compensation in excess of $150,000.00 (adjusted under such regulations as may be issued by the Secretary of the Treasury) shall be taken into account for any Employee. For purposes of determining whether Compensation exceeds $150,000.00, if any Employee is a Family Member of a Highly Compensated Employee who is (i) a 5% owner of an Employer, or (ii) one of the ten Highly Compensated Employees paid the greatest amount of Compensation during the Plan Year, then such Family Member shall not be considered as a separate Employee and any Compensation paid to such Family Member shall be treated as if it were paid to or on behalf of the related Highly Compensated Employee.

                (3) For purposes of making allocations of Company contributions pursuant to Article VI with respect to any Plan Year, no Compensation paid by an Employer with respect to an Employee prior to the Employee's first day of participation shall be taken into account.

        (n) "Effective Date" shall mean December 31, 1994, except as may otherwise be noted herein.

        (o) "Eligible Person" is any Employee other than an Employee who has been granted stock options under the Company's employee stock option plan or who has been granted any stock appreciation rights by the Company. Any Employee who became a Participant and thereafter is granted stock options pursuant to the Company's stock option plan or is granted any stock appreciation rights shall continue to vest in any shares allocated to his Account under this Plan but shall not share in future allocations of Company stock as provided in Article VI(b) and (e).

        (p) "Eligible Participant" means a Participant who has worked at least one thousand (1,000) Hours of Service with the Employer or an Affiliate during a Plan Year and is in the employ of an Employer on the Allocation Date.

        (q)     "Entry Date" shall mean either June 30 or December 31.

        (r) "Employee" shall mean any person employed by an Employer or an Affiliate other than:

                (1) a member of a collective bargaining unit if retirement benefits were a subject of good faith bargaining between such unit and an Employer, and

                (2) a non-resident alien who does not receive earned income from sources within the United States.

                The term "Employee" shall also include any individual required to be treated as an Employee by reason of Section 414(n) or Section 414(o) of the Code (but only for the purposes specified in such Sections).

                (s) "Employer" shall mean the Company and any Affiliate that adopts this Plan with the consent of the Company.

                (t) "Employment Commencement Date" means the date on which an Employee performs his first Hour of Service for an Employer.

        (u) "Family Member" of a Highly Compensated Employee shall mean such Employee's spouse, lineal descendant or ascendant, or the spouse of his lineal descendant or ascendant; provided, however, that for purposes of determining the limit on a Highly Compensated Employee's Compensation under Section 401(a)(17) of the Code, the term "Family Member" shall include only the Employee's spouse and his lineal descendants who have not attained age 19 before the close of the Plan Year.

        (v) "Forfeiture" or "Forfeitures" means that portion of a Participant's Company Stock Account that is not vested, and which is reallocated (under paragraph (e) of Article VI) on the dates specified in paragraph (c)(3) and (4) of Article VIII. Restoration of forfeited amounts shall occur pursuant to paragraph (c)(4)(C) of Article VIII.

        (w)     (1)     "Highly Compensated Employee" shall mean any Employee
during the Plan Year or the immediately preceding Plan Year (or calendar year, if elected by the Employer in accordance with Treasury regulations)

                        (A)     who was a 5% owner of an Employer;

                        (B) whose Section 415 Compensation was more than $75,000.00 (adjusted under such regulations as may be issued by the Secretary of the Treasury);

                        (C) whose Section 415 Compensation was more than $50,000.00 (adjusted under such regulations as may be issued by the Secretary of the Treasury), and who was a member of the "top paid group"; provided, that as used herein, "top paid group" shall mean all Employees who are in the top 20% of the Employer's work force on the basis of Section 415 Compensation paid during the year; provided, further, that for purposes of determining the number of Employees in the top paid group, Employees described in Section 414(q)(8) of the Code shall be excluded; or

                        (D) who was an officer of an Employer and received compensation in excess of 50% of the amount in effect under
                Section 415(b)(1)(A) of the Code for any such Plan Year.

                                (i) The number of officers shall be limited to the lesser of (a) 50 Employees; or (b) the greater of three (3) Employees or 10% of all Employees. For purposes of determining the number of officers, Employees described in Section 414(q)(8) of the Code shall be excluded, but such Employees shall still be considered for the purpose of identifying particular Employees who are officers.

                                (ii) If an Employer does not have at least one officer whose Section 415 Compensation is in excess of 50% of the amount in effect in Section 415(b)(1)(A) of the Code, then the highest paid officer of the Employer will be treated as a Highly Compensated Employee.

                (2) In determining who is a Highly Compensated Employee, Employees who are nonresident aliens and who receive no earned income (within the meaning of Section 911(d)(2) of the Code) from an Employer constituting United States source income (within the meaning of Section 861(a)(3) of the Code) shall not be treated as Employees.

                (3) For purposes of determining who is a Highly Compensated Employee, an Employer and any Affiliate shall be taken into account as a single Employer.

                (4)     For purposes of this paragraph, the determination of
        Section 415 Compensation shall be based only on Section 415 Compensation that is actually paid and shall be made by including elective or salary reduction contributions to a plan described in Section 125 of the Code, a plan described in Section 401(k) of the Code, a simplified employee pension described in Section 408(k) of the Code or a plan described in
        Section 403(b) of the Code.

                (5) The term "Highly Compensated Employee" shall also mean any former Employee who separated from service (or was deemed to have separated from service) prior to the Plan Year, performs no service for an Employer during the Plan Year, and was an actively employed Highly Compensated Employee in the separation year or any Plan Year ending on or after the date the Employee attained age 55.

                (6) For purposes of determining whether a Participant is a Highly Compensated Employee, if any Employee is a Family Member of a Highly Compensated Employee who is (A) a 5% owner of an Employer, or (B) one of the ten Highly Compensated Employees paid the greatest amount of Compensation during the Plan Year, then such Family Member shall not be considered as a separate Employee and any Compensation paid to such Family Member (and any applicable benefit or contribution on behalf of such Family Member) shall be treated as if it were paid to or on behalf of the related Highly Compensated Employee.

        (x) "Key Employee" shall mean any Employee or former Employee who is at any time during the Plan Year (or was at any time during the four preceding Plan Years) (1) an officer of an Employer (within the meaning of Section 416(i)(1) of the Code) having an aggregate annual compensation from the Employer and its Affiliates in excess of 50% of the amount in effect under Section 415(b)(1)(A) of the Code for any Plan Year, (2) one of the ten Employees owning (or considered as owning) the largest interests in an Employer, owning more than a 1/2% interest in the Employer, and having an aggregate annual compensation from the Employer and its Affiliates of more than the limitation in effect under
Section 415(c)(1)(A) of the Code for the calendar year that includes the last day of the Plan Year (if two Employees have equal interests in an Employer, the Employees having the greater annual compensation from the Employer shall be deemed to have a larger interest), (3) a 5% owner of an Employer (within the meaning of Section 416(i)(1)(B) of the Code) or (4) a 1% owner of an Employer (within the meaning of Section 416(i)(1)(B) of the Code) having an aggregate annual compensation from the Employer and its Affiliates of more than $150,000.00. For purposes of this paragraph the term "compensation" shall mean an Employee's Section 415 Compensation. The determination of Section 415 Compensation shall be based only on Section 415 Compensation that is actually paid and shall be made by including elective or salary reduction contributions to a plan described in Section 125 of the Code, a plan described in Section 401(k) of the Code, a simplified employee pension described in Section 408(k) of the Code or a plan described in Section 403(b) of the Code.

        (y)     "Limitation Year"  shall mean the Plan Year.

        (z) "Non-Key Employee" shall mean, with respect to any Plan Year, an Employee or former Employee who is not a Key Employee (including any such Employee who formerly was a Key Employee).

        (aa) "Normal Retirement Date" shall mean the date on which a Participant attains the age of 65 years.

        (ab) "Participant" shall mean any Eligible Person who participates in the Plan as provided in Article IV and shall include any former employee of an Employer who was participating in the Plan and who still has a balance in his Account under the Plan.

        (ac) "Plan" shall mean the Home Shopping Network, Inc. Employee Equity Participation Plan as herein set forth, as it may be amended from time to time.

        (ad)    "Plan Administrator" shall mean the Company.

        (ae)    "Plan Year" shall mean the 12-month period ending on December
31.

        (af) "Section 415 Compensation" shall mean wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Section 1.62-2(c) of the Income Tax Regulations), and excluding the following:

                (1) Employer contributions to a plan of deferred compensation which are not includable in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

                (2) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                (3) Amounts realized from the sale, exchange or other disposition of stock acquired from an Employer under a qualified stock option plan; and

                (4) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the Employee).

        (ag)    "Service" means:

                (1)     "Hour of Service" is defined as:

                (A) Any hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These Hours will be credited to the Employee for the computation period in which the duties are performed; and

                (B) Any hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided, however, that no more than 501 Hours of Service shall be credited under this paragraph (1)(B) to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period), and no credit shall be awarded for any payment required by applicable worker's compensation, unemployment compensation or disability insurance laws or for payments which solely reimburse an Employee for medical or medical-related expenses. Hours under this paragraph will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by this reference.

        Notwithstanding anything herein to the contrary, any Employee who is paid on an hourly basis or who is required to account for his hours of work shall be credited with Hours of Service based upon his actual hours of work as reflected by the Employer's books and records. Payments made to Employees for periods during which no services are performed are to be converted into Hours of Service as provided by Labor Department Regulations 29 C.F.R. Section 2530.200b-2(b) and (c). Any other Employee required by paragraph (A) or (B) above to be credited with at least one Hour of Service during his regular payroll period shall be credited with Hours of Service for that period determined by the following schedule:

                          Pay Period               Hours of Service
                          ----------               ----------------
                          Weekly                             45
                          Bi-Weekly                          90
                          Semi-Monthly                       95
                          Monthly                           190

        Any award or agreement providing back pay, irrespective of any mitigation of damages, shall be credited as Hours of Service for the period for which it is allowed provided that it does not result in duplication of hours credited under paragraphs (1)(A) and (B) above.

        Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder. Hours of Service will also be credited for any Leased Employee or other shared employee considered to be an Employee for purposes of this Plan by application of Section 414(n) or Section 414(o) of the Code and the Regulations thereunder and for service with a predecessor employer if the Employer maintains a plan of the predecessor Employer.

        Solely for purposes of determining whether a Break in Service, as defined in paragraph (3) below, has occurred in a Plan Year for participation and vesting purposes, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or, in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (A) by reason of the pregnancy of the individual, (B) by reason of a birth of a child of the individual, (C) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (D) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (A) in the Plan Year in which the absence begins if the crediting is necessary to prevent a Break in Service in that Year, or (B) in all other cases, in the following Plan Year.

                (2) "Year of Service" A Year of Service is defined as the twelve (12) consecutive month computation period during which the Employee completes at least one thousand (1,000) Hours of Service:

                        (A) For purposes of determining a Year of Service for an Employee's eligibility to participate in the Plan pursuant to Article IV(a)(2), the initial eligibility computation period is the twelve (12) consecutive month period commencing with the Employee's Employment

                Commencement Date (or the date an Employee performs his first Hour of Service following a Break in Service, whichever is later) during which the Employee completes at least one thousand (1,000) Hours of Service. All succeeding eligibility computation periods shall be the Plan Year;

                        (B) For purposes of measuring Years of Service for vesting and benefit accrual purposes pursuant to Article VIII(c), after an Employee's satisfaction of the eligibility requirements set forth in Article IV, herein, the computation period shall be the Plan Years beginning with the Plan Year which includes the Employee's Employment Commencement Date. Initial Participants, as defined in Article IV(a)(1), will only be credited with one (1) Year of Service at December 31, 1994, for purposes of Article VIII(c)(2).

                        (C) For purposes of determining a Year of Service for allocating additional shares of Company Stock pursuant to
                Article VI(a)(1), the computation period shall be the calendar year and shall exclude the calendar year which includes the Employee's Employment Commencement Date.

        For vesting purposes no credit shall be given for any Service prior to January 1, 1994.

                (3) "Break in Service" is defined as any twelve (12) consecutive month computation period during which a Participant fails to complete more than five hundred (500) Hours of Service with the Employer or an Affiliate. However, for purposes of determining Breaks in Service for eligibility, vesting and benefit accrual purposes, the computation periods shall be the same respective consecutive twelve (12) month periods used to determine Years of Service pursuant to paragraph (2) above. Notwithstanding anything herein to the contrary, a Break in Service shall not commence if the Participant is on an Authorized Leave of Absence, as defined in paragraph (e) above.

                (4) "Separation from Service" is defined as the date on which an Employee quits, retires, is discharged or dies.

        (ah) "Top Heavy Year" means any Plan Year in which the Top Heavy Tests under Article VII are met.

        (ai)    "Trust" shall mean the trust established by the Trust Agreement.

        (aj) "Trust Agreement" shall mean the agreement providing for the Trust Fund, as it may be amended from time to time.

        (ak) "Trustee" shall mean the individual, individuals or corporation designated as trustee under the Trust Agreement.

        (al) "Trust Fund" shall mean the trust fund established under the Trust Agreement from which the amounts of supplementary compensation provided for by the Plan are to be paid or are to be funded.

        (am)    "Valuation Date"  shall mean the date specified in paragraph
(a) of Article XI on which the net worth of the assets comprising the Trust Fund is determined.


                                  ARTICLE II

                  Name and Purpose of the Plan and the Trust

        (a) Name of Plan. The name of the Plan is the Home Shopping Network, Inc. Employee Equity Participation Plan. The Plan is an employee stock ownership plan which is intended to satisfy the requirements of Code
Section 4975(e)(7) and Regulation Section 54.4975-11.

        (b) Exclusive Benefit. This Plan is created for the sole purpose of providing benefits to the Participants and enabling them to share in the growth of their Company. Except as otherwise permitted by law, in no event shall any part of the principal or income of the Trust be paid to or reinvested in any Employer or be used for or diverted to any purpose whatsoever other than for the exclusive benefit of the Participants and their Beneficiaries.

        (c) Mistake of Fact. Notwithstanding the foregoing provisions of paragraph (b), any contribution made by an Employer to this Plan by a mistake of fact may be returned to the Employer within one year after the payment of the contribution; and any contribution made by an Employer that is conditioned upon the deductibility of the contribution under Section 404 of the Code (each contribution shall be presumed to be so conditioned unless the Employer specifies otherwise) may be returned to the Employer if the deduction is disallowed and the contribution is returned (to the extent disallowed) within one year after the disallowance of the deduction.

        (d) Participant's Rights. The establishment of this Plan shall not be considered as giving any Employee, or any other person, any legal or equitable right against any Employer, any Affiliate, the Plan Administrator, the Trustee or the principal or the income of the Trust, except to the extent otherwise provided by law. The establishment of this Plan shall not be considered as giving any Employee, or any other person, the right to be retained in the employ of any Employer or any Affiliate.

        (e) Qualified Plan. This Plan and the Trust are intended to qualify under the Code as a tax-free employees' plan and trust, and the provisions of this Plan and the Trust should be interpreted accordingly.

                                 ARTICLE III

                              Plan Administrator

        (a) Administration of the Plan. The Plan Administrator shall control and manage the operation and administration of the Plan, except with respect to investments. The Administrator shall have no duty with respect to the investments to be made of the funds in the Trust except as may be expressly assigned to it by the terms of the Trust Agreement.

        (b) Powers and Duties. The Administrator shall have complete control over the administration of the Plan herein embodied, with all powers necessary to enable it to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and discretion to interpret or construe this Plan and to determine all questions that may arise as to the status and rights of the Participants and others hereunder.

        (c) Direction of Trustee. It shall be the duty of the Administrator to direct the Trustee with regard to the allocation and the distribution of the benefits to the Participants and others hereunder.

        (d) Summary Plan Description. The Administrator shall prepare or cause to be prepared a summary plan description (if required by law) and such periodic and annual reports as are required by law.

        (e) Disclosure. At least once each year, the Administrator shall furnish to each Participant a statement containing the value of his interest in the Trust Fund and such other information as may be required by law.

        (f) Conflict In Terms. The Administrator shall notify each Employee, in writing, as to the existence of the Plan and Trust and the basic provisions thereof. In the event of any conflict between the terms of this Plan and Trust as set forth in this Plan and Trust Agreement and as set forth in any explanatory booklet or other description, this Plan and Trust Agreement shall control.

        (g) Nondiscrimination. The Administrator shall not take any action or direct the Trustee to take any action whatsoever that would result in unfairly benefiting one Participant or group of Participants at the expense of another or in improperly discriminating between Participants similarly situated or in the application of different rules to substantially similar sets of facts.

        (h) Records. The Administrator shall keep a complete record of all its proceedings as such Administrator and all data necessary for the administration of the Plan. All of the foregoing records and data shall be located at the principal office of the Administrator.

        (i) Final Authority. Except to the extent otherwise required by law, the decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon each Employer and each Employee, member and Beneficiary and every other interested or concerned person or party.

        (j)     Claims.

                (1) Claims for benefits under the Plan may be made by a Participant or a Beneficiary of a Participant on forms supplied by the Plan Administrator. Written notice of the disposition of a claim shall be furnished to the claimant by the Administrator within ninety (90) days after the application is filed with the Administrator, unless special circumstances require an extension of time for processing, in which event action shall be taken as soon as possible, but not later than one hundred eighty (180) days after the application is filed with the Administrator; and, in the event that no action has been taken within such ninety (90) or one hundred eighty (180) day period, the claim shall be deemed to be denied for the purposes of paragraph (2). In the event that the claim is denied, the denial shall be written in a manner calculated to be understood by the claimant and shall include the specific reasons for the denial, specific references to pertinent Plan provisions on which the denial is based, a description of the material information, if any, necessary for the claimant to perfect the claim, an explanation of why such material information is necessary and an explanation of the claim review procedure.

                (2) If a claim is denied (either in the form of a written denial or by the failure of the Plan Administrator, within the required time period, to notify the claimant of the action taken), a claimant or his duly authorized representative shall have sixty (60) days after the receipt of such denial to petition the Plan Administrator in writing for a full and fair review of the denial, during which time the claimant or his duly authorized representative shall have the right to review pertinent documents and to submit issues and comments in writing. The Plan Administrator shall promptly review the claim and shall make a decision not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time for processing, in which event a decision shall be rendered as soon as possible, but not later than one hundred twenty
        (120) days after the receipt of the request for review. If such an extension is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the Plan provisions on which the decision is based.

        (k) Appointment of Advisors. The Administrator may appoint such accountants, counsel (who may be counsel for an Employer), specialists and other persons that it deems necessary and desirable in connection with the administration of this Plan. The Administrator, by action of its Board of Directors, may designate one or more of its employees to perform the duties required of the Administrator hereunder.


                                  ARTICLE IV

                        Eligibility and Participation


        (a)     Current Employees.

                (1) Initial Participants. Any Eligible Person employed before January 1, 1994 who completes at least one thousand (1,000) Hours of Service during the calendar year 1994 and attained age 21 shall be eligible to participate on the Effective Date of the Plan.

                (2) Future Participants. Any Eligible Person who has not satisfied the requirements specified in paragraph (1) above, shall become eligible to participate in the Plan upon completing a Year of Service and attaining the age of 21. Any such Eligible Person shall enter the Plan as a Participant, if he is still an employee of an Employer, on the first Entry Date concurring therewith or next following his satisfaction of the eligibility requirements.

        (b)     Former Employees.

                (1) An Employee who ceases to be a Participant and who subsequently reenters the employ of an Employer shall be eligible again to become a Participant on the date of his reemployment.

                (2) An Employee who satisfies the eligibility requirements set forth above and who terminates employment with an Employer prior to becoming a Participant will become a Participant on the later of the Entry Date on which he would have entered the Plan had he not terminated employment or the date of his reemployment.


                                  ARTICLE V

                          Contributions to the Trust

        (a) Company's Contribution. The Company shall contribute stock or cash as needed to fulfill the requirements of Article VI paragraphs (a)(1) and
(d) and may contribute Company Stock or cash in such amounts, if any, that the Company's Board of Directors, in its sole discretion, may authorize and direct to be paid and allocated as provided in Article VI paragraphs (a)(2) and (b).

        (b) Payment. The Company's total annual contribution may be made, in one or more installments, not later than the due date (including extensions thereof) for filing the federal income tax return of the Company for its fiscal year ending with or during the Plan Year for which the contribution is made. Company Stock shall be valued at its then fair market value.

        (c) Maximum Amount of Employer Contributions. The aggregate amount of contributions made by the Employer shall not exceed the maximum amount allowable as a deduction for federal income tax purposes for the year of contribution nor shall the Employer contribute an amount for any Participant which exceeds the maximum amount allowable under Code Section 415(c).

        (d) Employee Contributions. Participants shall not be permitted to make any contributions to this Plan.

        (e) No Duty to Inquire. The Trustee shall have no right or duty to inquire into the amount of any contribution made by the Company or the method used in determining the amount of any such contribution, or to collect the same, but the Trustee shall be accountable only for funds actually received by it.


                                  ARTICLE VI

            Participants' Account and Allocation of Contributions

        (a)     Initial Allocation.

        (1) Initial Participants. The Plan Administrator shall allocate to the Company Stock Account of each Participant on the Effective Date of the Plan 100 shares of Company Stock plus 10 shares for each Year of Service of the Plan Participant in excess of 1. For years before 1988, a calendar year during which the Participant was continuously employed shall be treated as a Year of Service regardless of the number of hours worked.

        (2) Future Participants. It is intended that each person who becomes a Participant after the Effective Date receive an initial allocation equal to the lesser of: (A) 100 shares of Company Stock or (B) shares of Company Stock which have a value equal to $1,000, with such shares rounded down to the nearest whole number of shares. If the Company makes discretionary contributions in addition to the Initial Allocation to Initial Participants of paragraph (a)(1), such contributions shall first be allocated pro rata to such Future Participants based on their Entry Dates, with the earliest Entry Date receiving the first allocation, until such Future Participants shall have been allocated the whole number of shares of Company Stock originally calculated as of the Allocation Date contemporaneous with or next following their Entry Date. If such contributions are made during the Plan Year, which includes the Future Participant's Entry Date, such Participant need not be employed on the Allocation Date to share in the allocation provided by this paragraph. If such contributions are made during any Plan Year subsequent to the Plan Year which includes the Future Participant's Entry Date, such Participant must be employed on the Allocation Date to share in the allocation provided by this paragraph. Any discretionary contributions in excess of those required to make the allocations provided herein shall be allocated as provided in paragraph (b) below.

        (b) Additional Allocations. If the Company makes discretionary contributions in addition to the Initial Allocation of paragraph (a), every Eligible Participant employed on the Allocation Date shall share in the contribution in proportion to his Compensation relative to the Compensation of all Eligible Participants employed on that Allocation Date.

        (c)     Limitation on Allocation of Contributions.

                (1) Notwithstanding anything contained in this Plan to the contrary, the aggregate Annual Additions to a Participant's Account under this Plan and under any other defined contribution plans maintained by an Employer or an Affiliate for any Limitation Year shall not exceed the lesser of $30,000.00 (or, if greater, one quarter of the dollar limitation in effect under Section 415(b)(1)(A) of the Code) or 25% of the Participant's Section 415 Compensation for such Plan Year.

                (2) In the event that the Annual Additions, under the normal administration of the Plan, would otherwise exceed the limits set forth above for any Participant, or in the event that any Participant participates in both a defined benefit plan and a defined contribution plan maintained by any Employer or any Affiliate and the aggregate Annual Additions to and projected benefits under all of such plans, under the normal administration of such plans, would otherwise exceed the limits provided by law, then the Plan Administrator shall take such actions, applied in a uniform and nondiscriminatory manner, as will keep the Annual Additions and projected benefits for such Participant from exceeding the applicable limits provided by law. Excess Annual Additions shall be disposed of as provided in paragraph
        (3) below. Adjustments shall be made to this Plan, if necessary to comply with such limits, before any adjustments may be made to any other Plan.

                (3) If as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's Section 415 Compensation, a reasonable error in determining the amount of Employer contributions that may be made with respect to any Participant under the limits of Section 415 of the Code, or other circumstances permitted under Section 415 of the Code, the Annual Additions attributable to Employer contributions for a particular Participant would cause the limitations
                set forth in this paragraph (c) to be exceeded, the excess amount shall be used to reduce Employer contributions for the next Plan Year (and succeeding Plan Years, as necessary) for that Participant if that Participant is covered by the Plan as of the end of the Plan Year. If the Participant is not covered by the Plan as of the end of the Plan Year, such excess amount shall be held unallocated in a suspense account for the Plan Year and reallocated among the Participants as of the end of the next Plan Year to all of the Participants in the Plan in the same manner as an Employer contribution under the terms of paragraphs (a) and (b) of this Article VI before any further Employer contributions are allocated to the Accounts of the Participants, and such allocations shall be treated as Annual Additions to the Accounts of the Participants. In the event that the limits on Annual Additions for any Participant would be exceeded before all of the amounts in the suspense account are allocated among the Participants, then such excess amounts shall be retained in the suspense account to be reallocated as of the end of the next Plan Year and any succeeding Plan Years until all amounts in the suspense account are exhausted.

                (d) Make-Up Allocation. Any Participant who is prevented from receiving all or any portion of the Initial Allocation of Company Stock provided by paragraph (a) because of the limitations of paragraph
        (c) shall be entitled to an allocation of Company Stock in each succeeding year in which he is employed on the Allocation Date up to the limit provided by paragraph (c) until he has received the number of shares of Company Stock he would have received pursuant to paragraph
        (a) but for the limitations of paragraph (c). This paragraph shall not apply to discretionary allocations pursuant to paragraph (b) above.

                (e) Allocation of Forfeitures. Forfeitures arising during the Plan Year shall be allocated in the following order:

                        (1) first to Participants who are entitled to restoration of amounts previously forfeited pursuant to Article VIII paragraph (c)(4)(C);

                        (2) second to Participants who are entitled to a Make-Up Allocation pursuant to Article VI paragraph (d) above;

                        (3) third to Future Participants who had Entry Dates in prior Plan Years and were not allocated the full amount of their Initial Allocation specified in Article VI paragraph (a)(2), above, and in the same order specified in that paragraph;

                        (4) fourth, pursuant to paragraph (a)(2), above, to any Employees who became Participants during the Plan Year; and

                        (5) the balance of any Forfeitures shall be allocated in the same manner as the Company's contribution under paragraph (b), above.

                (f) Allocation of Earnings and Losses. As of each Allocation Date, the Plan Administrator shall credit or charge each Participant's Company Stock Account with its own earnings or losses for the year.

                (g) Allocation of Cash Dividends. Cash dividends paid on Company Stock allocated to a Participant's Company Stock Account shall be credited to that Participant's Company Stock Account.


                                 ARTICLE VII

                                Top Heavy Plan

                (a) Minimum Allocation of Employer Contribution for Top Heavy Plan Year. Notwithstanding the foregoing, if the Plan is a Top Heavy Plan or an Extra Top Heavy Plan for any Plan Year (as determined by the tests set forth in paragraphs (e)(1) and (e)(2) of this Article
        VII), then a participating Non-Key Employee who is in the employ of the Employer on the last day of the Plan Year shall be entitled to a minimum contribution in accordance with the following paragraphs:

                        (1) Only Defined Contribution Plans. If a Participant participates only in defined contribution plans maintained by the Employer or any Affiliate, and the Participant did not receive a contribution under this Plan, and/or any other defined contribution plan maintained by the Employer or any Affiliate equal to the lesser of: (i) three (3%) of the Participant's Section 415 Compensation for the year, or (ii) the percentage of the Section 415 Compensation for the Year which is equal to that of the Key Employee for whom the percentage is the highest, then the aggregate contribution for the year made by the Employer on behalf of each Participant and any Forfeitures allocated to his Account pursuant to this Plan shall be equal to the difference between:

                                (A) the lesser of: (1) three percent (3%) of the Participant's Section 415 Compensation for the year from the Employer or any Affiliate, or (2) the percentage of such Section 415 Compensation which is equal to that of the Key Employee for whom the percentage is the highest, and

                                (B) the contribution otherwise provided by this Plan and all other defined contribution plans maintained by the Employer or any Affiliate.

                        (2) Both Defined Benefit and Defined Contribution Plans. If a Participant is also a participant in a defined benefit plan maintained by the Employer or any Affiliate, the minimum benefit to which a Participant is entitled shall be provided by, and in accordance with, the terms of the defined benefit plan.

                However, if the defined benefit plan does not provide the Participant with a minimum accrued benefit equal to three percent (3%) of the Participant's average annual Section 415 Compensation from the Employer or any Affiliate for each Top Heavy Year or two percent (2%) of a Participant's average annual Section 415 Compensation from the Employer or any Affiliate for each Extra Top Heavy Year, multiplied by the number of Top Heavy Years or Extra Top Heavy Years (not in excess of ten (10) Years) during which he was a Participant in both Plans, and the Participant did not receive a contribution under this Plan and/or any other defined contribution plan maintained by the Employer or any Affiliate of at least seven and one-half percent (7 1/2%) of his
        Section 415 Compensation from the Employer or any Affiliate for a Top Heavy Year or five percent (5%) of such Section 415 Compensation for an Extra Top Heavy Year, the Participant shall be entitled to a minimum contribution for the year under this Plan. The Participant's minimum contribution under this Plan shall be a contribution equal to the difference between:

                        (A)     seven and one-half percent (7 1/2%) of his
                Section 415 Compensation from the Employer or any Affiliate for each Top Heavy Year or five percent (5%) of such Section 415 Compensation for each Extra Top Heavy Year in which he was a Participant in both Plans, and

                        (B) the contribution otherwise provided by this Plan and all other defined contribution plans maintained by the Employer or any Affiliate.

                (3) Rules of Application. The minimum benefit or minimum contribution shall not be offset by any OASDI benefits received by the Participant, and any Top Heavy minimum benefits shall be provided by this Plan only after minimum benefits have been provided by all other Plans.

        (b)     Top Heavy Tests.

                (1) Top Heavy. The Plan will be Top Heavy during the Plan Year if the aggregate accounts of the participating Key Employees determined as of the Determination Date, as provided in paragraph (b) below, equals or exceeds sixty percent (60%) of the aggregate accounts of all Participants included within the aggregation group. In any Top Heavy Year the applicable provisions of paragraph (a) of this Article VII shall apply and the provisions of this Article VII will supersede any conflicting provisions of the Plan.

                (2) Extra Top Heavy. If the sum of the accounts of the participating Key Employees equals or exceeds ninety percent (90%) of the sum of the aggregate accounts of all Participants included within an aggregation group of plans, this Plan shall be considered Extra Top Heavy. If the Plan is Extra Top Heavy, then paragraph (a) of this Article VII shall apply. In addition, paragraph (c)(2) of Article VI shall also apply together with the adjustments required under Section 416(h)(1) of the Code.

         (c) Determination Date. The Determination Date for any Plan Year shall be the last day of the preceding Plan Year, or in the case of the first Plan Year to which this Article applies, the last day of the first Plan Year.

         (d) Aggregation Groups. Each plan maintained by the Employer or any Affiliate in which a Key Employee participates and any other plan maintained by those businesses which enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410, will be considered a part of the aggregation group. Other plans maintained by the businesses which are not required to be included in the aggregation group may be included if the requirements of Code Sections 401(a)(4) and 410 are satisfied when those plans are considered together with the plans of the required aggregation group. In the event that two or more Plans within the aggregation group have different Determination Dates, the present value of all accrued benefits shall be determined separately at each Plan's Determination Date and the accrued benefits for each Plan shall then be aggregated based upon the Determination Dates for each Plan which fall within the same calendar year.

         (e)     Definitions.

                 (1) Accrued Benefits. For purposes of this Article the Accrued Benefits of a Participant, former Participant or Beneficiary shall include the value of:

                          (A) the Participant's retirement benefits provided by his employer as of the most recent Valuation Date occurring within a twelve (12) month period ending on the Determination Date, and (i), in the case of any defined contribution plan maintained by the Employer or any Affiliate, adjusted to include contributions made by (in the case of any profit sharing plan) or due from (in the case of any pension plan) the Employer as of the Determination Date, or (ii), in the case of any defined benefit plan maintained by the Employer or any Affiliate, determined as if the Participant terminated service as of the Determination Date in the first Plan Year or as if the Participant terminated service on the Valuation Date for all subsequent Plan Years. The present value of a Participant's retirement benefits attributable to any defined benefit plan shall be determined using the actuarial assumptions set forth with the provisions of such plan; and

                          (B) all distributions made to a Participant within the Plan Year which includes the Determination Date or within the four (4) preceding Plan Years, but only to the extent that the distribution is not included in the value of the Participant's Account on the Valuation Date. Distributions of benefits received by a Participant from this Plan and rollover into another plan maintained the by Employer or any Affiliate shall not be counted as an accrued benefit under this Plan. This paragraph (e)(1)(B) shall include distributions under a terminated plan which if it had not been terminated would have been required to be included in the aggregation group as defined in paragraph (c) above.

                          Notwithstanding anything to the contrary, if any
                 Employee has not performed services for the Employer or any Affiliate during the 5-year period ending on any Determination Date, the accrued benefit of such Employee shall not be taken into consideration for purposes of determining whether the Plan is Top-Heavy with respect to the Plan Year to which the Determination Date applies.

                 (2) Key Employee Accrued Benefits. The value of the Key Employee Accrued Benefits shall equal the sum of the aggregate values of the accrued benefits of all Key Employees and all Beneficiaries of Key Employees.

                 (3) Non-Key Employee Accrued Benefit. Solely for purposes of determining whether the Plan is Top-Heavy, the accrued benefit of any Non-Key Employee shall be determined (A) under the method, if any, that uniformly applies for accrual purposes under all plans of the Employer or any Affiliate, or (B) if there is no such method, as if such benefit accrued no more rapidly than the lowest accrual rate permitted under the Fractional Accrual Rule of Section 411(b)(1)(C) of the Code.

                 (4) Total Accrued Benefits. The value of the Total Accrued Benefits shall equal the sum of the aggregate value of the Key Employee Accrued Benefits described above plus the aggregate value of the accrued benefits of all other Participants, former Participants and Beneficiaries of plans included within the aggregation group of plans. The Total Accrued Benefits shall not, however, include the Account of any Participant, or Beneficiary of a Participant who was at any time a Key Employee but who is no longer a Key Employee.

                 (5) Compensation. For any Plan Year in which the Plan is Top-Heavy, annual Compensation for purposes of this Article VII shall mean Section 415 Compensation.

                                 ARTICLE VIII

                            Benefits Under the Plan

         (a)     Retirement Benefit.

                 (1) A Participant shall be entitled to retire from the employ of his Employer upon such Participant's Normal Retirement Date. Until a Participant actually retires from the employ of his Employer, he shall continue to be treated in all respects as a Participant.

                 (2) Upon the retirement of a Participant as provided in paragraph (1), such Participant shall be entitled to a retirement benefit in an amount equal to 100% of the balance in his Company Stock Account as of the date of distribution of his benefit.

         (b)     Disability Benefit.

                 (1) In the event a Participant's employment with his Employer is terminated by reason of his total and permanent disability, such Participant shall be entitled to a disability benefit in an amount equal to 100% of the balance in his Company Stock Account as of the date of distribution of his benefit.

                 (2) Total and permanent disability shall mean the total incapacity of a Participant to perform the usual duties of his employment with his Employer and will be deemed to have occurred only when certified by a physician who is acceptable to the Plan Administrator and only if such proof is received by the Administrator within sixty (60) days after the date of the termination of such Participant's employment.

         (c)     Termination of Employment Benefit.

                 (1) In the event a Participant's employment with his Employer is terminated for reasons other than retirement, total and permanent disability or death, such Participant shall be entitled to a termination of employment benefit in an amount equal to his vested interest in the balance in his Company Stock Account as of the date of distribution of his benefit.

                 (2) A Participant's vested interest in his Company Stock Account shall be a percentage of the balance of such Account as of the applicable Valuation Date, based upon such Participant's Years of Service as of the date of the termination of his employment, as follows:

         TOTAL NUMBER OF                                           VESTED
         YEARS OF SERVICE                                        INTEREST
         ----------------                                        --------

         Less than 1 Year of Service                                  -0-
         1 year, but less than 2 years                                20%
         2 years, but less than 3 years                               40%
         3 years, but less than 4 years                               60%
         4 years, but less than 5 years                               80%
         5 years or more                                             100%

        (3)      (A)     If the termination of employment results in five
        consecutive Breaks in Service, then upon the occurrence of such five consecutive Breaks in Service, the non-vested interest of the Participant in his Company Stock Account as of the Valuation Date concurring with or next following the date of his termination of employment shall be deemed to be forfeited and such forfeited amount shall be allocated as provided in paragraph (e) of Article VI. If the Participant is later reemployed by the Company or an Affiliate, the unforfeited balance, if any, in his Company Stock Account that has not been distributed to such Participant shall be set aside in a separate account, and such Participant's Years of Service after any five consecutive Breaks in Service resulting from such termination of employment shall not be taken into account for the purpose of determining the vested interest of such Participant in the balance of his Company Stock Account that accrued before such five consecutive Breaks in Service.

                 (B)     Notwithstanding any other provision of this paragraph
        (c), if a Participant is reemployed by the Company or an Affiliate and, as a result, no five consecutive Breaks in Service occur, the Participant shall not be entitled to any termination of employment benefit as a result of such termination of employment.

        (4)      (A)     Notwithstanding any other provision of this paragraph
        (c), if at any time a Participant is less than 100% vested in his Company Stock Account and, as a result of his termination of employment, he receives his entire vested termination of employment benefit pursuant to the provisions of Article IX, and the distribution of such benefit is made not later than the close of the fifth Plan Year following the Plan Year in which such termination occurs (or such longer period as may be permitted by the Secretary of the Treasury, through regulations or otherwise), then upon the occurrence of such distribution, the non-vested interest of the Participant in his Company Stock Account shall be deemed to be forfeited. Forfeited amounts shall be allocated as provided in paragraph (e) of Article VI.

                 (B) If a Participant is not vested as to any portion of his Company Stock Account, he will be deemed to have received a distribution immediately following his termination of employment. Upon the occurrence of such deemed distribution, the non-vested interest of the Participant in his Company Stock Account shall be deemed to be forfeited. Forfeited amounts shall be allocated as provided in paragraph (e) of Article VI.

                 (C) If a Participant whose interest is forfeited under this paragraph (c)(4) resumes employment covered under the Plan, then such Participant shall have the right to repay to the Trust, before the date that is the earlier of: (i) five years after the Participant's resumption of employment, or (ii) the close of a period of five consecutive Breaks in Service following the date of his distribution, the full amount of the termination of employment benefit previously distributed to him. If the Participant elects to repay such amount to the Trust within the time periods prescribed herein, or if a non-vested Participant whose interest was forfeited under this paragraph (c)(4) resumes employment covered under the Plan prior to the occurrence of five consecutive Breaks in Service, the non-vested interest of the Participant previously forfeited pursuant to the provisions of this paragraph (c)(4) shall be restored to the Company Stock Account of the Participant, such restoration to be made from Forfeitures of non-vested interests and, if necessary, by contributions of the Company, so that the aggregate of the amounts repaid by the Participant and restored by the Company shall not be less than the account balance of the Participant at the time of Forfeiture unadjusted by any subsequent gains or losses.

(d)     Death Benefit.

        (1) In the event of the death of a Participant, his Beneficiary shall be entitled to a death benefit in an amount equal to 100% of the balance in his Company Stock Account as of the date of distribution of his benefit.

        (2) At any time and from time to time, each Participant shall have the unrestricted right to designate a Beneficiary to receive his death benefit and to revoke any such designation. Each designation or revocation shall be evidenced by written instrument filed with the Plan Administrator, signed by the Participant and bearing the signature of a witness to his signature. In the event that a Participant has not designated a Beneficiary or Beneficiaries, or if for any reason such designation shall be legally ineffective, or if such Beneficiary or Beneficiaries shall predecease the Participant, then the personal representative of the estate of such Participant shall be deemed to be the Beneficiary designated to receive such death benefit, or if no personal representative is appointed for the estate of such Participant, then his next of kin under the statute of descent and distribution of the state of such Participant's domicile at the date of his death shall be deemed to be the Beneficiary or Beneficiaries to receive such death benefit.

                 (3) Notwithstanding the foregoing, if the Participant is married as of the date of his death, the Participant's surviving spouse shall be deemed to be his designated Beneficiary and shall receive the full amount of the death benefit attributable to the Participant unless the spouse consents or has consented to the Participant's designation of another Beneficiary. Any such consent to the designation of another Beneficiary must acknowledge the effect of the consent, must be witnessed by a Plan representative or by a notary public and shall be effective only with respect to that spouse. A spouse's consent shall be a restricted consent (which may not be changed as to the Beneficiary unless the spouse consents to such change in the manner described herein). Notwithstanding the preceding provisions of this paragraph (d)(3), a Participant shall not be required to obtain spousal consent to his designation of another Beneficiary if: (i) the Participant is legally separated or the Participant has been abandoned, and the Participant provides the Administrator with a court order to such effect, or (ii) the spouse cannot be located.

         (e) Withdrawals During Employment. Participants shall not be entitled to receive an in-service withdrawal (including loans) under this Plan. Distributions may only be made as provided for under this Article VIII.


                                  ARTICLE IX

                              Payment of Benefits

         (a)     Time and Form of Payment of Benefits.

                 (1)      Except as otherwise provided under this Article IX:

                          (A) The amount of the retirement, disability, termination of employment or death benefit to which a Participant is entitled under paragraphs (a), (b), (c) or (d) of Article VIII shall be paid to him (or his Beneficiary or Beneficiaries in the case of a death benefit), in a lump sum as soon as practicable following the Participant's retirement, disability, termination of employment or death, as the case may be.

                 (2)      (A)     Notwithstanding the foregoing, no
                 distribution shall be made of the retirement, disability or termination of employment benefit to which a Participant is entitled under paragraph (a), (b) or (c) of Article VIII prior to his Normal Retirement Date unless the value of his benefit attributable to Employer contributions, if any, determined as of the time of distribution, does not exceed $3,500.00, or unless the Participant consents to the distribution.

                          (B) In the event that a Participant does not consent to a distribution of a benefit in excess of $3,500.00 to which he is entitled under paragraph (a), (b) or (c) of
                 Article VIII, the amount of his benefit shall be paid to the Participant not later than sixty (60) days after the last day of the Plan Year in which the Participant reaches his Normal Retirement Date.

                 (3)      (A)     Notwithstanding anything contained herein to
                 the contrary, any distribution paid to a Participant (or, in the case of a death benefit, to his Beneficiary or Beneficiaries) pursuant to paragraph (a)(1) above shall commence not later than the earlier of:

                                  (i)      the 60th day after the last day of
                          the Plan Year in which the Participant attains the earlier of age 65 or the Normal Retirement Date; or

                                  (ii)     April 1 of the year immediately
                          following the calendar year in which he reaches age 70-1/2.

                 (4) In the case of a death benefit, payment to the designated Beneficiary shall be made within one year following the Participant's death (unless the designated Beneficiary is the Participant's surviving spouse, in which case such benefit shall begin no later than the date the Participant would have reached age 70-1/2).

                 (5) Notwithstanding the foregoing, payments under the Plan shall satisfy the incidental death benefit requirements and all other applicable provisions of Section 401(a)(9) of the Code, the regulations issued thereunder (including Prop. Reg. Section 1.401(a)
         (9)-2), and such other rules thereunder as may be prescribed by the Commissioner).

         (b) Distribution of Benefits. Distribution of a Participant's benefit under the Plan will be made in whole shares of Company Stock or cash if Company Stock is not available for that purpose. Fractional shares of Company Stock shall be distributed in cash.

         (c)     Put Option.

                 (1) If the Company Stock becomes not readily tradeable on an established securities market, then any Participant, who is otherwise entitled to a distribution from the Plan, shall have the right (the "Put Option") to require that the Company repurchase any Company Stock under a fair valuation formula.

                 (2) The Put Option must be exercisable only by a Participant, by the Participant's donees, or by a person

         (including an estate or its distributees) to whom the Company Stock passes by reason of a Participant's death (Under this paragraph (c)
         (2), Participant or former Participant means a Participant or former Participant and the Beneficiaries of the Participant or former Participant under the Plan). The Put Option must permit a Participant to put the Company Stock to the Company. Under no circumstances may the Put Option bind the Plan. However, it shall grant the Plan an option to assume the rights and obligations of the Company at the time that the Put Option is exercised.

                 The Put Option shall commence as of the day following the date the Company Stock is distributed to the Participant and end 60 days thereafter and, if not exercised within such 60-day period, an additional 60-day option shall commence on the first day of the first month of the Plan Year next following the date the stock was distributed to the Participant (or such other 60-day period as provided in regulations promulgated by the Secretary of the Treasury). However, in the case of Company Stock that is publicly traded without restrictions when distributed but ceases to be so traded within either of the 60-day periods described herein after distribution, the Company must notify each holder of such Company Stock in writing on or before the tenth day after the date the Company Stock ceases to be so traded that for the remainder of the applicable 60-day period the Company Stock is subject to the Put Option. The number of days between the tenth day and the date on which notice is actually given, if later than the tenth day, must be added to the duration of the Put Option. The notice must inform distributees of the term of the Put Options that they are to have. The terms must satisfy the requirements of this paragraph (c)(2).

                 The Put Option is exercised by the holder notifying the Company in writing that the Put Option is being exercised; the notice shall state the name and address of the holder and the number of shares to be sold. The period during which a Put Option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the Put Option is prohibited from honoring it by applicable federal or state law. The price at which a Put Option must be exercisable is the value of the Company Stock determined in accordance with paragraph (c) of Article XI of the Plan. Payment upon exercise of the Put Option shall be made in substantially equal installments over a period certain determined by the payor beginning not later than thirty (30) days after exercise of the option and not extending beyond five (5) years from the date of exercise of the option. Any deferred payments must provide for reasonable interest and adequate security. The payor shall have the right to prepay the deferred payments, without penalty and with interest to the date of payment, in its sole discretion. Payment for Company Stock received other than as part of a "Total Distribution" shall be made within thirty (30) days after exercise of the Put Option.

         For purposes of this Section, "Total Distribution" means a distribution to a Participant or his Beneficiary within one taxable year of the Participant's entire Vested Interest in the Plan.

                 (3) An arrangement involving the Plan that creates a Put Option must not provide for the issuance of Put Options other than as provided under this paragraph (c). The Plan (and the Trust Fund) must not otherwise obligate itself to acquire Company Stock from a particular holder thereof at an indefinite time determined upon the happening of an event such as the death of the holder.

         (d) Location of Participant or Beneficiary Unknown. In the event that all, or any portion of the distribution payable to a Participant or his Beneficiary, hereunder shall remain unpaid after five (5) Plan Years solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his Beneficiary, the amount so distributable shall be treated as a Forfeiture pursuant to the provisions of Article VIII. In the event a Participant or Beneficiary of such Participant is located subsequent to his benefit being reallocated, such benefit shall be restored.

         (e) Transfer to Other Qualified Plans. The Trustee, upon written direction by the Plan Administrator, shall transfer some or all of the assets held under the Trust to another plan or trust meeting the requirements of the Code relating to qualified plans and trust, whether such transfer is made pursuant to a merger or consolidation of this Plan with such other plan or trust or for any other allowable purpose.

         (f)     Direct Rollovers.

                 (1) Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a distributee's (as defined below) election under this paragraph, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution (as defined below) paid directly to an eligible retirement plan (as defined below) specified by the distributee in a direct rollover (as defined below).

                 (2) For purposes of this paragraph, the following terms shall have the following meanings:

                          (A) An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9), and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                          (B)     An "eligible retirement plan" is an
                 individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
                 Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                          (C) A "distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

                          (D) A "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.


                                   ARTICLE X

               Voting and Exercising Other Rights of Securities


         (a) Voting Company Stock. Each Participant (or, in the event of his death, his Beneficiary) shall have the right to direct the Trustee as to the manner in which whole and partial shares of Company Stock allocated to his Company Stock Account as of the record date are to be voted on each matter brought before an annual or special shareholders' meeting. Before each such meeting of shareholders, the Trustee shall furnish to each Participant (or Beneficiary) a copy of the proxy solicitation material, together with a form requesting directions on how such shares of Company Stock allocated to such Participant's Company Stock Account shall be voted on each such matter. Upon timely receipt of such directions, the Trustee shall on each such matter vote as directed the number of shares (including fractional shares) of Company Stock allocated to such Participant's Company Stock Account, and the Trustee shall have no discretion in such matter. The directions received by the Trustee from Participants shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of any Employer. The Trustee shall vote allocated shares for which it has not received direction and unallocated shares of Company Stock in the same proportion as directed shares are voted, and shall have no discretion in such matter.

         (b) Tender Offer. If a tender or exchange offer is commenced for Company Stock:
                 (1) The Trustee shall distribute in a timely manner to each Participant (or Beneficiary) such information as is distributed to holders of Company Stock in connection with the tender or exchange offer.

                 (2) All Company Stock held by the Trustee in Company Stock Accounts shall be tendered or not tendered by the Trustee in accordance with directions it receives from the Participants (or Beneficiaries). Each Participant (or Beneficiary) shall be entitled to direct the Trustee with respect to the tender of such Company Stock allocated to his Account. The instructions received by the Trustee from Participants (or Beneficiaries) shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of any Employer.

                 (3) The Trustee shall not tender Company Stock allocated to Company Stock Accounts with respect to which directions by Participants (or Beneficiaries) are not received or Company Stock held by the Trustee that is not allocated to Company Stock Accounts.

         (c) No Recommendations. The Trustee shall make no recommendations regarding the manner of exercising any rights under this Article, including whether or not such rights should be exercised.


                                  ARTICLE XI

                                  Valuations

         (a) Valuation of Trust Fund. The Plan Administrator shall direct the Trustee, as of each Allocation Date, and at such other date or dates deemed necessary by the Plan Administrator, herein called "Valuation Date", to determine the net worth of the assets comprising the Trust Fund as it exists on the "Valuation Date" prior to taking into consideration any contribution to be allocated for that Plan Year. In determining such net worth, the Trustee shall value the assets comprising the Trust Fund at their fair market value as of the "Valuation Date" and shall deduct all expenses for which the Trustee has not yet obtained reimbursement from the Company or the Trust Fund.

         (b)     Methods of Valuation.    Valuations must be made in good
faith and based on all relevant factors for determining the fair market value of securities. In the case of a transaction between a Plan and a disqualified person, value must be determined as of the date of the transaction. For all other Plan purposes, value must be determined as of the most recent "Valuation Date" under the Plan. An independent appraisal will not in itself be a good faith determination of value in the case of a transaction between the Plan and a disqualified person. However, in other cases, a determination of fair market value based on at least an annual appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to the transaction will be deemed to be a good faith determination of value. If the Company Stock becomes not readily tradeable on an established securities market, then any valuation required under this Plan will be conducted by an independent appraiser meeting the requirements similar to those prescribed under Code
Section 170(a)(1).

                                  ARTICLE XII

                               Investment Funds

         (a) Investment of Trust Fund. The Trustee shall invest the Trust Fund primarily in Company Stock. The Trustee may also invest the Trust Fund in cash, cash equivalents, certificates of deposit, money market funds, guaranteed investment contracts, short term securities, bonds and similar suitable investments.

         (b) Diversification. Any Participant who has attained age 55 and completed 10 years of Plan participation (the "Qualified Participant") shall have the right to make an election to direct the Plan as to investment of his Account. Such a Participant may elect within 90 days after the close of each Plan Year in the qualified election period (as defined in Section 401(a)(28) of the Code) to diversify 25% of his Account, less any amount to which a prior election applies. In the case of the last year to which an election applies, 50% shall be substituted for 25%.

         Notwithstanding the above, if the fair market value (determined at the Plan Valuation Date immediately preceding the first day on which a Qualified Participant is eligible to make an election) of Company Stock acquired by or contributed to the Plan and allocated to a Qualified Participant's Company Stock Account is $500.00 or less, then such Company Stock shall not be subject to this paragraph (b). For purposes of determining whether the fair market value exceeds $500.00, Company Stock held in accounts of all employee stock ownership plans (as defined in Section 4975(e)(7) of the Code) and tax credit employee stock ownership plans (as defined in Section 409(a) of the Code) maintained by the Employer or any Affiliate shall be considered as held by the Plan.

         The Plan may meet the requirements of Section 401(a)(28) of the Code by either: (1) offering at least three (3) investment options, or (2) distributing the portion of the Account covered by the election to the Participant within the 90 day period after the election is made.


                                 ARTICLE XIII

                   Trust Fund and Expenses of Administration

         (a) Trustee. The Trust Fund shall be held by the Trustee, or by a successor trustee or trustees, for use in accordance with the Plan under the Trust Agreement. The Trust Agreement may from time to time be amended in the manner therein provided. Similarly, the Trustee may be changed from time to time in the manner provided in the Trust Agreement.

         (b)     Expenses of Administration.

                 (1)      (A)     Unless otherwise paid or provided by the
                 Company, the assets of the Trust Fund shall be used to pay all expenses of the administration of the Plan and the Trust Fund, including the Trustee's compensation, the compensation of any investment manager, the expense incurred by the Plan Administrator in discharging its duties, all income or other taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust Fund, and any interest that may be payable on money borrowed by the Trustee for the purpose of the Trust.

                          (B) The Company may pay the expenses of the Plan and the Trust Fund. Any such payment by the Company shall not be deemed a contribution to this Plan.

                 (2) Notwithstanding anything contained herein to the contrary, no excise tax or other liability imposed upon the Trustee, the Plan Administrator or any other person for failure to comply with the provisions of any federal law shall be subject to payment or reimbursement from the assets of the Trust.

                 (3) For its services, any corporate trustee shall be entitled to receive reasonable compensation in accordance with its rate schedule in effect from time to time for the handling of a retirement trust. Any individual trustee shall be entitled to such compensation as shall be arranged between the Company and the Trustee by separate instrument; provided, however, that no person who is already receiving full time pay from any Employer or any Affiliate shall receive compensation from the Trust Fund (except for the reimbursement of expenses properly and actually incurred).

                                  ARTICLE XIV

                           Amendment and Termination

         (a) Restrictions on Amendment Termination of Plan. It is the present intention of the Company to maintain the Plan set forth herein indefinitely. Nevertheless, the Company specifically reserves to itself the right at any time, and from time to time, to amend or terminate this Plan in whole or in part; provided, however, that no such amendment:

                 (1) shall have the effect of vesting in any Employer, directly or indirectly, any interest, ownership or control in any of the present or subsequent funds held subject to the terms of the Trust;

                 (2) shall cause or permit any property held subject to the terms of the Trust to be diverted to purposes other than the exclusive benefit of the Participants and their Beneficiaries or for the administrative expenses of the Plan Administrator and the Trust;

                 (3) shall (A) reduce any vested interest of a Participant on the later of the date the amendment is adopted or the date the amendment is effective, except as permitted by law, or (B) reduce or restrict either directly or indirectly any benefit provided any Participant prior to the date an amendment is adopted;

                 (4)      shall reduce the Account of any Participant;

                 (5) shall amend any vesting schedule with respect to any Participant who has at least three Years of Service at the end of the election period described below, except as permitted by law, unless each such Participant shall have the right to elect to have the vesting schedule in effect prior to such amendment apply with respect to him, such election, if any, to be made during the period beginning not later than the date the amendment is adopted and ending no earlier than sixty (60) days after the latest of the date the amendment is adopted, the amendment becomes effective or the Participant is issued written notice of the amendment by his Employer or the Plan Administrator; or

                 (6) shall increase the duties or liabilities of the Trustee without its written consent.

         (b) Amendment of Plan. Subject to the limitations stated in paragraph (a), the Company shall have the power to amend this Plan in any manner that it deems desirable, and, not in limitation but in amplification of the foregoing, it shall have the right to change or modify the method of allocation of contributions hereunder, to change any provision relating to the administration of this Plan and to change any provision relating to the distribution or payment, or both, of any of the assets of the Trust.

         (c) Termination of Plan. Any Employer, in its sole and absolute discretion, may permanently discontinue making contributions under this Plan or may terminate this Plan and the Trust, completely or partially, at any time without any liability whatsoever for such permanent discontinuance or complete or partial termination. In any of such events, the affected Participants, notwithstanding any other provisions of this Plan, shall have fully vested interests in the amounts credited to each of their respective accounts at the time of such complete or partial termination of this Plan and the Trust or permanent discontinuance of contributions. All such vested interests shall be nonforfeitable.

         (d) Discontinuance Procedure. In the event an Employer decides to permanently discontinue making contributions, such decision shall be evidenced by an appropriate resolution of its Board and a certified copy of such resolution shall be delivered to the Plan Administrator and the Trustee. All of the assets in the Trust Fund belonging to the affected Participants on the date of discontinuance specified in such resolutions shall, aside from becoming fully vested as provided in paragraph (c), be held, administered and distributed by the Trustee in the manner provided under this Plan. In the event of a permanent discontinuance of contributions without such formal documentation, full vesting of the interests of the affected Participants in the amounts credited to each of their respective accounts will occur on the last day of the year in which a substantial contribution is made to the Trust.

         (e) Termination Procedure. In the event an Employer decides to terminate this Plan and the Trust, such decision shall be evidenced by an appropriate resolution of its Board and a certified copy of such resolution shall be delivered to the Plan Administrator and the Trustee. After payment of all expenses and proportional adjustments of individual accounts to reflect such expenses and other changes in the value of the Trust Fund as of the date of termination, each affected Participant (or the Beneficiary of any such Participant) shall be entitled to receive, provided that no successor plan has been established, any amount then credited to his Account in accordance with the provisions of Article IX.


                                  ARTICLE XV

                                 Miscellaneous

         (a) Merger or Consolidation. This Plan and the Trust may not be merged or consolidated with, and the assets or liabilities of this Plan and the Trust may not be transferred to, any other plan or trust unless each Participant would receive a benefit immediately after the merger, consolidation or transfer, if the plan and trust then terminated, that is equal to or greater than the benefit the Participant would have received immediately before the merger, consolidation or transfer if this Plan and the Trust had then terminated.

         (b)     Alienation.

                 (1) Except as provided in paragraph (2), no Participant or Beneficiary of a Participant shall have any right to assign, transfer, appropriate, encumber, commute, anticipate or otherwise alienate his interest in this Plan or the Trust or any payments to be made thereunder; no benefits, payments, rights or interests of a Participant or Beneficiary of a Participant of any kind or nature shall be in any way subject to legal process to levy upon, garnish or attach the same for payment of any claim against the Participant or Beneficiary of a Participant; and no Participant or Beneficiary of a Participant shall have any right of any kind whatsoever with respect to the Trust, or any estate or interest therein, or with respect to any other property or right, other than the right to receive such distributions as are lawfully made out of the Trust, as and when the same respectively are due and payable under the terms of this Plan and the Trust.

                 (2) Notwithstanding the provisions of paragraph (b)(1), the Plan Administrator shall direct the Trustee to make payments pursuant to a Qualified Domestic Relations Order as defined in
         Section 414(p) of the Code. The Plan Administrator shall establish procedures consistent with Section 414(p) of the Code to determine if any order received by the Plan Administrator, or any other fiduciary of the Plan, is a Qualified Domestic Relations Order.

         (c) Governing Law. This Plan shall be administered, construed and enforced according to the laws of the State of Florida, except to the extent such laws have been expressly preempted by federal law.

         (d) Action by Employer. Whenever an Employer under the terms of this Plan is permitted or required to do or perform any act, it shall be done and performed by the Board of Directors of an Employer and shall be evidenced by proper resolution of such Board of Directors certified by the Secretary or Assistant Secretary of an Employer.

         (e) Alternative Actions. In the event it becomes impossible for the Company, the Plan Administrator or the Trustee to perform any act required by this Plan, then the Company, the Plan Administrator or the Trustee, as the case may be, may perform such alternative act that most nearly carries out the intent and purpose of this Plan.

         (f) Gender. Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

         IN WITNESS WHEREOF, this Plan has been executed this 28th day of December 2, 1994.

                                                  HOME SHOPPING NETWORK, INC.


                                                  By: /s/
                                                  --------------------------
                                                  Its Vice-President

                                                        "COMPANY"

        HOME SHOPPING NETWORK, INC. EMPLOYEE EQUITY PARTICIPATION PLAN
                      AGREEMENT AND DECLARATION OF TRUST

        This Agreement and Declaration of Trust, made this 28th day of December, 1994, by and between HOME SHOPPING NETWORK, INC., a Delaware corporation, hereinafter referred to as the "Company", and PNC BANK KENTUCKY, INC., hereinafter referred to as the "Trustee".

        WHEREAS, the Company has heretofore adopted its Employee Stock Ownership Plan (a copy of which is annexed hereto and is herein called the "Plan") for the benefit of the Participants and their beneficiaries;

        NOW, THEREFORE, the Company and the Trustee do hereby agree and declare as follows:

                                  ARTICLE I
                         Establishment of Trust Fund

        The Company hereby establishes with the Trustee, pursuant to the Plan, a trust which shall be comprised of an initial amount of $10.00, hereby delivered to the Trustee, together with other sums of money and other property acceptable to the Trustee, and the earnings and profits thereon. All such money and property, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments made by the Trustee, as authorized herein, are referred to herein as the "Fund". The Fund shall be held by the Trustee in trust and dealt with in accordance with the provisions of this Agreement and Declaration of Trust. At no time shall any part of the corpus or income of the Fund be used for or diverted to purposes other than for the exclusive benefit of the Participants and their beneficiaries.

                                  ARTICLE II
                              Duties of Trustee

        2.1 Distributions. It shall be the duty of the Trustee to make payments out of the Trust Fund from time to time on the written directions of the Administrator provided in the Plan to such persons, in the manner and in amounts as may be specified in the written directions of the Administrator, including, when the Administrator shall so direct, payments to the Participants or their beneficiaries under the Plan. Such directions need not specify the purpose of the payment so ordered, and the Trustee shall not be responsible in any way respecting the purpose of the payments, the applications of the payments or for the adequacy of the Fund to meet and discharge any liabilities under the Plan. In the event that more than one Administrator is appointed, the responsibilities of each shall be as determined by the Board of Directors and accepted in writing by the Administrators. In the event no delegation is made by the Board of Directors, the Administrators may allocate the responsibilities among themselves, in which event they shall notify the Trustee and the Board of

Directors in writing of their action. The Trustee thereafter shall be entitled to accept and rely upon any document executed by the appropriate Administrator unless the Board of Directors or the Administrators shall file with the Trustee a written revocation of the designation.

        2.2 Company Stock. The Plan is intended to invest primarily in marketable securities of the Company and qualify as an employee stock ownership plan within the meaning of section 4975(e)(7) of the Internal Revenue Code of 1986, as amended.

        2.3 Investment of Trust Fund. Subject to Section 2.2, above, the Trustee shall invest and reinvest the principal and income of the Fund and keep the Fund invested, without distinction between principal and income, in any and all common stocks, preferred stocks, bonds, treasury bills, mutual funds, shares of open-end management type investment companies, notes, debentures, mortgages, equipment trust certificates, ordinary life insurance, annuity and other investment contracts, common trust or investment funds (including funds which may be established by any bank or trust company which may be or become a Trustee hereunder), and in other property, real or personal, investments and securities of any kind, class or character as the Trustee may deem suitable for the Fund, and may purchase, sell, write or otherwise deal with stock options, both puts and calls, and futures contracts, provided that in selecting investments the Trustee shall use the skill and diligence of a prudent man acting in a like capacity in the conduct of an enterprise of a like character and with like aims. The Trustee, in the Trustee's discretion, may keep a portion of the Fund in cash or cash balance (including deposits with any bank which may be or become a Trustee hereunder) as the Trustee may from time to time deem to be in the best interests of the Fund.

        2.4 Investment Managers. The Trustee may, with the written consent of the Administrator, select one or more Investment Managers, as defined by the Plan, to manage all or any portion of the Trust Fund, and the Trustee shall not thereafter be responsible for any act or omission of the Investment Manager or be under any obligation to invest or otherwise manage any asset of the Plan subject to the control of the Investment Manager.

        2.5 Valuation of Trust Fund. Within 60 days after the end of the fiscal year of the Plan, the Trustee shall ascertain and certify to the Administrator the fair market value, as of the last day of such fiscal year, of all securities and other properties held in the Fund. The fair market values may be determined either by the Trustee or by any other person or persons believed by the Trustee to be competent to make the determination as the Trustee may select. Any determination of value so made shall, for all purposes of the Plan, conclusively establish such values.

                                 ARTICLE III
                              Powers of Trustee

        3.1     Specific Powers.  The Trustee is authorized and empowered:

                (a) To buy, sell exchange, convey, transfer, or otherwise acquire or dispose of any property held by the Trustee, by private contract or at public auction, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of the sale or other disposition;

                (b) To buy, sell, write and otherwise deal with stock options and the purchases and sales may be made on credit including the use of a margin account;

                (c) To vote any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any warrants, conversion privileges, subscription rights, or other options and to make any payments incidental thereto; to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities and to delegate discretionary powers and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property held in the Fund;

                (d) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

                (e) To register any investment held in the Fund in the Trustee's own names or in the name of the nominee or nominees and to hold any investment in bearer form, but the books and records of the Trustee shall at all times show that the investments are part of the Fund;

                (f) To manage, administer, operate, lease for any number of years, develop, improve, repair, alter, demolish, mortgage, pledge, grant options with respect to, or otherwise deal with any real property or interest therein at any time held in trust;

                (g) To employ suitable agents and counsel and to pay their reasonable expenses and compensation;

                (h) To borrow or raise monies for the purposes of the Trust and for any sum so borrowed to issue a promissory note as Trustee and to secure the repayment thereof by pledging all or any part of the Fund, but nothing herein contained shall obligate a Trustee to be liable individually for the borrowing; and no person loaning money to the Trustee shall be bound to see to the application of the money loaned or to inquire into the validity, expediency, or propriety of the borrowing;

        3.2 General Powers. Notwithstanding the provisions of Section 3.1, the Trustee is authorized and empowered to perform all acts not specifically mentioned herein as the Trustee may deem necessary to administer the Trust
Fund and to carry out the purposes of the Trust.

        3.3 Defined Terms. Capitalized terms used in this Agreement but not specifically defined herein shall have the meaning described to them in the Plan.

                                  ARTICLE IV
                                   Trustee

         4.1 Resignation or Removal of Trustee. Any Trustee may resign at any time upon 60 days' notice in writing to the Company and the Administrator. A Trustee may be removed by the Company at any time upon 60 days' notice in writing to the Trustee and the Administrator. Upon the resignation or removal of a Trustee, the Company shall appoint a successor Trustee who shall have the same powers and duties as those conferred upon the former Trustee hereunder. The former Trustee shall assign, transfer, and pay to the remaining Trustee or the successor Trustee the Funds and properties then held by the former Trustee and constituting a part of the Fund. The former Trustee is authorized, however, to reserve a reasonable sum of money for payment of fees and expenses in connection with the settlement of the trust accounts or otherwise, and any balance of the reserve remaining after the payment of fees and expenses shall be paid to the remaining or successor Trustee.

         4.2 Accounting by Trustee. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements, and other transactions hereunder, and all accounts, books, and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Administrator. Within 60 days following the close of the Plan's fiscal year, and within 90 days after the removal or resignation of a Trustee as provided in paragraph 4.1 hereof, the Trustee shall file with the Company a written account setting forth all investments, receipts, disbursements and other transactions effected by the Trustee during the fiscal year or during the period from the close of the last fiscal year to the date of the removal or resignation, which account so filed shall be open to inspection during business hours by the Administrator and by the Participants and their beneficiaries for a period of 30 days immediately following the date on which the account is filed with the Company. Upon the expiration of the 30-day period, the Trustee shall be forever released and discharged from all liability and accountability to anyone with respect to the propriety of the acts and transactions shown in the account, except with respect to any act or transaction as to which the Company, Participants, or beneficiaries shall have filed written objections with the Trustee within the 30-day period.

         4.3 Reliance by Trustee. Any action by the Board of Directors of the Company pursuant to any of the provisions of this Agreement and Declaration of Trust shall be evidenced by a resolution of the Board of Directors certified to the Trustee over the signature of its secretary or any assistant secretary under the corporate seal, and the Trustee shall be fully protected in acting in accordance with the resolutions. All directions, requests, and instructions of the Administrator to the Trustee shall be in writing, and the Trustee shall act and shall be fully protected in acting in accordance with the directions, requests and instructions. The Company shall furnish the Trustee from time to time with certified copies of resolutions of its Board of Directors evidencing the appointment and termination of office of Administrator.

         4.4 Liability of Trustee. The Trustee from time to time may consult with counsel, who may be counsel for the Company, and other advisers and shall be fully protected in reasonably and prudently acting on the advice.

         4.5 More than One Trustee. During any time when there shall be more than one Trustee serving, action shall be taken by a majority vote of the Trustee at a meeting or in writing without a meeting. The Trustee may authorize and direct one Trustee to communicate the actions of the Trustee to the Administrator or any other interested party. In that event the Administrator shall be notified of the authorization and shall be entitled to rely on the communication.

                                  ARTICLE V
                          Termination and Amendment

         5.1 Termination of Plan. The Company shall have the right at any time to permanently discontinue its contributions hereunder and to terminate or partially terminate its participation in this Plan and Trust by delivering to the Trustee and the Administrator written notice of the discontinuance, termination or partial termination, in which event the Fund shall be disposed of by the Trustee in accordance with the written directions of the Administrator.

         5.2 Amendment of Trust. The Company reserves the right at any time and from time to time, by action of its Board of Directors, to modify or amend, in whole or in part, any or all of the provisions of this Agreement and Declaration of Trust provided that no modification or amendment which affects the rights, duties or responsibilities of the Trustee may be made without the Trustee's consent in writing, and provided further, that no modification or amendment shall authorize or permit, at any time, any part of the corpus or income of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries under the Plan.

         5.3 Adoption by Affiliates. Affiliates of the Company may, with the consent of the Company, adopt this Plan for the benefit of their employees.
 Any such Affiliate may also discontinue its participation in the Plan at any time by giving appropriate notice to the Trustee, the Company and the Plan Administrator.

                                  ARTICLE VI
                           Miscellaneous Provision

         6.1 Expenses and Taxes. All brokerage costs and transfer taxes incurred in connection with the investment and reinvestment of the Fund, all expenses (other than fees for legal services rendered to the Trustee) incurred in connection with the acquisition or holding or real property, any interest therein or mortgage thereon, and all income taxes or other taxes of any kind whatsoever which may be levied or assessed under existing or future laws upon or in respect of the Fund, and any interest which may be payable on money borrowed by the Trustee for the purposes of the Trust, shall be paid from the Fund, and until paid, shall constitute a charge upon the Fund. All other administrative expenses actually incurred by the Trustee in the performance of Trustee's duties hereunder, including fees for legal services rendered to the Trustee and such compensation to any Trustee who is not also an employee of the Company as may be agreed upon in writing from time to time between the Company and the Trustee, shall be paid by the Company, but until paid shall constitute a charge upon the Fund.

         6.2 Applicable Law. The Plan and this Agreement and Declaration of Trust shall be administered, construed and enforced according to the Employee Retirement Income Security Act of 1974, as amended, and the laws of the State of Florida, to the extent they are not inconsistent therewith.

         IN WITNESS WHEREOF, this Agreement has been executed on the day and year set forth in the first paragraph of page 1, above.

Attest:                                            HOME SHOPPING NETWORK, INC.

By: /s/                                            By: /s/
    -------------------------                          ------------------------
              Asst. Secretary                                    Vice-President


        (Corporate Seal)

                             TRUSTEE'S ACCEPTANCE


         PNC BANK KENTUCKY, INC. hereby accepts the designation by the Board of Directors of HOME SHOPPING NETWORK, INC., as Trustee under this Agreement and Declaration of Trust.

         In exercising the responsibilities hereunder, the Trustee understands that he is the fiduciary of the Plan and will be held responsible for their actions and failures to act in that capacity.

                                         Brenda Higgins, VP Trust Officer
                                         --------------------------------
                                                     "Trustee"


STATE OF FLORIDA
COUNTY OF PINELLAS

        The foregoing instrument was acknowledged before me this 28th day of December, 1994, by Kevin J. McKeon and H. Steven Holtzman as Vice President and Secretary, respectively, of HOME SHOPPING NETWORK, INC., on behalf of the Company, who is personally known to me or has produced ______________________ as identification.


                                       Shirley S. Edwards
                                       --------------------------------
                                       NOTARY PUBLIC
                                       Name:
                                            ---------------------------
                                       My Commission Expires:


                                               (SEAL)

STATE OF KENTUCKY
COUNTY OF JEFFERSON

        The foregoing instrument was acknowledged before me this 29th day of December, 1994, by Brenda Higgins, as Trustee, who is personally known to me or who has produced ____________________ as identification.


                                       Judy A. Franklin
                                       --------------------------------
                                       NOTARY PUBLIC
                                       Name: Judy A. Franklin
                                            ---------------------------
                                       My Commission Expires: 3/30/96

                                                                   EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT
                              --------------------


     EMPLOYMENT AGREEMENT dated as of August 16, 1994 between HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"), and DAVID F. DYER ("Executive").

     This Agreement sets forth the terms and conditions of Executive's employment by the Company as the Company's Chief Operating Officer.

     In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1.   Term and Termination.

          (a) Term. The term of Executive's employment under this Agreement (the "Employment Term") shall commence immediately upon the execution of this Agreement (the "Effective Date") and end on the fifth anniversary of such date. The Employment Term shall be automatically extended beyond the original five-year term for successive one-year terms unless at least one hundred eighty (180) days prior to the expiration of the original Employment Term or any subsequent renewal thereof, either party notifies the other party in writing that it is electing to terminate this Agreement at the expiration of the then current term. During the Employment Term, the Company agrees to employ Executive and Executive agrees to serve the Company upon and subject to the terms and conditions set forth in this Agreement.

          (b) Termination by the Company. Executive' s employment by the Company may be terminated by the Company only as provided in clauses (i) through (iv) below.

               (i) Upon the death of Executive.

               (ii) Upon six (6) months' prior written notice from the Company to Executive (the "Notice Period"), in the event of an illness or other disability which has incapacitated Executive from performing his duties hereunder, as determined in good faith by the Board of Directors of the Company, for an aggregate of one hundred eighty (180) consecutive days during the twelve calendar months preceding the month in which such notice is given; provided, however, that in the event that prior to the end of the Notice Period, Executive recovers from such illness or other disability to an extent permitting him to perform his duties hereunder, the notice of termination pursuant to this clause (ii) shall be of no further force and effect.

               (iii) At any time upon giving written notice of such termination to Executive and by (x) paying to Executive in a lump sum upon such termination an amount equal to (A) Annual Base Salary (as hereinafter defined) that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term plus (B)(1) the amount of Annual Bonus (as hereinafter defined) that Executive would have been entitled to receive had his employment by the Company continued until the end of the fiscal year in which such termination occurred (such amount of Annual Bonus is hereinafter referred to as the "Remainder Bonus") and (2) any Annual Bonus for a prior fiscal year that has been earned but not yet paid and (y) forgiving the Loan (as hereafter defined). In addition, Executive shall receive benefits as provided in Section l(h), and his Options shall be treated as specified in
Section 12.

               (iv) At any time for "Cause", which for purposes of this Agreement shall be deemed to have occurred only on the happening of any of the following:

                        (A) the plea of guilty to, or conviction for, the
               commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement;

                        (B) a material breach by Executive of a material
               fiduciary duty owed to the Company;

                        (C) a material breach by Executive of any of the
               covenants made by him in Sections 6 and 7 hereof; or

                        (D) the willful and gross neglect by Executive of the
               material duties specifically and expressly required by this Agreement.

provided, however, that any claim that "Cause", within the meaning of clauses
(B), (C) or (D) above, exists for the termination of Executive's employment may be asserted on behalf of the Company only by a resolution duly adopted by two-thirds of the total number of members of the Board of Directors of the Company, and only after 15 days prior written notice to Executive during which period he may cure the breach or neglect that is the basis of any such claim, if curable; provided, further, that no state of facts that, with or without notice to Executive or the passage of time or both, would give rise to the right of the Company to terminate Executive's employment pursuant to clause
(ii) of this Section l(b) may, directly or indirectly, in whole or in part, be the basis for a claim that Cause, within the meaning of clause (D) above, exists for the termination of Executive's employment; provided, further, that during the period of twelve (12) months following a Change in Control (as hereinafter defined), Cause shall be deemed to have occurred only upon the happening of an event referred to in clause (A) above; and provided, further, that the term "material" as used in clauses (B), (C) and (D) above and in
Section 10 hereof shall be construed by reference to the effect of the relevant action or omission on the Company and its subsidiaries taken as a whole.

               (c) Effect of Termination by the CompanY. If Executive's employment is terminated by the Company pursuant to Section 1(b)(iii) hereof, he shall receive only the amounts and benefits, and his Options shall be treated, as provided in Section 1(b)(iii). If Executive dies while employed by the Company, his employment will thereupon be terminated pursuant to Section 1(b)(i) and he shall receive pursuant to this Agreement his Annual Base Salary and Annual Bonus (to the extent not otherwise included in the Remainder Bonus) that has accrued in favor of Executive as of the date of his death, to the extent unpaid or delivered, and the Remainder Bonus, and the Loan shall be forgiven, but Executive shall be eligible to receive benefits under the Company's life insurance and death benefits plans or practices in which he is then participating, to the extent provided in such plans or practices, and his Options shall be treated as specified in Section 12. If Executive's employment is terminated pursuant to Section 1(b)(ii) of this Agreement, his Options shall be treated as specified in Section 12 and the Company shall (i) continue to pay to Executive his Annual Base Salary as and when the same would otherwise be due in accordance with Section 4 of this Agreement until the first to occur of the expiration of the Employment Term or the date of Executive's death, (ii) pay the Remainder Bonus to Executive on the date of such termination and (iii) the Loan shall be forgiven. The amounts payable by the Company pursuant to the foregoing sentence shall be reduced by the amount of any long term disability benefits paid directly to Executive pursuant to any benefit or welfare plans maintained by the Company for Executive's benefit. If Executive's employment is terminated by the Company for Cause pursuant to Section 1(b)(iv) hereof, he shall receive pursuant to this Agreement only his Annual Base Salary earned as of the date of termination, and his Options shall be treated as specified in Section 12. The phrase "designated beneficiary or beneficiaries" shall mean the person or persons named from time to time by Executive in a signed instrument filed for this purpose with the Company. If the designation made in any such signed instrument shall for any reason be ineffective, the phrase "designated beneficiary or beneficiaries" shall mean Executive's estate. With respect to the payment of the Remainder Bonus, such amount shall be the amount which would have been payable to Executive as his Annual Bonus in accordance with the applicable Company plan or program had Executive's employment continued until the end of the fiscal year of the Company in which such termination occurred, but without regard to any requirement in such plan that Executive be employed by the Company at any time following the conclusion of such succeeding fiscal year in order to receive his Annual Bonus.

               (d) Termination by Executive. The Executive's employment may be terminated during the Employment Term by the Executive (i) for Good Reason or (ii) without any reason during the twelve (12) month period immediately following a Change in Control or (iii) without any reason at any time. For purposes of this Agreement, "Good Reason" shall mean:

                        (A) the assignment to the Executive of any duties inconsistent in any with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                        (B) any material breach of this Agreement by the
               Company which is not remedied by the Company promptly after receipt of notice thereof given by the Executive;

                        (C) any purported termination by the Company of the
               Executive's employment other wise than as expressly permitted by this Agreement;

                        (D) any failure by the Company to comply with and
               satisfy Section 13 of this Agreement; or

                        (E) (i) failure of Employee to be elected or appointed
               to the Company's Board of Directors within ninety (90) days of the Effective Date, (ii) failure of Executive to be reelected to the Board of Directors or (iii) Executive's removal from the Board of Directors.

For purposes of this subsection (d), a determination of "Good Reason" by the Executive which is reasonable and is made in good faith shall be conclusive.

               (e) Effect of Termination by the Executive. If Executive terminates his employment with the Company pursuant to Section 1(d)(i) or (ii) of this Agreement, the Company shall pay to Executive in a lump sum upon such termination an amount in cash equal to (i) all Annual Base Salary that has accrued in favor of Executive as of the date of termination, to the extent unpaid or delivered, (ii) the Annual Base Salary that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term, and (iii) the Remainder Bonus and the Loan shall be forgiven. In addition, Executive shall receive benefits as provided in Section 1(h), and his Options shall be treated as specified in Section 12. If Executive terminates his employment with the Company pursuant to Section 1(d)(iii) and is not eligible to terminate under Section 1(d)(i) or (ii), the Company shall only pay to Executive in a lump sum upon such termination an amount of cash equal to all Annual Base Salary that has accrued in favor of Executive as of the date of termination, to the extent unpaid or delivered, and his Options shall be treated as specified in Section 12.

               (f) Survival. Upon termination of Executive's employment and payment of the amounts due Executive pursuant to Section 1 of this Agreement, the obligations of the Company and the Executive under this Agreement shall terminate, except that the Company's obligations with respect to the payment of amounts upon the death or disability of Executive, Section 1(h) (Continuation of Benefits), Section 4(e) (Indemnification), Section 5 (Reimbursement of Expenses) (as it relates to expenses incurred prior to such termination, including, without limitation, relocation expenses incurred pursuant to Section 5(c) and Schedule 5(c)), Section 12 (Stock Options) and
Section 13 (Successors), and the Executive's obligations under Sections 6 (Noncompetition), 7 (Confidentiality), 8 (Delivery of Materials) and 9 (Noninterference), will survive (in accordance with the terms and conditions thereof) any such termination.

               (g) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred as of the date upon which either (x) Tele-Communications, Inc. ("TCI", which term shall include TCI's affiliates and any successor corporation, partnership or other entity formed as a result of or in connection with any pro rata distribution of securities or the right to acquire securities to the holders of securities of TCI, provided that the condition of clause (y) of this Section 1(g) hereof continues to be satisfied) ceases to be the sole "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities (as hereinafter defined) having a majority of the outstanding Voting Power (as hereinafter defined) of the Company, (y) any person or group (within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act) not presently an affiliate of TCI becomes the beneficial owner of Voting Securities of TCI having a majority of the outstanding Voting Power of TCI or (z) sale or other disposition of all or substantially all of the assets of the Company in any transaction or series of related transactions to a person that is not an affiliate of TCI. As used herein, the following terms shall have the following meanings: (i) "Voting Securities" shall mean any securities of the Company or TCI, as the case may be, entitled, or which may be entitled, to vote on matters submitted to stockholders generally (whether or not entitled to vote generally in the election of directors), or securities which are convertible into, or exercisable or exchangeable for such Voting Securities, whether or not subject to the passage of time or any contingency; (ii) "Voting Power" shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities (or by the holders of any other Voting Securities into which such Voting Securities may be convertible, exercisable or exchangeable for, whichever yields the highest number of votes) upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities; and (iii) "affiliate" shall have the meaning set forth in Rule 13e-3(a)(1) under the Exchange Act.

               (h) Continuation of Certain Benefits. In the event Executive's employment is terminated by the Company due to death or disability, or for any reason other than for Cause, or if Executive terminates under Section 1(d)(i) or (ii), then for the remainder of the Employment Term the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as in effect and applicable generally to other executives and their families; provided, however, that the Company may terminate such benefits if the Executive becomes reemployed with another employer and is eligible to receive similar benefits under such subsequent employer's benefit plans. For purposes of determining eligibility of the Executive for retiree benefits pursuant to the Company's plans, practices, programs and policies, in the event of a termination described in the preceding sentence, the Executive shall be considered to have remained employed until the end of the Employment Term and to have retired on the last day of such period.

               2. Services to be Rendered by Executive. The Company and Executive agree that Executive will serve the Company as its Chief Operating Officer. Executive shall be responsible for all the Company's merchandizing and marketing operations, reporting directly to the Company's chief executive officer. In such capacity, Executive shall perform all reasonable acts customarily associated with such position, and necessary or desirable to protect and advance the best interests of the Company. Executive shall perform such acts and carry out such duties, and shall in all other respects serve the Company faithfully and to the best of his ability.

               3. Time to be Devoted by Executive. Executive agrees to devote substantially all of his business time, attention, efforts and abilities to the business of the Company and to use his best efforts to promote the interests of the Company. During the Employment Turn it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

               4.       Compensation.

                        (a) Salary. During the Employment Turn, the Executive shall receive an annual base salary of not less than $500,000 ("Annual Base Salary"), increased at least four percent annually, which shall be paid in accordance with the Company's customary payroll practices for salaried employees.

                        (b) Bonus: Loan.

                            (i) Annual Bonus. In addition to Annual Base Salary and other compensation under this Agreement, the Executive shall be entitled to participate in the Company's Management Incentive Plan ("MIP") and be paid on an annual basis such bonus amount ("Annual Bonus") as determined pursuant to the MIP.

                            (ii)  Loan. Upon the Effective Date, against
               Executive's execution of a note evidencing the terms and conditions thereof, the Company shall loan to Executive $1,000,000 (such amount plus interest accrued thereon as yet then unpaid, hereinafter the "Loan"). The Loan shall (i) bear interest at 5.80% per annum, (ii) be due with respect to both principal and interest on the earlier of (x) 2 years and 10 days following the Effective Date or (y) termination of Executive's employment in accordance with Section 1 (b)(iv) or
               Section 1 (d)(iii), and (iii) be evidenced by a written note executed by Executive in favor of Company. Subject to earlier forgiveness as may be required under this Agreement, the Loan shall be forgiven on the following dates if Executive is then employed by the Company.

               Date                                      Amount Forgiven
               ----                                      ---------------
       January 1, 1995                  $500,000 plus accrued interest attributable thereto
       July 1, 1995                     $250,000 plus accrued interest attributable thereto
       2 years from Effective Date      $250,000 plus accrued interest attributable thereto.

               (c) Benefits. During the Employment Term, the Executive (including, where applicable, Executive's family) shall be entitled to benefits in accordance with the welfare benefit and incentive plans, practices, programs and policies of the Company (including, but not limited to, retirement, savings, incentive and stock compensation plans, employee stock purchase plans, medical, death and disability, life and other insurance plans and policies). Minimum service eligibility conditions of such plans shall be waived unless such a waiver would adversely affect the plan or participants therein.

               (d) Vacation. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per year or such longer period as may be provided by the Company in accordance with the plans, policies, programs and practices of the Company applicable to executives of the Company generally.

               (e) Indemnification.

               (i) In addition to any separate agreements between Executive and the Company relating to indemnification, the Company will indemnify and hold harmless Executive, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any subsidiary or affiliate of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by Executive to repay all amounts advanced if it should ultimately be determined that Executive is not entitled to be indemnified under this Section.

              (ii) In addition to the foregoing, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses incurred by Executive in connection with the defense (including in connection with the defense of counterclaims or cross-claims) of any claim, action, suit or proceeding relating to the enforcement by the Company (including claims, actions, suits or proceedings brought in the right of the Company) of the provisions of Sections 6, 7, 8 or 9 of this Agreement; provided, however. that in the event that the Company (or any person asserting the Company's right) is the prevailing party in such enforcement action (as determined by a court of competent jurisdiction in a final adjudication not subject to appeal), the Executive shall reimburse the Company for all payments made by it pursuant to this
     Section 4(e)(ii).

               (iii) Except as otherwise provided in Section 4(e)(ii) above, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code (as hereinafter define).


          (f)  Certain Reduction of Payments by the Company.

               (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reduction required under this Section 4(f)) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of all Payments shall be reduced (but not below zero) such that such aggregate present value of Payments equals the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of
     Section 280G of the Code. For purposes of this Section 4(f), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

               (ii) All determinations required to be made under this Section 4(f) shall be made by the Company's regular independent accounting and auditing firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne by the Company. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4(f), provided that if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4(f) and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such Payments as are then due to the Executive and shall promptly pay to or distribute to or for the benefit of the Executive such Payments as become due to the Executive.

               (iii) As a result of the uncertainty in the application of
     Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     5.   Expenses: Relocation Expenses.

          (a) During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

          (b) In addition, the Company shall reimburse Executive for the costs and expenses relating to the temporary and permanent relocation of Executive and his family to the Tampa, Florida area, including, but not limited to, reimbursement of Executive for all reasonable temporary housing expenses for Executive and his family during the period of their temporary relocation plus any taxes imposed upon Executive with respect thereto.

          (c) The Company shall provide Executive with the benefits (financial and otherwise) of the Company's relocation policy (a description of which is set forth in Schedule

5(c) to this Agreement) with respect to the sale of Executive's PRINCIPAL RESIDENCE OCCUPIED prior to his relocation to the Tampa, Florida area.

          (d) It is at the request of the Company that for each calendar year during the Employment Term, Executive shall attend a flight training course for which Company shall reimburse Executive up to $10,000 per year.

     6. Noncompetition. Executive agrees that while in the employ of the Company and, if Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, for the period beginning on the date Executive terminates his employment and ending on the date the Employment Term was otherwise scheduled to expire (the "Subject Period"), Executive will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the business of the Company or any of its majority-owned subsidiaries as it is conducted while Executive is employed by the Company, except as provided in Schedule 6 hereto. Nothing herein contained shall be construed as denying Executive the right to own securities of any such corporation which is listed on a national securities exchange or quoted in the National Association of Security Dealers, Inc. Automated Quotation System (the "NASDAQ System") to the extent of an aggregate of 5% of the amount of such securities outstanding.

     7.   Confidentiality.

          (a) Executive agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder) and during the period of two years following the scheduled expiration of the Employment Term, he shall not, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization, and shall use his best efforts to prevent the publication or disclosure of, any Confidential Information (as hereinafter defined) concerning the Company, but this Section 7(a) shall not prevent Executive from responding to any subpoena, court order or threat of other legal duress, provided Executive notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief. The term "Confidential Information" shall mean information disclosed to Executive by the Company in connection with his employment relating to the business of the Company, including its accounts and finances, customers and customer lists, and its future plans and proposals, to the extent that the foregoing matters are considered proprietary by the Company; Provided. however. that the following shall not be deemed to be Confidential Information:

               (i) information which is or becomes publicly known other than as a result of a breach of this provision by Executive;

               (ii) information lawfully in the possession of Executive prior to disclosure to him by the Company;

               (iii) information disclosed to Executive by any third party; or

               (iv) information developed independently by Executive subsequent to Executive's employment by the Company.

          (b) Executive agrees that he will comply with the provisions of any confidentiality agreements with others to which he is or may be subject. More specifically, Executive will not divulge to the Company any confidential or proprietary information in violation of any agreements with others.

     8. Delivery of Materials. Executive agrees that upon the termination of his employment he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.


     9. Noninterference. Executive agrees that he will not, while in the employ of the Company and, in the event Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, during the Subject Period, solicit the employment of any employee of the Company on behalf of any other person, firm, corporation, entity or business organization, or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.

     10. Remedies of the Company. Executive agrees that, in the event of a material breach by Executive of this Agreement, in addition to any other rights that the Company may have pursuant to this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. Executive agrees that because Executive's services to the Company are of such a unique and extraordinary character, a suit at law may be an inadequate remedy with respect to a breach by Executive of Sections 6, 7, 8 and 9 hereof, and that upon any such breach or threatened breach by him of such Sections the Company shall be entitled, in addition to any other lawful remedies that may be available to it, to injunctive relief.

     11. Notices. All notices to be given hereunder shall be deemed duly given when delivered personally in writing or mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

          (a)    If to be given to the Company:

                 Home Shopping Network, Inc.
                 2501 118th Avenue North
                 St. Petersburg, Florida 33716
                 Attention: Legal Department

                  With a separate copy to:

                  Joseph A. Cialone, II
                  Baker & Botts, L.L.P.
                  910 Louisiana
                  Houston, Texas 77002-4995

          (b)     If to be given to Executive:

                  David F. Dyer
                  Home Shopping Network, Inc.
                  2501 118th Avenue North
                  St. Petersburg, Florida 33716

                  With a separate copy to:

                  Joseph E. Bachelder
                  Law Offices of Joseph E. Bachelder
                  780 Third Avenue
                  New York, New York 10017

or to such other address as a party may request by notice given in accordance with this Section 11.

     12.  Stock Options.

          (a) The Company hereby grants, effective as of the date hereof ("Grant Date"), to Executive stock options ("Options") with respect to 1,500,000 (the "Total Number of Options") shares of the Company's common stock, par value $.01 per share (the "Common Stock", which term shall include the Common Stock of the Company as it exists on the date hereof and any class or series into which it may hereafter have been changed). The Options granted hereunder (i) shall be at an option price (the "Option Price") per share equal to the fair market value of Common Stock on the Grant Date which is $11.50 per share, (ii) shall vest over a five-year period as follows: one-fifth of the Total Number of Options shall vest and become exercisable by Executive on each anniversary of the Effective Date, commencing with the first anniversary of the Effective Date, such that the Total Number of Options will be fully vested on the fifth anniversary of the Effective Date, unless such vesting is accelerated pursuant to the terms of Section 12(b) or the terms of Schedule 12 of this Agreement, (iii) shall have a term expiring 10 years, unless sooner terminated by reason of the provisions of the Stock Option Grant, from the Grant Date and (iv) if not sooner exercised or expired shall be exercisable in full for at least 10 days prior to any liquidation or dissolution of the Company.

          (b) Options granted hereunder shall contain the terms set forth in Schedule 12 of this Agreement and, in addition, upon termination of employment by Company without

Cause or by Executive for Good Reason, or during the period described in paragraph 1(d)(ii), or by reason of Executive's death, the Options will fully vest and be exercisable for one year. If employee voluntarily terminates, other than during the period described in paragraph 1(d)(ii), or is terminated for Cause, the Options will be exercisable for not more than twelve months following the date of termination and then only to the extent vested as of the date of termination. If Executive's employment is terminated pursuant to
Section 1(b)(ii) of this Agreement, the Options shall lapse at the earlier of the end of the ten-year term of the Option or the end of a period of time after employment termination equal to one month for each full or partial year of employment with the Company from the most recent date of employment.

          (c) In the event of a stock dividend, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event affecting the Common Stock such that an adjustment is required in order to preserve the benefits of this Section 12, an adjustment shall be made to increase or decrease any or all of (i) the number and kind of shares subject to the Options granted hereunder and/or (ii) the Option Price, in such manner as the Company's board of directors may deem reasonable and appropriate; provided. however. that the number of shares subject to the Options granted hereunder shall always be a whole number.

     13.  Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. However, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     14.  Miscellaneous.

          (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings with respect to Executive's employment by the Company, whether oral or written, between the parties hereto. This Agreement may not be changed nor may any provision hereof be waived except by an instrument in writing duly signed by the party to be charged. This Agreement shall be interpreted, governed and controlled by the law of the State of Florida, without reference to principles of conflict of laws.

          (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (c) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 1(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                   HOME SHOPPING NETWORK, INC.

                                   By: /s/ John M. Draper
                                       ---------------------------------------
                                         John M. Draper, Chairman of the
                                         Compensation and Benefits Committee
                                         of the Board of Directors




                                        /s/ David F. Dyer
                                       ---------------------------------------
                                          David F. Dyer