Form 10-K/A, Exhibit 13
period 1994-12-31
HOME SHOPPING NETWORK INC
filed 1995-04-07
CIK 791024

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

Supplemental information of non-cash investing and financing activities is as follows:
- - As discussed in Note F, in connection with the purchase of ISN, the Company issued notes payable totaling $2,903,000.
- - During the years ended December 31, 1994 and 1993, RMS converted 559,456 and 3,600,000 shares, respectively, of Class B common stock into shares of common stock. See Note J.
- - During the year ended December 31, 1993, and the fiscal year ended August 31, 1992, $15,000 and $150,000 of the Company's 5 1/2% Convertible
  Subordinated Debentures were converted into 2,293 and 21,276 shares of common stock, respectively.
- - On December 28, 1992, the Company distributed the common stock of SKC to the Company's stockholders, in the form of a taxable pro rata stock dividend. See Note J.
- - On July 31, 1992, the Company distributed the common stock of PSi to the Company's stockholders in the form of a tax-free, pro rata stock dividend.
  See Note J.

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


KPMG Peat Marwick LLP
- ---------------------
KPMG Peat Marwick LLP

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


Deloitte & Touche LLP
- ---------------------
Deloitte & Touche LLP

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